Exhibit (b)(2)

EUR420,000,000

SENIOR FACILITIES AGREEMENT

FRANKLIN UK MIDCO LIMITED

as the Parent and Obligors’ Agent

FRANKLIN UK BIDCO LIMITED

as the Company, an Original Borrower and an Original Guarantor

FINTRAX INTERNATIONAL HOLDINGS LIMITED

as Original Borrower and an Original Guarantor

THE OTHER BORROWERS AND GUARANTORS

BNP PARIBAS FORTIS SA/NV

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

THE ROYAL BANK OF SCOTLAND PLC (TRADING AS NATWEST MARKETS)

SOCIETE GENERALE, LONDON BRANCH

as Mandated Lead Arrangers

with

THE ROYAL BANK OF SCOTLAND PLC

acting as Agent and Security Agent

and

THE ORIGINAL LENDERS

THIS AGREEMENT (the Agreement) is dated 8 December 2017 and made BETWEEN:

(1)	FRANKLIN UK MIDCO LIMITED, a limited liability company incorporated in England and Wales with registered number 09872933 (the Parent);

(2)	FRANKLIN UK BIDCO LIMITED, a limited liability company incorporated in England and Wales with registered number 09866132 (the Company), as an Original Borrower and an Original Guarantor;

(3)	FINTRAX INTERNATIONAL HOLDINGS LIMITED, a limited liability company incorporated in England and Wales with registered number 11027623, as an Original Borrower and an Original Guarantor;

(4)	THE BORROWERS and THE GUARANTORS listed in Schedule 1 (The Original Parties);

(5)	BNP PARIBAS FORTIS SA/NV, a public limited liability company, incorporated under the laws of Belgium on December 5th 1934 under registration number 0403.19.702 and having its registered office at Montagne du Parc 3, 1000 Brussels, Belgium;

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, a company incorporated under the laws of Ireland, whose registered office is at 40 Mespil Road, Dublin 4, Ireland, incorporated with the Registrar of Companies of Ireland under number C-1;

THE ROYAL BANK OF SCOTLAND PLC (TRADING AS NATWEST MARKETS), a company incorporated under the laws of Scotland with registered business address at 36 St Andrew Square, Edinburgh, EH2 2YB, Scotland, registered with the Companies House of Scotland under register number SC090312;

SOCIETE GENERALE, LONDON BRANCH, a company incorporated in France with registration number RCS Paris 552 120 222, acting through its London Branch registered in the United Kingdom with the Registrar of Companies under company number BR000021, as mandated lead arrangers (the Mandated Lead Arrangers);

(6)	THE INSTITUTIONS listed in Part 2 of Schedule 1 (The Original Parties) as original lenders (the Original Lenders);

(7)	THE ROYAL BANK OF SCOTLAND PLC a company incorporated under the laws of Scotland with registered business address at 36, St Andrew Square, Edinburgh, EH2 2YB, Scotland, registered under register number SC090312 (the Agent); and

(8)	THE ROYAL BANK OF SCOTLAND PLC (as designated above) as security agent for the Secured Parties (the Security Agent).

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Acceding Lender means any person that has acceded as Lender to this Agreement in accordance with Clause 29.12 (Acceding Lender).

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Acceptable Bank means:

(a)	a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB or higher by S&P or Baa2 or higher by Moody's, or in each case a comparable rating from an internationally recognised credit rating agency:

(b)	any Lender or Affiliate of a Lender; or

(c)	any other bank or financial institution approved by the Agent.

Acceptable Funding Sources means:

(a)	Excluded Disposal Proceeds (under paragraphs (ii) and (iii) of such definition) and Excluded Insurance Proceeds (under paragraphs (ii) and (iii) of such definition);

(b)	Permitted Additional Equity;

(c)	Retained Excess Cashflow;

(d)	Excess Listing Proceeds;

(e)	amounts otherwise permitted under this Agreement to be paid (directly or indirectly) to the Investors;

(f)	any Additional Facility; and

(g)	any amount retained by the Group as a result of a Lender (or the Majority Lenders) waiving their right to receive all or part of its share of a prepayment pursuant to Clause 13.8 (Prepayment elections) provided that, if applicable, any Waived Amounts have first been offered to the other Lenders to the extent that the relevant Borrowers is required to do so under Clause 13.8 (Prepayment elections).

Accession Deed means a document substantially in the form set out in Schedule 6 (Form of Accession Deed).

Accounting Principles means:

(a)	in relation to the Annual Financial Statements, IFRS; and

(b)	otherwise, in relation to any member of the Group, generally accepted accounting principles, standards and practices in the jurisdiction of incorporation of the relevant member of the Group, including IFRS.

Accounting Reference Date means 31 December.

Acquisition means the acquisition by Fintrax US Acquisition Subsidiary, Inc. of 100% of the shares issued by Target pursuant the Tender Offer and the Merger in accordance with the Merger Agreement.

Acquisition Base Case Model means the financial model in agreed form relating to the Group (for these purposes assuming Completion) delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Acquisition Certain Funds Default has the meaning given to that term in Clause 4.5 (Utilisations during the Certain Funds Period).

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Acquisition Certain Funds Period means in respect of Facility B3 and the Original Revolving Facility, the period from and including the Signing Date to and including the earlier of:

(a)	11.59 p.m. (London time) on the Acquisition Closing Date;

(b)	11.59 p.m. (London time) on the date which is 6 months following the signing of the Merger Agreement being, 26 April 2018; and

(c)	any other date that will be agreed between the Obligors’ Agent and all the Lenders under Facility B3.

Acquisition Closing Date means the date of the consummation of the tender offer and the back-end merger pursuant to the Merger Agreement (and no later than the last day of the Acquisition Certain Funds Period).

Acquisition Costs means all fees, commissions, costs and expenses (including in relation to the Reports), stamp, registration, land taxes and other Taxes incurred by the Parent, the Company or any member of the Group in connection with:

(a)	the Acquisition; or

(b)	any other costs related to the Acquisition,

in each case as referred to in the Funds Flow Statement.

Acquisition Documents means:

(a)	the Tender Offer Documents;

(b)	the Merger Documents; and

(c)	any other document designated as an "Acquisition Document" by the Agent and the Parent.

Acquisition Equity Investment means all equity or quasi-equity investments made by Investors in Fintrax US Acquisition Subsidiary, Inc (through Topco, then Parent, then the Company, then Fintrax International Holdings Limited) made for the purpose of the Acquisition, each on a fully subordinated basis.

Acquisition Funds Flow Statement has the meaning given to that term in Part 3 of Schedule 2 (Documentary Conditions Precedent).

Additional Borrower means an entity which becomes an Additional Borrower in accordance with Clause 31 (Changes to the Obligors).

Additional Facility means any Additional Term Facility or any Additional Revolving Facility.

Additional Facility Commitment means any Additional Term Facility Commitment or any Additional Revolving Facility Commitment.

Additional Facility Lender means an Additional Term Facility Lender or an Additional Revolving Facility Lender.

Additional Facility Loan means an Additional Term Facility Loan or an Additional Revolving Facility Loan.

Additional Facility Notice has the meaning given to that term in Clause 2.3 (Additional Facility).

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Additional Guarantor means an entity which becomes an Additional Guarantor in accordance with Clause 31 (Changes to the Obligors).

Additional Obligor means an Additional Borrower or an Additional Guarantor.

Additional Revolving Facility means any additional, incremental or refinancing revolving credit facility which may be granted to certain Borrowers pursuant to Clause 2.3 (Additional Facility) other than by way of an increase of the Original Revolving Facility.

Additional Revolving Facility Commitment means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Revolving Facility; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Additional Revolving Facility Commitment (under that Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Additional Revolving Facility Lender means:

(a)	any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Revolving Facility in accordance with Clause 2.3 (Additional Facility); and

(b)	any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Revolving Facility in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders).

Additional Revolving Facility Loan means a loan made or to be made under an Additional Revolving Facility or the principal amount outstanding for the time being of that loan.

Additional Term Facility means any additional, incremental or refinancing term loan facility which may be granted to certain Borrowers pursuant to Clause 2.3 (Additional Facility) other than by way of an increase of an existing Term Facility.

Additional Term Facility Commitment means:

(a)	in relation to any Lender party to an Additional Facility Notice, the amount in the Base Currency that such Lender has agreed to commit under that Additional Term Facility; and

(b)	in relation to any other Lender, the amount in the Base Currency of any Additional Term Facility Commitment (under that Facility) transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

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(ii)	not deemed to be zero pursuant to Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Additional Term Facility Lender means:

(a)	any Lender, bank, trust, fund, other financial institution or other entity which signs an Additional Facility Notice and so confirms its willingness to provide all or part of an Additional Term Facility in accordance with Clause 2.3 (Additional Facility); and

(b)	any other bank, trust, fund, financial institution or other entity which has become a Party as a Lender under any Additional Term Facility in accordance with Clause 2.2 (Increase) or Clause 29 (Changes to the Lenders).

Additional Term Facility Loan means a loan made or to be made under an Additional Term Facility or the principal amount outstanding for the time being of that loan.

Additional Term Facility Repayment Date means, in the case of an Additional Term Facility, the repayment date or dates as agreed with the relevant Additional Term Facility Lenders, in each case (subject to Clause 2.3 (Additional Facility)) falling on or after the Termination Date for Facility B.

Adjustable Baskets means the allowances, baskets and/or thresholds under:

(a)	paragraph (i) of the definition of Permitted Acquisition;

(b)	paragraph (x) of the definition of Permitted Disposal;

(c)	paragraphs (d), (h), (k) and (q) of the definition of Permitted Indebtedness;

(d)	paragraphs (v) of the definition of Permitted Guarantee;

(e)	paragraph (b)(iv) of the definition of Permitted Joint Venture;

(f)	paragraph (s) of the definition of Permitted Loan;

(g)	paragraph (b) of the definition of Permitted Sale and Lease Back;

(h)	paragraphs (z) of the definition of Permitted Security; and

(i)	the basket exceptions in the definitions of the Obligor/Non-Obligor Basket,

each, subject to Clause 1.14 (Reduction should the Acquisition not occur)).

Affiliate means:

(a)	in relation to any person other than a Finance Party, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company;

(b)	in relation to a Finance Party other than a fund, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Finance Party; or

(c)	in relation to a Finance Party which is a fund, any other fund which is advised or managed by the same investment adviser or an Affiliate of that investment adviser.

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Agent's Spot Rate of Exchange means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the Paris foreign exchange market at or about 11.00 a.m. on a particular day.

Agreed Security Principles means the principles set out in Schedule 12 (Agreed Security Principles).

Alternative Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Alternative Reference Banks:

(a)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator;

(b)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator;

(c)	in relation to SIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Alternative Reference Bank could borrow funds in the Singapore interbank market in SGD and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Alternative Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Alternative Reference Banks means any three or more leading banks as may be appointed by the Agent in consultation with the Obligors’ Agent.

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period of the relevant Facility.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility and which has been authorised as such under Clause 9 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

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Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with Clause 9 (Ancillary Facilities).

Ancillary Lender means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 9 (Ancillary Facilities).

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in the Base Currency of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility;

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility and in each case as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

For the purposes of this definition

(i)	in relation to any Utilisation denominated in the Base Currency, the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used; and

(ii)	in relation to any Utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent in the Base Currency (acting reasonably)) of the amount of that Utilisation (determined as described in paragraphs (a) to (c) above) shall be used.

Annual Financial Statements has the meaning given to that term in Clause 25 (Information Undertakings).

Anti-Corruption Laws means all laws, rules, and regulations of any jurisdiction applicable to a member of the Group from time to time concerning or relating to bribery or corruption.

Approved Jurisdiction means, in respect of the Original Revolving Facility or an Additional Facility or Refinancing Facility, (A) England and Wales, France and the United States, (B) after the Signing Date but before the Refinancing Closing Date, any other jurisdiction agreed with all the Mandated Lead Arrangers (acting reasonably) and (C) on or from the Refinancing Closing Date, any other jurisdiction agreed with the all Lenders under the Original Revolving Facility.

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Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee provided that if that other form does not contain the undertaking set out in the form set out in Schedule 5 (Form of Assignment Agreement) it shall not be a Creditor Accession Undertaking as defined in, and for the purposes of, the Intercreditor Agreement.

Audit Laws means the EU Regulation (537/2014) on specific requirements regarding statutory audit of public-interest entities and repealing Commission Decision 2005/909/EC and the EU Directive (2014/56/EU) amending Directive 2006/43/EC on statutory audits of annual accounts and consolidated accounts and any law or regulation which implements that EU Directive (2014/56/EU).

Auditors means the auditors for the Group as at the Signing Date (being PricewaterhouseCoopers), or any other firm of independent auditors having (in the reasonable opinion of the Parent) the relevant capabilities and expertise to perform a high quality audit of a group of companies such as the Group.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

Availability Period means:

(a)	in relation to the Facility B1 and the Facility B2, the period from and including the Signing Date to and including the earlier of (i) the Refinancing Closing Date and (ii) the last day of the Refinancing Certain Funds Period;

(b)	in relation to the Facility B3, the period from and including the Signing Date to and including the earlier of (i) the Acquisition Closing Date and (ii) the last day of the Acquisition Certain Funds Period;

(c)	in relation to the Original Revolving Facility:

(i)	with respect to the Company and the other Original Borrowers and for the purpose referred to in Clause 3.1(c)(i), the period from and including the Refinancing Closing Date (subject to its occurrence) to and including the later of (A) the date falling two Months following the end of the primary syndication period of the Facilities and (B) the date falling one (1) Month following the Refinancing Closing Date; and

(ii)	with respect to any Borrowers (other than the Company) and/or for a purpose other than the one referred to in Clause 3.1(c)(i), the period from the first Business Day following the Refinancing Closing Date (subject to its occurrence) to and including the date falling one (1) Month prior to the Termination Date for the Original Revolving Facility;

(d)	in relation to an Additional Facility, the period specified in the relevant Additional Facility Notice delivered by the Obligors’ Agent in accordance with Clause 2.3 (Additional Facility) for those Additional Facility Commitments; and

(e)	in relation to a Refinancing Facility, the period specified in the relevant Refinancing Facility Notice delivered by the Obligors’ Agent in accordance with Clause 2.4 (Refinancing Facility) for those Refinancing Facility Commitments.

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Available Commitment means, in relation to a Facility, a Lender's Commitment under that Facility minus (subject to Clause 9.10 (Affiliates of Lenders as Ancillary Lenders) and as set out below):

(a)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility and, in the case of the Original Revolving Facility only, the Base Currency Amount of the aggregate of its (and its Affiliate's) Ancillary Commitments; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Original Revolving Facility only, the Base Currency Amount of its (and its Affiliate's) Ancillary Commitment in relation to any new Ancillary Facility that is due to be made available on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under the Original Revolving Facility, the following amounts shall not be deducted from that Lender's Commitment under that Facility:

(i)	that Lender's participation in any Utilisation under the Original Revolving Facility that is due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)	that Lender's (or its Affiliate's) Ancillary Commitments to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under any Additional Revolving Facility, that Lender's participation in any Additional Revolving Facility Loans made available under that Additional Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender's Available Commitment in respect of that Additional Revolving Facility.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Utilisation under any Refinancing Revolving Facility, that Lender's participation in any Refinancing Revolving Facility Loans made available under that Refinancing Revolving Facility that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from that Lender's Available Commitment in respect of that Refinancing Revolving Facility.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.

Bank Levy means any amount payable by any Finance Party or any of its Affiliates on the basis of, or in relation to, its balance sheet or capital base or any part of it or its liabilities or minimum regulatory capital or any combination thereof (including, without limitation, the United Kingdom bank levy as set out in the Finance Act 2011, the French taxe bancaire de risque systémique levied pursuant to Article 235 ter ZE of the French Tax Code, the French taxe pour le financement du fonds de soutien as set out by Article 235 ter ZE bis of the French Tax Code and any tax in any jurisdiction levied on a similar basis or for a similar purpose of a kind contemplated in the European Commission consultation paper on financial sector taxation dated 28 September 2011 or the Single Resolution Mechanism set up by EU Regulation n°806/2014 of July 15, 2014).

Base Case Model means:

(a)	provided that the Acquisition does not occur, the Group Base Case Model; and

(b)	provided that the Acquisition occurs, the Acquisition Base Case Model.

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Base Currency means euro.

Base Currency Amount means:

(a)	in relation to a Utilisation, the amount specified in the Utilisation Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request in accordance with the terms of this Agreement and, in the case of a Letter of Credit, as adjusted under Clause 6.8 (Revaluation of Letters of Credit); and

(b)	in relation to an Ancillary Commitment, the amount specified as such in the notice delivered to the Agent by the Obligors’ Agent pursuant to Clause 9.2 (Availability) (or, if the amount specified is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Ancillary Commencement Date for that Ancillary Facility or, if later, the date the Agent receives the notice of the Ancillary Commitment in accordance with the terms of this Agreement), as adjusted to reflect any repayment, prepayment, consolidation or division of a Utilisation, or (as the case may be) cancellation or reduction of an Ancillary Facility.

Base Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Base Reference Banks:

(a)	in relation to EURIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Base Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(ii)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator,

(b)	in relation to LIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

(ii)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator;

(c)	in relation to SIBOR:

(i)	(other than where paragraph (ii) below applies) as the rate at which the relevant Base Reference Bank could borrow funds in the Singapore interbank market in SGD and for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period; or

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(ii)	if different, as the rate (if any and applied to the relevant Base Reference Bank and the relevant currency and period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Base Reference Banks means any three or more leading banks as may be appointed by the Agent in consultation with the Obligors’ Agent and if such bank is a Lender or Affiliate thereof, with the consent of such bank.

Basel III means:

(a)	the global regulatory framework on bank capital and liquidity contained in Basel III: A global regulatory framework for more resilient banks and banking systems, Basel III: International framework for liquidity risk measurement, standards and monitoring, Guidance for national authorities operating the countercyclical capital buffer published by the Basel Committee in December 2010 and any other documents published by the Basel Committee in relation to Basel III, each as amended;

(b)	the rules for global systemically important banks contained in Global systemically important banks, assessment and methodology and the additional loss absorbency requirement – Rules text published by the Basel Committee in November 2011, as amended, supplemented or restated; and

(c)	any other existing or future guidance or standards published by the Basel Committee relating to Basel III.

Basel Committee means the Basel Committee on Banking Supervision.

Board means theBoard of Governors of the Federal Reserve System of the US.

Borrower means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility pursuant to Clause 9.11 (Affiliates of Borrowers).

Break Costs means the amount (if any) by which:

(a)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Budget means:

(a)	in relation to the period ending on or prior to 31 December 2017, the Base Case Model; and

(b)	in relation to any other period, any budget delivered by the Obligors’ Agent to the Agent in respect of that period pursuant to Clause 25.4 (Budget).

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Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Frankfurt, Paris and Dublin and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

Capital Expenditure has the meaning given to that term in Clause 26.1 (Financial definitions).

Cash means:

(a)	cash in hand or cash at bank credited to an account in the name of a member of the Group with an Acceptable Bank to which that member of the Group is beneficially entitled; and

(b)	cash held in cash collateral accounts provided by a member of the Group to the extent the Indebtedness supported by such accounts is included in the calculation of Net Debt, in which case such cash collateral shall constitute cash for the purposes of this definition, for so long as:

(i)	that cash is repayable on demand or within 90 days after the relevant date;

(ii)	subject to paragraph (b) above, repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(iii)	subject to paragraph (b) above, there is no Security over that cash except for Transaction Security or any Permitted Security; and

(iv)	the cash is freely and (except as mentioned in paragraphs (b) and (i) above) available to be applied in repayment or prepayment of the Facilities.

Cash Equivalents means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by any government of a country which has a rating for its short-term unsecured and non-credit-enhanced debt obligations of A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's (an Eligible Country) or by an instrumentality or agency of any such government having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	market debt securities maturing within one year after the relevant date of calculation which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the debt securities, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

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(ii)	issued by an issuer incorporated in an Eligible Country, or by an instrumentality or agency of any such government having an equivalent credit rating;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its short-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	bills of exchange issued in the United States of America, Switzerland, Canada, Norway or Japan, the United Kingdom or any Participating Member State or any Eligible Country eligible for rediscount at the relevant central bank and accepted by an Acceptable Bank (or their dematerialised equivalent);

(f)	any investment in money market funds which (i) have a credit rating of either A-1 or higher by S&P or F1 or higher by Fitch or P-1 or higher by Moody's, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days' notice; or

(g)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Permitted Security).

Cashflow has the meaning given to that term in Clause 26.1 (Financial definitions).

Certain Funds Period means the Acquisition Certain Funds Period and the Refinancing Certain Funds Period, as the case may be.

Certain Funds Utilisation means a utilisation made or to be made during the relevant Certain Funds Period under (i) Facility B or (ii) the Original Revolving Facility.

Change of Control is where any of the following events occur:

(a)	prior to a Listing of a Listed Entity, a Sponsor Affiliate:

(i)	ceases to own beneficially (directly or indirectly) more than 50 per cent. of the voting issued shares of the Company; or

(ii)	ceases to have the right to determine directly or indirectly the composition of a majority of the board of directors (or like body) of the Parent and/or the Company or the chairman of the board of directors (or like body) of the Parent and/or the Company,

(b)	after a Listing of a Listed Entity:

(i)	a Sponsor Affiliate ceases to own beneficially (directly or indirectly) more than 30 per cent. of the voting issued shares of the Company;

(ii)	a person or group of persons (other than a Sponsor Affiliate) acquires direct or indirect beneficial ownership of a percentage of the voting issued shares of the Company that exceeds the percentage beneficially owned (directly or indirectly) by a Sponsor Affiliate; or

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(iii)	a person or persons acting in concert (other than a Sponsor Affiliate) gains control of the Company,

(c)	subject to any Permitted Reorganisation:

(i)	the Company ceases to own directly 100% (on a non-diluted and fully diluted basis) of the shares of, or ceases to own directly equity share capital having the right to cast 100% (on a non-diluted and fully diluted basis) of the votes capable of being cast in general meetings, of Franklin Ireland Bidco Limited; or

(ii)	Franklin Ireland Bidco Limited ceases to own directly 100% (on a non-diluted and fully diluted basis) of the shares of, or ceases to own directly equity share capital having the right to cast 100% (on a non-diluted and fully diluted basis) of the votes capable of being cast in general meetings, of Connacht SPV 1 Limited

For the purposes of this definition:

acting in concert means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company, control means, in relation to the Company:

(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(i)	cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of the Company; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(iii)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of that entity are obliged to comply; or

(b)	the holding (directly or indirectly) of more than 50 per cent. of the issued share capital of the Company.

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

Clean-Up Period means:

(a)	in respect of the Target Group, the period starting on the Acquisition Closing Date and ending on the date falling 120 days after the Acquisition Closing Date; and

(b)	in respect of any person, business or undertaking acquired after the Refinancing Closing Date, the period of 120 days following such acquisition.

Closing Date means the Refinancing Closing Date and, if applicable, the Acquisition Closing Date.

Code means the US Internal Revenue Code of 1986.

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Commercial Due Diligence Report means:

(a)	in respect of the Group (prior to Completion), the commercial and strategic due diligence report prepared by Bain dated 23 October 2015;

(b)	in respect of the Group (prior to Completion), the commercial due diligence report prepared by L.E.K. dated 22 September 2017; and

(c)	in respect of the Target, the commercial due diligence report prepared by L.E.K. Consulting dated 6 October 2017.

Commitment means a Facility B Commitment, an Additional Revolving Facility Commitment, an Additional Term Facility Commitment, a Refinancing Revolving Facility Commitment, a Refinancing Term Facility Commitment or an Original Revolving Facility Commitment.

Commitment Letter means the commitment letter from the Mandated Lead Arrangers to the Company in respect of the Facilities and the Acquisition dated 23 October 2017 and countersigned by the Company on 8 November 2017.

Completion means the completion of the Acquisition in accordance with the terms of the Merger Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

Confidential Information means all information relating to an Obligor, the Group, the Target Group, the Sponsor, the Investors, a Parent Company, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(a)	an Obligor, the Group, the Target Group, the Sponsor, the Investors, a Parent Company or any of their respective advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from an Obligor, the Group, the Target Group, the Sponsor, the Investors, a Parent Company or any of their advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 42 (Confidentiality); or

(B)	is identified in writing at the time of delivery as non-confidential by an Obligor, the Group, the Target Group, the Sponsor, the Investors, a Parent Company or any of their advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Obligors, the Group, the Target Group, the Sponsor, the Investors, a Parent Company and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

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(ii)	any Funding Rate or Reference Bank Quotation.

Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 9 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Obligors’ Agent and the Agent.

Consolidated EBITDA has the meaning given to that term in Clause 26.1 (Financial definitions).

Contingent Obligations means, with respect to any person, any obligation of such person guaranteeing in any manner, whether directly or indirectly, any operating lease, dividend or other obligation that does not constitute Indebtedness ("primary obligations") of any other person (the "primary obligor"), including any obligation of such person, whether or not contingent:

(a)	to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)	to advance or supply funds:

(i)	for the purchase or payment of any such primary obligation; or

(ii)	to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

CRD IV means:

(a)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and

(b)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

CTA means the Corporation Tax Act 2009.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

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Declared Default means, following the occurrence of an Event of Default which is then continuing, the Agent:

(a)	giving a notice of acceleration pursuant to, and in accordance with, paragraph (a)(ii), (a)(iv) or (a)(vi) of Clause 28.18 (Acceleration and Cancellation); or

(b)	having previously placed the Facilities on demand pursuant to, and in accordance with, paragraph (a)(iii) of Clause 28.18 (Acceleration and Cancellation), making a demand for payment as referred to therein.

Default means an Event of Default or any event or circumstance specified in Clause 28 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender (other than a Lender which is a Sponsor Affiliate):

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Obligors’ Agent (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation) or which has failed to provide cash collateral (or has notified the Issuing Bank or the Obligors’ Agent (which has notified the Agent) that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover);

(b)	which has otherwise rescinded or repudiated a Finance Document;

(c)	which is an Issuing Bank which has failed to issue a Letter of Credit (or has notified the Agent or the Obligors’ Agent (which has notified the Agent) that it will not issue a Letter of Credit) in accordance with Clause 6.5 (Issue of Letters of Credit) or which has failed to pay a claim (or has notified the Agent or the Obligors’ Agent (which has notified the Agent) that it will not pay a claim) in accordance with (and as defined in) Clause 7.2 (Claims under a Letter of Credit); or

(d)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraphs (a) and (c) above:

(i)	its failure to pay, or to issue a Letter of Credit, is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

Designated Gross Amount has the meaning given to such term in Clause 9.2 (Availability).

Designated Net Amount has the meaning given to such term in Clause 9.2 (Availability).

Disposal has the meaning given to that term in Clause 12.2 (Disposal, Insurance and Excess Cashflow).

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Disposal Proceeds has the meaning given to that term in Clause 12.2 (Disposal, Insurance and Excess Cashflow).

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Dutch Civil Code means the Burgerlijk Wetboek of The Netherlands.

Dutch Obligor means an Obligor incorporated under the laws of the Netherlands.

EEA means the European Economic Area as created under the Agreement on the European Economic Area signed on 2 May 1992 and which entered into force on 1 January 1994, as amended or updated from time to time.

Eligible Country has the meaning given to that term the paragraph (h)(v) of the definition of Permitted Acquisition.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person pursuant to any Environmental Law.

Environmental Law means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

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(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

Equity Documents means:

(a)	an extract of the Shareholders' Agreement relating to the rules applicable to the corporate governance of Topco;

(b)	the constitutional documents of Parent;

(c)	any and all other documents evidencing any Permitted Additional Equity:

(i)	in relation to the Parent and the Company, on the Acquisition Closing Date; and

(ii)	in relation to the Parent, made from time to time, following the Acquisition Closing Date,

to the benefit of the Parent (through Topco) (including corporate resolutions of Parent and, subscription agreements, terms and conditions relating to any of the relevant securities and/or loan agreements); and

(d)	any other agreements designated as such by the Obligors’ Agent and the Agent.

EURIBOR means, in relation to any Loan in euro:

(a)	the applicable Screen Rate as of the Specified Time for euro and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if any such rate is below zero, EURIBOR will be deemed to be zero.

Event of Default means any event or circumstance specified as such in Clause 28 (Events of Default).

Examiner has the meaning given to that term in section 2 of the Irish Companies Act 2014.

Excess Cashflow has the meaning given to that term in Clause 26.1 (Financial definitions).

Excess Listing Proceeds means any Listing Net Proceeds that are not required to be applied in prepayment of the Facilities in accordance with the mandatory prepayment provisions under Clause 12.3 (Listing).

Excluded Disposal Proceeds has the meaning given to that term in Clause 12.2 (Disposal, Insurance and Excess Cashflow).

Excluded Guarantor Companies means a member of the Group that is not, by reason of one or more principles set out in the Agreed Security Principles, required to accede to this Agreement as a Guarantor and shall include each of Connacht SPV 1 Limited, Connacht SPV 2 Limited, Connacht SPV 3 Limited, Connacht SPV 4 Limited, Connacht Holdco Limited and Connacht SPV 5 Limited.

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Excluded Insurance Proceeds has the meaning given to that term in Clause 12.2 (Disposal, Insurance and Excess Cashflow).

Executive Order means the US Executive Order No. 13224 on terrorist financing: Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism issued on 23 September 2001, as amended by Order No. 13268 issued on 2 July 2002.

Existing Debt means:

(a)	the EUR 222,500,000 unitranche facility loan;

(b)	the EUR 27,500,000 super senior term facility loan;

(c)	the EUR 26,000,000 acquisition facility loan; and

(d)	the EUR 30,000,000 revolving facility loan,

under the facilities agreement 11 December 2015 between, among others, Franklin UK Midco Limted as Parent, Ares Management Limited, The Governor and Company of the Bank of Ireland, Allied Irish Banks, P.L.C. and Ulster Bank Ireland Limited as Mandated Lead Arrangers and Ares Management Limited as Agent and Security Agent, as amended from time to time.

Existing Indebtedness means the Existing Debt and the existing indebtedness not to be refinanced as of the Refinancing Closing Date listed in Schedule 16 (Existing Indebtedness).

Exit Event has the meaning given to such term in Clause 12.1 (Exit).

Expiry Date means, for a Letter of Credit, the last day of its Term.

Facility means the Facility B, the Original Revolving Facility, an Additional Facility or a Refinancing Facility.

Facility B means Facility B1 and/or Facility B2 and/or Facility B3 and/or any Additional Term Loan Facility (as applicable).

Facility B1 means the term loan facility so designated in the relevant Utilisation Request(s) and made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

Facility B2 means the term loan facility so designated in the relevant Utilisation Request(s) and made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

Facility B3 means the term loan facility so designated in the relevant Utilisation Request(s) and made available under this Agreement as described in paragraph (a)(i) of Clause 2.1 (The Facilities).

Facility B Borrower means the Original Borrowers of Facility B unless, it ceases to be a Facility B Borrower in accordance with Clause 31 (Changes to the Obligors).

Facility B Commitment means a Facility B1 Commitment and/or a Facility B2 Commitment and/or a Facility B3 Commitment (as applicable).

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Facility B1 Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility B1 Commitments in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B1 Commitments in accordance with Clause 2.3 (Additional Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B1 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B1 Commitments in accordance with Clause 2.3 (Additional Facility), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Facility B2 Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility B2 Commitments in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B2 Commitments in accordance with Clause 2.3 (Additional Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B2 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B2 Commitments in accordance with Clause 2.3 (Additional Facility), to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Facility B3 Commitment means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Facility B3 Commitments in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Facility B3 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B3 Commitments in accordance with Clause 2.3 (Additional Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Facility B3 Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Facility B3 Commitments in accordance with Clause 2.3 (Additional Facility),

21

to the extent:

(i)	not cancelled, reduced or transferred by it under this Agreement; and

(ii)	not deemed to be zero pursuant to Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Facility B Lender means:

(a)	any Original Lender that makes available a Facility B Commitment as indicated in Part 2 of Schedule 1 (The Original Parties) and

(b)	any other bank, financial institution, trust fund or other entity which has become a Party as a Lender under Facility B in accordance with Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Facility B Loan means a Facility B1 Loan or a Facility B2 Loan or a Facility B3 Loan.

Facility B1 Loan means a loan made or to be made under Facility B1 or the principal amount outstanding for the time being of that loan.

Facility B2 Loan means a loan made or to be made under Facility B2 or the principal amount outstanding for the time being of that loan.

Facility B3 Loan means a loan made or to be made under Facility B3 or the principal amount outstanding for the time being of that loan.

Facility B Repayment Date means the Termination Date in respect of Facility B.

Facility Office means:

(a)	in respect of a Lender or the Issuing Bank, the office or offices notified by that Lender or the Issuing Bank to the Agent in writing on or before the date it becomes a Lender or the Issuing Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes,

provided that a Lender shall not nominate more than two offices pursuant to paragraphs (a) and (b) above unless it is necessary in order to receive payments due to it without withholding, deduction or on account of Tax, or to benefit from the provisions of Clause 18.2 (Tax gross up).

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

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FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2019; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2019,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letter means:

(a)	any letter or letters dated before, or on or about the Signing Date, between the Mandated Lead Arrangers and the Company (or the Agent and the Company or the Security Agent and the Company) setting out (together with any other matters addressed in such letter or letters) any of the fees referred to in Clause 17 (Fees and Payments); and

(b)	any agreement setting out fees payable by any member of the Group to a Finance Party referred to in paragraph (g) of Clause 2.2 (Increase), in relation to an Additional Facility in accordance with Clause 2.3 (Additional Facility), in relation to a Refinancing Facility in accordance with Clause 2.4 (Refinancing Facility), Clause 17.6 (Fees payable in respect of Letters of Credit) or Clause 17.8 (Interest, commission and fees on Ancillary Facilities) or under any other Finance Document.

Finance Document means this Agreement, any Accession Deed, any Ancillary Document, any Additional Facility Notice, any Refinancing Facility Notice, any Compliance Certificate, any Fee Letter, the Hedging Letter, any Hedging Agreement, each Increase Confirmation, the Intercreditor Agreement, any Lender Accession Agreement, any Resignation Letter, any Selection Notice, any Transaction Security Document, any Utilisation Request and any other document designated as a Finance Document by the Agent and the Obligors’ Agent provided that where the term Finance Document is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of Material Adverse Effect;

(b)	paragraph (a) of the definition of Permitted Transaction;

(c)	the definition of Transaction Document;

(d)	the definition of Transaction Security Document;

(e)	paragraph (a)(v) of Clause 1.2 (Construction);

(f)	Clause 23 (Guarantee and Indemnity); and

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(g)	Clause 28 (Events of Default) (but in relation only to Clause 28.1 (Failure to Pay), and any other event or circumstance specified in Clause 28 (Events of Default) to the extent that the same gives rise to a right to the relevant Hedge Counterparty to terminate or close-out pursuant to the provisions of the Intercreditor Agreement) and Clause 28.18 (Acceleration and Cancellation).

Dutch Obligor means an Obligor incorporated under the laws of the Netherlands.

Finance Lease means any lease or hire purchase contract, credit sale or conditional sale agreement, to the extent that item is treated as a finance or capital lease in accordance with the Accounting Principles and shall include any operating lease which is subsequently treated as a finance or capital lease as a result of any change to the Accounting Principles after the Signing Date.

Finance Party means the Agent, the Mandated Lead Arrangers, the Security Agent, a Lender, the Issuing Bank, a Hedge Counterparty or any Ancillary Lender, provided that where the term Finance Party is used in, and construed for the purposes of, this Agreement or the Intercreditor Agreement, a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of Secured Parties;

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clause 2.5 (Finance Parties' rights and obligations);

(e)	Clause 23 (Guarantee and Indemnity);

(f)	Clause 27 (General Undertakings);

(g)	Clause 33 (Conduct of Business by the Finance Parties); and

(h)	Clause 34 (Sharing Among the Finance Parties).

Financial Quarter means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

Financial Year means the annual accounting period of the Group ending on the Accounting Reference Date.

Fitch means Fitch Ratings Ltd.

France means the Republic of France.

French Borrower means any Borrower incorporated under French law.

French Civil Code means the Code civil.

French Commercial Code means the Code de commerce.

French Consumer Code means the Code de la consommation.

French Guarantor means any Guarantor incorporated under French law.

French Monetary Code means the Code monétaire et financier.

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French Obligor means an Obligor incorporated under French law.

French Qualifying Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

French Treaty Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

French Tax Code means the Code général des impôts.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of Clause 16.4 (Cost of funds).

Funds Flow Statement means the Refinancing Funds Flow Statement and, if applicable, the Acquisition Funds Flow Statement.

GB Taxfree Limited means GB Taxfree Limited, a private limited liability company incorporated in England and Wales with registered number 06151965.

Group means the Parent and each of its Subsidiaries from time to time (including from Completion, the Target Group) and excluding any Joint Venture.

Group Accountant's Reports means the financial due diligence report prepared by KPMG dated 27 September 2017.

Group Base Case Model means the financial model in agreed form relating to the Group (prior to Completion) delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

Group Structure Chart means the group structure chart in the agreed form.

Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 31 (Changes to the Obligors).

Hedge Counterparty means any person which is or has become a party to the Intercreditor Agreement as a Hedge Counterparty in accordance with the provisions of the Intercreditor Agreement and which (other than the Other Hedge Counterparties (as such term is defined in the Intercreditor Agreement)) has become a Party as a Hedge Counterparty in accordance with Clause 29.9 (Accession of Hedge Counterparties).

Hedging Agreement means (a) any master agreement, confirmation, schedule or other agreement entered into or to be entered into (including by way of rollover of any existing hedging agreements) by the Obligors’ Agent and/or other Borrowers and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Term Facilities (i) as contemplated in paragraph (b) of Clause 27.26 (Treasury Transactions) and (ii) in the Hedging Letter and (b) any Other Hedging Agreement (as such term is defined in the Intercreditor Agreement). Any such hedging arrangements shall be entered pursuant to standard 1992 or 2002 ISDA documentation or such equivalent as is approved by the Obligors' Agent.

Hedging Letter means the letter dated on or before the Refinancing Closing Date and made between, among others, the Agent and the Obligors’ Agent describing the mandatory hedging arrangements to be entered into in respect of the interest rate liabilities of the Borrowers of, and in relation to Facility B.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

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IFRS means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements and as applied in the relevant jurisdiction.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraphs (a), (b) or (c) of the definition of Defaulting Lender; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increase Confirmation means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

Increase Date means, in relation to an increase in Commitments pursuant to Clause 2.2 (Increase), the Increase Date specified in the relevant Increase Confirmation.

Increase Lender has the meaning given to that term in Clause 2.2 (Increase).

Indebtedness means, with respect to any person on any date of determination (without duplication):

(a)	the principal of indebtedness of such person for borrowed money;

(b)	the principal of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

(c)	all reimbursement obligations of such person in respect of letters of credit, bankers' acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have been reimbursed) (except to the extent such reimbursement obligations relate to trade payables or other obligations not otherwise constituting Indebtedness and such obligations are satisfied within 30 days of incurrence), in each case only to the extent that the underlying obligation in respect of which the instrument was issued would be treated as Indebtedness;

(d)	the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), where the deferred payment is arranged primarily as a means of raising finance, which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

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(e)	the principal obligations under the Finance Lease of such person;

(f)	the principal component of any amount payable by a member of the Group to any person that is not a member of the Group (excluding any officer, manager or employee of any member of the Group) in relation to the redemption of any share capital issued by it where that redemption is at the option of that person and is prior to the latest Termination Date;

(g)	guarantees by such person of the principal component of Indebtedness of other persons; and

(h)	to the extent not otherwise included in this definition, net obligations of such person under Treasury Transactions (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such person at such time).

The term "Indebtedness" shall not include (i) Shareholder Loan, (ii) any lease, concession or license of property (or guarantee thereof) which would not be considered as a Finance Lease, (iii) prepayments of deposits received from clients or customers in the ordinary course of business or (iv) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Signing Date or in the ordinary course of business. The amount of Indebtedness of any person at any time in the case of a revolving credit or similar facility shall be the total amounts of funds borrowed and then outstanding. The amount of Indebtedness of any person at any date shall be determined as set forth above or otherwise provided in the Finance Documents, and (other than with respect to letters of credit or guarantees or Indebtedness specified in paragraph (g) above) shall equal the amount thereof that would appear on a balance sheet of such person (excluding any notes thereto) prepared on the basis of the Accounting Principles.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)	Contingent Obligations incurred in the ordinary course of business and accrued liabilities incurred in the ordinary course of business that are not more than 90 days past due;

(j)	in connection with the purchase by a member of the Group of any business whether by way of shares or otherwise (including the Acquisition), any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter or

(k)	any obligations in respect of workers' compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes or under any tax group agreement.

Industry Competitor means:

(a)	any person whose primary business is substantially similar or in competition with the one carried out by the Group (a Primary Competitor);

(b)	any Affiliate of a Primary Competitor; or

(c)	any person who controls 50% (fifty per cent.) or more of the voting rights (a Competitor Shareholder) in any Primary Competitor or an Affiliate of such Competitor Shareholder or is otherwise under common control, ownership or management of such Competitor Shareholder,

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provided that, notwithstanding the foregoing, a person which falls within paragraph (b) or (c) above shall not be an Industry Competitor provided that it is a bank or independent debt fund or its ownership of, or affiliation to (or other rights in respect of (excluding rights arising pursuant to Security granted by an Industry Competitor in support of indebtedness)) the issued share capital of a Primary Competitor is:

(i)	administered by persons operating behind appropriate information barriers implemented or maintained as required by law, regulation or internal policy and in any event to the extent required to ensure that such administration is independent from such person's interests under the Finance Documents and any information provided under the Finance Documents is not disclosed or otherwise made available to any person(s) operating behind such information barrier; or

(ii)	administered by an Affiliate of such person which is managed and controlled independently from that person and provided that in such circumstances any information made available under the Finance Documents is not disclosed or otherwise made available to any such Affiliate.

Information Memorandum means the information memorandum in the form approved by the Obligors’ Agent prepared in relation to the Acquisition, the refinancing of the Existing Debt and the Facilities and distributed by the Mandated Lead Arrangers in connection with the syndication of the Facilities.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation or for the appointment of an Examiner by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation or for the appointment of an Examiner, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or entry into examinership; or

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(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief (including a moratorium or any other measure under section 46 (other than section 46(1) sentence 2 No. 1 and 3), 46b or 46g of the German Banking Act (Kreditwesengesetz), section 77 of the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz) or any similar or related measure by a regulator in another jurisdiction) under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(h)	has a resolution passed for its winding-up, official management, liquidation or entry into examinership (other than pursuant to a consolidation, amalgamation or merger);

(i)	seeks or becomes subject to the appointment of an administrator, Examiner, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(j)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(k)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (j) above; or

(l)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insolvency Proceedings means the insolvency proceedings set out in Clause 28.7 (Insolvency proceedings).

Intellectual Property means:

(a)	any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, know-how and all other intellectual property rights throughout the world and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of each member of the Group, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist.

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Intercreditor Agreement means the intercreditor agreement dated on or about the Refinancing Closing Date and made between, among others, Topco, the Parent, the Company, the Debtors (as defined in the Intercreditor Agreement), the Agent, the Security Agent and the Intra-Group Lenders (as defined in the Intercreditor Agreement).

Interest Period means, in relation to a Loan, each period determined in accordance with Clause 15 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 14.3 (Default Interest).

Interest Rate Agreement means, with respect to any person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such person is party or a beneficiary.

Interpolated Screen Rate means, in relation to any Loan, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of the Specified Time for the currency of that Loan.

Investors means the Original Investors, any other person holding (directly or indirectly) any issued share capital of Topco and in each case their or any subsequent successors, assigns or transferees.

IRS means the US Internal Revenue Service.

Issuing Bank means any Lender which has notified the Agent that it has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement (and if more than one Lender has so agreed, such Lenders shall be referred to, whether acting individually or together, as the Issuing Bank) provided that, in respect of a Letter of Credit issued or to be issued pursuant to the terms of this Agreement, the Issuing Bank shall be the Issuing Bank which has issued or agreed to issue that Letter of Credit.

ITA means the Income Tax Act 2007.

Italian Banking Law means Legislative Decree No. 385 of 1 September 1993 and the relevant implementing regulations, each as amended, integrated and supplemented from time to time.

Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942.

Italian Guarantor means a Guarantor incorporated or having its registered office in Italy.

Italian Insolvency Act means Royal Decree No. 267 of 16 March 1942.

Italian Obligor means:

(a)	any Obligor incorporated in Italy; or

(b)	any Obligor having its registered office in Italy.

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Italian Usury Law has the meaning given to that term in Clause 14.7.

Joint Venture means any joint venture entity (including a corporation, association, undertaking or any other legal entity having (or not) the legal personality) that is not a member of the Group in which a member of the Group has an interest and which has been constituted, created or entered into for the purpose of performing a business venture.

L/C Proportion means in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender's Available Commitment to the relevant Available Facility immediately prior to the issue of that Letter of Credit, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender.

Legal Due Diligence Reports means the legal due diligence report prepared by Skadden dated 12 October 2017.

Legal Opinion means any legal opinion delivered to the Agent under Clause 4.1 (Initial conditions precedent) or Clause 31 (Changes to the Obligors).

Legal Reservations means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of a court, the principle of fairness and reasonableness, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, administration, examinership, reorganisation court schemes, moratoria and administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under applicable limitation laws (including the Limitation Acts or, as applicable, the German Civil Code (Bürgerliches Gesetzbuch)), the possibility that an undertaking to assume liability for, or to indemnify a person against, non-payment of stamp duty may be void and defences of acquiescence, set-off or counterclaim;

(c)	the possibility that a court may strike out provisions of a contract as being invalid or unenforceable for reasons of oppression, undue influence or (in the case of default interest) representing a penalty, the unavailability of, or limitation on the availability of a particular right or remedy because of equitable principles of general application or requirements as to commercial reasonableness, conscionability or good faith;

(d)	the principle that in certain jurisdictions and under certain circumstances a Security granted by way of fixed charge may be characterised as a floating charge or that Security purported to be constituted by way of an assignment may be recharacterised as a charge;

(e)	the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty or considered to be interest and therefore void;

(f)	the principle that may prohibit restrictions in relation to a voluntary prepayment of loans bearing floating rates of interest and may restrict charging prepayment fees for a voluntary prepayment of such loans;

(g)	the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(h)	the principle that the creation or purported creation of Security over any contract or agreement which is subject to a prohibition against transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach entitling the contracting party to terminate or take any other action in relation to such contract or agreement;

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(i)	similar principles, rights and defences under the laws of any applicable jurisdiction to the extent that they are relevant and applicable;

(j)	any restriction on the identity of the Auditors contained in this Agreement being prohibited, unlawful, invalid or unenforceable by reason of the Audit Laws; and

(k)	any other matters which are set out as qualifications or reservations as to matters of law in the Legal Opinions.

Lender means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other person which has become a Party as a Lender in accordance with Clause 2.2 (Increase), Clause 2.3 (Additional Facility), Clause 2.4 (Refinancing Facility) or Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Lender Accession Agreement means a document substantially in the form of Schedule 15 (Form of Lender Accession Agreement).

Letter of Credit means:

(a)	a letter of credit, substantially in the form set out in Schedule 11 (Form of Letters of Credit) or in any other form requested by the Obligors’ Agent and agreed by the Issuing Bank; or

(b)	any guarantee, indemnity or other instrument in a form requested by a Borrower (or the Obligors’ Agent on its behalf) and agreed by the Agent with the prior consent of the Majority Lenders and the Issuing Bank.

Leverage Ratio has the meaning given to that term in Clause 26.1 (Financial definitions).

LIBOR means, in relation to any Loan:

(a)	the applicable Screen Rate as of the Specified Time for the currency of that Loan for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if any such rate is below zero, LIBOR shall be deemed to be zero.

Limitation Acts means the Limitation Act 1980, the Foreign Limitation Periods Act 1984 and the Irish Statute of Limitations 1957.

Listed Entity means the Company, the Parent or any other Parent Company, as the case may be, in respect of which all or any part of the share capital (or securities giving access to the share capital, whether through conversion or redemption into shares, exchange for shares, or through the exercise of a warrant or other right or option to subscribe for shares) is admitted to trading in the context of a Listing.

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Listing means an admission to trading of all or any part of the share capital (or securities giving access to the share capital, whether through conversion or redemption into shares, exchange for shares, or through the exercise of a warrant or other right or option to subscribe for shares) on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or regulated market or any other sale or issue by way of flotation or public offering of share capital or any equivalent circumstances in any jurisdiction or country.

Listing Net Proceeds has the meaning given to that term in paragraph (a) of Clause 12.3 (Listing).

LMA means the Loan Market Association.

Loan means a Term Loan, an Original Revolving Facility Loan, an Additional Facility Loan or a Refinancing Facility Loan.

LTM means the last 12 Months.

Major Default means in relation to Facility B and the Original Revolving Facility, any circumstance constituting an Event of Default under any of:

(a)	Clause 28.1 (Failure to Pay);

(b)	Clause 28.3 (Other obligations) insofar as it relates to a breach of Clauses 27.6 (Merger), 27.7 (Change of business), 27.8 (Acquisitions), 27.10 (Holding Companies), 27.13 (Pari passu ranking), 27.14 (Negative pledge), 27.15 (Disposals), 27.17 (Loans or credit), 27.18 (No Guarantees or indemnities), 27.19 (Dividends and share redemption), 27.20 (Indebtedness), 27.30 (Sanctions) or 27.31 (Anti-corruption Law and Anti-money Laundering);

(c)	Clause 28.5 (Cross default); or

(d)	Clauses 28.6 (Insolvency), 28.7 (Insolvency proceedings) or 28.8 (Creditors' process),

in each case, insofar as they relate to (x) any Material Company (and excluding any procurement on the part of a member of the Group in respect of any member of the Target Group) in respect of Facility B1, Facility B2, Facility B3 and the Original Revolving Facility drawn on any Closing Date and (y) Fintrax International Holdings Limited (and not, for the avoidance of doubt, any member of the Target Group) in respect of the Facility B3 and the Original Revolving Facility drawn on the Acquisition Closing Date and (z) any member of the Group (and, in the context of a Permitted Acquisition, excluding any procurement on the part of a member of the Group in respect of any member of the target group) in respect of Original Revolving Facility drawn on any relevant utilisation date.

Majority Lenders means:

(a)	(for the purposes of paragraph (a) of Clause 41.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of the Original Revolving Facility (other than a Utilisation during the Certain Funds Period) of the condition in Clause 4.2 (Further conditions precedent)), the Majority Original Revolving Facility Lenders;

(b)	for the purposes of paragraph (a) of Clause 41.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of an Additional Facility of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Commitments in respect of that Additional Facility aggregate 66 2/3% or more of the total Commitments provided in respect of that Additional Facility; and

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(c)	for the purposes of paragraph (a) of Clause 41.2 (Required consents) in the context of a waiver in relation to a proposed Utilisation of a Refinancing Facility of the condition in Clause 4.2 (Further conditions precedent)), a Lender or Lenders whose Commitments in respect of that Refinancing Facility aggregate 66 2/3% or more of the total Commitments provided in respect of that Refinancing Facility; and

(d)	(in any other case), a Lender or Lenders whose Commitments aggregate 66 2/3% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Commitments immediately prior to that reduction), provided that in the case of any Commitment or Loans not denominated in the Base Currency, the Commitment or, as the case may be, participations in Loans shall be calculated by converting amounts into the Base Currency by reference to the Base Currency Amount.

Majority Original Revolving Facility Lenders means a Lender or Lenders whose Original Revolving Facility Commitments aggregate 66 2/3% or more of the Total Original Revolving Facility Commitments (or, if Total Original Revolving Facility Commitments have been reduced to zero, aggregated 66 2/3% or more of the Total Original Revolving Facility Commitments immediately prior to that reduction).

Management means the management team of the Group (and any trust set up for the benefit of any member of management or their spouse or their descendants, any entity controlled directly or indirectly by any of the foregoing persons (which shall include, for the avoidance of doubt, any entity the majority of the voting rights of which is owned directly or indirectly by one or several of the foregoing persons) investing, or committing to invest, directly or indirectly, in Topco before or on or about the date of Completion, and any subsequent members of the management team of the Group (and any trust set up for the benefit of any member of management or their spouse or descendants) investing directly or indirectly in Topco from time to time.

Margin means:

(a)	in relation to any Facility B Loan, 4.00% per annum;

(b)	in relation to any Original Revolving Facility Loan, 3.25% per annum;

(c)	in relation to any Additional Facility Loan, the margin agreed with the relevant Lenders in accordance with Clause 2.3 (Additional Facility);

(d)	in relation to any Refinancing Facility Loan, the margin agreed with the relevant Lenders in accordance with Clause 2.4 (Refinancing Facility);

(e)	in relation to any Unpaid Sum relating or referable to a Facility, the rate per annum specified above for that Facility; and

(f)	in relation to any other Unpaid Sum, the highest rate specified above.

but if:

(i)	no Event of Default has occurred and is continuing;

(ii)	a period of at least 9 Months has expired since the Refinancing Closing Date; and

(iii)	the Leverage Ratio in respect of the most recently completed Relevant Period is within a range set out in the table below,

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then the Margin for each Loan made under Facility B and the Original Revolving Facility will be (subject to clause 1.14 (Reduction should the Acquisition not occur)) the percentage per annum set out in the table below for that Facility opposite that range (and the Margin for each Additional Facility Loan and/or each Refinancing Facility Loan will be the percentage per annum agreed with the Additional Facility Lenders and/or the Refinancing Facility Lenders and as indicated for that range in the relevant Additional Facility Notice and/or the relevant Refinancing Facility Notice):

Leverage Ratio	Facility B Margin (% per annum)	Original Revolving Facility Margin (% per annum)

Greater than 4.50 1	4.00	3.25

Equal to or less than 4.50 1 but greater than 4.00:1	3.75	3.00

Equal to or less than 4.00 1 but greater than 3.50:1	3.50	2.75

Equal to or less than 3.50 1	3.50	2.50

However

(A)	any increase or decrease in the Margin for a Loan shall take effect on the date which is five Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 25.3 (Compliance Certificate) including in respect of each Interest Period which is current at the time such Compliance Certificate is delivered;

(B)	if, following receipt by the Agent of the Compliance Certificate related to the relevant Annual Financial Statements, that Compliance Certificate does not:

1.	confirm the basis for a reduced or unchanged Margin, then the provisions of paragraph (b) of Clause 14.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised Leverage Ratio calculated using the figures in that Compliance Certificate; or

2.	confirm the basis for an increased or unchanged Margin, then the provisions of paragraph (c) of Clause 14.2 (Payment of interest) shall apply;

(C)	if an Event of Default has occurred and is continuing and has been notified by a Borrower to the Agent or by the Agent to a Borrower, the Margin for each Loan under Facility B and the Original Revolving Facility shall immediately revert to the highest percentage per annum set out above for a Loan under that Facility (or, in respect of an Additional Facility Loan and/or a Refinancing Facility Loan, the highest percentage rate per annum set out in the relevant Additional Facility Notice and/or a Refinancing Facility Notice (as applicable)) with effect on the date of such occurrence. Once (1) that Event of Default is remedied or waived or (2) the Lenders have renounced in writing to the Agent their right to benefit from the Margin step up which resulted from its occurrence (regardless of whether that Event of Default has itself been waived or not), the Margin will be re-calculated on the basis of the most recently delivered Compliance Certificate and the above provisions with effect from the date of that remedy and provided that no other Event of Default had occurred and is continuing as at such date; and

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(D)	for the purpose of determining the Margin, the Leverage Ratio and Relevant Period shall be determined in accordance with Clause 26.1 (Financial definitions).

Margin Stock means “margin stock” within the meaning of Regulation U of the Board.

Material Adverse Effect means a material adverse effect on:

(a)	the business, assets or financial condition of the Group (in each case taken as a whole); or

(b)	the ability of the Obligors taken as a whole to perform their payment obligations under the Finance Documents (taking into account the financial resources available to them by any other member of the Group); or

(c)	subject to the Legal Reservations and Perfection Requirements, the validity or enforceability of any Finance Documents or the ranking or effectiveness of any Security granted or purported to be granted pursuant to any of the Finance Documents which, if capable of remedy, is not remedied within 20 Business Days of the earlier of (i) the Obligor’s Agent becoming aware of the issue and (ii) the reception by the Obligor’s Agent of written notice of that issue by the Agent.

Material Company means:

(a)	any Obligor; and

(b)	each Material Subsidiary.

Material Subsidiary means, at any time:

(a)	each Subsidiary of the Parent whose earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis and excluding goodwill, intra-Group items and investments in Subsidiaries (each as applicable)) (the Subsidiary EBITDA) represents 5% or more of the Group's Consolidated EBITDA as tested and determined by reference to:

(i)	until the date that the first Compliance Certificate relating to the Annual Financial Statements is delivered to the Agent under this Agreement, the pro forma Subsidiary EBITDA of each Subsidiary of the Company and the Group's Consolidated EBITDA shall each be based on the relevant Original Financial Statements and the relevant financial statements and/or management accounts on which those financial statements are based, and

(ii)	thereafter, the latest Annual Financial Statements delivered to the Agent; and

(b)	any direct Holding Company of a Subsidiary which is itself a Material Subsidiary, provided such Holding Company is also a member of the Group.

A report by the Auditors of the Obligors’ Agent that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

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Merger means the merger of Fintrax US Acquisition Subsidiary, Inc into the Target, with the Target being the surviving entity, following the consummation of the Tender Offer.

Merger Agreement means the merger agreement dated 26 October 2017 executed by, inter alios, the Company and the Target in relation to the Acquisition, together with any exhibit or schedules thereto.

Merger Documents means the Merger Agreement and all other agreements or deeds setting out the terms of the Acquisition.

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period. Monthly shall be construed accordingly.

Monthly Financial Statements has the meaning given to that term in Clause 25 (Information Undertakings).

Moody's means Moody's Investors Service Limited.

Net Proceeds has the meaning given to that term in Clause 12.2 (Disposal, Insurance and Excess Cashflow).

New Lender has the meaning given to that term in Clause 29 (Changes to the Lenders).

Non-Acceptable L/C Lender means a Lender under the Original Revolving Facility, an Additional Revolving Facility or a Refinancing Revolving Facility which:

(a)	is not an Acceptable Bank within the meaning of paragraph (a) or (b) of the definition of Acceptable Bank (other than a Lender which the relevant Issuing Bank (acting reasonably) has agreed is acceptable to it notwithstanding that fact); or

(b)	is a Defaulting Lender; or

(c)	has failed to make (or has notified the Agent that it will not make) a payment to be made by it under Clause 7.3 (Indemnities) or Clause 32.11 (Lenders' indemnity to the Agent) or any other payment to be made by it under the Finance Documents to or for the account of any other Finance Party in its capacity as Lender by the due date for payment unless the failure to pay falls within the description of any of those items set out at paragraphs (d)(i) and (ii) of the definition of Defaulting Lender.

Non-Consenting Lender has the meaning given to that term in Clause 41.10 (Replacement or Prepayment of Lender).

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Non-Cooperative Jurisdiction means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

Non-Obligor means any member of the Group which is not an Obligor.

Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

Obligor means a Borrower or a Guarantor.

Obligors' Agent means Parent, appointed to act on behalf of each Obligor in relation to the Finance Documents pursuant to Clause 2.6 (Obligors' Agent).

Obligor/Non-Obligor Amount means, at any time (without double counting):

(a)	the fair market value of all assets disposed of by Obligors to Non-Obligors during the life of the Facilities under paragraph (i) of Permitted Disposal less the fair market value of all assets disposed of by Non-Obligors to Obligors during the life of the Facilities (with the fair market value, in each case, determined by reference to the date of each disposal and the prevailing rate of exchange as at such date);

(b)	the principal amount of all outstanding loans by Obligors to Non-Obligors at that time under paragraphs (j) and (l) of the definition of Permitted Loan less the principal amount of all outstanding loans by Non-Obligors to Obligors;

(c)	any amount of any outstanding guarantees, at that time, by Obligors in respect of Non-Obligors under paragraphs (b) and (m)(iii) of the definition of Permitted Guarantee; and

(d)	the amount of cash paid during the life of the Facilities by Obligors for shares issued to them by any members of the Group that are Non-Obligors under paragraph (c) of the definition of Permitted Share Issue less any amount paid during the life of the Facilities to Obligors by Non-Obligors by way of redemption, purchase, defeasance, retirement or repayment of any of its shares, or as a dividend, distribution or capital return in respect of its shares, and provided that:

(i)	if any Non-Obligor subsequently accedes to this Agreement as an Obligor, any items which would, prior to such accession, have fallen within paragraphs (a) to (d) above in respect of or in connection with that Non-Obligor shall be ignored for the purposes of this definition; and

(ii)	if any relevant Obligor subsequently resigns as an Obligor, any items which would not, prior to such resignation, have fallen within paragraphs (a) to (d) above in respect of or in connection with that member of the Group as an Obligor shall be included for the purposes of this definition.

Obligor/Non-Obligor Basket means, at any time, the greater of (a) EUR14,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (b) 20% of the Consolidated EBITDA of the Group. For the purpose of determining compliance with this allowance, any relevant investment or transaction which is (i) legally committed to be invested within the Group under arrangements existing on the Signing Date to the extent disclosed to the Mandated Lead Arrangers (prior to the date of the Commitment Letter) or (ii) funded from permitted Equity Injections shall not be counted towards such limits.

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OECD means the Organisation for Economic Co-operation and Development as created under the Convention on the Organisation for Economic Co-operation and Development signed on 14 December 1960, as amended or updated from time to time.

OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury (or any successor thereto).

Officer's Certificate means, with respect to any person, a certificate signed by one officer of such person.

Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

Original Borrowers means members of the Group listed in Part 1 of Schedule 1 (The Original Parties).

Original Financial Statements means each of the consolidated annual audited accounts of the Group for and (but solely to the extent the Acquisition occurs) the annual audited accounts of the Target Group, in each case in respect of the financial years ended 31 December 2016.

Original Guarantors means the members of the Group listed in Part 1 of Schedule 1 (The Original Parties).

Original Investors means the Sponsor Investors and the Management.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the Signing Date or, in the case of an Additional Obligor, as at the date on which that Additional Obligor becomes Party as a Borrower or a Guarantor (as the case may be).

Original Obligor means an Original Borrower or an Original Guarantor.

Original Revolving Facility means the revolving credit facility made available under this Agreement as described in paragraph (a)(iv) of Clause 2.1 (The Facilities).

Original Revolving Facility Commitments means:

(a)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading Original Revolving Facility Commitment in Part 2 of Schedule 1 (The Original Parties) and the amount of any other Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in the Original Revolving Facility Commitments in accordance with Clause 2.3 (Additional Facility) or Clause 2.4 (Refinancing Facility); and

(b)	in relation to any other Lender, the amount in the Base Currency of any Original Revolving Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.2 (Increase) or assumed by it following an increase in Original Revolving Facility Commitments in accordance with Clause 2.3 (Additional Facility) or Clause 2.4 (Refinancing Facility),

to the extent not cancelled, reduced or transferred by it under this Agreement.

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Original Revolving Facility Lender means:

(a)	any Original Lender that makes available an Original Revolving Facility Commitment as indicated in Part 2 of Schedule 1 (The Original Parties); and

(b)	any other bank or financial institution which has become a Party as a Lender under the Original Revolving Facility in accordance with Clause 29 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

Original Revolving Facility Loan means a loan made or to be made under the Original Revolving Facility or the principal amount outstanding for the time being of that loan.

Original Revolving Facility Utilisation means an Original Revolving Facility Loan or a Letter of Credit.

Parent Company means Topco and any Holding Company of Topco and any holding company, in each case, through which an Investor holds its interest directly or indirectly in Topco.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

Party means a party to this Agreement.

Pension Items means, in respect of a Relevant Period, any income or charge attributable to a post- employment benefit scheme which has been agreed with the relevant pension trustees and is payable during that Relevant Period (other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme).

Perfection Requirements means the making or the procuring of the appropriate registrations, acknowledgements of registration, filings, endorsements, notarisations, stampings and/or notifications of the Transaction Security Documents and/or the Security created thereby.

Permitted Acquisition means:

(a)	the Acquisition;

(b)	an acquisition by a member of the Group (other than Parent) of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal, Permitted Share Issue, Permitted Reorganisation or Permitted Transaction;

(c)	any acquisition of Cash Equivalents;

(d)	any acquisition of shares following the conversion of an intra-Group loan into equity made in accordance with paragraph (d) of definition of Permitted Disposal;

(e)	any acquisition of shares in any member of the Group and any acquisition of a controlling stake in, or a share of a joint venture partner under, a Permitted Joint Venture or which otherwise constitutes an investment in a Permitted Joint Venture;

(f)	an acquisition of shares pursuant to a Permitted Share Issue (other than pursuant to paragraph (a) of the definition thereof);

(g)	the acquisition of, or subscription for, the issued share capital or analogous ownership interests in a limited liability company (including by way of formation) (other than the Company) which has not traded prior to the date of the acquisition and which is not incorporated in a Sanctioned Country;

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(h)	any other acquisition by a member of the Group (other than Parent) of (1) all or part of the shares or securities of a limited liability person (including for the avoidance of doubt, the acquisition of, or subscription for, any issued share capital of a limited liability company which share capital is listed on any recognised investment exchange (as that term is used in the Financial Services and Markets Act 2000) or on any other exchange or market in any jurisdiction or country) or (2) any business or undertaking, where in each case:

(i)	no Event of Default is continuing on the date on which the Group contractually commits to make the acquisition;

(ii)	the target is a limited liability person, business or undertaking that is, taken as a whole, the same as or similar, complementary or related to the business of the Group and the acquisition is the acquisition of either the material assets of that business or results in the entity that carries on (or owns) that business becoming a Subsidiary of the Company;

(iii)	in the case of an acquisition of a company, 50.1% or more of the issued share capital of, and voting shares in, such company is acquired;

(iv)	that limited liability person, business or undertaking is not subject to any Sanctions or incorporated or established or carrying on its principal business or operations in any country which is the subject of Sanctions;

(v)	except in respect of any acquisition fully funded from Permitted Additional Equity made after the Refinancing Closing Date (other than as Equity Cure), that limited liability person, business or undertaking has LTM Consolidated EBITDA (on a Pro Forma Basis and by reference to the most recently available LTM financial statements for that that limited liability person, business or undertaking) which is either (A) positive or (B) negative in an amount no greater that the greater of (i) €3,000,000 and (ii) 5 per cent. of Consolidated Pro Forma EBITDA of the Group (when aggregated with the LTM Consolidated EBITDA of all targets acquired during the same financial year which had a negative LTM Consolidated EBITDA);

(vi)	the Agent has been provided with the latest annual financial statements of the target;

(vii)	that limited liability person, business or undertaking, to the best of the Obligors' Agent's knowledge, has no material contingent liabilities which would be required to be disclosed in the financial statements of the target in accordance with the Accounting Principles save to the extent such liability is (A) adequately indemnified by the vendor, (B) adequately insured against, (C) adequately taken into account in the purchase price for the acquisition, (D) is adequately reserved against in the target's accounts (E) covered in a manner acceptable to the Finance Parties (acting reasonably) or (F) where such liability would be permitted under the terms of the Finance Documents;

(viii)	to the extent that the relevant limited liability person, business or undertaking constitutes a Material Company when it is acquired, the limited liability person, business or undertaking shall, subject to the Agreed Security Principles, become an Additional Guarantor and grant Transaction Security subject to and in accordance with the Agreed Security Principles; and

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(ix)	subject always to the Agreed Security Principles, acquiring member of the Group (if an Obligor) shall grant to the Finance Parties, as soon as practically possible, a pledge over the share capital of the acquired company to the extent the acquisition is financed under the Original Revolving Facility;

(x)	in the case of any single acquisition whose enterprise value is greater than the greater of €35,000,000 and 50% of Consolidated EBITDA (or equivalent):

(A)	a legal and tax due diligence report in respect of such acquisition; and

(B)	an accountant and financial due diligence report in respect of such acquisition,

shall (subject to the Agent and any Lender signing appropriate release/hold harmless letters) be delivered to the Agent and the Obligors' Agent shall use its reasonable efforts to provide the Lenders with reliance on such due diligence reports which shall only be required to the extent that the Lenders agree the terms of reliance with such report providers (it being specified that in case of acquisition below the above mentioned threshold, any available due diligence report prepared by third parties shall be delivered to the Agent for information purposes only (subject to the Agent and/or any Lender signing appropriate release/hold harmless letters);

(xi)	in the case of any single acquisition whose enterprise value is greater than €100,000,000 (or equivalent), the Agent has received an updated business plan including the target; and

(i)	any other acquisition of, or investment in, by a member of the Group of (1) part of the shares or securities of a limited liability person or (2) any business or undertaking where following such acquisition the Group holds or beneficially owns less than 50% of the voting issued shares and does not otherwise control the relevant person (or a direct or indirect holding company of such person), so long as (i) the conditions set forth in paragraph (i) above (save for the condition indicated in sub-paragraph (iii)) are complied with and (ii) the acquisition or investment under this paragraph (i) shall not result in the aggregate acquisitions or investments under this paragraph (i) exceeding EUR 10,000,000 (or equivalent in other currencies) (calculated on an aggregate basis over the life of the Facilities);

(j)	acquisitions, investments and redemptions in connection with employee termination and incentive arrangements or the conversion of management loans into equity;

(k)	any other acquisition to which the Majority Lenders have given their prior written consent; and

(l)	the acquisition of GB Taxfree Limited.

Permitted Acquisition/Revolving Facility Certain Funds Period means the period, notice of which has been sent by the Obligors Agent and a Lender to the Agent, from the date on which the relevant member of the Group enters into a legally binding commitment (conditional or otherwise) to the earlier of (i) the completion of that Permitted Acquisition and (ii) the date falling three (3) Months from the date of the legally binding commitment referred to above (or such longer or other period as the relevant Revolving Facility Lenders providing the relevant Revolving Facility Loan may agree).

Permitted Acquisition/Revolving Facility Certain Funds Utilisation means a utilisation under the Revolving Facilities following the Refinancing Closing Date for the purpose of financing a Permitted Acquisition (other than the Acquisition).

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Permitted Additional Equity means on or after the Refinancing Closing Date:

(a)	the subscription, by any Investor, any other shareholder of Topco or any creditor of Topco, of any securities (including debt securities) of Topco and the granting by any Investor, any other shareholder or any creditor of Topco of any shareholder loan or advance to Topco; and then

(b)	the downstreaming to the Company through the Parent of the proceeds arising under paragraph (a) above through the subscription by Topco or the Parent of any securities (including debt securities) of the Company and the granting by Topco or the Parent of any shareholder loan or advance to the Parent or the Company.

Permitted Disposal means any sale, lease, licence, transfer or other disposal subject to Clause 27.6 (Arm's length basis):

(a)	(other than of shares, real estate, businesses, undertakings and Intellectual Property) made in the ordinary course of the Group's trading;

(b)	of Cash or Cash Equivalents;

(c)	arising as a result of any Permitted Share Issue, Permitted Payment or Permitted Security;

(d)	of an intra-Group loan as a result of the conversion of such intra-Group loan into equity to the extent such disposal is made in accordance with the Intercreditor Agreement;

(e)	any disposal of Treasury Transactions;

(f)	of an investment in a Permitted Joint Venture (within the limit of the maximum investment under Permitted Joint Ventures);

(g)	of obsolete, damaged, retired, surplus or worn out equipment or assets or equipment, facilities or other assets that are no longer useful in the conduct of the business of the Company and its Subsidiaries and any transfer, termination, unwinding or other disposition of hedging instruments or arrangements not for speculative purposes;

(h)	of assets (other than of shares, businesses, undertakings and Intellectual Property) in exchange for other assets of a similar (or greater) value or of a reasonably comparable or superior type or quality for use in the business of the Group;

(i)	of assets by an Obligor to another Obligor but if the disposing company had given Security under the Transaction Security Documents over those assets the consent of the Super Majority Lenders must be obtained prior to such disposal, provided that for any disposed asset which remains pledged in favour of the Finance Parties pursuant to a Transaction Security Document if the Security Agent, acting reasonably, is satisfied that the Finance Parties will enjoy the same or equivalent Security over this asset, the consent of the Super Majority Lenders will not be required;

(j)	of assets by a Non-Obligor (other than a member of the Group whose shares are subject to a Transaction Security Documents) to another member of the Group;

(k)	any disposal by an Obligor to a Non-Obligor, where the aggregate amount of disposals under this paragraph does not give rise to the Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(l)	of Intellectual Property by licence of, or other right to use, Intellectual Property;

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(m)	to another member of the Group as part of a Permitted Reorganisation;

(n)	of assets compulsorily acquired by any governmental authority or as otherwise required by any governmental authority or law or regulation (provided such Disposal does not constitute an Event of Default);

(o)	which is a lease or licence of real property in the ordinary course of business;

(p)	subject to satisfaction of any mandatory prepayment requirements, any disposal of assets (other than of shares, businesses, undertakings and Intellectual Property);

(q)	arising as a result of a Permitted Transaction

(r)	of an asset pursuant to a contractual arrangement existing on the Signing Date to the extent disclosed in writing to the Lenders in the Reports or otherwise in a certificate delivered by the Obligors’ Agent prior to the Signing Date;

(s)	as contemplated by the Structure Memorandum;

(t)	any factoring, securitisation or discounting of receivables on arm's length terms or other disposals constituting dealings with trade debtors with respect to book debts (i) on non-recourse basis to the extent the transaction is not treated as financial indebtedness under IFRS, or (ii) on a recourse basis provided that any resulting Indebtedness from such factoring or discounting constitutes Permitted Indebtedness;

(u)	disposals of shares of, or sales of indebtedness or other securities of, dormant Subsidiaries;

(v)	in respect of which the Majority Lenders have given their consent;

(w)	any disposal of assets which become the subject of a sale and lease back or similar arrangements permitted by the definition of Permitted Indebtedness;

(x)	where the net consideration receivable (when aggregated with the consideration receivable for any other sale, lease, licence, transfer or other disposal of assets other than any permitted above) does not exceed in any Financial Year the greater of (i) €10,000,000 (or its equivalent in another currency or currencies) and (ii) an amount equal to 15% of the Consolidated EBITDA (on a Pro Forma Basis) for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent (the Maximum Permitted Disposal Amount); and

(y)	disposals of assets which are permitted to be disposed of as a Permitted Disposal under paragraphs (a) to (w) above to a special purpose vehicle which is a member of the Group and the subsequent disposal of that special purpose vehicle provided that the assets transferred to the special purpose vehicle are the only material assets of that special purpose vehicle and such assets are similarly able to be disposed of in accordance with paragraphs (a) to (w) above.

Permitted Distribution means:

(a)	the payment or prepayment by the Company to Parent or Parent to Topco of any interest, principal or other amounts in respect of any Indebtedness under a Shareholder Loan Agreement or other Permitted Additional Equity otherwise falling within paragraph (b) of the definition of Permitted Indebtedness or otherwise falling within paragraph (c) of the definition of Permitted Transaction; and/or

44

(b)	the payment (and, without double counting, declaration) of a dividend or other distribution, repayment of equity, return on or of its capital or capital contribution or redemption, repurchase, purchase, defeasance or retirement of its capital by the Company or the Parent, provided that such payment referred to in paragraphs (a) and (b) above may only be made if:

(i)	such payment is funded using Excess Listing Proceeds; or

(ii)	at the time of the payment, the Leverage Ratio is equal to or less than 3.50:1 (pro forma for that payment) and no Event of Default is continuing or would immediately result from such payment.

Permitted Guarantee means:

(a)	any guarantee under any Finance Document or Acquisition Document;

(b)	any guarantee as part of cash pooling, set off, netting or cash management arrangements provided that the aggregate amount of liabilities of the Non-Obligors that are guaranteed by Obligors pursuant to this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time, except to the extent relating to, or granted in support of, a loan permitted pursuant to paragraph (j) and (l) of Permitted Loan;

(c)	any guarantee of, or that is, Permitted Indebtedness or a Permitted Treasury Transaction;

(d)	any guarantee permitted by the Majority Lenders;

(e)	any guarantee or indemnity given in favour of employee, directors or officers of any member of the Group in respect of their function as such in their ordinary course of business of the Group and provided that any such guarantee granted by a member of the Group incorporated in Ireland is given in compliance with section 239 of the Irish Companies Act 2014;

(f)	a guarantee or indemnity in connection with, or given as part of, a Permitted Disposal, Permitted Acquisition or a Permitted Joint Venture;

(g)	any guarantee granted by a member of the Group in respect of the obligations of a former member of the Group where such member of the Group has received an indemnity on arm's length terms in respect of the maximum aggregate amount of its liabilities under such guarantee for the full term of such guarantee provided that such guarantee is released within 90 days following the date on which the relevant entity ceases to be a member of the Group;

(h)	any guarantee granted or arising under legislation relating to tax or corporate law under which any member of the Group assumes general liability for the obligations of another member of the Group incorporated or tax resident in the same country;

(i)	any liability in respect of any member of the Group incorporated in The Netherlands arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(j)	any liability arising as a result of a fiscal unity (fiscale eenheid) solely between members of the Group incorporated in The Netherlands;

(k)	any guarantee which if it were a loan, would be a Permitted Loan;

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(l)	any guarantee given by a member of the Group to a landlord in its capacity as such or in favour of financial institutions which have guaranteed rent obligations of a member of the Group;

(m)	guarantee by:

(i)	any Non-Obligor in respect of obligations of another Non-Obligor;

(ii)	any member of the Group in respect of obligations of an Obligor; and

(iii)	an Obligor in respect of obligations of a Non-Obligor, provided that the aggregate amount outstanding of all such guarantees does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(n)	any guarantee granted in relation to a Permitted Reorganisation;

(o)	any guarantee granted by any person that becomes a member of the Group after Completion as a result of a Permitted Acquisition provided that such guarantee existed at the time such person became a member of the Group;

(p)	any guarantees or counter indemnities relating to any letter of credit, bank guarantee, performance bond or other documentary credit issued in favour of any public authority or other customer, in each case in the ordinary course of business of the Group to the extent such letter of credit, bank guarantee, performance bond or other documentary credit (as the case may be) is required by the relevant public authority or customer;

(q)	any guarantee or counter indemnities by any member of the Group existing as at the date of Completion and which has been disclosed to the Lenders prior to the Signing Date;

(r)	the endorsement of negotiable instruments and the granting of guarantees and indemnities in the Group's ordinary course of day-to-day business;

(s)	any guarantees or indemnities granted to the trustee of any employee or management share option or unit or benefit trust or employment incentive scheme operated by a member of the Group;

(t)	any indemnity given to a financial institution in an engagement, commitment or mandate letter, facility agreement, purchase agreement and indenture, in each case entered into in respect of or in contemplation of Permitted Indebtedness and/or refinancing of the Facilities;

(u)	any indemnity given to professional advisers and consultants in the ordinary course of business; and

(v)	guarantees of indebtedness (not otherwise permitted under paragraphs (a) to (i) above) the principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of guarantees given by a member of the Group (not otherwise permitted under paragraphs (a) to (i) above)) does not exceed the greater of EUR 7,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and an amount equal to 10 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent at any time.

Permitted Holding Company Activity means:

(a)	carrying on business as a holding company;

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(b)	in the case of Parent, the ownership of shares in the Company;

(c)	having rights and liabilities under constitutional documents, any shareholder agreements and the other Transaction Documents, and in respect of professional fees and administration costs in the ordinary course of business as a holding company of the Group;

(d)	in the case of the Company only, having rights and liabilities under any Permitted Treasury Transactions and providing cash pooling arrangements with other members of the Group;

(e)	in the case of the Company only, entering into, performing and having rights and liabilities under the transaction contemplated by the Acquisition Documents;

(f)	granting Permitted Security by Parent to the extent constituting security under paragraph (h) of the definition of Permitted Security or by the Company (to the extent constituting security under paragraphs (b) (c) (d) (g) (h) (o) (r) (t) or (u) (of the definition of Permitted Security); incurring liabilities for or in connection with taxes;

(g)	incurring liabilities by operation of law;

(h)	in the case of the Parent only, the provision of any administrative (including, without limitation, those relating to overhead costs and paying filing fees, ordinary course expenses (such as audit fees and Taxes) and other costs related to services provided) and incurring any liabilities in respect of any employment contracts for any employee of the Parent or any holding company;

(i)	in the case of the Company only, the provision of any managerial, administrative (including, without limitation, those relating to overhead costs and paying filing fees, ordinary course expenses (such as audit fees and Taxes) and other costs related to services provided), legal and accounting services, research and development, marketing, and the secondment of employees to other members of the Group, fulfilling any periodic reporting requirements and incurring any liabilities in respect of any employment contracts for any employee of the Parent or any holding company;

(j)	in the case of the Company only in connection with any employee or management incentive or participation scheme operated by any member of the Group or any holding company;

(k)	in the case of the Company only, any step specifically contemplated in the Structure Memorandum as to be taken by the relevant holding company or as may arise under the Transaction Documents;

(l)	in the case of the Company only, any Permitted Transaction;

(m)	in the case of the Company only, the making or facilitating payments of VAT on behalf of itself and on behalf of any of its Subsidiaries and/or Holding Companies with which it forms a group for VAT purposes;

(n)	in connection with any Permitted Payment or Permitted Share Issue or the making of or receipt of a payment or entering into a transaction to facilitate a Permitted Payment or Permitted Share Issue;

(o)	in the case of the Company only, receiving loans or credit or making loans or credit (to the extent constituting a loan under paragraphs (b) (d) (f) (g) (j) (k) (l) (m) or (n) of the definition of Permitted Loan);

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(p)	in the case of Parent only, making loans or credit (to the extent constituting a loan under paragraphs (b) (d) (f) (g) (k) (l) (m) or (n) of the definition of Permitted Loan),

(q)	in the case of the Company only, giving or benefiting from guarantees (to the extent constituting a guarantee under paragraphs (a) (b) (c) (e) (f) (g) (l) (m) (i) (m) (iii) (r) (s) or (t) of the definition of Permitted Guarantee) and incurring rights, Indebtedness (to the extent constituting Indebtedness under paragraphs (a) (b) (n) or (t) of the definition of Permitted Indebtedness or such Indebtedness is in respect of a loan or credit or guarantee otherwise permitted under this paragraph) and other liabilities to the extent not prohibited by the terms of this Agreement or the Intercreditor Agreement;

(r)	receiving or making loans under Shareholder Loan Agreements or other documents entered into in connection with any Permitted Share Issue, or to facilitate the making of any such investment, including any conversion or capitalisation of shareholder or intra-Group loans as provided for in paragraph (d) of Permitted Transaction;

(s)	in the case of the Company only, any actual or attempted sale or other disposal of its assets to the extent not prohibited by this Agreement or the Intercreditor Agreement;

(t)	in the case of the Company only, having intra-group credit balances and other credit balances in bank accounts, holding Cash or Cash Equivalents;

(u)	in the case of the Company only, any Permitted Reorganisation;

(v)	any actual or attempted Listing, Change of Control or other exit as contemplated by Clause 12.1 (Exit);

(w)	any actions necessary to maintain its existence or tax status;

(x)	any other activity or transaction to which the Majority Lenders have given their consent;

(y)	any litigation or court or other similar proceedings;

(z)	making claims (and receipt of related proceeds) from rebates or indemnification with respect of taxes and the benefit of a Permitted Payment; and

(aa)	acting as head of a tax group.

Permitted Indebtedness means:

(a)	Indebtedness under any Finance Document and any Indebtedness which is the subject of a letter of credit, bank guarantee or indemnity issued under the Finance Documents;

(b)	Indebtedness arising under a Shareholder Loan Agreement and other Indebtedness provided by the Topco to the Parent subject to the Intercreditor Agreement;

(c)	Indebtedness constituted by Permitted Guarantees, Permitted Loans or as permitted under paragraph (w) of the definition of Permitted Disposal;

(d)	Indebtedness arising under Finance Leases and similar arrangements or other asset based financings (other than financings referred to in paragraph (f) and inventory related financings), where the aggregate outstanding principal amount of the relevant leasing obligations in respect of all other Finance Leases and similar arrangements or vendor finance under this paragraph (d) does not at any time exceed the greater of (i) EUR10,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 15% of the Consolidated Pro Forma EBITDA.

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(e)	arising under any credit card or BACS facility or business internet banking facility relating to daily payment settlement limits entered into in the ordinary course of business;

(f)	on or prior to the Refinancing Closing Date, arising under any Existing Indebtedness of the Group;

(g)	an earn out or deferred consideration in relation to a Permitted Acquisition, provided the outstanding aggregate principal amount of the resulting Indebtedness under this paragraph in relation to each Permitted Acquisition does not at any time exceed 50% of the aggregate total consideration paid or to be effectively paid for the relevant Permitted Acquisition;

(h)	Indebtedness resulting from the sale, disposal or discounting of receivables (together with related insurance and other rights) on arm's length or other disposals constituting dealings with trade debtors with respect to book debts where the outstanding aggregate principal amount of the resulting Indebtedness under this paragraph (h) does not at any time exceed greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent ;

(i)	arising under any cash management or cash pooling arrangement to the extent entered into in the ordinary course of the banking arrangements of the Group, for the purpose of netting balances of members of the Group and provided that the aggregate amount of the net debit balances of members of the Group, which are not Obligors, under all such arrangements that are supported by Obligors does not give rise to the Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(j)	Indebtedness under or relating to letters of credit, bank guarantees, performance bonds or guarantees, or other documentary credits issued in the ordinary course of business where such Indebtedness is unsecured other than in respect of the underlying assets and related rights or otherwise secured or guaranteed in a manner not otherwise prohibited by the terms of the Finance Documents, and for the avoidance of doubt trade payable should be excluded from Indebtedness, provided that, upon the drawing of such letters of credit or the incurrence of such indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(k)	Indebtedness under local bilateral facilities or overdraft facilities for working capital up and capital expenditure to a maximum aggregate principal outstanding amount under this paragraph (k) does not at any time exceed the greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent;

(l)	Indebtedness permitted by the Majority Lenders;

(m)	Indebtedness representing an investment in a Permitted Joint Venture;

(n)	Indebtedness of any person that becomes a member of the Group after Completion as a result of a Permitted Acquisition and that is not otherwise permitted, but only until the end of the Clean-Up Period;

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(o)	any liability arising by operation of law as a result of a fiscal unity (fiscal eeheid) of which a member of a Group in Netherlands is a member provided that all the wholly-owned direct or indirect Subsidiaries of the Parent which are members of the Group and are incorporated in the Netherlands are the only members of that fiscal unity;

(p)	Indebtedness for or in respect of any Permitted Treasury Transaction;

(q)	any additional Indebtedness provided that the aggregate outstanding principal amount under this paragraph (q) at any time does not exceed the greater of (i) EUR10,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent; and

(r)	an Additional Facility.

Permitted Joint Venture means a Joint Venture:

(a)	of the Group existing at Completion; or

(b)	any investment in any Joint Venture where:

(i)	the Joint Venture is not incorporated and carries on substantially all of its business in a Sanctioned Country;

(ii)	the Joint Venture carries on or owns a business that is, taken as a whole, the same as or similar, complementary or related to the business of the Group;

(iii)	if the Joint Venture is a company, it shall be a limited liability company or otherwise it will be purchased by a newly created limited liability company; and

(iv)	the aggregate (the Joint Venture Investment) of:

(A)	all amounts subscribed for shares in, lent to, or invested in all such Joint Ventures by any member of the Group;

(B)	the contingent liabilities of any member of the Group under any guarantee given in respect of liabilities of any such Joint Venture; and

(C)	the market value of any assets transferred by any member of the Group to any such Joint Venture,

does not exceed the greater of EUR 14,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and an amount equal to 15 per cent. of Consolidated Pro Forma EBITDA at any time over the life of the Facilities. For the purpose of determining compliance with this allowance, any Joint Venture Investment which is (A) legally committed to be invested in a joint venture of the Group under arrangements existing at Completion or (B) fully funded from Permitted Additional Equity shall not be counted towards such limits, and, in each case, the aggregate amount of the relevant Joint Venture Investments shall be calculated after deducting the aggregate amount of all distributions, profits, repayments, returns of capital, interest and redemptions received by the Group from Joint Ventures. Amounts using up this allowance in respect of a Joint Venture that subsequently becomes a member of the Group or the interest in which is subsequently disposed of by the Group shall no longer use this allowance.

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Permitted Loan means:

(a)	trade credit or a loan granted in the ordinary course of business and any advance payment made in the ordinary course of business (including, without limitation, any credit or loan resulting from an agreement to compromise with a non-performing debtor entered into in the ordinary course of trading);

(b)	any credit balance held in the ordinary course of its banking arrangements;

(c)	any loan or credit permitted by the Majority Lenders;

(d)	any loan or credit which constitutes, or relates to, a Permitted Transaction, a Permitted Distribution or Permitted Indebtedness;

(e)	any loan or credit made as an investment in a Permitted Joint Venture;

(f)	a loan or credit made directly or indirectly to an Obligor;

(g)	any loan or credit specifically contemplated by the terms of the Structure Memorandum and/or the Funds Flow Statement;

(h)	any loan made or credit granted by a member of the Group existing at Completion (or committed to be made or granted prior to Completion) and which has been disclosed to the Lenders prior to the Refinancing Closing Date;

(i)	a loan made or credit granted by a Non-Obligor to another member of the Group;

(j)	a loan or the granting of a credit to another member of the Group in each case for cash pooling purposes in the ordinary course of business, provided that, the aggregate outstanding principal amount of all loans made or granted after Completion under this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time except where fully funded directly or indirectly with the proceeds of a Permitted Additional Equity;

(k)	a loan made or credit granted by an Obligor to another member of the Group of the proceeds of advances under an Additional Facility, provided that such other member of the Group becomes an Obligor within 20 Business Days after receipt of such proceeds;

(l)	a loan made or credit granted by an Obligor to a Non-Obligor, provided that, the aggregate outstanding principal amount of all loans made or granted after Completion under this paragraph does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time except where fully funded directly or indirectly with the proceeds of a Permitted Additional Equity;

(m)	a loan made or credit granted by a member of the Group to any of the officers or employees of the Group or otherwise in connection with management or employee incentive or remuneration arrangements where the aggregate outstanding principal amount of all such loans or credit made under this paragraph (m) by any member of the Group does not at any time exceed EUR 1,000,000 (or its equivalent in other currencies) in aggregate with the amount of guarantees provided to employees/directors or vehicles incorporated in connection with any employee incentive scheme, and provided that any such loan or credit granted by a member of the Group incorporated in Ireland is given in compliance with section 239 of the Irish Companies Act 2014;

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(n)	any loan required to be made by law;

(o)	any loan by an Obligor to an entity or business acquired pursuant to a Permitted Acquisition for working capital needs of that entity or business provided such entity shall accede as a Guarantor within 90 Business Days of a loan being made to it by an Obligor;

(p)	loans by the Parent or the Company in lieu of a distribution to its shareholders to the extent the same would be permitted (but has not been made) as a Permitted Payment and to the extent that the amount of such loan does not exceed the amount which it could have made by way of such distribution (and provided that such amount shall cease to be available as a Permitted Payment and shall be set-off against such distribution);

(q)	any loan or credit existing at the time of, or as part of, the acquisition of an entity pursuant to a Permitted Acquisition and made by that entity or its Subsidiaries;

(r)	any loan made between members of the Group in connection with the on-lending of the proceeds of facilities incurred by the Group under paragraph (h) of Permitted Indebtedness; and

(s)	any other loan or credit the aggregate principal outstanding under this paragraph (s) does not at any time exceed the greater of EUR 5,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and an amount equal to 7.5 per cent. of Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent.

Permitted Payment means the payment of, or payments made to fund (directly or indirectly) the payment of:

(a)	for so long as no Event of Default is continuing at the time of such payment, an amount payable in respect of (A) the purchase or redemption of ordinary shares or preference shares issued by any Parent Company to any member of management or any employees of any member of the Group (in each case where such persons have terminated or are terminating their employment with the Group) or (B) the repurchase of interests in shareholder loans made to any Parent Company by any such management or employee (in each case where such persons have terminated or are terminating their employment with the Group) provided that such amount shall not on a net basis exceed to the extent not fully funded from Permitted Additional Equity, EUR 1,000,000 (or its equivalent in other currencies), provided that to the extent that an amount under this paragraph (a) is used by reason of the purchase or redemption of shares or the re-purchase of shareholder loans (the proceeds of which are down streamed to Parent and to the Parent to the Company) in accordance with this paragraph (a) and new or existing members of management subscribe for additional shares or shareholder loans the allowance of EUR 1,000,000 (or its equivalent in other currencies) under this paragraph (a) shall be increased by the additional amount subscribed to the extent such amount is down streamed to Parent and to Parent to the Company;

(b)	any payment, repayment or prepayment under any Finance Document (including but not limited to any Permitted Transaction), or any payment in order to implement any such payment, repayment or prepayment;

52

(c)	director and monitoring fees as well as costs and expenses of up to a maximum aggregate amount of €1,000,000 in any Financial Year payable to Topco as long as no Event of Default is continuing;

(d)	structuring fees and other payments made on the Closing Date in accordance with the Funds Flow Statement;

(e)	any Permitted Sponsor Monitoring Fee Payments;

(f)	Taxes to the extent they relate to or are attributable to the Group and legal, audit, mergers and acquisitions and other professional fees, costs and expenses incurred by the Parent;

(g)	administrative costs, directors' and employees' remuneration, professional fees, regulatory costs and the like reasonably incurred by the Parent, up to a maximum aggregate amount of EUR2,000,000 in any Financial Year;

(h)	the Acquisition Costs;

(i)	any Permitted Loans or Permitted Distributions;

(j)	any payment which is, or arises under, a transaction falling within paragraphs (a), (c), (e) and (g) of the definition of Permitted Transaction;

(k)	any other payment approved by the Majority Lenders; and

(l)	any payment of interest or principal on Shareholder Loans or other Permitted Additional Equity or making loans Topco to the extent that:

(i)	the Leverage Ratio (calculated with respect to the last Financial Year but pro-forma of the payment of the relevant dividends or other payments) is equal to or less than 3.50:1; and

(ii)	no Event of Default has occurred and is continuing or would arise as a result of such payment.

Permitted Reorganisation means any reorganisation, amalgamation, demerger, merger, voluntary liquidation, consolidation, winding-up, dissolution (including, without limitation, pursuant to a liquidation, dissolution or winding up on a solvent basis) or other combination with or into any other person (for the purposes of this definition, each a reorganisation) of any member of the Group (other than the Parent) :

(a)	with the prior consent of the Majority Lenders;

(b)	in respect of Target only, as described in, or specifically contemplated by, the Structure Memorandum; or

(c)	where:

(i)	the Group's share of the assets of that member of the Group remaining after that reorganisation remain within the Group (except to the extent otherwise constituting a Permitted Disposal); and

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(ii)	if the assets or the shares of the relevant member of the Group were subject to security in favour of the Lenders immediately prior to such reorganisation, the Lenders will, in accordance with the Agreed Security Principles, receive a guarantee from the surviving or recipient entity or, as the case may be, security over those assets/shares in the surviving or recipient entity remaining after that reorganisation, as soon as is reasonably practicable and in any event no more than fifteen (15) Business Days after such reorganisation (except to the extent otherwise constituting a Permitted Disposal), provided that, (A) no such transaction will involve the Company or a Borrower if the Company or such Borrower will not be the surviving entity incorporated in the same jurisdiction at it was immediately prior to such transaction or in case of a reorganisation between two Borrowers incorporated in the same jurisdiction, if the Super Majority Lenders' consent is obtained prior to such reorganisation and (B) in the case of a liquidation, dissolution or winding up of a member of the Group, the Finance Parties shall release such member of the Group to be so liquidated, dissolved or wound up from its obligations (other than Company or a Borrower) under the Finance Documents immediately prior to such liquidation, dissolution or winding up.

Permitted Sale and Leaseback means the sale or disposal on arm's length or better terms of any asset by any member of the Group on terms whereby such asset is or may be leased back to or re- acquired by that member of the Group or any other member of the Group on arm's length or better terms so long as:

(a)	no Event of Default is continuing on the date of entry into the legally binding contract to make that sale or disposal or would result from that sale or disposal; and

(b)	the aggregate value of any assets so sold or disposed does not exceed the greater of (i) EUR 5,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 7.5 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent in any Financial Year.

Permitted Security means:

(a)	Security over or affecting:

(i)	any asset acquired by a member of the Group after Completion and subject to which such asset is acquired; or

(ii)	any asset of any entity which becomes a member of the Group after Completion, where such Security is created prior to the date on which such entity becomes a member of the Group, provided that, in any case,

(A)	such Security was not created in contemplation of the acquisition of such asset by a member of the Group or the acquisition of such entity;

(B)	the amount thereby secured has not been increased in contemplation of, or since the date of, the acquisition of such asset by a member of the Group or the acquisition of such entity; and

(C)	such Security is removed or discharged within three (3) Months of the date of acquisition of such asset or such entity becoming a member of the Group;

(b)	Security, cash pooling, right of set-off, netting or balance transfer arrangements arising by operation of law or by contract in connection with the provision to any member of the Group of clearing bank, overdraft or cash management facilities or as otherwise required by the relevant clearing bank under its standard terms and conditions for operation of the relevant accounts, provided that, the aggregate outstanding amount of liabilities of Non-Obligors that are credit supported by Obligors pursuant to this paragraph shall only be permitted to the extent relating to, or granted in support of, a loan permitted pursuant to paragraph (j) or (l) of the definition of Permitted Loan;

54

(c)	Security in respect of Taxes, assessments or government charges which are being contested by the relevant member of the Group in good faith and where adequate reserves have been made;

(d)	netting or set-off arrangements (i) under a Hedging Agreement or under any other Permitted Treasury Transactions where the obligations of parties thereunder are calculated by reference to net exposure or (ii) existing in the ordinary course of business between any member of the Group and its respective suppliers and customers or the providers of the Group's day-to-day banking arrangements;

(e)	Security arising under or in connection with title transfer, or retention of title, hire purchase or conditional sale arrangement or other agreements for the acquisition of assets on deferred payment terms or arrangements having a similar effect entered into by any member of the Group in the ordinary course of business;

(f)	any security on the property of any member of the Group in favour of the landlord of such property securing licences, subleases or leases permitted under this Agreement;

(g)	Security arising by operation of law and in the ordinary course of business to substantially the same effect;

(h)	Security arising under or evidenced by a Finance Document and any Security which constitutes a Permitted Transaction;

(i)	Security arising under or evidenced by a sale and lease back or similar arrangement permitted pursuant to this Agreement;

(j)	Security over goods, documents of title to goods and other rights relating to those goods, created as part of documentary credit transactions entered into in the ordinary course of business;

(k)	Security in respect of any Indebtedness permitted under paragraphs (e) of the definition of such term (but only to the extent that such Security is granted over the assets which are the subject of the relevant Finance Leases or similar arrangements or vendor finance, in each case, together with any related or connected rights (including insurance) in respect of such assets but not over any other assets of the Group), or under paragraphs (i) or (k) of the definition of Permitted Indebtedness;

(l)	any Security arising as a result of a sale, transfer or other disposal which is a Permitted Disposal;

(m)	any cash collateral provided in respect of letters of credit or bank guarantee entered into in the ordinary course of business to the issuer of such letter of credit or bank guarantee;

(n)	Security over rent deposits or otherwise resulting from the deposit of cash or securities in connection with the performance of a bid, tender, sale or contract (excluding the borrowing of money) entered into in the ordinary course of business;

(o)	Security relating to legal proceedings that are being contested in good faith, including payments into court or any security arising under any court order or injunction or security for costs arising in connection with any litigation or court proceedings being contested in good faith;

55

(p)	Security permitted by the Majority Lenders;

(q)	Security over ownership interests in any entity (including Joint Ventures) which is not its Subsidiary to secure obligations to other partners in that entity or otherwise to secure Indebtedness or other obligations of that entity;

(r)	escrow arrangements in connection with a Permitted Acquisition, a Permitted Disposal or a Permitted Joint Venture or an offering of debt securities;

(s)	Security (including cash collateral) provided in respect of performance bonds or guarantees issued in the ordinary course of trading to the extent such Security is required by the relevant public authority or customer or provider of the relevant bond or guarantee;

(t)	Security granted or arising over any shares issued (including shares issued prior to the Signing Date) in connection with any employee or management share option or unit or benefit trust scheme operated by any member of the Group;

(u)	Security granted by any member of the Group in respect of obligations of a Non-Obligor otherwise permitted hereunder as falling within the Obligor/Non-Obligor Amount;

(v)	any Security in relation to the Existing Debt, but only until the Existing Debt are refinanced in full on or prior to the Refinancing Closing Date (save that any non-English law release or other perfection requirements may be carried out promptly after such date but solely to the extent that such requirements do not prevent the granting of the Transaction Security Documents on the Refinancing Closing Date);

(w)	any Security arising under clause 24 or 25 of the general banking conditions (algemene bankvoorwaarden) of any member of the Dutch Banking Association;

(x)	any Security created or subsisting in order to comply with section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) or pursuant to section 7d and/or section 7e of the German Social Law Act No. 4 (Sozialgesetzbuch IV);

(y)	any lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any member of the Group maintains a banking relationship; and

(z)	additional Security securing outstanding indebtedness under this paragraph (z) at any time not exceeding the greater of (i) EUR 10,000,000 (as such amount may be increased in accordance with Clause 1.10 (Adjustment of Baskets)) (or its equivalent in other currencies) and (ii) 15 per cent of the Consolidated Pro Forma EBITDA for the Relevant Period ending on the most recent Quarter Date for which Quarterly Financial Statements have been delivered to the Agent,

For the avoidance of doubt, any reference to Security shall include a Quasi-Security, as the case may be.

Permitted Share Issue means:

(a)	any issue of shares by the Parent not constituting a Change of Control;

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(b)	any issue of shares pursuant to (i) the terms of the Transaction Documents in the form delivered as a condition precedent under Clause 4.1 (Initial conditions precedent) or as otherwise amended in accordance with this Agreement and/or (ii) the Structure Memorandum;

(c)	any issue of shares by a member of the Group to another member of the Group (if the existing shares of that company are the subject of Transaction Security) the newly issued shares also (subject to the Agreed Security Principles) become subject to such Security (provided that, if that company is not wholly owned by a member of the Group, it may issue shares to its minority shareholders on a proportionate basis to their existing shareholdings relative to the existing shareholdings of other members of the Group (or otherwise as a result of the minority shareholders declining to subscribe) to any issue to another member of the Group), provided that the aggregate amount subscribed by Obligors for shares in Non-Obligors does not give rise to an Obligor/Non-Obligor Amount exceeding the Obligor/Non-Obligor Basket at any time;

(d)	share capital pursuant to a Permitted Reorganisation (but excluding, for the avoidance of doubt, a listing of all or any part of the share capital of a member of the Group on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances) in relation to a member of the Group in any jurisdiction or country provided that if the shares which were the subject of such Permitted Reorganisation were subject to Transaction Security, the newly issued shares also become subject to Transaction Security on substantially the same terms; or

(e)	any issue of shares offered pro rata, or as otherwise required by the relevant constitutional documents, to the issuer's shareholders;

(f)	any issue of shares by a member of the Group in connection with a management or employee incentive or remuneration scheme;

(g)	any issue of shares necessary to comply with any law whereby a member of the Group is required to have more than one shareholder to the minimum extent required to comply with such law;

(h)	any issue of shares by a member of the Group (other than the Company) pursuant to a Permitted Transaction or a Permitted Acquisition;

(i)	any issue of shares in connection with a Listing (subject to Clause 12 (Mandatory Prepayment and Cancellation));

(j)	share capital as required by law;

(k)	any issue of shares as part of an investment in a Permitted Joint Venture ; or

(l)	any issue of shares permitted by the Majority Lenders.

Permitted Sponsor Monitoring Fee Payments means payments in each Financial Year by the Company through the Parent to the Sponsor or a Sponsor Affiliate of up to (i) €1,500,000 (or its equivalent in other currencies) (the Annual Allowance) and (ii) the remainder of the Annual Allowance of the previous Financial Years at the time of the relevant Permitted Sponsor Monitoring Fee Payment to enable the payment of monitoring, consulting, transaction, oversight, advisory and similar fees to the Sponsor or its Affiliates in consideration of services provided to the Group by the Sponsor or its Affiliates.

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Permitted Transaction means:

(a)	the Transaction;

(b)	any transaction (including any disposal, Indebtedness incurred, loan, borrowing, guarantee, indemnity, investment, Security, Quasi-Security or repayment) arising or in accordance with the entry into or assumption of an obligation under the Transaction Documents and/or the Structure Memorandum;

(c)	any payments, guarantees, indemnities or other transactions specifically described in the Acquisition Documents or any exercise of any set-off of any claims or receivables of the Company (or its Affiliates) arising under or in connection with the Acquisition Documents against any liabilities owed by the Company (or its Affiliates) to the Vendors, their Affiliates or assigns or any payments or other transactions specifically described in the Structure Memorandum (provided that any intermediate steps or actions necessary to implement the transactions described in the Structure Memorandum shall be regarded as a Permitted Transaction);

(d)	subject to the Intercreditor Agreement, any conversion of a loan, credit or any other indebtedness outstanding which is not prohibited under any Finance Document into distributable reserves or share capital of any member of the Group or any other capitalisation, forgiveness, waiver, refinancing (such refinancing to be by way of equity or other intra-Group indebtedness or, as applicable, Permitted Additional Equity), release or other discharge of such loan, credit or indebtedness, in each case on a cashless basis; and

(e)	any repurchase of shares in any person upon the exercise of warrants, options or other securities convertible into or exchangeable for shares if such shares represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for shares as part of a "cashless" exercise;

(f)	where necessary to comply with tax or other legislation, any conversion of loans between members of the Group into distributable reserves or, if required to so comply, registered share capital; and

(g)	any transaction permitted by the Majority Lenders.

Permitted Treasury Transaction means:

(a)	the hedging agreement existing on the Closing Date to the extent (i) disclosed to the Agent before the Signing Date and (ii) complying with the Intercreditor Agreement requirements, if applicable;

(b)	any Treasury Transaction permitted by the Majority Lenders;

(c)	the Hedging Agreements and any Treasury Transactions entered into for the purpose of managing the exposure of a member of the Group in connection with the Facilities; and

(d)	any Treasury Transaction entered into in the ordinary course of business (and not for speculative purposes).

Pro Forma Basis means taking into account adjustments to be made in accordance with Clause 26.4 (Pro Forma Basis).

Qualifying Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

Qualifying Listing means a Listing of a Listed Entity which does not constitue or result in a Change of Control provided that immediately following such Listing the Leverage Ratio calculated on the last last known Leverage Ratio (taking into account the amount, if any, of the Listing Net Proceeds applied on or towards the prepayment of the Facilities) is no greater than 3.00:1.

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Quarter Date means each of 31 March, 30 June, 30 September and 31 December.

Quarter Period means the period commencing on the day immediately following a Quarter Date and ending on the next occurring Quarter Date.

Quarterly Financial Statements has the meaning given to that term in Clause 25 (Information Undertakings).

Quasi-Security means any arrangement or transaction pursuant to which a person:

(a)	sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by such person or any of its Affiliates;

(b)	sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)	enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Indebtedness or of financing the acquisition of an asset.

Quotation Day means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is euro) two TARGET Days before the first day of that period; or

(b)	(for any other currency) two London business days (for which banks are opened for general business in London) before the first day of that period,

unless market practice differs in the Relevant Market for that currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

Reference Bank Quotation means any quotation supplied to the Agent by a Base Reference Bank or an Alternative Reference Bank.

Reference Leverage Ratio means:

(a)	provided that the Acquisition does not occur, 4.7:1; and

(b)	provided that the Acquisition occurs, 5.0:1.

Refinancing Certain Funds Default has the meaning given to that term in Clause 4.5 (Utilisations during the Certain Funds Period).

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Refinancing Certain Funds Period means in respect of Facility B1, Facility B2 and the Original Revolving Facility, the period from and including the Signing Date to and including the earlier of:

(a)	11.59 p.m. (London time) on the Refinancing Closing Date;

(b)	11.59 p.m. (London time) on the date which is 3 months following the counter-signature of the Commitment Letter, being 8 February 2018; and

(c)	any other date that will be agreed between the Obligors’ Agent and all the Lenders under Facility B1, Facility B2 and the Original Revolving Facility;

Refinancing Closing Date means the date on which the refinancing of the Existing Debt occurs.

Refinancing Facility has the meaning given to such term in Clause 2.4(b)(ii) (Refinancing Facility).

Refinancing Facility Borrower means each member of the Group identified in the applicable Refinancing Facility Notice as a Borrower in respect of the applicable Refinancing Facility (provided that if any such member of the Group is not already a Borrower it shall accede as an Additional Borrower in respect of the Refinancing Facility in accordance with Clause 31 (Changes to the Obligors)) unless it has ceased to be a Borrower in accordance with Clause 31 (Changes to the Obligors).

Refinancing Facility Commitments means any Refinancing Term Facility Commitment or Refinancing Revolving Facility Commitment.

Refinancing Facility Lender means a Refinancing Term Facility Lender or a Refinancing Revolving Facility Lender.

Refinancing Facility Loan means, in respect of any Refinancing Facility Commitments, a Loan made by the Refinancing Facility Lenders in respect of those Refinancing Facility Commitments.

Refinancing Facility Notice has the meaning given to that term in Clause 2.4 (Refinancing Facility).

Refinancing Funds Flow Statement has the meaning given to that term in Part 2 of Schedule 2 (Documentary Conditions Precedent).

Refinancing Revolving Facility has the meaning given to such term in paragraph (b)(ii) of Clause 2.4 (Refinancing Facility).

Refinancing Revolving Facility Commitment means:

(a)	in relation to any Refinancing Revolving Facility Lender, the amount identified in that Refinancing Facility Notice and the amount of any of those Refinancing Revolving Facility Commitments transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any of those Refinancing Revolving Facility Commitments transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement

Refinancing Revolving Facility Lender means:

(a)	any Lender, bank or other financial institution, trust or fund or other entity which signs a Refinancing Facility Notice and so confirms its willingness to provide all or part of a Refinancing Revolving Facility in accordance with Clause 2.4 (Refinancing Facility); and

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(b)	any other bank or financial institution, trust or fund which has become a Party as a Lender under any Refinancing Revolving Facility in accordance with Clause 29 (Changes to the Lenders).

Refinancing Revolving Facility Loan means a loan made or to be made under a Refinancing Revolving Facility or the principal amount outstanding for the time being of that Loan.

Refinancing Term Facility has the meaning given to such term in paragraph (b)(i) of Clause 2.4 (Refinancing Facility).

Refinancing Term Facility Commitment means:

(a)	in relation to any Refinancing Term Facility Lender, the amount identified in that Refinancing Facility Notice and the amount of any of those Refinancing Term Facility Commitments transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any of those Refinancing Term Facility Commitments transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement

Refinancing Term Facility Lender means:

(a)	any Lender, bank or other financial institution, trust or fund or other entity which signs a Refinancing Facility Notice and so confirms its willingness to provide all or part of a Refinancing Term Facility in accordance with Clause 2.4 (Refinancing Facility); and

(b)	any other bank or financial institution, trust or fund which has become a Party as a Lender under any Refinancing Term Facility in accordance with Clause 29 (Changes to the Lenders.

Refinancing Term Facility Loan means a loan made or to be made under a Refinancing Term Facility or the principal amount outstanding for the time being of that Loan.

Refinancing Term Facility Repayment Date means, in the case of a Refinancing Term Facility, the repayment date or dates as agreed with the relevant Refinancing Term Facility Lenders, in each case (subject to Clause 2.4 (Refinancing Facility)) falling on or after the Termination Date for Facility B.

Regulation means Regulation U and Regulation X of the Board.

Related Fund in relation to a fund or account (the first fund), means a fund or account which is managed or advised directly or indirectly by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Date has the meaning given to that term in paragraph (c) of Clause 10.1 (Repayment of Term Loans).

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its jurisdiction of incorporation or formation;

(b)	any jurisdiction where it conducts a substantial part of its physical operations and business; and

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(c)	the jurisdiction whose laws govern the perfection of any of the Transaction Security Documents entered into by it.

Relevant Market means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

Relevant Period has the meaning given to that term in Clause 26.1 (Financial definitions).

Renewal Request means a written notice delivered to the Agent in accordance with Clause 6.6 (Renewal of a Letter of Credit).

Repayment Date means a Facility B Repayment Date, an Additional Term Facility Repayment Date, a Refinancing Term Facility Repayment Date or the last day of an Interest Period for an Original Revolving Facility Loan, an Additional Revolving Facility Loan or a Refinancing Revolving Facility Loan.

Repayment Instalment means (if applicable) any instalment for repayment applying to an Additional Term Facility.

Repeating Representations means each of the representations set out in Clauses 24.1 (Status) to 24.6 (Governing law and enforcement) (each inclusive), paragraphs (b) and (c) of Clause 24.11 (Financial Statements) and in Clauses 24.23 (Sanctions) to 24.26 (Anti-money Laundering) (included).

Reports means the Group Accountant's Reports, the Commercial Due Diligence Reports, the Legal Due Diligence Reports, the Structure Memorandum and the Target Financial, Tax and IT Due Diligence Report.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Resignation Letter means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

Retained Excess Cashflow means any Excess Cashflow not required to be applied in prepayment of the Facilities.

Retained Net Proceeds means Net Proceeds and Listing Net Proceeds not required to be applied in prepayment of the Facilities.

Revolving Facilities means the Original Revolving Facility and any Additional Revolving Facility and any Refinancing Revolving Facility.

Revolving Facilities Commitments means the Original Revolving Facility Commitment and the Additional Revolving Facility Commitments and the Refinancing Revolving Facility Commitments.

Revolving Facility Borrower means:

(a)	the Original Borrowers under the Original Revolving Facility;

(b)	any Additional Borrower under the Additional Revolving Facility; and

(c)	any Refinancing Facility Borrower under the Refinancing Revolving Facility,

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unless, in each case, it shall have ceased to be a Revolving Facility Borrower under Clause 31 (Changes to the Obligors).

Revolving Facility Financial Condition means the aggregate amount of all outstanding Original Revolving Facility Loans and Letter of Credit which have been drawn to support cash drawings or net cash drawings under any Ancillary Facility, in each case, under or in respect of the Original Revolving Facility exceeds 35 per cent of the Total Original Revolving Facility Commitments.

Revolving Facility Lender means an Original Revolving Facility Lender or an Additional Revolving Facility Lender or a Refinancing Revolving Facility Lender.

Rollover Loan means one or more Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans:

(a)	made or to be made on the same day that:

(i)	a maturing Loan under the same Facility is due to be repaid; or

(ii)	a demand by the Agent pursuant to a drawing in respect of a Letter of Credit or payment of an amount outstanding under an Ancillary Facility that is carved out of that Original Revolving Facility or that Additional Revolving Facility or that Refinancing Revolving Facility (as applicable) is due to be met;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Loan under that Facility or Ancillary Facility Utilisation or the relevant claim in respect of that Letter of Credit;

(c)	in the same currency as the maturing Loan under that Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)) or the relevant claim in respect of that Letter of Credit or an Ancillary Facility Utilisation; and

(d)	made or to be made to the same Borrower (or, if applicable in the case of an Ancillary Facility Utilisation, that Borrower's Affiliate) for the purpose of:

(i)	refinancing that maturing Loan or Ancillary Facility Utilisation; or

(ii)	satisfying the relevant claim in respect of that Letter of Credit.

S&P means Standard and Poor's Rating Services.

Sanctioned Country means (i) any country or other territory that is, or whose government is, the target of comprehensive, country-wide or territory-wide Sanctions, which, as of the Signing Date, include Cuba, Iran, North Korea, the Crimea region of Ukraine (as defined and construed in the applicable Sanctions laws and regulations) and Syria and (ii) Sudan.

Sanctions means economic or financial sanctions or trade embargoes or any restrictive measures enacted, imposed, administered or enforced from time to time by any Sanctions Authority, including the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation administered by OFAC.

Sanctions Authority means:

(a)	the United States of America;

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(b)	the United Nations Security Council;

(c)	the European Union;

(d)	the United Kingdom;

(e)	the French Republic; or

(f)	the respective governmental institutions of any of the foregoing including, without limitation, the OFAC, the US Department of Commerce, the US Department of State, any other agency of the US government, Her Majesty's Treasury or any other relevant government authority enacting, administering or imposing Sanctions applicable by law to a Lender or an Obligor.

Sanctioned Person means any person that is:

(a)	listed on, or owned or controlled by a person listed on, a Sanctions List;

(b)	any person organised, having its registered office in, or (to the knowledge and belief of the Obligors’ Agent) resident or operating in a Sanctioned Country;

(c)	any person directly or indirectly owned or controlled by any such person or persons.

Sanctions List means any of the lists of specifically designated nationals or designated or sanctioned individuals or entities (or equivalent) issued by any Sanctions Authority, each as amended, supplemented or substituted from time to time.

Screen Rate means:

(a)	in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on the appropriate page of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg;

(b)	in relation to LIBOR, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on the appropriate page of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg;

(c)	in relation to SIBOR, the Singapore interbank offered rate administered by ABS Benchmarks Administration Co Pte. Ltd. (or any other entity or person which takes over the administration of that rate) for SGD and the relevant period displayed on the appropriate page of the Bloomberg screen or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg, in each case, if the agreed page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate, in each case, after consultation with the Obligors’ Agent and the Lenders.

Secured Parties means each Finance Party from time to time party to this Agreement, any Receiver or Delegate.

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Security means any mortgage, charge (fixed or floating), pledge, lien, assignment for security purposes (including the German law concept of Sicherungsabtretung) hypothecation, security transfer of title, preference, priority, assignment, encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature of Security; provided that in no event shall an operating lease or a license of Intellectual Property be deemed to constitute Security or a Security Interest.

Selection Notice means a notice substantially in the form set out in Part 3 of Schedule 3 (Requests and Notices) given in accordance with Clause 15 (Interest Periods) in relation to a Term Facility.

Separate Loan has the meaning given to that term in Clause 10.2 (Repayment of Revolving Facility Loans.

Shareholders' Agreement means the shareholders' agreement dated 16 December 2015 and entered into between the Original Investors with respect to Topco.

Shareholder Loan means any Indebtedness under a Shareholder Loan Agreement.

Shareholder Loan Agreement means any document, agreement or instrument (other than this Agreement) under which any Indebtedness is or becomes due, owing or incurred (directly or indirectly) by the Topco as lender and the Parent as borrower which Indebtedness and rights of Topco are subject to the Intercreditor Agreement.

SIBOR means, in relation to any Loan in SGD:

(a)	the applicable Screen Rate as of the Specified Time for SGD and for a period equal in length to the Interest Period of that Loan; or

(b)	as otherwise determined pursuant to Clause 16.1 (Unavailability of Screen Rate),

and if any such rate is below zero, SIBOR will be deemed to be zero.

Signing Date means the date on which this Agreement is signed.

Specified Time means a day or time determined in accordance with Schedule 10 (Timetables).

Spanish Capital Companies Law means Real Decreto Legislativo 1/2010, de 2 de Julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital, as amended from time to time.

Spanish Civil Procedural Law means Ley 1/2000 de 7 de enero, de Enjuiciamiento Civil.

Spanish Commercial Code means the Spanish Código de Comercio, as amended from time to time.

Spanish Guarantor means each Guarantor incorporated under Spanish law.

Spanish Insolvency Law means Ley 22/2003 de 9 de julio, Concursal.

Spanish Obligor means an Obligor incorporated in Spain.

Spanish Public Document means a documento público, executed before a Spanish public notary, being either an escritura pública or a póliza.

Sponsor means Eurazeo (692 030 992 RCS Paris).

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Sponsor Affiliate means the Sponsor, each of its Affiliates (other than a member of the Group), any trust of which the Sponsor or any of its Affiliates is a trustee, any partnership of which the Sponsor or any of its Affiliates (other than a member of the Group) is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Sponsor, any member of the corporate bodies of the Sponsor or any of its Affiliates (other than a member of the Group), provided that any such trust, fund or other entity which has been established solely for the purpose of making, purchasing or investing in loans or debt securities and which is managed or controlled independently from all other trusts, funds or other entities managed or controlled by the Sponsor or any of its Affiliates which have been established for the primary or main purpose of investing in the share capital of companies shall not constitute a Sponsor Affiliate.

Sponsor Investors means companies controlled by, and funds managed and/or advised, by the Sponsor and/or any Sponsor Affiliate, other than members of the Group, and any successors to such companies or funds, provided that such successors are managed or advised by the Sponsor and/or any Sponsor Affiliate.

Structural Adjustment has the meaning given in Clause 41.4 (Structural Adjustments).

Structure Memorandum means the tax structure memorandum prepared by Allen & Overy LLP and to be delivered as a condition precedent in accordance with Schedule 2 (Documentary Conditions Precedent).

Subsidiary means in relation to any company, corporation or other legal entity (a Holding Company), a company, corporation, or other legal entity:

(a)	which is controlled, directly or indirectly, by the holding company;

(b)	more than half of the issued share capital of which is legally and/or beneficially owned, directly or indirectly, by the holding company; or

(c)	which is a subsidiary of another subsidiary of the holding company,

and control for this purpose has the meaning given to it in article L. 233-3 of the French Commercial Code.

Super Majority Lenders means a Lender or Lenders whose Commitments aggregate 80% or more of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated 80% or more of the Total Commitments immediately prior to that reduction).

Target means Planet Payment, Inc., a Delaware corporation.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.

Target Financial, Tax, and IT Due Diligence Report means the financial, tax and IT due diligence report prepared by KPMG dated 17 October 2017.

Target Group means the Target and its Subsidiaries from time to time.

Taxes means any tax, levy, impost, duty or withholding or any other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Tax and Taxation shall be construed accordingly.

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TEG Letter means each letter from the Agent provided from time to time to each French Borrower pursuant to Clause 14.5 (Effective global rate (taux effectif global))).

Tender Offer means the tender offer to be launched by Fintrax US Acquisition Subsidiary, Inc in respect of the shares of the Target.

Tender Offer Document means the initial offer to purchase and all other material documents entered into by the Company or Fintrax US Acquisition Subsidiary, Inc in connection with the Tender Offer, such documents, including all exhibits thereto, as they may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

Term Facility means Facility B, an Additional Term Facility or a Refinancing Term Facility.

Term Facility Lenders means the Facility B Lenders, the Additional Term Facility Lender and the Refinancing Term Facility Lender.

Term Loan means a Facility B Loan, an Additional Term Facility Loan or a Refinancing Term Facility Loan.

Termination Date means:

(a)	in relation to Facility B, the date falling 84 Months after the Refinancing Closing Date;

(b)	in relation to the Original Revolving Facility, the date falling 72 Months after the Refinancing Closing Date;

(c)	in relation to an Additional Term Facility, the date specified as such in any Additional Facility Notice, provided that such date shall not be prior to the date falling 84 Months after the Refinancing Closing Date;

(d)	in relation to an Refinancing Term Facility, the date specified as such in any Refinancing Facility Notice, provided that such date shall not be prior to the date falling 84 Months after the Refinancing Closing Date;

(e)	in relation to an Additional Revolving Facility, the date specified as such in any Additional Facility Notice, provided that such date shall not be prior to the date falling 72 Months after the Refinancing Closing Date; and

(f)	in relation to a Refinancing Revolving Facility, the date specified as such in any Refinancing Facility Notice, provided that such date shall not be prior to the date falling 72 Months after the Refinancing Closing Date.

Third Party Disposal means the disposal of an Obligor to a person which is not a member of the Group where that disposal is permitted under Clause 27.15 (Disposals) or made with the approval of the Majority Lenders (and the Obligors’ Agent has confirmed this is the case).

Ticking Fee Commencement Date has the meaning given to it in Clause 17.2 (Ticking fee).

Topco means Franklin Ireland Topco Limited a company incorporated in Ireland with registration number 572921and having registered address at 10 Earlsfort Terrace, Dublin 2, Ireland.

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Total Additional Facility Commitments means (upon their becoming committed) the aggregate amount of any Total Additional Revolving Facility Commitments and any Total Additional Term Facility Commitments made available from time to time.

Total Additional Revolving Facility Commitments means (upon their becoming committed) the aggregate amount of any Additional Revolving Facility Commitments made available from time to time.

Total Additional Term Facility Commitments means (upon their becoming committed) the aggregate amount of any Additional Term Facility Commitments made available from time to time.

Total Commitments means the aggregate of the Total Facility B Commitments, the Total Additional Facility Commitments, the Total Refinancing Facility Commitments (to the extent a Refinancing Facility has been committed up to an amount equal to the Total Refinancing Facility Commitments) and the Total Original Revolving Facility Commitments.

Total Facility B Commitments means the aggregate of the Facility B1 Commitments and the Facility B2 Commitments and the Facility B3 Commitments.

Total Facility B1 Commitments means the aggregate of the Facility B1 Commitments, being in aggregate EUR250,000,000 at the Signing Date.

Total Facility B2 Commitments means the aggregate of the Facility B2 Commitments, being in aggregate EUR8,400,000 at the Signing Date.

Total Facility B3 Commitments means the aggregate of the Facility B3 Commitments, being in aggregate EUR96,600,000 at the Signing Date.

Total Original Revolving Facility Commitments means the aggregate of the Original Revolving Facility Commitments, being EUR65,000,000 at the Signing Date.

Total Refinancing Facility Commitments means (upon their becoming committed) the aggregate amount of any Refinancing Revolving Facility Commitments and any Refinancing Term Facility Commitments made available from time to time.

Total Refinancing Revolving Facility Commitments means (upon their becoming committed) the aggregate amount of any Refinancing Revolving Facility Commitments made available from time to time.

Total Refinancing Term Facility Commitments means (upon their becoming committed) the aggregate amount of any Refinancing Term Facility Commitments made available from time to time.

Total Revolving Facilities Commitments means the aggregate of the Total Additional Revolving Facility Commitments, the Total Refinancing Revolving Facility Commitments and the Total Original Revolving Facility Commitments.

Transaction means the Acquisition and the refinancing of the Existing Debt.

Transaction Documents means:

(a)	the Finance Documents;

(b)	the Acquisition Documents; and

(c)	the Equity Documents.

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Transaction Security means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (or any of them) pursuant to the Transaction Security Documents.

Transaction Security Documents means each of the documents listed as being a Transaction Security Document in Part 2 of Schedule 2 (Documentary Conditions Precedent) and any document required to be delivered to the Agent under Part 3 of Schedule 2 (Documentary Conditions Precedent) together with any other document entered into by any Obligor or any security grantor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors or security grantors under any of the Finance Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

Treasury Transaction has the meaning given to that term in Clause 26.1 (Financial definitions).

UK Qualifying Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

UK Treaty Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Bankruptcy Code means the US Bankruptcy Code (Title 11 of the US Code), as amended.

US Group means Target and its Subsidiaries from time to time and US Group Member means any of them.

US Qualifying Lender has the meaning given to it in Clause 18 (Tax Gross Up and Indemnities).

US Tax Obligor means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means a Loan or a Letter of Credit.

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made or the relevant Letter of Credit is to be issued.

Utilisation Request means a notice substantially in the relevant form set out in Part 1 of Schedule 3 (Requests and Notices).

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VAT means:

(a)	any Tax charged in accordance with the Value Added Tax Act 1994, as may be amended or substituted from time to time;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above or imposed elsewhere.

Vendors means each person specified as a "seller" (or any other equivalent term) in the Merger Agreement.

Waived Amount has the meaning given in Clause 13.8 (Prepayment elections).

White List means the list of eligible transferees or assignees agreed on or before the Signing Date by the Mandated Lead Arrangers and the Obligors’ Agent as the same may be updated from time to time including as provided in paragraph (b) below of Clause 29.3 (Conditions of assignment or transfer).

1.2	Construction

(a)	Unless a contrary indication appears, a reference in this Agreement to:

(i)	any Ancillary Lender, the Agent, any Finance Party, any Hedge Counterparty, any Issuing Bank, any Lender, any Mandated Lead Arranger, any Obligor, any Party, any Secured Party, the Security Agent or any other person shall be construed so as to include its successors in title, permitted assignees and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with the Finance Documents;

(ii)	a document in agreed form is a document which is previously agreed in writing by or on behalf of the Obligors’ Agent and the Agent (acting reasonably);

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	director includes any statutory legal representative(s) of a person pursuant to the laws of its jurisdiction of incorporation;

(v)	a Finance Document or a Transaction Document or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(vi)	guarantee means (other than in Clause 23 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

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(vii)	incur means issue, create, assume, enter into any guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness of a person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be incurred by such Subsidiary at the time it becomes a Subsidiary and the terms "incurred" and "incurrence" have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be "incurred" at the time any funds are borrowed thereunder;

(viii)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	a Lender's participation in relation to a Letter of Credit, shall be construed as a reference to the relevant amount that is or may be payable by a Lender in relation to that Letter of Credit;

(x)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(xi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(xii)	shares or share capital includes shares and other forms of equity or other ownership interests and equity securities such as partnership capital or any other interest that confers on a person the right to a share of the profits and losses of, or distributions of asset of a person (and shareholder and similar expressions shall be construed accordingly);

(xiii)	a provision of law is a reference to that provision as amended or re-enacted;

(xiv)	a time of day is a reference to London time;

(xv)	words importing the singular shall include the plural and vice versa; and

(xvi)	a reference to a matter being permitted under a Finance Document shall be construed also to mean a matter which is not prohibited by that Finance Document and vice versa.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Borrower providing cash cover or cash collateral for a Letter of Credit or an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit (or, as the case may be, Ancillary Facility) to an interest-bearing account in the name of the Borrower and the following conditions being met:

(i)	the account is with the relevant Issuing Bank or the relevant Ancillary Lender for which that cash cover is to be provided;

(ii)	subject to Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), until no amount is or may be outstanding under that Letter of Credit or Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or Ancillary Facility; and

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(iii)	the Borrower has executed a Transaction Security Document over that account, in form and substance satisfactory to the Finance Party with which that account is held, creating a first ranking security interest over that account, subject to the Agreed Security Principles.

(e)	A Default or an Event of Default is continuing if it has not been remedied or waived.

(f)	A reference to an obligation to repay or prepay, or to a Borrower repaying or prepaying, a Letter of Credit or Ancillary Outstandings means:

(i)	that Borrower providing cash cover for that Letter of Credit or in respect of the Ancillary Outstandings;

(ii)	the maximum amount payable under the Letter of Credit or Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Issuing Bank or Ancillary Lender being satisfied that it has no further liability under that Letter of Credit or Ancillary Facility,

and the amount by which a Letter of Credit is, or Ancillary Outstandings are, repaid or prepaid under paragraphs (f)(i) and (f)(ii) above is the amount of the relevant cash cover, reduction or cancellation.

(g)	An amount borrowed includes any amount utilised by way of Letter of Credit or under an Ancillary Facility.

(h)	A Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit.

(i)	Amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit (except to the extent the relevant Borrower has repaid that Letter of Credit).

(j)	An outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time (except to the extent the relevant Borrower has repaid that Letter of Credit).

(k)	Unless a contrary indication appears, a reference to a basket amount, threshold or limit expressed in a particular currency includes the equivalent of such amount, threshold or limit in other currencies.

(l)	Any reference in the Finance Documents to any amount, including, without limitation, Excluded Disposal Proceeds, Excluded Insurance Proceeds, Excess Listing Proceeds, Retained Excess Cashflow and Waived Amounts, being available to be used for a particular purpose, shall be construed to include the aggregate of all such amounts generated since the Signing Date to the extent not already used for another purpose.

(m)	For the purposes of the definitions of Obligor/Non-Obligor Amounts, the Obligor/Non-Obligor Basket, Permitted Acquisition, Permitted Disposal, Permitted Indebtedness, Permitted Guarantee, Permitted Loan, Permitted Payment, Permitted Security and Permitted Share Issue and Clause 27.16 (Arm's length basis), the relevant members of the Group that are intended to accede as Additional Guarantors pursuant to Clause 31.4 (Additional Guarantors) by the relevant deadlines specified therein, but have not yet acceded as Additional Guarantors, shall be deemed to be Obligors from the date of Completion until the date by which they are required to accede as Additional Guarantors for the Obligors’ Agent to comply with Clause 31.4 (Additional Guarantors) (but not thereafter unless and to the extent such entities have already acceded as Additional Guarantors).

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(n)	The determination of the extent to which a rate is for a period equal in length to an Interest Period will disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(o)	A Borrower's obligations on a Letter of Credit becoming due and payable includes the Borrower repaying any Letter of Credit in accordance with paragraph (f) above.

1.3	French terms

In this Agreement, a reference to:

(a)	a winding-up, administration or dissolution includes a redressement judiciaire, a cession totale de l'entreprise, a liquidation judiciaire, a sauvegarde, a sauvegarde accélérée or a sauvegarde financière accélérée under articles L. 620-1 to L. 644-6 of the French Commercial Code;

(b)	a composition, assignment or similar arrangement with any creditor includes a conciliation or a mandat ad hoc under articles L. 611-3 to L. 611-16 of the French Commercial Code;

(c)	a compulsory manager, receiver or administrator includes an administrateur judiciaire, a mandataire ad hoc, a conciliateur, a mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraphs (a) and (b) above;

(d)	a guarantee includes a cautionnement, an aval and any garantie which is independent from the debt to which it relates;

(e)	a lease includes an opération de crédit-bail;

(f)	an issue of shares includes any other form of equity capital contribution, such as contribution to share premium or reserves or any conversion of convertible debt securities into equity;

(g)	a reconstruction includes any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L. 236-1 to L. 236-24 of the French Commercial Code;

(h)	a Security Interest includes any type of security (sûreté réelle) and transfer by way of security; and

(i)	a person being unable to pay its debts includes that person being in a state of cessation des paiements as defined in article L. 631-1 of the French Commercial Code.

1.4	German terms

In Clause 28.7 (Insolvency proceedings) and Clause 28.8 (Creditors' process), where it relates to a German entity of German security, a reference to:

(a)	a “liquidator”, “administrator”, receiver”, “administrative receiver” “compulsory manager” or similar officer includes an insolvency administrator (Insolvenzverwalter), interim insolvency administrator (vorläufiger Insolvenzverwalter) or custodian (Sachwalter) or preliminary custodian (vorläufiger Sachwalter);

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(b)	an order for “winding up” or dissolution” includes an order for liquidation, the opening of insolvency proceedings (Insolvenzeröffungsbeschluss) or for rejection of insolvency proceedings due to lack of funds (Abweisungsbeschluss mangels Masse);

(c)	a “step” or “procedure” taken in connection with insolvency proceedings for a German entity includes it being subject to a filing by a member of the management board of a director of the respective German entity for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) for any of the reasons set out in section 17 to 19 (inclusive) of the German Insolvency Code (Insolvenzordnung) including, for the avoidance of doubt, a filing for preliminary proceedings according to section 270a and 270b German Insolvency Code (Insolvenzordnung);

(d)	“composition” includes any composition in court (gerichtlicher Vergleich) or out of court (außergerichtlicher Vergleich), in each case, with a view to the general readjustment or rescheduling of indebtedness or, for any of the reasons set out in section 17 to 19 German Insolvency Code (Insolvenzordnung); and

(e)	“attachement”, “sequestration”, “distress”, “execution” or analogous procedures including any Beschlagnahme, Pfändung and Zwangsverwaltung.

1.5	Italian terms

In this Agreement, unless the contrary intention appears, a reference to:

(a)	a winding up, bankruptcy, insolvency, administration, dissolution or the like includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (including fallimento, concordato preventivo, amministrazione straordinaria, liquidazione coatta amministrativa, amministrazione straordinaria delle grandi imprese in stato di insolvenza, misure per la ristrutturazione industriale delle grandi imprese in stato di insolvenza) or any other similar proceedings or legal concepts;

(b)	a receiver, administrative receiver, liquidator, commissioner, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore or any other person performing the same function as each of the foregoing;

(c)	a step or procedure taken in connection with insolvency proceedings for any person includes, without limitation, that person formally making a proposal to assign its assets pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), implementing a piano di risanamento, entering into an accordo di ristrutturazione dei debiti pursuant to article 182-bis of the Italian Insolvency Act, an accordo di ristrutturazione con intermediari finanziari or a convenzione di moratoria pursuant to article 182-septies of the Italian Insolvency Act, filing a petition for a concordato preventivo or entering into a similar arrangement for a substantial part of its creditors;

(d)	an assignment, arrangement or composition with or for the benefit of its creditors or the like, includes, without limitation, an arrangement pursuant to Article 1977 of the Italian Civil Code (cessione dei beni ai creditori), a piano di risanamento, an accordo di ristrutturazione dei debiti, a concordato preventivo or a similar arrangement for the a substantial part of creditors;

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(e)	a matured obligation if referred to an Italian Obligor includes, without limitation, any credito liquido ed esigibile and credito scaduto;

(f)	a Security includes, without limitation, any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Legislative Decree No. 385 of 1 September 1993, as amended from time to time), cessione del credito in garanzia, diritto reale di garanzia and any other garanzia reale or other transactions having the same effect as each of the foregoing; and

(g)	an attachment includes a pignoramento.

1.6	Spanish terms

In this Agreement, a reference to:

(a)	an insolvency proceeding includes, without limitation, with respect to a member of the Group incorporated in Spain or with its centre of main interest in Spain a solicitud de declaración de concurso voluntario o necesario, any auto de declaración de concurso or any notice to a competent court pursuant to article 5 bis of the Spanish Insolvency Law;

(b)	a winding-up, administration or dissolution includes, without limitation, disolución, liquidación, procedimiento concursal or any other similar proceedings;

(c)	a composition, assignment or similar arrangement with any creditor includes the celebration of a convenio or propuesta anticipada de convenio or acuerdo de refinanciacion or acuerdo extrajudicial de pagos or refinancing agreement to be judicially sanctioned;

(d)	a compulsory manager, receiver or administrator or the like includes, without limitation, an administrador concursal or any other person performing the same function;

(e)	a guarante includes, without limitation, any guarantee (fianza), performance bond (aval) and an on demand guarantee (garantía a primer requerimiento);

(f)	a matured obligation includes, without limitation, any crédito líquido, vencido y exigible;

(g)	a Security Interest includes, without limitation, any prenda, hipoteca, garantía financiera and any other garantía real, derecho de retención or other transaction having the same effect as each of the foregoing; and

(h)	a person being unable to pay its debts includes that person being in a state of insolvencia or concurso.

1.7	Dutch terms

In this Agreement a reference to:

(a)	a necessary action to authorise includes without limitation:

(i)	any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden); and

(ii)	obtaining a neutral or positive advice from the competent works council(s), provided such advice is either (i) unconditional, or (ii) without any conditions which cannot, in the opinion of the Lenders, reasonably be expected to be satisfied.

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(b)	a Security or security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and, in general any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht).

(c)	a winding-up, administration or dissolution includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden).

(d)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend.

(e)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed notice under section 36 of the Netherlands Tax Collection Act 1990 (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

(f)	a liquidator includes a curator.

(g)	an administrator includes a bewindvoerder.

(h)	an attachment includes a beslag.

(i)	a director means a managing director (bestuurder) and board of directors means its managing board (bestuur).

1.8	Currency symbols and definitions

(a)	€, EUR and euro denote the single currency of the Participating Member States.

(b)	GBP and sterling denote the currency of the United Kingdom.

(c)	USD and US dollars denote the currency of the United States of America.

1.9	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of this Agreement.

(b)	Subject to paragraph (a) of Clause 41.6 (Other exceptions) but notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.10	Adjustment of Baskets

(a)	The Adjustable Baskets may once per year following the prior written request of the Obligors’ Agent be adjusted in accordance with their terms and by reference to the Group's Consolidated EBITDA (calculated on a Pro Forma Basis) set out in the most recently Annual Financial Statements delivered to the Agent. If, as a result of the aforementioned adjustment, the value of any of the baskets is subsequently decreased, any item undertaken or incurred in good faith prior to any decrease shall be grandfathered and shall continue to be permitted notwithstanding that subsequently the relevant baskets have been so reduced following the delivery of the Annual Financial Statements.

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(b)	In relation to any Permitted Acquisition (other than the Acquisition) that is completed following the delivery of the most recently available Annual Financial Statements, if the chief financial officer of the Group provides the Agent with a certificate confirming the Consolidated EBITDA of the target group that is the subject of that acquisition (calculated on a Pro Forma Basis by reference to the most recently available LTM financial statements for that target) (the Target Consolidated EBITDA), the Group's Consolidated EBITDA will be increased by the Target Consolidated EBITDA for the purposes of calculating the adjustments to the relevant baskets with effect from the date of completion of that acquisition until such Target Consolidated EBITDA is included in the Group's Annual Financial Statements in accordance with paragraph (a) above. If, following the aforementioned adjustment, the value of any of the baskets is subsequently decreased upon delivery of the Annual Financial Statements immediately following completion of that acquisition, any item undertaken or incurred in good faith prior to any decrease shall be grandfathered and shall continue to be permitted notwithstanding that subsequently the relevant baskets have been so reduced following the delivery of the Annual Financial Statements.

(c)	For the avoidance of doubt, the amount of each Adjustable Basket shall not be reduced pursuant to the terms of this Agreement below the amount of each Adjustable Basket (respectively) on the Signing Date other than in accordance with Clause 1.14 (Reduction should the Acquisition not occur).

(d)	For the avoidance of doubt, (i) where a Non-Obligor subsequently becomes an Obligor it shall no longer count toward the relevant Non-Obligor limits and (ii) if any amount or transaction qualifies under more than one basket or permitted exceptions, the Obligors’ Agent may classify (and from time to time reclassify) that amount or transaction to a particular basket or permitted exception and will only be required to include that amount or transaction in one of those baskets or exceptions.

(e)	For information purposes only, each Compliance Certificate delivered with the Annual Financial Statements of the Parent will include a confirmation of the relevant basket limits identified in paragraph (a) above in the form set out in Schedule 8 (Form of Compliance Certificate).

1.11	Exchange Rate Fluctuations

When applying baskets, thresholds and other exceptions to Clauses 24 (Representations), 27 (General Undertakings) and 28 (Events of Default), the equivalent to an amount in the relevant currency shall be calculated as at the date of the Group incurring or making the relevant disposal, acquisition, investment, lease, loan, debt or guarantee or taking other relevant action by reference to the Agent's Spot Rate of Exchange. No Event of Default or breach of any representation under Clause 24 (Representations) or undertaking under Clause 27 (General Undertakings) shall arise merely as a result of a subsequent change in the relevant currency equivalent of any relevant amount due to fluctuations in exchange rates.

1.12	Intercreditor Agreement

This Agreement is subject to the Intercreditor Agreement, in the event of any inconsistency between this Agreement and the Intercreditor Agreement, the Intercreditor Agreement shall prevail.

1.13	Personal Liability

Where any natural person gives a certificate or other document or otherwise gives a representation or statement on behalf of any member of the Group pursuant to any provision thereof and such certificate or other document, representation or statement proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, other document, representation or statement being incorrect save where such individual acted fraudulently in giving such certificate, other document, representation or statement (in which case any liability of such individual shall be determined in accordance with applicable law).

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1.14	Reduction should the Acquisition not occur

Notwithstanding anything to the contrary in this Agreement or any other Finance Document, should the Acquisition not occur, all baskets, thresholds, figures, amounts and other flexibility shall be automatically reduced pro rata the EBITDA of the Target Group and all references to such baskets, thresholds, figures, amounts and other flexibility under this Agreement shall be deemed to refer to the relevant amount set out in schedule 17 (Reduction should the Acquisition not occur).

2.	The Facilities

2.1	The Facilities

(a)	Subject to the terms of this Agreement:

(i)	the Facility B Lenders make available to the Facility B1 Borrowers, a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B1 Commitments;

(ii)	the Facility B Lenders make available to the Facility B2 Borrowers, a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B2 Commitments;

(iii)	the Facility B Lenders make available to the Facility B3 Borrowers, a term loan facility in the Base Currency in an aggregate amount equal to the Total Facility B3 Commitments;

(iv)	the Original Revolving Facility Lenders make available to the Original Revolving Facility Borrowers a multicurrency revolving credit facility in an aggregate amount the Base Currency Amount of which is equal to the Total Original Revolving Facility Commitments;

(b)	Subject to the terms of this Agreement, any Additional Facility Notice, any Refinancing Facility Notice and the Ancillary Documents, an Ancillary Lender may make all or part of its Original Revolving Facility Commitment or its Additional Revolving Facility Commitment or its Refinancing Revolving Facility Commitment available to any Borrower of the relevant Facility as an Ancillary Facility.

2.2	Increase

(a)	The Obligors’ Agent may by giving prior notice to the Agent by no later than the date falling ten (10) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 11.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 11.1 (Illegality); or

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(B)	paragraph (a) of Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount in the Base Currency of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(iii)	the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an Increase Lender) selected by the Obligors’ Agent (each of which shall not be a Sponsor Affiliate or a member of the Group) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)	each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)	each Increase Lender shall become a Party as a Lender and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)	any increase in the Commitments relating to a Facility shall take effect on the date specified by the Obligors’ Agent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(A)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Obligors’ Agent, the Increase Lender and the Issuing Bank upon being so satisfied; and

(iii)	in the case of an increase in the Total Revolving Facilities Commitments, the Issuing Bank consenting to that increase.

(c)	Each Obligor and each Finance Party agrees to any extension and ratification of the Transaction Security Documents which may be necessary to grant the Transaction Security in favour of any Increase Lender as a result of an increase in the Total Commitments in respect of any Facility.

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(d)	Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(e)	The Obligors’ Agent shall promptly on demand pay the Agent and the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by either of them and, in the case of the Security Agent, by any Receiver or Delegate in connection with any increase in Commitments under this Clause 2.2.

(f)	The Increase Lender shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 29.4 (Assignment or transfer fee) if the increase was a transfer pursuant to Clause 29.7 (Procedure for assignment) and if the Increase Lender was a New Lender,

(g)	The Obligors’ Agent may pay to the Increase Lender (or procure payment of) a fee in the amount and at the times agreed between the Obligors’ Agent and the Increase Lender in a Fee Letter.

(h)	Clause 29.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant increase;

(ii)	the New Lender were references to that Increase Lender; and

(iii)	a re-transfer and re-assignment were references to respectively a transfer and assignment.

2.3	Additional Facility

(a)	Subject to the provisions of this Clause 2.3, the Obligors’ Agent may at any time and from time to time following the Refinancing Closing Date by giving not less than three (3) Business Days' notice (or such shorter period as may be agreed between the Obligors’ Agent and the Agent), request that one or more Additional Facilities are made available by delivering a notice to the Agent (such notice complying with paragraphs (c) and (d) below, being an Additional Facility Notice). Promptly upon receipt of an Additional Facility Notice, the Agent will forward a copy thereof to each Lender.

(b)	An Additional Facility may include:

(i)	the introduction of one or more additional or replacement tranches or facility; or

(ii)	an increase in, or addition to any Commitment,

provided that the aggregate principal amount does not exceed:

(i)	an unlimited amount, subject to the Leverage Ratio (as confirmed by the Group’s CEO and/or the CFO) pro forma for the incurrence and use of that Additional Facility not exceeding the Reference Leverage Ratio as of the last most recent Quarter Date for which four consecutive Quarterly Financial Statements have been delivered to the Agent, plus

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(ii)	the greater of:

(A)	€70,000,000 (subject to Clause 1.14 (Reduction should the Acquisition not occur)); and

(B)	100% of the Consolidated EBITDA,

provided that (x) amounts are deemed to be incurred under paragraph (i) above prior to being deemed to be incurred under paragraph (ii) above and (y) an amount deemed to be incurred under paragraph (ii) above shall be reduced by the amount of any permanent prepayment of the Facilities.

(c)	Each Additional Facility Notice delivered by the Obligors’ Agent pursuant to paragraph (a) shall set out, in each case, as agreed between the Obligors’ Agent and the relevant Additional Facility Lenders:

(i)	the amount of the Additional Term Facility Commitments and/or Additional Revolving Facility Commitments (as applicable) being allocated to each Additional Facility Lender and their available currencies;

(ii)	the relevant Availability Period and the certain funds terms (if any) applicable to that Additional Facility;

(iii)	the purpose for which the Additional Facility will be used;

(iv)	any commitment, arrangement, underwriting or equivalent fee to be payable to the persons who commit to provide an Additional Facility (which shall be determined by the Obligors’ Agent and the Additional Facility Lenders subject only to paragraph (d)(iii) below);

(v)	any agency fee and security agent fee to be payable to the Agent in respect of that Additional Facility (which shall be determined by the Obligors’ Agent and the Agent);

(vi)	the Margin and any Margin ratchet to apply to that Additional Facility (which shall each be determined by the Obligors’ Agent and the Additional Facility Lenders subject only to paragraph (d)(iii) below);

(vii)	the Termination Date, which (A) in the case of an Additional Term Facility, shall not be prior to the Termination Date for Facility B and (B) in the case of an Additional Revolving Facility, shall not be prior to the Termination Date for the Original Revolving Facility, (in each case, as at the time such Additional Facility is implemented) and the repayment instalments in respect of any Additional Term Facility which shall not provide for any scheduled amortisation repayments to be made prior to the Termination Date for Facility B;

(viii)	the identity of the Borrower(s) under that Additional Facility;

(ix)	how such Additional Facility Loans are to be treated for the purposes of Clause 12.4 (Application of mandatory prepayments and cancellations), which shall be either pari passu with the other Term Loans (in respect of an Additional Term Facility) or pari passu with the Original Revolving Facility Loans (in the case of an Additional Revolving Facility Loan) (or, in each case, such other lower ranking as agreed between the Additional Facility Lenders and the Obligors’ Agent);

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(x)	any applicable guarantee limitations in accordance with the Agreed Security Principles;

(xi)	the terms of any applicable tax-gross up provision (including any additional gross up baskets) applicable to that Additional Facility; and

(xii)	the terms of any rights that the relevant Additional Term Facility Lenders may have to waive prepayments under Clause 13.8 (Prepayment elections).

(d)	Each Additional Facility Notice shall only be valid if:

(i)	it is served on or before the Termination Date of Facility B or, if later, the Termination Date of any then existing Additional Facility;

(ii)	it is signed by the Obligors’ Agent, the relevant Borrower(s) of the Additional Facility and the relevant Additional Facility Lender(s) confirming that the Additional Facility Lenders(s) have agreed to provide such Additional Facility Commitments on the terms of that Additional Facility Notice and this Agreement;

(iii)	in relation to any Additional Term Facility Commitments ranking pari passu with the Facility B and coming into effect within the first 12 Months after the Refinancing Closing Date, the yield in respect of such Additional Term Facility Commitments (as certified to the Agent by the Obligors’ Agent) does not exceed the yield applicable to the Facility B (as increased by any market flex invoked by the Mandated Lead Arrangers) by more than 1.00% per annum (calculated on a fully drawn basis) (the MFN Rate) unless the Margin of the Facility B is increased (at each level of the applicable Margin ratchet) by an amount equal to the amount by which the yield for such Additional Term Facility exceeds the MFN Rate, provided further that the yield shall be calculated as the sum of the highest rate of Margin applicable to Facility B and any original issue discount, arrangement fee and underwriting fee payable to the Facility B Lenders (assuming such Facility is fully drawn), and the effect of any benchmark rate floors on such Facility B, with original issue discount and arrangement or underwriting fees being equated to interest based on an assumed three-year life to maturity.

(e)	The Additional Facility Loan(s) made available under such Additional Facility Commitments will rank pari passu or junior (as agreed between the Obligors’ Agent and the relevant Additional Facility Lenders) in right of payment and right to receive recoveries from the Transaction Security (to the extent lawful) with each other Facility and, subject to the Agreed Security Principles, the Transaction Security to be granted over any assets purchased with the proceeds of any Additional Facility Loans will be shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement such that the Liabilities (as defined in the Intercreditor Agreement) in respect of each Additional Facility shall be treated as Senior Facility Liabilities (as defined in the Intercreditor Agreement) for the purposes of Clause 16.1 (Order of Application) of the Intercreditor Agreement. No Additional Facility may be (i) guaranteed by any person that is not an Obligor or (ii) secured by any Security other than the Transaction Security.

(f)	The Agent and the Security Agent shall (and each Lender hereby authorises it to) enter into any documentation necessary to implement an Additional Facility complying with this paragraph on behalf of the Finance Parties, including amending the Finance Documents (to include, without limitation, changes to or the taking of security and changes to the Intercreditor Agreement (in particular in order for any Additional Facility that is secured on a junior basis, if not already subject to the Intercreditor Agreement, to be subject to appropriate intercreditor arrangements).

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(g)	No consent of any Secured Party is required to establish an Additional Facility (other than the consent of any Secured Party which commits to provide that Additional Facility) and the establishment of an Additional Facility pursuant to this Clause shall only become effective:

(i)	upon execution of the Additional Facility Notice by the Obligors’ Agent and the relevant Additional Facility Lender(s), and delivery of such executed notice to the Agent;

(ii)	in relation to an Additional Facility Lender which is not already a Lender immediately prior to the establishment of the relevant Additional Facility:

(A)	upon that Additional Facility Lender acceding as a party to this Agreement and the Intercreditor Agreement in accordance with Clause 29.12 (Acceding Lender); and

(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that Additional Facility Lender. The Agent shall promptly notify the Obligors’ Agent and the Additional Facility Lender upon being so satisfied; and

(iii)	if no Event of Default (or, if the Additional Facility is being utilised on a "certain funds basis" in connection with a Permitted Acquisition as agreed to by the relevant Additional Facility Lenders, no Certain Funds Default as applied to the Group rather than just Parent and the Obligors’ Agent) is continuing or would occur as a result of a Utilisation under that Additional Facility.

(h)	Upon the establishment of an Additional Facility pursuant to paragraph (g) above, each Additional Facility Lender agrees to make available the Additional Facility Commitments as set out in that Additional Facility Notice.

(i)	Each Obligor confirms:

(i)	the authority of the Obligors’ Agent to agree, implement and establish Additional Facility Commitments in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document granted by it), and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity), any Accession Deed pursuant to which it became an Obligor, any Additional Facility Notice or the terms of the Transaction Security Documents, (to the extent lawful) extend to include the Additional Facility Loans and any other obligations arising under or in respect of the Additional Facility Commitments.

(j)	Each Obligor and each Finance Party agrees to any extension and ratification of the Transaction Security Documents which may be necessary to grant the Transaction Security in favour of any Additional Facility Lender as a result of making available an Additional Facility.

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(k)	Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to (and the relevant Obligor shall promptly upon reasonable request by the Agent or the Security Agent in accordance with the Agreed Security Principles) execute any necessary amendments and/or supplements to the Transaction Security Documents and other Finance Documents (including the execution of additional Transaction Security Documents creating lower-ranking Security for the benefit of the Additional Facility Lenders and any related amendments and/or supplements to the Intercreditor Agreement) as may be required in order to reflect the terms of the Additional Facility and to ensure that any Additional Facility Loans rank as contemplated by paragraph (e) above and that the Transaction Security granted over any assets purchased with the proceeds of any Additional Facility Loans is shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement.

(l)	Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to execute any necessary amendments and/or supplements to the Finance Documents as may be required (and agreed with the Obligors’ Agent) in order to (i) incorporate the appropriate provisions for any Additional Facility Loans in such Finance Document and (ii) amend Clause 18 (Tax Gross Up and Indemnities) on the terms agreed in writing between the Obligors’ Agent and the relevant Additional Facility Lender to the extent applicable to the relevant Additional Facility. If the Additional Facility Loans are Additional Revolving Facility Loans to be utilised as Letters of Credit in respect of which the Issuing Bank will be the issuing bank, any amendments which relate to the rights or obligations of the Issuing Bank shall also require the consent of the Issuing Bank.

(m)	The Obligors’ Agent may at its discretion invite existing Lenders and/or any other person or persons who are not Lenders to provide Additional Facility Commitments and no existing Lender shall have a right of first refusal or right to match.

2.4	Refinancing Facility

(a)	Subject to the provisions of this Clause 2.4 (Refinancing Facility), the Obligors’ Agent may at any time and from time to time following the Refinancing Closing Date by giving not less than three (3) Business Days' notice (or such shorter period as may be agreed between the Obligors’ Agent and the Agent), incur indebtedness for the purposes of any refinancing, exchange or other replacement of all or any part of the Facilities including any Additional Facility (and of any refinancing thereof from time to time) (and all fees, costs, expenses, prepayment premium and similar incurred in connection with such refinancing, exchange or replacement) from time to time (a Refinancing) and the Obligors’ Agent may confirm that one or more Lenders or any other person or persons has agreed to commit to a Refinancing Facility (as defined below) by delivery of a notice to the Agent (such notice complying with paragraphs (c) and (f) below, being an Refinancing Facility Notice).

(b)	A Refinancing may comprise:

(i)	the introduction of an additional term loan facility into the Finance Documents (each a Refinancing Term Facility);

(ii)	the introduction of an additional revolving credit facility (which may be made available as Loans, Letters of Credit and/or Ancillary Facilities) into the Finance Documents (each a Refinancing Revolving Facility, together with the Refinancing Term Facility, each a Refinancing Facility).

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(c)	Each Refinancing Facility Notice delivered by the Obligors’ Agent pursuant to paragraph (a) above shall be irrevocable and will not be regarded as being duly completed unless it specifies in relation to the proposed Refinancing Facility:

(i)	the amount of the Refinancing Term Facility Commitment and/or Refinancing Revolving Facility Commitment (as applicable) being allocated to each Refinancing Facility;

(ii)	the relevant Availability Period applicable to that Refinancing Facility;

(iii)	the currency of the Refinancing Facility;

(iv)	the conditions precedent to the drawdown of that Refinancing Facility;

(v)	any commitment, arrangement, underwriting or equivalent fee to be payable to the persons who commit to provide a Refinancing Facility (which shall be determined by the Obligors’ Agent and the Refinancing Facility Lenders);

(vi)	the Margin and any Margin ratchet to apply to that Refinancing Facility (which shall each be determined by the Obligors’ Agent and the Refinancing Facility Lenders);

(vii)	the Termination Date, which (A) in the case of a Refinancing Term Facility, shall not be prior to the Termination Date for Facility B and (B) in the case of a Refinancing Revolving Facility, shall not be prior to the Termination Date for the Original Revolving Facility, (in each case, as at the time such Refinancing Facility is implemented) and the repayment instalments in respect of any Refinancing Term Facility which shall not provide for any scheduled amortisation repayments to be made prior to the Termination Date for Facility B;

(viii)	the identity of the Borrower(s) under that Refinancing Facility;

(ix)	how such Refinancing Facility Loans are to be treated for the purposes of Clause 12.4 (Application of mandatory prepayments and cancellations), which shall be either pari passu with the other Term Loans (in respect of a Refinancing Term Facility) or pari passu with the Original Revolving Facility Loans (in the case of a Refinancing Revolving Facility Loan) (or, in each case, such other lower ranking as agreed between the Refinancing Facility Lenders and the Obligors’ Agent);

(x)	the Loans and/or Commitments to be refinanced in whole or in part using that Refinancing Facility;

(xi)	the maximum number of Utilisation Requests that may be delivered in respect of that Refinancing Facility;

(xii)	any applicable guarantee limitations in accordance with the Agreed Security Principles;

(xiii)	the other terms of that Refinancing Facility; and

(xiv)	such other information which the Agent may reasonably require in relation to such Refinancing Facility.

(d)	The Refinancing Facility Loan(s) made available under such Refinancing Facility Commitments will rank pari passu or junior (as agreed between the Obligors’ Agent and the relevant Refinancing Facility Lender(s)) in right of payment and right to receive recoveries from the Transaction Security (to the extent lawful) with each other Facility.

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(e)	Subject to the Agreed Security Principles, no Refinancing Facility may be (i) guaranteed by any person that is not an Obligor or (ii) secured by any Security other than the Transaction Security unless the proceeds of such guarantee or security will be shared pari passu with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement.

(f)	No consent of any Secured Party is required to establish a Refinancing Facility (other than the consent of any Secured Party which commits to provide that Refinancing Facility) and the establishment of a Refinancing Facility pursuant to this Clause shall only become effective:

(i)	if the amount of Refinancing Indebtedness does not exceed the amount being refinanced (plus any premium, accrued interest or fees and expenses incurred in connection with such refinancing);

(ii)	upon execution of the Refinancing Facility Notice by the Obligors’ Agent, the relevant Borrower and the relevant Refinancing Facility Lender(s) ), and delivery of such executed notice to the Agent;

(iii)	in relation to a Refinancing Facility Lender which is not already a Lender:

(A)	upon that Refinancing Facility Lender acceding as a party to this Agreement and the Intercreditor Agreement in accordance with Clause 29.12 (Acceding Lender); and

(B)	the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that Refinancing Facility Lender. The Agent shall promptly notify the Obligors’ Agent and the Refinancing Facility Lender upon being so satisfied; and

(iv)	if no Event of Default is continuing or would occur as a result of a Utilisation under that Refinancing Facility.

(g)	Upon the establishment of a Refinancing Facility pursuant to paragraph (d) above, each Refinancing Facility Lender agrees to make available the a Refinancing Facility Commitments as set out in that Refinancing Facility Notice.

(h)	The Obligors’ Agent confirms that if it agrees to covenants, undertakings, events of default or guarantees in respect of a Refinancing Facility that are more onerous or restrictive on members of the Group than the terms of this Agreement as they relate to any other Facility, it will notify the Agent as soon as reasonably practicable and will, as soon as reasonably practicable and no later than thirty (30) Business Days as from the date on which the agreement evidencing such Refinancing Facility is executed, enter into any documentation reasonably required in order to ensure that the other Facilities benefit from such covenants, undertakings, events of default or guarantees to the extent applicable.

(i)	Each Obligor confirms:

(i)	the authority of the Obligors’ Agent to agree, implement and establish Refinancing Facility Commitments in accordance with this Agreement; and

(ii)	that its guarantee and indemnity set out in Clause 23 (Guarantee and Indemnity) (or any applicable Accession Deed or other Finance Document), and all Transaction Security granted by it will, subject only to any applicable limitations on such guarantee and indemnity referred to in Clause 23 (Guarantee and Indemnity), any Accession Deed pursuant to which it became an Obligor, any Refinancing Facility Notice or the terms of the Transaction Security Documents, (to the extent lawful) extend to include the Refinancing Facility Loans and any other obligations arising under or in respect of the Refinancing Facility Commitments.

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(j)	Each Obligor and each Finance Party agrees to any extension and ratification of the Transaction Security Documents which may be necessary to grant the Transaction Security in favour of any Refinancing Facility Lender as a result of making available a Refinancing Facility.

(k)	Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to (and the relevant Obligor shall promptly upon reasonable request by the Agent or the Security Agent in accordance with the Agreed Security Principles execute any necessary amendments and/or supplements to the Transaction Security Documents and other Finance Documents (including the execution of additional Transaction Security Documents creating lower-ranking Security for the benefit of the Refinancing Facility Lenders and any related amendments and/or supplements to the Intercreditor Agreement) as may be required in order to reflect the terms of the Refinancing Facility and to ensure that any Refinancing Facility Loans rank as contemplated by paragraph (h) above and that the Transaction Security granted over any assets purchased with the proceeds of any Refinancing Facility Loans is shared with the Finance Parties (to the extent lawful) on the basis contemplated by the Intercreditor Agreement.

(l)	Each Finance Party agrees, empowers and irrevocably instructs the Agent and the Security Agent to execute any necessary amendments and/or supplements to the Finance Documents as may be required (and agreed with the Obligors’ Agent) in order to (i) incorporate the appropriate provisions for any Refinancing Facility Loans in such Finance Document and (ii) amend Clause 18 (Tax Gross Up and Indemnities) on the terms agreed in writing between the Obligors’ Agent and the relevant Refinancing Facility Lender to the extent applicable to the relevant Refinancing Facility. If the Refinancing Facility Loans are Refinancing Revolving Facility Loans to be utilised as Letters of Credit in respect of which the Issuing Bank will be the issuing bank, any amendments which relate to the rights or obligations of the Issuing Bank shall also require the consent of the Issuing Bank.

(m)	In relation to any Refinancing Facility Commitments:

(i)	except as agreed to the contrary by the Obligors’ Agent and the relevant Refinancing Facility Lenders in accordance with this Clause 2.4, each of the Obligors and any Refinancing Facility Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Refinancing Facility Lender would have assumed and/or acquired had the Refinancing Facility Lender been an Original Lender; and

(ii)	each Refinancing Facility Lender shall become a Party as a "Lender" and any Refinancing Facility Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Refinancing Facility Lender and those Finance Parties would have assumed and/or acquired had the Refinancing Facility Lender been an Original Lender.

(n)	Clause 29.5 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis to this Clause 2.4 in relation to a Refinancing Facility Lender as if references in that clause to:

(i)	an Existing Lender were references to all the Lenders immediately prior to the relevant Refinancing Facility; and

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(ii)	the New Lender were references to that Refinancing Facility Lender.

(o)	The Obligors’ Agent may pay (or procure payment of) to the Refinancing Facility Lender a fee in the amount and at the times agreed between the Obligors’ Agent and the Refinancing Facility Lender(s) in a Fee Letter.

2.5	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.6	Obligors' Agent

(a)	Each Obligor (other than the Obligors’ Agent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Obligors’ Agent (acting through one or more authorised signatories) to act on its behalf as its agent (and, with reference to each Italian Obligor, as its mandatario con rappresentanza for the purposes of Italian law) in relation to the Finance Documents and irrevocably (to the extent permitted by law) authorises:

(i)	the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any document, notices and instructions (including before a Spanish Notary) to make such agreements and to effect the relevant amendments, supplements, extensions, restatements, ratifications, releases and any other variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, together with any other incidental rights, powers, authorities and discretions, with specific power and authorisation to execute any contract with itself (contratto con sè stesso) for the purposes of article 1395 of the Italian Civil Code and notwithstanding any possible conflict of interest in accordance with article 1394 of the Italian Civil Code; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Obligors’ Agent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. Each Obligor (other than the Obligors’ Agent) hereby relieves the Obligors’ Agent, to the extent legally permitted, from the restrictions pursuant to section 181 of the German Civil Code (Bürgerliches Gesetzbuch) for the purpose of acting on its behalf as its agent in relation to the Finance Documents.

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(b)	Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)	For the purpose of the Finance Documents, each Spanish Obligor hereby acknowledges, authorises and releases the Company from any restrictions on self-dealing (autocontratación), multiple representation (multi representación) and conflict of interests (conflicto de intereses) that may be incurred as a consequence of this Clause 2.6 (Obligors' Agent).

2.7	Italian Transparency Rules

Pursuant to and in accordance with the transparency rules (Disposizioni in materia di trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti) applicable to transactions and banking and financial services issued by Bank of Italy on 20 June 2012 and published in the Italian official gazette (Gazzetta Ufficiale) on 30 June 2012 (as amended by a resolution of the Bank of Italy dated 30 September 2016 and published in the Italian official gazette (Gazzetta Ufficiale) on 21 October 2016) (the Transparency Rules), the Parties mutually acknowledge and declare that this Agreement and any of its terms and conditions have been negotiated, with the assistance of their respective legal counsels, on an individual basis and, as a result, this Agreement falls into the category of the agreements "che costituiscono oggetto di trattativa individuale" which are exempted from the application of Section II of the Transparency Rules.

3.	Purpose

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility B1 and Facility B2 (directly or indirectly) towards:

(i)	refinancing the Existing Debt (including any breakage costs, redemption premium or related fees); and/or

(ii)	the payment of fees, costs and expenses in connection with the transactions contemplated under subparagraph (i), including costs and fees under the Finance Documents;

in each case on the Refinancing Closing Date as set out in the Refinancing Funds Flow Statement.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B3 (directly or indirectly) towards:

(i)	Financing the purchase price of the Acquisition (including, for the avoidance of doubt, the Tender Offer and the Merger); and/or

(ii)	The payment of fees, costs and expenses incurred by any member of the Group in connection with the transactions contemplated under subparagraph (i) above (including costs and fees under the Finance Documents);

in each case on the Acquisition Closing Date as set out in the Acquisition Funds Flow Statement.

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(c)	Each Borrower shall apply all amounts borrowed by it under the Original Revolving Facility (including a Letter of Credit or Ancillary Facility) towards:

(i)	in relation to the Original Borrowers:

(A)	the payment of fees, costs and expenses incurred in relation to the Transaction (including OID Fee, upfront fees and/or flex payments under the commitment letter); and/or

(B)	any VAT payable in relation to the Transaction,

(ii)	in relation to any Borrowers:

(A)	the working capital and/or general corporate purposes of the Group (including, without limitation, the funding of (i) capital expenditure, (ii) operational restructurings or Permitted Reorganisations of the Group or (iii) working capital related adjustments (however structured) relating to or arising in connection with the Acquisition, any Permitted Acquisitions and Permitted Joint Ventures);

(B)	satisfaction of the consideration payable for a Permitted Acquisition (other than the Acquisition) or a Permitted Joint Venture;

(C)	the payment of fees, costs and expense incurred in relation to a Permitted Acquisition, a Permitted Joint Venture or the Facilities;

(D)	the refinancing of outstanding indebtedness (including under any hedging agreements) of a target and its subsidiaries or a business or an undertaking acquired pursuant to a Permitted Acquisition (other than the Acquisition) or a Permitted Joint Venture and paying any breakage costs, redemption premium, make-whole costs and other fees, costs and expenses payable in connection with such refinancing and/or acquisition.

(d)	Each Borrower shall apply all amounts borrowed by it under a Refinancing Facility towards the refinancing of Loans and/or Commitments identified in the relevant Refinancing Facility Notice in whole or in part, together with payment of any fees and expenses incurred in connection with such refinancing.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	Conditions of Utilisation

4.1	Initial conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation under Facility B1, Facility B2 and the Original Revolving Facility if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 2 (Documentary Conditions Precedent) and in Part 2 of Schedule 2 (Documentary Conditions Precedent) in form and substance satisfactory to the Agent or receipt of such documents and evidence has been waived by the Agent acting on the instructions of the Majority Lenders. The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied following the receipt of the documents and evidence listed in Part 2 of Schedule 2 (Documentary Conditions Precedent).

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(b)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to any Utilisation under Facility B3 if on or before the Utilisation Date for that Utilisation the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent) in form and substance satisfactory to the Agent or receipt of such documents and evidence has been waived by the Agent acting on the instructions of the Majority Lenders. The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied following the receipt of the documents and evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent).

(c)	The Lenders authorise (and instruct) the Agent to give the notifications referred to in the above paragraphs. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notifications.

4.2	Further conditions precedent

Subject to Clause 4.1 (Initial conditions precedent) will only be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies, if:

(a)	on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	in the case of a Rollover Loan and renewal of any Letter of Credit, no Declared Default has occurred and is continuing; and

(ii)	in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation;

(b)	(in the case of a Loan that is neither a Rollover Loan nor a renewal of any Letter of Credit) on the date of the Utilisation Request and on the proposed Utilisation Date, the Repeating Representations to be made by each Obligor, are true (in all material respects if not already subject to a materiality qualification in the relevant representation and warranty).

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Letter of Credit and an Original Revolving Facility Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the wholesale market for that currency on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is in USD, Singapore Dollar (SGD), Swiss Franc (CHF) or GBP or has been approved by the Agent (acting on the instructions of all the Lenders under the relevant Facility) on or prior to receipt by the Agent of the relevant Utilisation Request for that Utilisation.

(b)	If the Agent has received a written request from the Obligors’ Agent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Obligors’ Agent by the Specified Time:

(i)	whether or not the relevant Lenders have granted their approval; and

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(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency.

4.4	Maximum number of Utilisations

(a)	A Borrower (or the Obligors’ Agent on its behalf) may not deliver a Utilisation Request (or request that a Loan be divided) if as a result of the proposed Utilisation (or division):

(i)	more than one (1) Facility B Loan per tranche of that Facility would be outstanding;

(ii)	more than twenty (20) Original Revolving Facility Loans would be outstanding;

(iii)	more than fifteen (15) Additional Revolving Facility Loans (or such other amount agreed between the Obligors’ Agent, the relevant Additional Revolving Facility Lender(s) and the Agent) would be outstanding; or

(iv)	more ten (10) Additional Term Facility Loans (or such other amount agreed between the Obligors’ Agent, the relevant Additional Term Facility Lender(s) and the Agent) under an Additional Term Facility would be outstanding

(v)	more than fifteen (15) Refinancing Revolving Facility Loans (or such other amount agreed between the Obligors’ Agent, the relevant Refinancing Revolving Facility Lender(s) and the Agent) would be outstanding; or

(vi)	more ten (10) Refinancing Term Facility Loans (or such other amount agreed between the Obligors’ Agent, the relevant Refinancing Term Facility Lender(s) and the Agent) would be outstanding.

(b)	Any Loan made by a single Lender under Clause 8.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

(c)	Any Separate Loan shall not be taken into account in this Clause 4.4.

4.5	Utilisations during the Certain Funds Period

(a)	Subject to Clause 4.1 (Initial conditions precedent) and paragraph (b) below, and notwithstanding any other provisions in the Finance Documents, during the relevant Certain Funds Period in relation to Facility B and the Original Revolving Facility, the Lenders under the relevant Facility will only be obliged to comply with Clause 5.4 (Lenders' participation), Clause 6.5 (Issue of Letters of Credit) or Clause 6.6 (Renewal of a Letter of Credit) in relation to a Facility B Loan and an Original Revolving Facility Utilisation if, on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)	no Major Default has occurred and is continuing;

(ii)	there has not been a Change of Control within the meaning of paragraphs (a) and (b) of the definition of Change of Control;

(iii)	in relation to Facility B1, Facility B2, Facility B3 and Original Revolving Facility, with respect to any Material Company, the representations referred to in Clause 24.1 (Status) to Clause 24.6 (Governing law and enforcement) (included), Clause 24.21 (Holding Companies), Clause 24.23 (Sanctions) to Clause 24.25 (Anti-money Laundering) (included) are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties);

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(iv)	in relation to Facility B3 and Original Revolving Facility, with respect to Fintrax International Holdings Limited only, the representations referred to in Clause 24.1 (Status) to Clause 24.6 (Governing law and enforcement) (included), Clause 24.21 (Holding Companies), Clause 24.23 (Sanctions) to Clause 24.25 (Anti-money Laundering) (included) are true (in all material respects, but only if not already subject to a materiality qualification in the relevant representations and warranties);

(v)	it is not illegal or contrary to applicable law for a Lender to fund its participation in the Certain Funds Utilisations in accordance with Clause 11.1 (Illegality) (provided that in the event it is illegal for a Lender to fund its participation in the Certain Funds Utilisations, this shall not release other Lenders from their obligation to comply with Clause 5.4 (Lenders' participation) in relation to a Certain Funds Utilisation);

(vi)	in respect of Facility B3 only, the Merger Agreement is not terminated for any reason whatsoever; and

(vii)	conditions to closing in the Merger Agreement have not been amended or waived in any material respect from the Lenders' interests perspective without the prior consent of the Agent (which shall act pursuant to the instructions of the Mandated Lead Arrangers),

(b)	During the relevant Certain Funds Period, save in circumstances where, pursuant to paragraphs (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders' participation), Clause 6.5 (Issue of Letters of Credit) or 6.6 (Renewal of a Letter of Credit) and subject as provided in Clause 11.1 (Illegality) and Clause 12.1 (Exit), a Finance Party will not be entitled to exercise any of its rights under the Finance Documents, including (but not limited to) any right to:

(i)	cancel any of its Commitments;

(ii)	rescind, terminate or cancel this Agreement or any Facility;

(iii)	accelerate or require repayment of any Utilisation;

(iv)	refuse to participate in the making of any Loan or Utilisation (including invoking any clauses which provide that Loans or Utilisations can only be made if a Default has not occurred which is continuing and the Repeating Representations are true);

(v)	exercise any right of set-off or counterclaim in respect of any Loan or Utilisation; or

(vi)	take any action or make or enforce any claim under or in respect of any Finance Document,

in each case, to the extent such action would prevent or limit the making of a Certain Funds Utilisation, provided that immediately upon the expiry of the Certain Funds Period, to the extent that the relevant circumstances are continuing, all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(c)	In respect of any Permitted Acquisition/Revolving Facility Certain Funds Utilisation during the Permitted Acquisition/Revolving Facility Certain Funds Period, the Revolving Facilities Commitments shall be made available on a certain funds basis and paragraphs (a) and (b) of this Clause 4.5 shall apply mutatis mutandis in respect of such Revolving Facilities Commitments.

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(d)	If the Lenders in respect of any Additional Facility and the Obligors’ Agent so agree, those Additional Facility Commitments shall be made available on a certain funds basis for such period and on such terms as the Obligors’ Agent and those Lenders shall agree and paragraphs (a) and (b) of this Clause 4.5 shall apply according to such terms.

5.	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower (or the Obligors’ Agent on its behalf) may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request for Loans

(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the relevant Borrower (including any Borrower that will become an Additional Borrower on the proposed Utilisation Date (as applicable)) and the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 15 (Interest Periods).

(b)	Multiple Utilisations may be requested in a Utilisation Request where the proposed Utilisation Date is the Refinancing Closing Date. Only one Utilisation may be requested in each subsequent Utilisation Request.

(c)	The first Utilisation Request may specify the details of any Ancillary Facility and Ancillary Document which the Obligors’ Agent and the relevant Lender have agreed shall become an Ancillary Facility and Ancillary Document for the purposes of this Agreement. From the first Utilisation Date, any such Ancillary Facility and Ancillary Document shall be deemed to be an Ancillary Facility and Ancillary Document under this Agreement.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be:

(i)	in relation to Facility B, the Base Currency;

(ii)	in relation to any other Term Facility, the Base Currency or, if applicable to such Term Facility, an Optional Currency;

(iii)	in relation to the Original Revolving Facility, the Base Currency or any Optional Currency;

(iv)	in relation to any other Revolving Facility, the Base Currency, or if applicable to such Revolving Facility, an Optional Currency.

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(b)	The amount of the proposed Utilisation of an Original Revolving Facility must be:

(i)	if the currency selected is the Base Currency, an amount at least equal to EUR150,000 or, if less, the Available Facility;

(ii)	if the currency selected is an Optional Currency pursuant to paragraph (a)(i) of Clause 4.3 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR150,000 or, if less, the Available Facility; or

(iii)	if the currency selected is an Optional Currency pursuant to paragraph (a)(ii) of Clause 4.3 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; or

(iv)	for an Additional Facility, in a minimum amount agreed by the Obligors’ Agent, the Agent and the relevant Additional Facility Lenders in respect of that Additional Facility.

5.4	Lenders' participation

(a)	If the conditions set out in this Agreement have been met, and subject to Clause 10.2 (Repayment of Revolving Facility Loans), each Lender which has a Commitment under the relevant Facility will make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	If an Original Revolving Facility Utilisation is made to repay Ancillary Outstandings in respect of such Original Revolving Facility, each Lender's participation in that Utilisation will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Original Revolving Facility Utilisations then outstanding in that Original Revolving Facility bearing the same proportion to the aggregate amount of the Revolving Facility Utilisations then outstanding in that Original Revolving Facility as its Original Revolving Facility Commitment in that Original Revolving Facility bears to the total Original Revolving Facility Commitments in that Original Revolving Facility.

(d)	The Agent shall determine the Base Currency Amount of each Original Revolving Facility Loan or applicable Term Loan which is to be made in an Optional Currency and notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan and, if different, the amount of that participation to be made available in accordance with Clause 35.1 (Payments to the Agent) by the Specified Time.

5.5	Limitations on Utilisations

(a)	The Original Revolving Facility shall not be utilised on the Refinancing Closing Date unless Facility B1 and Facility B2 has been utilised in full or has been utilised with the undrawn balance of the outstanding Commitments under that Facility being cancelled in accordance with Clause 5.6 (Cancellation of Commitments) (but, for the avoidance of doubt, the Original Revolving Facility may be utilised contemporaneously with Facility B1 and Facility B2).

(b)	Facility B1 and Facility B2 may only be utilised on the Refinancing Closing Date.

(c)	Facility B3 may only be utilised on the Acquisition Closing Date.

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(d)	No Additional Facility Loan shall be made on the Closing Date (as applicable) and an Additional Facility will not be utilised unless Facility B has been utilised in full or has been utilised with the undrawn balance of the outstanding Commitments under that Facility being cancelled in accordance with Clause 5.6 (Cancellation of Commitments).

5.6	Cancellation of Commitments

(a)	The Facility B1 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B1.

(b)	The Facility B2 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B2.

(c)	The Facility B3 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B3.

(d)	The Original Revolving Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for the Original Revolving Facility.

(e)	Any Additional Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Additional Facility.

(f)	Any Refinancing Facility Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for that Refinancing Facility.

5.7	Clean down

There shall be no clean down requirements in respect of a Revolving Facility under this Agreement.

6.	Utilisation – Letters of Credit

6.1	Revolving Facilities

(a)	The Original Revolving Facility may be utilised by way of Letters of Credit and, subject to the terms of any Additional Facility Notice or any Refinancing Facility Notice, any related Additional Revolving Facility or Refinancing Revolving Facility may also be utilised by way of Letters of Credit.

(b)	Other than Clause 5.5 (Limitations on Utilisations) and Clause 5.6 (Cancellation of Commitments), Clause 5 (Utilisation – Loans) does not apply to Utilisations by way of Letters of Credit.

(c)	In determining the amount of the Available Facility and a Lender's L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement the Available Commitment of a Lender will be calculated ignoring any cash cover provided for outstanding Letters of Credit.

6.2	Delivery of a Utilisation Request for Letters of Credit

A Borrower under the Original Revolving Facility or, if applicable, under an Additional Revolving Facility or a Refinancing Revolving Facility may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

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6.3	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	it specifies that it is for a Letter of Credit;

(b)	it identifies which of the Revolving Facilities is intended to be utilised for the purpose of that Letter of Credit (if applicable);

(c)	it identifies the Borrower of the Letter of Credit and (if not the Borrower) the member of the Group in respect of which the Letter of Credit is to be issued (provided that the Borrower remains liable for payment of claims under the Letter of Credit);

(d)	it identifies the Issuing Bank which has agreed to issue the Letter of Credit;

(e)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to the Original Revolving Facility, the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility (as applicable);

(f)	the currency and amount of the Letter of Credit comply with Clause 6.4 (Currency and amount);

(g)	the form of Letter of Credit is attached;

(h)	the Expiry date of the Letter of Credit falls on or before the Termination Date in relation to the Original Revolving Facility, the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility (as applicable);

(i)	the delivery instructions for the Letter of Credit are specified; and

(j)	the identity of the beneficiary of the Letter of Credit is approved by the Issuing Bank (acting reasonably).

6.4	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility and which is:

(i)	in relation to the Original Revolving Facility:

(A)	if the currency selected is the Base Currency, an amount equal to at least EUR150,000 or, if less, the Available Facility; or

(B)	if the currency selected is an Optional Currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies), an amount at least equal to the equivalent in that currency of EUR150,000 or, if less, the Available Facility; or

(C)	if the currency selected is an Optional Currency pursuant to Clause 4.3 (Conditions relating to Optional Currencies), the minimum amount specified by the Agent pursuant to paragraph (b)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; or

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(ii)	in relation to an Additional Revolving Facility, the minimum amount agreed between the Borrower(s) under that Additional Revolving Facility, the Agent and the relevant Additional Revolving Facility Lender(s); and

(iii)	in relation to a Refinancing Revolving Facility, the minimum amount agreed between the Borrower(s) under that Refinancing Revolving Facility, the Agent and the relevant Refinancing Revolving Facility Lender(s).

6.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	Subject to Clause 4.1 (Initial conditions precedent), the Issuing Bank will only be obliged to comply with paragraph (a) above in relation to a Letter of Credit (other than one to which Clause 4.5 (Utilisations during the Certain Funds Period) applies), if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(i)	in the case of a Letter of Credit to be renewed in accordance with Clause 6.6 (Renewal of a Letter of Credit) no Declared Default has occurred and is continuing;

(ii)	in the case of any other Letter of Credit, no Default is continuing or would result from the proposed Utilisation; and

(iii)	in relation to any Letter of Credit (other than a Renewal Request), the Repeating Representations to be made by each Obligor are true (in all material respects if not already subject to a materiality qualification in the relevant representation and warranty).

(c)	The amount of each Lender's participation in each Letter of Credit will be equal to its L/C Proportion.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.

(e)	The Issuing Bank has no duty to enquire of any person whether or not any of the conditions set out in paragraph (b) above have been met. The Issuing Bank may assume that those conditions have been met unless it is expressly notified to the contrary by the Agent. The Issuing Bank will have no liability to any person for issuing a Letter of Credit based on such assumption.

(f)	The Issuing Bank is solely responsible for the form of the Letter of Credit that it issues. The Agent has no duty to monitor the form of that document.

(g)	Subject to paragraph (i) of Clause 32.7 (Rights and discretions), each of the Issuing Bank and the Agent shall provide the other with any information reasonably requested by the other that relates to a Letter of Credit and its issue.

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6.6	Renewal of a Letter of Credit

(a)	A Borrower (or the Obligors’ Agent on its behalf) may request that any Letter of Credit issued on behalf of that Borrower be renewed by delivery to the Agent of a Renewal Request in substantially similar form to a Utilisation Request for a Letter of Credit by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the condition set out in paragraph (g) of Clause 6.3 (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:

(i)	its amount may be less than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.

(d)	Subject to paragraph (e) below, if the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.

(e)	Where a new Letter of Credit is to be issued to replace by way of renewal an existing Letter of Credit, the Issuing Bank is not required to issue that new Letter of Credit until the Letter of Credit being replaced has been returned to the Issuing Bank or the Issuing Bank is satisfied either that it will be returned to it or that no liability can arise under the existing Letter of Credit.

6.7	Reduction of a Letter of Credit

(a)	If, on the proposed Utilisation Date of a Letter of Credit, any of the Lenders under the Original Revolving Facility is a Non-Acceptable L/C Lender and:

(i)	that Lender has failed to provide cash collateral to the Issuing Bank in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover); and

(ii)	the Borrower of that proposed Letter of Credit has not exercised its right to provide cash cover to the Issuing Bank in accordance with paragraph (g) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), the Issuing Bank may reduce the amount of that Letter of Credit by an amount equal to the amount of the participation of that Non-Acceptable L/C Lender in respect of that Letter of Credit and that Non-Acceptable L/C Lender shall be deemed not to have any participation (or obligation to indemnify the Issuing Bank) in respect of that Letter of Credit for the purposes of the Finance Documents.

(b)	The Issuing Bank shall notify the Agent and the Obligors’ Agent of each reduction made pursuant to this Clause 6.7.

(c)	This Clause 6.7 shall not affect the participation of each other Lender in that Letter of Credit.

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6.8	Revaluation of Letters of Credit

(a)	If any Letter of Credit is denominated in an Optional Currency, the Agent will, at 12 monthly intervals commencing on the first anniversary of the date of issue of such Letter of Credit recalculate the Base Currency Amount of each such Letter of Credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit on the basis of the Agent's Spot Rate of Exchange on the date of calculation.

(b)	If the notional conversion referred to in paragraph (a) above shows that the Base Currency Amount of the Letters of Credit outstanding under the Original Revolving Facility and the Base Currency Amount of the Original Revolving Facility Loans is greater than the Total Original Revolving Facility Commitments, the relevant Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure within three (3) Business Days sufficient Letters of Credit are prepaid, or Original Revolving Facility Loans prepaid, to prevent the Base Currency Amount of the Letters of Credit and Base Currency Amount of all Original Revolving Facility Loans from exceeding the Total Original Revolving Facility Commitments (after deducting the total Ancillary Commitments under the Original Revolving Facility) following any notional conversion under paragraph (a) above.

(c)	If the notional conversion referred to in paragraph (a) above shows that the Base Currency Amount of the Letters of Credit outstanding under an Additional Revolving Facility and the Base Currency Amount of all Additional Revolving Facility Loans under that Additional Revolving Facility is greater than the Total Additional Revolving Facility Commitments in respect of that Additional Revolving Facility, the relevant Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure within three (3) Business Days sufficient Letters of Credit are prepaid, or Additional Revolving Facility Loans under that Additional Revolving Facility prepaid, to prevent the Base Currency Amount of the Letters of Credit and Base Currency Amount of all Additional Revolving Facility Loans under that Additional Revolving Facility from exceeding the Total Additional Revolving Facility Commitments in respect of that Additional Revolving Facility (after deducting the total Ancillary Commitments under the relevant Additional Revolving Facility) following any notional conversion under paragraph (a) above.

(d)	If the notional conversion referred to in paragraph (a) above shows that the Base Currency Amount of the Letters of Credit outstanding under a Refinancing Revolving Facility and the Base Currency Amount of all Refinancing Revolving Facility Loans under that Refinancing Revolving Facility is greater than the Total Refinancing Revolving Facility Commitments in respect of that Refinancing Revolving Facility, the relevant Borrower (or the Obligors’ Agent on its behalf) shall, if so requested by the Agent or the Issuing Bank, within five (5) Business Days of any calculation under paragraph (a) above, ensure within three (3) Business Days sufficient Letters of Credit are prepaid, or Refinancing Revolving Facility Loans under that Refinancing Revolving Facility prepaid, to prevent the Base Currency Amount of the Letters of Credit and Base Currency Amount of all Refinancing Revolving Facility Loans under that Refinancing Revolving Facility from exceeding the Total Refinancing Revolving Facility Commitments in respect of that Refinancing Revolving Facility (after deducting the total Ancillary Commitments under the relevant Refinancing Revolving Facility) following any notional conversion under paragraph (a) above.

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6.9	Amendment of Letters of Credit

The Issuing Bank and the relevant Borrower may at any time agree to amend the terms of any Letter of Credit (other than a change to the fee payable in respect of that Letter of Credit pursuant to paragraph (a) of Clause 17.6 (Fees payable in respect of Letters of Credit)) without the consent of the other Finance Parties provided that the terms of such amended Letter of Credit comply with the provisions of this Clause 6 following such amendment.

6.10	Reduction or expiry of Letter of Credit

If the amount of any Letter of Credit is wholly or partially reduced or it is repaid or prepaid or it expires prior to its Expiry Date, the relevant Issuing Bank and the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall promptly notify the Agent of the details upon becoming aware of them.

6.11	Appointment of additional Issuing Banks

Any Lender which has agreed to the Obligors’ Agent’s request to be an Issuing Bank pursuant to the terms of this Agreement shall become an Issuing Bank for the purposes of this Agreement upon notifying the Agent and the Obligors’ Agent that it has so agreed to be an Issuing Bank and on making that notification that Lender shall become bound by the terms of this Agreement as an Issuing Bank.

7.	Letters of Credit

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable and no claim (as defined in paragraph (a) of Clause 7.2 (Claims under a Letter of Credit)) has been made in respect of that Letter of Credit, the Borrower that requested (or on behalf of which the Obligors’ Agent requested) the issue of that Letter of Credit shall repay or prepay that amount immediately.

7.2	Claims under a Letter of Credit

(a)	Each Borrower and each Revolving Facility Lender irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by that Borrower (or requested by the Obligors’ Agent on its behalf) and which appears on its face to be in order (in this Clause 7, a claim).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)	Each Borrower and each Revolving Facility Lender acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower and each Revolving Facility Lender under this Clause 7 will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

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7.3	Indemnities

(a)	Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank 's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit requested by (or on behalf of) that Borrower.

(b)	Each Original Revolving Facility Lender, Additional Revolving Facility Lender and Refinancing Revolving Facility Lender (as applicable) shall (according to its L/C Proportion) immediately on demand indemnify the relevant Issuing Bank against any cost, loss or liability incurred by that Issuing Bank (otherwise than by reason of that Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Original Revolving Facility Lender or Additional Revolving Facility Lender or Refinancing Revolving Facility Lender (as applicable) is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender's participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its L/C Proportion of the amount demanded.

(d)	The Borrower which requested (or on behalf of which the Obligors’ Agent requested) a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Letter of Credit.

(e)	The obligations of each Lender or Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender or Borrower in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	If a Borrower has provided cash cover in respect of a Lender's participation in a Letter of Credit, the Issuing Bank shall seek reimbursement from that cash cover before making a demand of that Lender under paragraph (b) above. Any recovery made by an Issuing Bank pursuant to that cash cover will reduce that Lender's liability under paragraph (a) above.

(g)	The obligations of any Lender or Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

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(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

7.4	Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover

(a)	If, at any time, a Lender under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility is a Non-Acceptable L/C Lender, the Issuing Bank may, by notice to that Lender, request that Lender to pay and that Lender shall pay, on or prior to the date falling five Business Days after the request by the Issuing Bank, an amount equal to that Lender's L/C Proportion of:

(i)	the outstanding amount of a Letter of Credit; or

(ii)	in the case of a proposed Letter of Credit, the amount of the proposed Letter of Credit,

and in the currency of that Letter of Credit to an interest-bearing account held in the name of that Lender with the Issuing Bank.

(b)	The Non-Acceptable L/C Lender to whom a request has been made in accordance with paragraph (a) above shall enter into a security document or other form of collateral arrangement over the account, in form and substance satisfactory to the Issuing Bank, as collateral for any amounts due and payable under the Finance Documents by that Lender to the Issuing Bank in respect of that Letter of Credit.

(c)	Subject to paragraph (f) below, until no amount is or may be outstanding under that Letter of Credit, withdrawals from such an account may only be made to pay to the Issuing Bank amounts due and payable to it by the Non-Acceptable L/C Lender under the Finance Documents in respect of that Letter of Credit.

(d)	Each Lender under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility shall notify the Agent and the Obligors’ Agent:

(i)	on the Signing Date or on any later date on which it becomes such a Lender in accordance with Clause 2.2 (Increase), Clause 2.3 (Additional Facility), Clause 2.4 (Refinancing Facility) or Clause 29 (Changes to the Lenders) whether it is a Non-Acceptable L/C Lender; and

(ii)	as soon as practicable upon becoming aware of the same, that it has become a Non-Acceptable L/C Lender,

and an indication in Schedule 1 (The Original Parties), any Lender Accession Agreement in respect of an Additional Revolving Facility Letter or a Refinancing Revolving Facility, in a Transfer Certificate, in an Assignment Agreement or in an Increase Confirmation to that effect will constitute a notice under paragraph (d)(i) above to the Agent and, upon delivery in accordance with Clause 29.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice, Refinancing Facility Notice or Lender Accession Agreement to the Obligors’ Agent), to the Obligors’ Agent.

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(e)	Any notice received by the Agent pursuant to paragraph (d) above shall constitute notice to the Issuing Bank of that Lender's status and the Agent shall, upon receiving each such notice, promptly notify the Issuing Bank of that Lender's status as specified in that notice.

(f)	Notwithstanding paragraph (c) above, a Lender which has provided cash collateral in accordance with this Clause 7.4 may, by notice to the Issuing Bank, request that an amount equal to the amount provided by it as collateral in respect of the relevant Letter of Credit (together with any accrued interest) be returned to it:

(i)	to the extent that such cash collateral has not been applied in satisfaction of any amount due and payable under this Agreement by that Lender to the Issuing Bank in respect of the relevant Letter of Credit;

(ii)	if:

(A)	it ceases to be a Non-Acceptable L/C Lender;

(B)	its obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake that Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by that Lender in respect of a Letter of Credit,

and the Issuing Bank shall pay that amount to the Lender within five Business Days of that Lender's request (and shall co-operate with the Lender in order to procure that the relevant security or collateral arrangement is released and discharged).

(g)	To the extent that a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a proposed Letter of Credit, the Issuing Bank shall promptly notify the Obligors’ Agent (with a copy to the Agent) and the Borrower of that proposed Letter of Credit may at any time before the proposed Utilisation Date of that Letter of Credit provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit.

7.5	Requirement for cash cover from Borrower

If:

(a)	a Non-Acceptable L/C Lender fails to provide cash collateral (or notifies the Issuing Bank that it will not provide cash collateral) in accordance with Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) in respect of a Letter of Credit that has been issued;

(b)	the Issuing Bank notifies the Obligors’ Agent (with a copy to the Agent) that it requires the Borrower of the relevant Letter of Credit to provide cash cover to an account with the Issuing Bank in an amount equal to that Lender's L/C Proportion of the outstanding amount of that Letter of Credit and in the currency of that Letter of Credit; and

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(c)	that Borrower has not already provided such cash cover which is continuing to stand as collateral,

then that Borrower shall provide such cash cover within five (5) Business Days of the notice referred to in paragraph (b) above.

7.6	Regulation and consequences of cash cover provided by Borrower

(a)	Any cash cover provided by a Borrower may be funded out of an Additional Revolving Facility Loan or a Refinancing Revolving Facility Loan.

(b)	Notwithstanding paragraph (d) of Clause 1.2 (Construction), the relevant Borrower may request that an amount equal to the cash cover (together with any accrued interest) provided by it pursuant to Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) be returned to it:

(i)	to the extent that such cash cover has not been applied in satisfaction of any amount due and payable under this Agreement by that Borrower to the Issuing Bank in respect of a Letter of Credit;

(ii)	if:

(A)	the relevant Lender ceases to be a Non-Acceptable L/C Lender; or

(B)	the relevant Lender's obligations in respect of the relevant Letter of Credit are transferred to a New Lender in accordance with the terms of this Agreement; or

(C)	an Increase Lender has agreed to undertake the relevant Lender's obligations in respect of the relevant Letter of Credit in accordance with the terms of this Agreement; and

(iii)	if no amount is due and payable by the relevant Lender in respect of the relevant Letter of Credit,

and the Issuing Bank shall pay that amount to that Borrower within five (5) Business Days of that Borrower's request.

(c)	To the extent that a Borrower has complied with its obligations to provide cash cover in accordance with this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower), the relevant Lender's L/C Proportion in respect of that Letter of Credit will remain (but that Lender's obligations in relation to that Letter of Credit may be satisfied in accordance with paragraph (d)(ii) of Clause 1.2 (Construction)). However, the relevant Borrower's obligation to pay any Letter of Credit fee in relation to the relevant Letter of Credit in accordance with paragraph (a) of Clause 17.6 (Fees payable in respect of Letters of Credit) will be reduced proportionately as from the date on which it provides cash cover (and for so long as the relevant amount of cash cover continues to stand as collateral).

(d)	The relevant Issuing Bank shall promptly notify the Agent of the extent to which a Borrower provides cash cover pursuant to this Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover) or Clause 7.5 (Requirement for cash cover from Borrower) and of any change in the amount of cash cover so provided.

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7.7	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	Optional Currencies

8.1	Selection of currency

A Borrower (or the Obligors’ Agent on its behalf) shall select the currency of an Original Revolving Facility Utilisation or an Additional Facility Loan or a Refinancing Facility Loan in the relevant Utilisation Request.

8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on its behalf) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 8.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender's proportion of the Base Currency Amount, or in respect of a Rollover Loan, an amount equal to that Lender's proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Agent's calculations

Each Lender's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders' participation).

9.	Ancillary Facilities

9.1	Type of Facility

An Ancillary Facility may be by way of any of the following (or any combination of the following):

(a)	an overdraft, cheque clearing, credit card, automatic payment or other current account facility;

(b)	a guarantee, bonding or documentary or stand by letter of credit facility;

(c)	a short term loan facility;

(d)	a derivatives facility;

(e)	a foreign exchange facility; and

(f)	any other facility or accommodation as may be required or desirable in connection with the business of the Group and which is agreed by the Obligors’ Agent and the relevant Ancillary Lender.

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9.2	Availability

(a)	If the Obligors’ Agent and a Lender agree and except as otherwise provided in this Agreement, that Lender may provide an Ancillary Facility on a bilateral basis in place of all or part of that Lender's unutilised Original Revolving Facility Commitment and/or Additional Revolving Facility Commitment and/or Refinancing Revolving Facility Commitment (which shall (except for the purposes of (i) determining the Majority Lenders or other votes of Lenders and (ii) of Clause 41.10 (Replacement or Prepayment of Lender)) be reduced by the amount of the Ancillary Commitment under that Ancillary Facility).

(b)	An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Obligors’ Agent:

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:

(A)	the Facility to which it relates;

(B)	the proposed Borrower(s) under the Original Revolving Facility or Additional Revolving Facility or Refinancing Revolving Facility or, subject to Clause 9.11 (Affiliates of Borrowers), Affiliate(s) of a Borrower under the Original Revolving Facility or Additional Revolving Facility or Refinancing Revolving Facility which may use the Ancillary Facility;

(C)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(D)	the proposed type of Ancillary Facility to be provided;

(E)	the proposed Ancillary Lender;

(F)	the proposed Ancillary Commitment, the maximum amount of the Ancillary Facility and, if the Ancillary Facility is an overdraft facility comprising more than one account its maximum gross amount (that amount being the Designated Gross Amount) and its maximum net amount (that amount being the Designated Net Amount); and

(G)	the proposed currency of the Ancillary Facility (if not denominated in the Base Currency); and

(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Obligors’ Agent and the Ancillary Lender.

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9.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Obligors’ Agent.

(b)	Those terms:

(i)	(A) must be based upon normal commercial terms at that time (except as varied by this Agreement), (B) shall provide that performance bonds, stand-by letters of credit and bank guarantees may have the term selected by the relevant Borrower and may only be in favour of beneficiaries agreed to by the relevant Ancillary Lender in accordance with the policy requirements of the Ancillary Lender as to beneficiaries of bonds, stand-by letter of credits and/or guarantees;

(ii)	may allow only Borrowers under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (or Affiliates of Borrowers under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (in each case, as applicable)) in accordance with Clause 9.11 (Affiliates of Borrowers) to use the Ancillary Facility (although it may provide that Borrowers may request bonds, letters of credit or guarantees on behalf of other members of the Group);

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment under that Ancillary Facility;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed that Lender's Available Commitment with respect to the relevant Original Revolving Facility or Additional Revolving Facility or Refinancing Revolving Facility (as applicable); and

(v)	must require either (A) that the Ancillary Commitment is reduced to zero and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date for the Original Revolving Facility or the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility (as applicable) (or such earlier date as the Original Revolving Facility Commitment or the relevant Additional Revolving Facility Commitment or the relevant Refinancing Revolving Facility Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero) or (B) that if the commitment under the relevant Ancillary Facility is able to continue in effect beyond such time (a Continuing Commitment), it will not continue as an Ancillary Commitment under the Facilities and that the Lender providing such commitment will cease to be a Finance Party in relation to the Continuing Commitment and cease to benefit from any rights under the Finance Documents as from such time.

(c)	If a Continuing Commitment arises or will arise, a Finance Party may require the relevant Lender providing such Continuing Commitment to provide such written confirmation of the matters referred to in paragraph (b)(v) as that Finance Party may reasonably require.

(d)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:

(i)	Clause 38.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;

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(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail to the extent necessary to permit the netting of balances on those accounts, subject only to compliance with paragraph (b) of the definition of Permitted Guarantee and paragraph (b) of the definition of Permitted Security; and

(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document,

in which case that term of this Agreement shall not prevail.

(e)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 17.8 (Interest, commission and fees on Ancillary Facilities).

9.4	Repayment of Ancillary Facility

(a)	An Ancillary Facility shall cease to be available on the Termination Date applicable to the Original Revolving Facility or relevant Additional Revolving Facility or relevant Refinancing Revolving Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires or is cancelled (in whole or part) in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any amounts or demand cash cover for any liabilities made available or incurred by it under its Ancillary Facility (except where the Ancillary Facility is provided on a net limit basis to the extent required to bring any gross outstandings down to the net limit) prior to its expiry date unless:

(i)	the Total Revolving Facilities Commitments have been cancelled in full, or all outstanding Utilisations under the Original Revolving Facility, any Additional Revolving Facility and any Refinancing Revolving Facility have become due and payable in accordance with the terms of this Agreement, or the Agent has declared all outstanding Utilisations under the Original Revolving Facility, any Additional Revolving Facility and any Refinancing Revolving Facility immediately due and payable, or the expiry date of the Ancillary Facility occurs; or

(ii)	it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility or it becomes unlawful for any Affiliate of the Ancillary Lender to do so; or

(iii)	the Ancillary Outstandings (if any) under that Ancillary Facility can be refinanced by a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility (in each case, to which that Ancillary Facility relates) and the Ancillary Lender gives sufficient notice to enable a such Utilisation to be made to refinance those Ancillary Outstandings.

(d)	For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility mentioned in paragraph (c)(iii) above can be refinanced by a Utilisation under the Original Revolving Facility or Additional Revolving Facility or Refinancing Revolving Facility (as applicable):

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(i)	the Commitment of the Ancillary Lender in respect of the relevant Facility will be increased by the amount of its Ancillary Commitment; and

(ii)	the Utilisation may (so long as paragraph (c)(i) above does not apply) be made irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings) and irrespective of whether Clause 4.4 (Maximum number of Utilisations) or paragraph (a)(iii) of Clause 5.2 (Completion of a Utilisation Request for Loans) applies.

(e)	On the making of a Utilisation under the Original Revolving Facility or the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility to replace or refinance partially or in full Ancillary Outstandings (as applicable):

(i)	each Lender under the Original Revolving Facility or the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility (as applicable) will participate in that Utilisation in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) then outstanding bearing the same proportion to the aggregate amount of the Utilisations under the Original Revolving Facility or the relevant Additional Revolving Facility or the relevant Refinancing Revolving Facility then outstanding as its Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments or its Additional Revolving Facility Commitments bears to the total Commitments in respect of the relevant Additional Revolving Facility or its Refinancing Revolving Facility Commitments bears to the total Commitments in respect of the relevant Refinancing Revolving Facility (as applicable); and

(ii)	the relevant Ancillary Facility shall be cancelled to the extent of such refinancing.

9.5	Limitation on Ancillary Outstandings

Each Borrower and each Ancillary Lender agrees with and for the benefit of each Lender that:

(a)	the Ancillary Outstandings under any Ancillary Facility provided by that Ancillary Lender shall not at any time exceed the Ancillary Commitment applicable to that Ancillary Facility and where the Ancillary Facility is an overdraft facility comprising more than one account, Ancillary Outstandings under that Ancillary Facility shall not exceed the Designated Net Amount in respect of that Ancillary Facility; and

(b)	where all or part of the Ancillary Facility is an overdraft facility comprising more than one account, the Ancillary Outstandings (calculated on the basis that the words "net of any credit balances on any account of any Borrower of an Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that the credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility" in the definition of that term were deleted) shall not exceed the Designated Gross Amount applicable to that Ancillary Facility.

9.6	Adjustment for Ancillary Facilities under the Original Revolving Facility upon acceleration

(a)	In this Clause 9.6:

Revolving Outstandings means, in relation to a Lender, the aggregate of the equivalent in the Base Currency of:

(i)	its participation in each Original Revolving Facility Utilisation then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Original Revolving Facility), and

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(ii)	if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliates) (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender in respect of the Ancillary Facility).

Total Revolving Outstandings means the aggregate of all Revolving Outstandings.

(b)	If a notice is served under Clause 28.18 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Original Revolving Facility and each Ancillary Lender shall (subject to paragraph (f) below) promptly adjust by corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings their claims in respect of amounts outstanding to them under the Original Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender under the Original Revolving Facility bear the same proportion to the Total Revolving Outstandings as such Lender's Original Revolving Facility Commitment bears to the Total Original Revolving Facility Commitments, each as at the date the notice is served under Clause 28.18 (Acceleration and Cancellation).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the Original Revolving Facility and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 9.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings (less any accrued interest, fees and commission to which the transferor will remain entitled to receive notwithstanding that transfer, pursuant to Clause 29.11 (Pro rata interest settlement).

(e)	All calculations to be made pursuant to this Clause 9.6 shall be made by the Agent based upon information provided to it by the Lenders under the Original Revolving Facility and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(f)	This Clause 9.6 shall not oblige any Lender under the Original Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation of the Original Revolving Facility or in another currency which is acceptable to that Lender.

(g)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided an overdraft comprising more than one account under an Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

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9.7	Adjustment for Ancillary Facilities under an Additional Revolving Facility upon acceleration

(a)	In this Clause 9.7:

Relevant Additional RCF Outstandings means, in relation to a Lender under an Additional Revolving Facility, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation under that Additional Revolving Facility (the Relevant Additional Revolving Facility) then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Relevant Additional Revolving Facility), and (ii) if the Lender is also an Ancillary Lender under the Relevant Additional Revolving Facility, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliates) under the Relevant Additional Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender in respect of those Ancillary Facilities).

Total Relevant Additional RCF Outstandings means the aggregate of all Relevant Additional RCF Outstandings.

(b)	If a notice is served under Clause 28.18 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Relevant Additional Revolving Facility and each Ancillary Lender shall (subject to paragraph (f) below) promptly adjust by corresponding transfers of rights and obligations under the Finance Documents relating to the Total Relevant Additional RCF Outstandings their claims in respect of amounts outstanding to them under the Relevant Additional Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Relevant Additional RCF Outstandings of each Lender under the Relevant Additional Revolving Facility bear the same proportion to the Total Relevant Additional RCF Outstandings as such Lender's Commitment under the Relevant Additional Revolving Facility bears to the total Commitments under the Relevant Additional Revolving Facility, each as at the date the notice is served under Clause 28.18 (Acceleration and Cancellation).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the Relevant Additional Revolving Facility and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Relevant Additional RCF Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Relevant Additional RCF Outstandings made pursuant to this Clause 9.7 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Relevant Additional RCF Outstandings (less any accrued interest, fees and commission to which the assignor will remain entitled to receive notwithstanding that assignment, pursuant to Clause 29.11 (Pro rata interest settlement).

(e)	All calculations to be made pursuant to this Clause 9.7 shall be made by the Agent based upon information provided to it by the Lenders under the Relevant Additional Revolving Facility and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(f)	This Clause 9.7 shall not oblige any Lender under the Relevant Additional Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation under the Relevant Additional Revolving Facility or in another currency which is acceptable to that Lender.

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(g)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided an overdraft comprising more than one account under the relevant Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

9.8	Adjustment for Ancillary Facilities under a Refinancing Revolving Facility upon acceleration

(a)	In this Clause 9.8:

Relevant Refinancing RCF Outstandings means, in relation to a Lender under a Refinancing Revolving Facility, the aggregate of the equivalent in the Base Currency of (i) its participation in each Utilisation under that Refinancing Revolving Facility (the Relevant Refinancing Revolving Facility) then outstanding (together with the aggregate amount of all accrued interest, fees and commission owed to it as a Lender under the Relevant Refinancing Revolving Facility), and (ii) if the Lender is also an Ancillary Lender under the Relevant Refinancing Revolving Facility, the Ancillary Outstandings in respect of Ancillary Facilities provided by that Ancillary Lender (or by its Affiliates) under the Relevant Refinancing Revolving Facility (together with the aggregate amount of all accrued interest, fees and commission owed to it (or to its Affiliates) as an Ancillary Lender in respect of those Ancillary Facilities).

Total Relevant Refinancing RCF Outstandings means the aggregate of all Relevant Refinancing RCF Outstandings.

(b)	If a notice is served under Clause 28.18 (Acceleration and Cancellation) (other than a notice declaring Utilisations to be due on demand), each Lender under the Relevant Refinancing Revolving Facility and each Ancillary Lender shall (subject to paragraph (f) below) promptly adjust by corresponding transfers of rights and obligations under the Finance Documents relating to the Total Relevant Refinancing RCF Outstandings their claims in respect of amounts outstanding to them under the Relevant Refinancing Revolving Facility and each Ancillary Facility to the extent necessary to ensure that after such transfers the Relevant Refinancing RCF Outstandings of each Lender under the Relevant Refinancing Revolving Facility bear the same proportion to the Total Relevant Refinancing RCF Outstandings as such Lender's Commitment under the Relevant Refinancing Revolving Facility bears to the total Commitments under the Relevant Refinancing Revolving Facility, each as at the date the notice is served under Clause 28.18 (Acceleration and Cancellation).

(c)	If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (b) above, then each Lender under the Relevant Refinancing Revolving Facility and each Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Relevant Refinancing RCF Outstandings (to the extent necessary)) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(d)	Any transfer of rights and obligations relating to Relevant Refinancing RCF Outstandings made pursuant to this Clause 9.8 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Relevant Refinancing RCF Outstandings (less any accrued interest, fees and commission to which the assignor will remain entitled to receive notwithstanding that assignment, pursuant to Clause 29.11 (Pro rata interest settlement).

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(e)	All calculations to be made pursuant to this Clause 9.8 shall be made by the Agent based upon information provided to it by the Lenders under the Relevant Refinancing Revolving Facility and Ancillary Lenders and the Agent's Spot Rate of Exchange.

(f)	This Clause 9.8 shall not oblige any Lender under the Relevant Refinancing Revolving Facility to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Finance Document) in either the Base Currency, a currency which has been an Optional Currency for the purpose of any Utilisation under the Relevant Refinancing Revolving Facility or in another currency which is acceptable to that Lender.

(g)	Prior to the application of the provisions of paragraph (b) above, an Ancillary Lender that has provided an overdraft comprising more than one account under the relevant Ancillary Facility shall set off any liabilities owing to it under such overdraft facility against credit balances on any account comprised in such overdraft facility.

9.9	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

9.10	Affiliates of Lenders as Ancillary Lenders

(a)	Subject to the terms of this Agreement, an Affiliate of a Lender under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (as applicable) may become an Ancillary Lender. In such case, other than for the purposes of Clause 18 (Tax Gross Up and Indemnities), the Lender and its Affiliate shall be treated as a single Lender (including for voting purposes) whose Original Revolving Facility Commitment or Additional Revolving Facility Commitment or Refinancing Revolving Facility Commitment (as applicable) is the amount set out opposite the relevant Lender's name in Part 2 of Schedule 1 (The Original Parties) and/or in the relevant Additional Facility Notice and/or in the relevant Refinancing Facility Notice and/or the amount of any such Commitment transferred to or assumed by that Lender under this Agreement, to the extent (in each case) not cancelled, reduced or transferred by it under this Agreement. For the purposes of calculating the Lender's Available Commitment with respect to the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (as applicable), the Lender's Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Obligors’ Agent shall specify any relevant Affiliate of an Original Revolving Facility Lender in any notice delivered by the Obligors’ Agent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability), which shall also provide the confirmation required by Clause 18.5 (Lender Status Confirmation) in respect of such Affiliate.

(c)	An Affiliate of a Lender under an Original Revolving Facility, an Additional Revolving Facility or a Refinancing Revolving Facility which becomes an Ancillary Lender shall accede to the Intercreditor Agreement as an Ancillary Lender and any person which so accedes to the Intercreditor Agreement shall, at the same time, become a Party as an Ancillary Lender in accordance with clause 20.10 (Creditor Accession Undertaking) of the Intercreditor Agreement.

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(d)	If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)	Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

9.11	Affiliates of Borrowers

(a)	Subject to the terms of this Agreement, an Affiliate of an Original Revolving Facility Borrower under the Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (as applicable) (where such Affiliate is itself a member of the Group) may, with the approval of the relevant Ancillary Lender become a borrower with respect to an Ancillary Facility.

(b)	The Obligors’ Agent shall specify the relevant Affiliate of a Borrower under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (as applicable) in any notice delivered by the Obligors’ Agent to the Agent pursuant to paragraph (b)(i) of Clause 9.2 (Availability).

(c)	If any Borrower ceases to be a Borrower under the Original Revolving Facility or an Additional Revolving Facility or a Refinancing Revolving Facility (as applicable) in accordance with Clause 31.3 (Resignation of a Borrower), its Affiliates shall cease to have any rights under this Agreement or any Ancillary Document.

(d)	Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)	Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

(f)	For the avoidance of doubt, an Affiliate of a Borrower with respect to an Ancillary Facility shall not constitute a Borrower for the purposes of Clause 41 (Amendments and Waivers) and the terms of Clause 31.2 (Additional Borrowers) shall not apply to that Affiliate.

9.12	Commitment amounts

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times its Original Revolving Facility Commitment or Additional Revolving Facility Commitment or Refinancing Revolving Facility Commitment (as applicable) is not less than:

(a)	its Ancillary Commitment; or

(b)	the Ancillary Commitment of its Affiliate.

9.13	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 9). In such a case, Clause 41 (Amendments and Waivers) will apply.

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9.14	Voluntary cancellation of Ancillary Facilities

The Obligors’ Agent may, if it gives the Agent and the relevant Ancillary Lender not less than five (5) Business Days' prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

10.	Repayment

10.1	Repayment of Term Loans

(a)	The Borrowers under Facility B shall repay the aggregate Facility B Loans in full on the Termination Date in respect of Facility B.

(b)	Subject always to Clause 2.3 (Additional Facility), the Borrowers under an Additional Facility shall repay the aggregate Additional Facility Loans in the proportions and at the times as agreed with the relevant Lenders.

(c)	Subject always to Clause 2.4 (Refinancing Facility), the Borrowers under a Refinancing Facility shall repay the aggregate Refinancing Facility Loans in the proportions and at the times as agreed with the relevant Lenders.

(d)	The Borrowers may not reborrow any part of a Term Facility which is repaid.

10.2	Repayment of Revolving Facility Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn an Original Revolving Facility Loan or an Additional Revolving Facility Loan or a Refinancing Revolving Facility Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans are to be made available to a Borrower under the relevant Facility:

(A)	on the same day that a maturing Loan under the same Facility is due to be repaid by that Borrower;

(B)	in the same currency as the maturing Loan under the same Facility (unless it arose as a result of the operation of Clause 8.2 (Unavailability of a currency)); and

(C)	in whole or in part for the purpose of refinancing the maturing Loan under the same Facility; and

(ii)	the proportion borne by each Lender's participation in the maturing Loan under that Facility to the amount of that maturing Loan is the same as the proportion borne by that Lender's participation in the new Loans under the relevant Facility to the aggregate amount of those new Loans,

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the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) shall, unless the relevant Borrower or the Obligors’ Agent notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Loan under the relevant Facility so that:

(A)	if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan exceeds the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable):

I.	the relevant Borrower will only be required to make a payment under Clause 35.1 (Payments to the Agent) in an amount in the relevant currency equal to that excess; and

II.	each Original Revolving Facility Lender's or Additional Revolving Facility Lender's or Refinancing Revolving Facility Lender's participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the applicable maturing Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan and that Lender will not be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable); and

(B)	if the amount of the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan is equal to or less than the aggregate amount of the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable):

I.	the relevant Borrower will not be required to make a payment under Clause 35.1 (Payments to the Agent); and

II.	each Original Revolving Facility Lender or Additional Revolving Facility Lender or Refinancing Revolving Facility Lender (as applicable) will be required to make a payment under Clause 35.1 (Payments to the Agent) in respect of its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) only to the extent that its participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) exceeds that Lender's participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan (as applicable) and the remainder of that Lender's participation in the new Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan (as applicable).

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(c)	At any time when an Original Revolving Facility Lender or Additional Revolving Facility Lender or Refinancing Revolving Facility Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as applicable) then outstanding will be automatically extended to the Termination Date applicable to the Original Revolving Facility or the Additional Revolving Facility or the Refinancing Revolving Facility (as applicable) and will be treated as separate Original Revolving Facility Loans or Additional Revolving Facility Loans or Refinancing Revolving Facility Loans (as appropriate) (the Separate Loans) denominated in the currency in which the relevant participations are outstanding.

(d)	If a Revolving Facility Borrower makes a prepayment of an Original Revolving Facility Loan or Additional Revolving Facility Loan or Refinancing Revolving Facility Loan pursuant to Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities), a Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving not less than five (5) Business Days' prior notice to the Agent. The proportion borne by the amount of the prepayment of the Separate Loan to the amount of the Separate Loans shall not exceed the proportion borne by the amount of the prepayment of the Original Revolving Facility Loan to the Original Revolving Facility Loans or the amount of the prepayment of the Additional Revolving Facility Loan to the Additional Revolving Facility Loans or the amount of the prepayment of the Refinancing Revolving Facility Loan to the Refinancing Revolving Facility Loans (as applicable). The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)	Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Revolving Facility Borrower (or the Obligors’ Agent on its behalf) by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)	The terms of this Agreement relating to Original Revolving Facility Loans and Additional Revolving Facility Loans or Refinancing Revolving Facility Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

(g)	All Utilisations of the Revolving Facilities shall be repaid in full on the relevant Termination Date.

10.3	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)	If the Obligors’ Agent cancels the whole or any part of any Available Commitment in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 11.7 (Right of cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 11.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Available Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.2 (Increase)) in respect of any Additional Facility Commitments or any Refinancing Facility Commitments, the amount of the Repayment Instalment (if any) for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

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(b)	If the Obligors’ Agent cancels the whole or any part of any Available Commitment in accordance with Clause 11.3 (Voluntary cancellation) or if the whole or part of any Commitment is cancelled pursuant to Clause 5.6 (Cancellation of Commitments) then in the case of any Additional Facility Commitments or Refinancing Facility Commitments, the amount of the Repayment Instalment (if any) for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(c)	If an Additional Facility Loan or Refinancing Facility Loan is repaid or prepaid in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 11.1 (Illegality) then, other than to the extent that any part of the relevant Commitment is subsequently increased pursuant to Clause 2.2 (Increase), the amount of the Repayment Instalments for each relevant Facility for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Loan relating to such Facility which is repaid or prepaid.

(d)	If any Additional Facility Loan or Refinancing Facility Loan are prepaid in accordance with Clause 11.4 (Voluntary prepayment of Term Loans) then the amount of the Repayment Instalment for each relevant Facility for each Repayment Date falling after that prepayment will reduce in accordance with the allocation of such prepaid amounts against the Repayment Instalments as notified by the Obligors’ Agent in its sole discretion.

11.	Illegality, Voluntary Prepayment and Cancellation

11.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Utilisation or if it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender, shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);

(b)	upon the Agent notifying the Obligors’ Agent, each Available Commitment of that Lender will be immediately cancelled; and

(c)	to the extent that the Lender's participation has not been transferred pursuant to Clause 41.10 (Replacement or Prepayment of Lender), each Borrower shall repay that Lender's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

11.2	Illegality in relation to Issuing Bank

If it becomes unlawful for an Issuing Bank to issue or leave outstanding any Letter of Credit, then:

(a)	that Issuing Bank shall promptly notify the Agent upon becoming aware of that event (which notice shall be withdrawn upon such circumstances ceasing to exist);

(b)	upon the Agent notifying the Obligors’ Agent, the Issuing Bank shall not be obliged to issue any Letter of Credit to the extent that such issuance would be unlawful;

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(c)	to the extent it would be unlawful for any such Letter of Credit to remain outstanding, the Obligors’ Agent shall procure that the relevant Borrower shall use its best endeavours to procure the release of each Letter of Credit issued by that Issuing Bank and outstanding at such time on or before the date specified by the Issuing Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law); and

(d)	unless any other Lender is or has become an Issuing Bank pursuant to the terms of this Agreement, the Original Revolving Facility shall cease to be available for the issue of Letters of Credit until such time as another Lender agrees to be an Issuing Bank.

11.3	Voluntary cancellation

The Obligors’ Agent may, if it gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part of an Available Facility. Any cancellation under this Clause 11.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Term Loans

(a)	A Borrower to which a Term Loan has been made may, if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of that Loan.

(b)	Subject to the provisions of the Intercreditor Agreement, all voluntary prepayments of any Term Loan may be applied against such of the Facilities and in such order (and against such Repayment Instalments and such Loans) as the relevant Borrower (or the Obligors’ Agent) may elect.

(c)	The provisions of paragraphs (a) and (b) above are subject to the Facility B Lenders' rights to waive certain prepayments as set out in Clause 13.8 (Prepayment elections).

(d)	For the avoidance of doubt, no call protection or prepayment fees apply to Facility B, the Original Revolving Facility or (except to the extent permitted in any Additional Facility Notice) any Additional Facility or (except to the extent permitted in any Refinancing Facility Notice) any Refinancing Facility.

11.5	Voluntary prepayment of Utilisations of the Revolving Facilities

A Borrower to which a Loan or a Utilisation of the Revolving Facilities has been made may, if it or the Obligors’ Agent gives the Agent not less than three (3) Business Days' (or such shorter period as the Majority Lenders (as calculated for the Revolving Facilities only) may agree) prior notice, prepay the whole or any part of such Loan or a Utilisation of the Revolving Facilities.

11.6	Right of cancellation and repayment in relation to a single Lender or Issuing Bank

(a)	If:

(i)	any sum payable to any Lender or Issuing Bank by an Obligor is required to be increased under Clause 18.2 (Tax gross up) or required to be repaid in accordance with Clause 11.1 (Illegality) or Clause 11.2 (Illegality in relation to Issuing Bank);

(ii)	any Lender or Issuing Bank claims indemnification from the Obligors’ Agent or an Obligor under Clause 18.3 (Tax indemnity) or Clause 19.1 (Increased costs); or

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(iii)	any amount payable to any Lender by any Obligor under a Finance Document is not, or will not be, (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Obligors’ Agent may, whilst the circumstance giving rise to the requirement for that increase or indemnification or non-deductibility continues, give the Agent notice:

(A)	(if such circumstances relate to a Lender) of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Utilisations; or

(B)	(if such circumstances relate to the Issuing Bank) of repayment of any outstanding Letter of Credit issued by it and cancellation of its appointment as an Issuing Bank under this Agreement in relation to any Letter of Credit to be issued in the future.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation is outstanding may either:

(i)	repay that Lender's participation in that Utilisation together with all interest and other amounts accrued under the Finance Documents; or

(ii)	require that Lender to transfer (in accordance with Clause 29 (Changes to the Lenders) and Clause 41.10 (Replacement or Prepayment of Lender)) its participations in the Facilities (in respect of any Loan, for cash at its nominal amount) to any person which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) that is or, in accordance with Clause 29.12 (Acceding Lender) will become, a Lender willing to assume such participation as the Obligors’ Agent directs.

11.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Obligors’ Agent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

12.	Mandatory Prepayment and Cancellation

12.1	Exit

(a)	Upon the occurrence of:

(i)	a Change of Control; or

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(ii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

(each an Exit Event),

(A)	the Obligors’ Agent shall promptly notify the Agent upon becoming aware of that event and the Agent shall promptly notify the Lenders accordingly; and

(B)	each Lender shall be entitled to cancel its Commitments and require repayment of all of its share of the Utilisations and Ancillary Outstandings and payment of all amounts owing to it under the Finance Documents by notification to the Agent (a Cancellation Notice) within 30 days of the Obligors’ Agent notifying the Agent of the occurrence of the Exit Event, whereupon:

I.	the undrawn Commitments of such Lender shall be cancelled and such Lender shall have no obligation to fund or participate in any new Utilisation or utilisation of an Ancillary Facility; and

II.	on the date falling ten (10) Business Days after such Lender provides notification to the Agent, all outstanding Utilisations provided by such Lender, together with accrued interest, and all other amounts accrued or owing to such Lender under the Finance Documents shall become immediately due and payable (or in the case of a Change of Control which results from a Listing, on the settlement date in respect of that Listing), and the relevant Borrower will immediately prepay all Utilisations and amounts provided by or owing to that Lender.

(b)	Any Lender that does not send to the Agent a Cancellation Notice within 30 days of the Obligors’ Agent notifying the Agent of the occurrence of the Exit Event shall not be able to cancel its Commitments or require repayment of its share of the Utilisations and will be treated as having waived its right to prepayment under this Clause 12.1.

(c)	Notwithstanding paragraph (a) above, prior to the occurrence of a Change of Control, the Obligors’ Agent may (in its sole discretion) notify (at least three (3) Business Days in advance) the Agent that upon the occurrence of a Change of Control the Facilities will be cancelled and all outstanding Utilisations and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable at par.

12.2	Disposal, Insurance and Excess Cashflow

(a)	For the purposes of this Agreement:

Disposal means any sale, transfer or other disposal by a person of any asset, undertaking or business (whether by a voluntary or involuntary single transaction or series of transactions).

Disposal Proceeds means the Net Proceeds received by any member of the Group from any person that is not a member of the Group (including, when received by a member of the Group, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt) for any Disposal made by any member of the Group except for Excluded Disposal Proceeds.

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Excluded Disposal Proceeds means Net Proceeds arising out of:

(i)	a Permitted Disposal (other than a Permitted Disposal falling under paragraphs (g), (n), (p) and (x) of that definition);

(ii)	a Disposal of an individual asset which is not already excluded under paragraph (i) above, to the extent that the Net Proceeds of such Disposal do not exceed EUR500,000 (or its equivalent in other currencies);

(iii)	Disposals not falling under the preceding paragraphs to the extent that the Net Proceeds of such Disposal, when aggregated with the Net Proceeds of other Disposals received in the same Financial Year, do not exceed EUR5,000,000 (or its equivalent in other currencies) (provided that any Disposal Proceeds falling within paragraph (iv) below, shall be excluded from this calculation of aggregate Net Proceeds); or

(iv)	to the extent not falling under the preceding paragraphs, Net Proceeds of a Permitted Disposal other than paragraph (w)(ii) of the definition of Permitted Disposal, to the extent first applied within 12 Months (or such longer period as the Majority Lenders may agree) after receipt or contractually committed to be first applied or designated by the by the board of directors (or equivalent management body) of the Obligors’ Agent or the relevant member of the Group Agent for first application during such 12 Month period (or such longer period as the Majority Lenders may agree) and those proceeds are actually so reinvested within that eighteen (18) Month period) in or towards the financing or refinancing of:

(A)	a Permitted Acquisition, a Permitted Joint Venture, Capital Expenditure or reorganisation; or

(B)	assets to be used in the business of the Group.

Excluded Insurance Proceeds means any Net Proceeds of an Insurance Claim:

(i)	which are received in respect of third party liability, public liability, directors' liability, business interruption, loss of earnings or similar claims; or

(ii)	where the Net Proceeds from any individual insurance claim do not exceed EUR500,000 (or its equivalent in other currencies); or

(iii)	to the extent when aggregated with the Net Proceeds of other Insurance Claims received in the same Financial Year and not falling under the preceding paragraphs do not exceed an amount of EUR2,000,000 (or its equivalent in other currencies) (provided that any Insurance Proceeds falling within paragraph (iv) below, shall be excluded from this calculation of aggregate Net Proceeds); or

(iv)	to the extent that those proceeds are

(a)	first applied within 12 Months (or such longer period as the Majority Lenders may agree) after receipt in meeting or rectifying the liability, loss or damage in respect of which the Insurance Claim was made or to reinvest those proceeds in assets to be used in the business of the Group or in or towards the financing or refinancing of a Permitted Acquisition, a Permitted Joint Venture, Capital Expenditures or reorganization; or

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(b)	contractually committed to be, or designated by the board of directors (or equivalent management body) of the Obligors’ Agent or the relevant member of the Group to be, during such 12 Month period (or such longer period as the Majority Lenders may agree) first applied in meeting or rectifying the liability, loss or damage in respect of which the Insurance Claim was made or first reinvested in assets to be used in the business of the Group or in or towards the financing or refinancing of a Permitted Acquisition, a Permitted Joint Venture, Capital Expenditures or reorganization and those proceeds are actually so applied or reinvested within that eighteen (18) Month period.

Insurance Proceeds means the Net Proceeds of any insurance claim (an Insurance Claim) under any insurance maintained by any member of the Group except for Excluded Insurance Proceeds.

Net Proceeds means the gross total proceeds of any Disposal or Insurance Claim received by any member of the Group in cash (each being an Event) after deducting (and without double counting):

(a)	any costs (including, without limitation, relocation, reorganisation and restructuring costs) and expenses properly and reasonably incurred by any member of the Group with respect to that Event or the underlying loss or damage;

(b)	any Tax (including in connection with any repatriation of funds) incurred and required to be paid or reasonably provided for or in connection with that Event; and

(c)	the amount of any reasonable reserve established in accordance with the Accounting Principles against any liabilities (other than any taxes deducted pursuant to paragraph (b) above) (i) associated with the assets that are the subject of such Event and (ii) retained by the Group; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such an Event occurring on the date of such reduction and available for mandatory prepayment pursuant to Clause 12.4 (Application of mandatory prepayments and cancellations);

(d)	the amount of any Indebtedness secured by a Security Interest on the assets that are the subject of such Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Event;

(e)	in relation to a Disposal:

(i)	any liabilities incurred directly or indirectly in connection with such Disposal; and

(ii)	the repayment any third party debt (other than the Facilities) secured on the assets disposed of that is to be repaid out of those proceeds (subject to any reinvestment rights in respect of those proceeds).

(b)	Prior to a Qualifying Listing, the Obligors’ Agent shall ensure that the Borrowers prepay Utilisations, and cancel Available Commitments, in amounts equal to the following amounts at the times and in the order of application contemplated by Clause 12.4 (Application of mandatory prepayments and cancellations):

(i)	the amount of Disposal Proceeds; and

(ii)	the amount of Insurance Proceeds;

(iii)	commencing with the Financial Year ending on 31 December 2018, an amount equal to any Excess Cashflow per annum multiplied by the Applicable Percentage and (following such calculation) deducting the greater of (x) €10,000,000 and (y) 15% of the Consolidated EBITDA (the Excess Cashflow Amount).

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Applicable Percentage for the purposes of paragraph (iii) above shall be determined by reference to the Leverage Ratio for the Relevant Period ending on the last day of the relevant Financial Year as specified in the Compliance Certificate delivered with the relevant Annual Financial Statements for that Financial Year pursuant to Clause 25.3 (Compliance Certificate) and shall be the percentage opposite the relevant level specified below.

Leverage Ratio at the end of the relevant Financial Year	Applicable Percentage (%)

Greater than 4.25:1	50.00%

Equal to or less than 4.25:1 but greater than 3.75:1	25.00%

Equal to or less than 3.75:1	None

(c)	There shall be no mandatory prepayment from any Cure Amounts received pursuant to Clause 26.5 (Equity Cure Right).

12.3	Listing

(a)	Upon the occurrence of a Listing of a Listed Entity or a Listing of any member of the Group which in both cases does not constitute or result in a Change of Control, the Parent or the Company (as relevant) shall procure that the cash proceeds of that Listing received by any member of the Group (or a Listed Entity) will be applied by the relevant Borrowers after deducting all Taxes paid or payable thereon by the entity which is the object of the Listing and all fees, costs and expenses incurred by a member of the Group or relevant Holding Company (on behalf of itself or a member of the Group) in connection therewith (the Listing Net Proceeds) are applied immediately upon the completion of the Listing in prepayment of the Facilities as follows:

(i)	if the Leverage Ratio (calculated as provided in Clause 26.1 (Financial definitions) for the Relevant Period ending on the last day of the Financial Quarter most recently preceding that Listing) is greater than 3.50:1, 50% of the Listing Net Proceeds shall be prepaid (subject to paragraph (c) below) until the Leverage Ratio (calculated as provided in Clause 26.1 (Financial definitions) for the Relevant Period ending on the last day of the Financial Quarter most recently preceding that Listing, taking into account such prepayment of Listing Net Proceeds but not taking into account any of the Listing Net Proceeds which are not applied or to be applied in prepayment of the Facilities) is equal to 3.50:1;

(ii)	thereafter, if the Leverage Ratio (calculated as provided in Clause 26.1 (Financial definitions) for the Relevant Period ending on the last day of the Financial Quarter most recently preceding that Listing, taking into account any prepayment of Listing Net Proceeds made pursuant to subparagraph (i) above) is (A) greater than 3.00:1 but (B) less than or equal to 3.50:1, 25% of the balance of Listing Net Proceeds shall be prepaid (subject to paragraph (c) below) until the Leverage Ratio (calculated as provided in Clause 26.1 (Financial definitions) for the Relevant Period ending on the last day of the Financial Quarter most recently preceding that Listing, taking into account such prepayment of Listing Net Proceeds but not taking into account any of the Listing Net Proceeds which are not applied or to be applied in prepayment of the Facilities) is equal to 3.00:1;

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(iii)	thereafter, if the Leverage Ratio (calculated as provided in Clause 26.1 (Financial definitions) for the Relevant Period ending on the last day of the Financial Quarter most recently preceding that Listing, taking into account any prepayment of Listing Net Proceeds made pursuant to subparagraphs (i) and (ii)) is less than or equal to 3.00:1, none of the remaining balance of the Listing Net Proceeds shall be required to be prepaid.

(b)	Any remaining balance of Listing Net Proceeds not required to be prepaid will be retained by the Group or may, at the Obligors’ Agent’s discretion, be applied in voluntary prepayment of the Facilities or, provided that the Leverage Ratio is 3.00:1 or less (having made any prepayment of Listing Net Proceeds required pursuant to paragraph (a) above and calculated pro forma for the proposed distribution) and, subject to any other conditions of the Finance Documents, be distributed to Topco as a Permitted Payment.

(c)	If on applying Listing Net Proceeds in prepayment on any date, such prepayment results in the applicable Leverage Ratio (pro forma for that payment) falling into any lower threshold as set out above, the relevant percentage shall reduce accordingly for determining any further payments to be made on that date.

12.4	Application of mandatory prepayments and cancellations

(a)	A prepayment of the Facilities made under Clause 12.2 (Disposal, Insurance and Excess Cashflow) or Clause 12.3 (Listing) shall be applied in the following order:

(i)	firstly, in prepayment of the Facility B Loan, any Additional Term Facility Loans and any Refinancing Term Facility Loans (provided such Additional Term Facility Loans and Refinancing Term Facility Loans are pari passu with the Facility B Loan), pro rata;

(ii)	secondly, in prepayment of Utilisations under the Original Revolving Facility, any Additional Revolving Facility and any Refinancing Revolving Facility pro rata and permanent cancellation pro tanto of the Commitments under the Original Revolving Facility, any Additional Revolving Facility and any Refinancing Revolving Facility;

(iii)	thirdly, in cancellation of any Available Commitments under an Additional Term Facility and/or Refinancing Term Facility pro rata;

(iv)	fourthly, in cancellation of the Available Commitments under the Original Revolving Facility and any Available Commitments under an Additional Revolving Facility and/or Refinancing Revolving Facility pro rata ; and

(v)	fifthly, in prepayment and cancellation of the Ancillary Outstandings and Ancillary Commitments,

with Additional Facilities and/or Refinancing Facilities being included in the waterfall set out above as, and on the basis, so agreed by the Obligors’ Agent and respectively the relevant Lender(s) of that Additional Facility in accordance with Clause 2.3 (Additional Facility) and/or the relevant Lender(s) of that Refinancing Facility in accordance with Clause 2.4 (Refinancing Facility).

(b)	Subject to compliance with paragraph (a) above, a prepayment made under Clause 12.2 (Disposal, Insurance and Excess Cashflow) or Clause 12.3 (Listing) shall be applied as between the Utilisations and the Borrowers under that Facility as the Obligors’ Agent may elect, it being agreed that the Original Revolving Facility, any Additional Term Facility, any Refinancing Term Facility, any Additional Revolving Facility and any Refinancing Revolving Facility will each be excluded from any such prepayments prior to the end of its respective Availability Period, unless Facility B has been, or as part of the prepayment in question will be, prepaid in full.

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(c)	The provisions of paragraphs (a) and (b) above are subject to the Facility B Lenders' right to waive certain prepayments as set out in Clause 13.8 (Prepayment elections).

(d)	Unless the Obligors’ Agent makes an election under paragraph (e) below, the Borrowers shall prepay the Facilities at the following times:

(i)	in the case of any prepayment relating to the amounts of Disposal Proceeds or Insurance Proceeds, promptly upon receipt of those proceeds;

(ii)	in the case of any prepayment of the Excess Cashflow Amount, on the last day of the first Interest Period ending at least fifteen (15) Business Days after the delivery to the Agent of the Annual Financial Statements and related Compliance Certificate pursuant to Clauses 25.2(a) (Annual Accounts) and 25.3 (Compliance Certificate) (it being however specified that if a new Interest Period begins during this fifteen (15) Business Days period, prepayment of the Excess Cashflow Amount shall occur no later than at the end of such fifteen (15) Business Days period); and

(iii)	in the case of any prepayment relating to the amount of Listing Net Proceeds, as soon as reasonably practicable following completion of the relevant Listing.

(e)	Subject to paragraph (f) below, the Obligors’ Agent may elect that any prepayment under Clause 12.2 (Disposal, Insurance and Excess Cashflow) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Obligors’ Agent makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(f)	If the Obligors’ Agent has made an election under paragraph (e) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

13.	Restrictions

13.1	Notices of Cancellation or Prepayment

(a)	Subject to paragraph (b) below, any notice of cancellation, prepayment, authorisation or other election given by any Party under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or paragraph (e) of Clause 12.4 (Application of mandatory prepayments and cancellations) shall (subject to the terms of those Clauses) be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	The Borrowers may deliver conditional notices in respect of voluntary prepayments and/or voluntary cancellations under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) provided that they shall indemnify the Lenders for any Break Costs if the relevant prepayment is not made.

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13.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

13.3	No reborrowing of Term Facilities

No Borrower may reborrow any part of a Term Facility which is prepaid.

13.4	Reborrowing of Original Revolving Facility

Unless a contrary indication appears in this Agreement, any part of the Original Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

13.5	Prepayment in accordance with Agreement

No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

13.6	No reinstatement of Commitments

Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

13.7	Agent's receipt of Notices

If the Agent receives a notice under Clause 11 (Illegality, Voluntary Prepayment and Cancellation) or an election under paragraph (e) of Clause 12.4 (Application of mandatory prepayments and cancellations), it shall promptly forward a copy of that notice or election to either the Obligors’ Agent or the affected Lender, as appropriate.

13.8	Prepayment elections

(a)	The Agent shall notify the Lenders as soon as possible of any proposed prepayment of any Facility B Loan under Clause 11.4 (Voluntary prepayment of Term Loans), Clause 12.2 (Disposal, Insurance and Excess Cashflow) or Clause 12.3 (Listing).

(b)	Unless in each case all Utilisations under Facility B are to be prepaid or otherwise discharged or redesignated in full or any such prepayment is being made with a view to preserve the tax deductibility of interest costs on the Facilities, a Facility B Lender (each a Waiving Lender) may, if it gives the Agent and the Obligors’ Agent not less than two (2) Business Days' prior notice, elect to waive all or a specified part of its share of a prepayment of any Facility B Loan under Clause 11.4 (Voluntary prepayment of Term Loans), Clause 12.2 (Disposal, Insurance and Excess Cashflow) or Clause 12.3 (Listing) (the Waived Amount), in which case the relevant Borrower may retain such proceeds for any purpose not prohibited under the Finance Documents.

13.9	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in a Utilisation under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the Base Currency Amount of the amount of the participation which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment.

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13.10	Application of prepayments

Any prepayment of a Utilisation (other than a prepayment pursuant to Clause 11.1 (Illegality), Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank) or Clause 41.10 (Replacement or Prepayment of Lender)) shall be applied pro rata to each Lender's participation in that Utilisation (subject to the terms of Clause 11.5 (Voluntary prepayment of Utilisations of the Revolving Facilities).

13.11	Restriction on Mandatory Prepayment

(a)	Any mandatory prepayment to be made by a Borrower under Clause 12.2 (Disposal, Insurance and Excess Cashflow) shall be limited to the extent that the relevant proceeds cannot be obtained from a member of the Group without (i) such member of the Group being in breach of any law (including any law relating to financial assistance or corporate benefit restrictions on up-streaming of cash intra-group or as to the directors' fiduciary or statutory duties to such member of the Group) or (ii) incurring a cost or expense (whether as a result of paying additional Taxes or otherwise) equal to or greater than 5 per cent. (5%) of the proceeds to be upstreamed or otherwise transferred provided that, in each such case, the Obligors’ Agent shall deliver to the Agent (for distribution to the Lenders) a reasonably detailed certificate satisfactory to the Agent acting reasonably setting forth the circumstances of such breach of law, regulation, or fiduciary duty or such risk of personal liability or such costs or expenses.

(b)	Where any such legal restriction, cost or expense exists or arises, the Obligors’ Agent shall procure that each of its Subsidiaries shall use all reasonable endeavours lawfully to overcome or minimise the restriction, cost or expense.

(c)	If at any time the events or circumstances giving rise to such restriction, cost or expense shall cease to exist or are removed, the relevant prepayment will be made at the end of the next Interest Period applicable to the Facility B.

14.	Interest

14.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	(i)	in relation to any Loan in euro, EURIBOR (for the avoidance of doubt, it being specified that the Interpolated Screen Rate has applied to the first Interest Period in relation to any Acquisition Loan);

(ii)	in relation to any Loan in SGD, SIBOR; or

(iii)	in relation to any Loan not in euro or SGD , LIBOR.

14.2	Payment of interest

(a)	The Borrower to which a Loan has been made shall pay accrued interest representing the applicable Margin and EURIBOR (or, as applicable, LIBOR or SIBOR) (the Interest) on that Loan in cash on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

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(b)	If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that a higher Margin should have applied during a certain period, then the Obligors’ Agent shall (or shall ensure the relevant Borrower shall) pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period, no later than ten (10) Business Days after the Agent has provided the Obligors’ Agent with a notification of those necessary amounts.

(c)	If the Compliance Certificate received by the Agent which relates to the relevant Annual Financial Statements shows that a lower Margin should have applied during a certain period, then the Obligors shall be entitled to reduce the amount of Interest payable on the next interest payment date(s) to the extent necessary to put the Obligors in the position they would have been in had the appropriate rate of the Margin applied to such period, it being agreed that:

(i)	the amount of the reduction in Interest paid with respect to any Lender shall not exceed the amount of excess Margin previously received by such Lender and

(ii)	no Lender which transfers in full its participation in the Facilities prior to such interest payment date shall be obliged to remit any excess Margin to the Obligors.

14.3	Default Interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1% per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 14.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1% per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)	Interest (if unpaid) on an overdue amount due by a French Obligor will be compounded with that overdue amount only if, in accordance with article 1343-2 of the French Civil Code, that interest is due for a period of at least one year, but will remain immediately due and payable.

(e)	Default interest calculated in accordance with this Clause 14.3 shall also be default procedural interest (interés de la mora procesal) for the purpose of article 576 of the Spanish Civil Procedural Law.

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14.4	Notification of rates of interest

(a)	The Agent shall promptly notify the relevant Lenders and the relevant Borrower (or the Obligors’ Agent) of the determination of a rate of interest under this Agreement.

(b)	The Agent must notify the relevant Borrower promptly of each Funding Rate relating to a Loan.

14.5	Effective global rate (taux effectif global)

For the purpose of articles L. 314-1 to L. 314-5 and R 314-1 et seq. of the French Consumer Code and article L. 313-4 of the French Monetary Code:

(a)	each Party acknowledges that:

(i)	the effective global rate (taux effectif global) calculated on the Amendment Date, based on assumptions as to the period rate (taux de période) and the period term (durée de période) and on the assumption that the interest rate and all other fees, costs and expenses payable under this Agreement will be maintained at their original level throughout the term of this Agreement, is set out in a letter from the Agent to each French Borrower; and

(ii)	that letter forms part of this Agreement; and

(b)	each French Borrower acknowledges receipt of the letter.

14.6	Compounding of interest due by a Spanish Obligor

For the purposes of article 317 of the Spanish Commercial Code, any interest due by any Spanish Obligor and unpaid under the Finance Documents (including any default interest accrued pursuant to Clause 14.3 (Default Interest) will be compounded with the principal amount of the relevant Loan at the end of each Interest Period and shall accrue default interests but shall remain immediately due and payable.

14.7	Italian law

With respect to any Italian Obligor:

(a)	the rate of interest applicable to any Loan under this Agreement and any utilisation under any Ancillary Facility or Letter of Credit (including the relevant component of any applicable fee and expense and, for the avoidance of any doubt, any amount paid under Clause 14.3 (Default Interest) above) determined as of the date of execution of this Agreement is considered in good faith by the relevant Italian Obligor to be in compliance with Law No. 108 of 7 March 1996 (as amended and/or restated from time to time, the Italian Usury Law);

(b)	in any event, if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan or any Ancillary Facility or any Letter of Credit or the default rate of interest at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Italian Obligor (also in its capacity as Guarantor) shall immediately be reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement and/or in the relevant Ancillary Facility; and

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(c)	the amount of interest on overdue amounts payable by an Italian Obligor under this Agreement shall not be compounded unless in accordance with, and to the extent permitted by, article 1283 of the Italian Civil Code, article 120 of the Italian Banking Act and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.

15.	Interest Periods

15.1	Selection of Interest Periods and Terms

(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Obligors’ Agent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

(d)	Subject to this paragraph (d), a Borrower (or the Obligors’ Agent) may select an Interest Period of:

(i)	in respect of a Term Loan, three or six Months; and

(ii)	in respect of an Original Revolving Facility Loan, an Additional Revolving Facility Loan or a Refinancing Revolving Facility Loan, two, three or six Months,

or any period agreed between the Obligors’ Agent and the Agent (acting on the instructions of the Lenders of the relevant Utilisation).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	An Original Revolving Facility Loan has one Interest Period only.

(h)	The Interest Period applicable to:

(i)	any Additional Facility must conform to the Interest Period of Facility B (if the relevant Additional Facility is an Additional Term Facility) or the Original Revolving Facility (if the relevant Additional Facility is an Additional Revolving Facility); and

(ii)	any Refinancing Facility must conform to the Interest Period of the related Term Facility or Original Revolving Facility Commitments being refinanced (as applicable);

provided that if in order to ensure such conformity it is necessary for the Agent, the Obligors’ Agent and the relevant Lenders to agree an Interest Period, to the extent the Obligors’ Agent and the relevant Lenders (each acting reasonably) are not able to agree on a suitable Interest Period, the requirement for conformity between the relevant Interest Periods as contemplated in paragraph (h)(i) or (h)(ii) above shall not apply.

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(i)	Fintrax US Acquisition Subsidiary, Inc. may specify in the relevant Utilisation Request that the first Interest Period for the Facility B3 Loan to be drawn on the Acquisition Closing Date shall be less than one Month in order to align interest payment dates such that they fall due on the same day as the one due in respect of the Facility B1 Loan and the Facility B2 Loan.

(j)	A Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than one Month in relation to a Term Facility if necessary or desirable to align interest payment date(s) with any interest rate or currency hedging in relation to the Facilities which the Group is required to enter into in connection with the Facilities pursuant to the terms of the Hedging Letter.

(k)	A Borrower (or the Obligors’ Agent on its behalf) may specify in the relevant Utilisation Request that the first Interest Period for a Facility B Loan and the Original Revolving Facility Loans to be drawn on each Closing Date shall be less than one Month in order to align interest payment dates such that they fall due on the middle of a month.

(l)	During the Syndication Period, a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than one Month if necessary or desirable to align interest payment date(s) in connection with syndication of the Facilities.

15.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

15.3	Consolidation and division of Loans

(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i)	relate to Term Loans (including Additional Facility Loans and Refinancing Facility Loans) in each case under the same Facility, made to the same Borrower and in the same currency;

(ii)	end on the same date; and

(iii)	are in the same currency,

those Loans will, unless that Borrower (or the Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as a single Loan under that relevant Facility on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Utilisations) and Clause 5.3 (Currency and amount) if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Term Loan (including an Additional Facility Loan or a Refinancing Facility Loan) be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided with the Base Currency Amounts specified in that Selection Notice, having an aggregate Base Currency Amount equal to the Base Currency Amount of that Loan immediately before its division.

(c)	For the avoidance of doubt, a consolidation or division of Term Loans effected in accordance with this Clause 15.3 shall neither constitute a novation nor affect any of the Security Interests created pursuant to the Transaction Security Documents governed by French law.

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16.	Changes to the Calculation of Interest

16.1	Unavailability of Screen Rate

(a)	Interpolated Screen Rate:

If no Screen Rate is available for EURIBOR or, if applicable, LIBOR or SIBOR for the Interest Period of a Loan, the applicable EURIBOR, LIBOR or SIBOR will be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan..

(b)	Base Reference Bank Rate:

If no Screen Rate is available for EURIBOR or, if applicable, LIBOR or SIBOR for:

(i)	the currency of a Loan; or

(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

the applicable EURIBOR, LIBOR or SIBOR will be the Base Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(c)	Alternative Reference Bank Rate

If paragraph (b) above applies but no Base Reference Bank Rate is available for the relevant currency or Interest Period, the applicable EURIBOR, LIBOR or SIBOR will be the Alternative Reference Bank Rate as of the Specified Time for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.

(d)	Cost of funds:

If paragraph (c) above applies but no Alternative Base Reference Bank Rate is available for the relevant currency and Interest Period there will be no EURIBOR , LIBOR or SIBOR (as applicable) for that Loan and Clause 16.4 (Cost of funds) will apply to that Loan for that Interest Period.

16.2	Calculation of Base Reference Bank Rate and Alternative Reference Bank Rate

(a)	Subject to paragraph (b) below, if EURIBOR, LIBOR or SIBOR is to be determined on the basis of a Base Reference Bank Rate but a Base Reference Bank does not supply a quotation by the Specified Time the Base Reference Bank Rate will be calculated on the basis of the quotations of the remaining Base Reference Banks.

(b)	If at or about noon on the Quotation Day none or only one of the Base Reference Banks supplies a quotation, there will be no Base Reference Bank Rate for the relevant Interest Period.

(c)	Subject to paragraph (d) below, if EURIBOR, LIBOR or SIBOR is to be determined on the basis of an Alternative Reference Bank Rate but an Alternative Reference Bank does not supply a quotation by the Specified Time, the Alternative Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Alternative Reference Banks.

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(d)	If before close of business in London, Paris or Dublin on the date falling one Business Day after the Quotation Day none or only one of the Alternative Reference Banks supplies a quotation, there shall be no Alternative Reference Bank Rate for the relevant Interest Period.

16.3	Market disruption

(a)	If EURIBOR or, if applicable LIBOR or SIBOR is determined otherwise than on the basis of an Alternative Reference Bank Rate and before close of business in London on the Quotation Day for the relevant Interest Period the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of EURIBOR or, if applicable, LIBOR or SIBOR then the applicable EURIBOR, LIBOR or SIBOR shall be the Alternative Reference Bank Rate as of the Specified Time for the currency of the Loan and for a period equal in length to the Interest Period of that Loan and if no Alternative Reference Bank Rate is available for the relevant currency or Interest Period there shall be no EURIBOR, LIBOR or SIBOR for that Loan and Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

(b)	If EURIBOR or, if applicable LIBOR or SIBOR is determined on the basis of an Alternative Reference Bank Rate and before close of business in London on the date falling one Business Day after the Quotation Day for the relevant Interest Period of the Loan the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 40 per cent of that Loan) that the cost to it of funding its participation in that Loan from the wholesale market for the relevant currency would be in excess of EURIBOR or, if applicable LIBOR or SIBOR then Clause 16.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

16.4	Cost of funds

(a)	If this Clause 16.4 (Cost of funds) applies, the rate of interest on each Lender's share of the relevant Loan for the relevant Interest Period will be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling one Business Day after the Quotation Day (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to the relevant Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	If:

(i)	the percentage rate per annum notified by a Lender pursuant to paragraph (a)(ii) above is less than EURIBOR or, in relation to any Loan not in euro, LIBOR or SIBOR (as applicable); or

(ii)	a Lender has not notified the Agent of a percentage rate per annum pursuant to paragraph (a)(ii) above,

the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR, or in relation to a Loan not in euro, LIBOR.

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(c)	If this Clause 16.4 applies and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(d)	Any alternative basis agreed pursuant to paragraph (c) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.

16.5	Notification to Obligors’ Agent

If Clause 16.4 (Cost of funds) applies or if EURIBOR or, if applicable, LIBOR or SIBOR is to be determined on the basis of an Alternative Reference Bank Rate the Agent shall, as soon as is practicable, notify the Obligors’ Agent.

16.6	Break Costs

(a)	Each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, together with any demand by the Agent under paragraph (a) above, provide a certificate confirming the amount of (and giving reasonable details of the calculation of) its Break Costs for any Interest Period in which they accrue, a copy of which shall be provided to the Obligors’ Agent.

17.	Fees and Payments

17.1	Commitment fee

(a)	The Obligors’ Agent shall pay or procure that there is paid to the Agent (for the account of each Original Revolving Facility Lender) a fee in the Base Currency computed at the rate of 30% of the applicable Margin on that Original Revolving Facility Lender's Available Commitment under the Original Revolving Facility from the Refinancing Closing Date until the expiry of the Availability Period applicable to the Original Revolving Facility.

(b)	Accrued commitment fees under paragraph (a) above are payable on the last day of each successive period of three Months commencing from the Refinancing Closing Date and which ends during the relevant Availability Period, on the last day of the relevant Availability Period and on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

17.2	Ticking fee

(a)	The Obligors’ Agent shall pay or procure that there is paid to the Agent (for the account of each Facility B Lender) a ticking fee in respect of Facility B computed at the rate of:

(i)	zero (0.00) per cent. of the Margin, from the counter-signature date of the Commitment Letter by Company (the Ticking Fee Commencement Date) until (and including) the date falling ninety (90) days after the Ticking Fee Commencement Date;

(ii)	fifty (50.00) per cent. of the Margin, from the date falling ninety-one (91) days after the Ticking Fee Commencement Date until (and including) the date falling one hundred twenty (120) days after the Ticking Fee Commencement Date; and

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(iii)	one hundred (100.00) per cent. of the TLB Margin, from the date falling one hundred twenty one (121) days after of the Ticking Fee Commencement Date until (i) in respect of the Refinancing TLB, the Refinancing Closing Date and (ii) in respect of the Acquisition TLB, the Acquisition Closing Date.

(b)	Any ticking fee which accrues pursuant to paragraph (a) above in respect of Facility B1 and Facility 2 shall only be payable if (i) the Refinancing Closing Date occurs and (ii) Facility B1 and Facility B2 are utilised, and any such fee shall be payable on the Refinancing Closing Date.

(c)	Any ticking fee which accrues pursuant to paragraph (a) above in respect of Facility B3 shall only be payable if (i) the Completion occurs and (ii) Facility B3 is utilised, and any such fee shall be payable on the Acquisition Closing Date.

17.3	Arrangement fee

The Obligors’ Agent shall pay or procure that there is paid:

(a)	to the Mandated Lead Arrangers in respect of Facility B and the Original Revolving Facility; and

(b)	any arrangers under any Additional Facility and/or Refinancing Facility,

an arrangement fee in the amount and at the times agreed in one or more Fee Letters.

17.4	Agency fee

The Obligors’ Agent shall pay (or procure the payment of) an agency fee to the Agent (for its own account) in the amount and at the times agreed in a Fee Letter.

17.5	Security Agent fee

The Obligors’ Agent shall pay (or procure the payment of) a security agent fee to the Security Agent (for its own account) in the amount and at the times agreed in a Fee Letter.

17.6	Fees payable in respect of Letters of Credit

(a)	Each Borrower shall pay to the Agent (for the account of each Issuing Bank) a Letter of Credit fee in the Base Currency computed at the rate equal to the Margin applicable to the Original Revolving Facility on the outstanding amount of any Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. Subject to paragraph (c) of Clause 7.6 (Regulation and consequences of cash cover provided by Borrower), this fee shall be distributed according to each Lender's L/C Proportion of that Letter of Credit.

(b)	The accrued fronting fee on a Letter of Credit shall be payable on the last Business Day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for, or the cancellation of, that Letter of Credit) starting on the date of issue of that Letter of Credit.

(c)	To the extent agreed between the Obligors’ Agent and the Issuing Bank, the Obligors’ Agent or the relevant Borrower shall pay to the Issuing Bank (for its own account) an issuance/administration fee in the amount and at the times specified in a Fee Letter.

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17.7	No deal, no fees

(a)	None of the fees referred to in Clauses 17.1 (Commitment fee) to 17.6 (Fees payable in respect of Letters of Credit) (inclusive) in respect of Facility B1 and Facility B2 shall be payable if the Refinancing Closing Date does not occur and, as a result, none of the Facility B1 and the Facility B2 are utilised.

(b)	None of the fees referred to in Clauses 17.1 (Commitment fee) to 17.6 (Fees payable in respect of Letters of Credit) (inclusive) in respect of Facility B3 shall be payable if the Acquisiton Closing Date does not occur and, as a result, the Facility B3 is not utilised.

17.8	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

17.9	Defaulting Lenders

Unless otherwise agreed in writing by the Obligors’ Agent and notwithstanding anything to the contrary in the Finance Documents:

(a)	no commitment fee shall accrue or be payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender; and

(b)	no other fees, costs or expenses shall, in each case, be payable to a Lender for any day on which that Lender is a Defaulting Lender (and the fees payable under the Finance Documents shall be reduced accordingly).

18.	Tax Gross Up and Indemnities

18.1	Definitions

In this Agreement:

Borrower DTTP Filing means an HM Revenue & Customs’ Form DTTP2 or DTTP2A duly completed and filed by the relevant Borrower, which

(a)	where it relates to a UK Treaty Lender that is an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Part 2 of Schedule 1 (The Original Parties), and

(i)	where the Borrower is an Original Borrower, is filed with HM Revenue & Customs within 30 days of the date of this Agreement; or

(ii)	where the Borrower is an Additional Borrower, is filed with HM Revenue & Customs within 30 days of the date on which that Borrower becomes an Additional Borrower; or

(b)	where it relates to a UK Treaty Lender that is not an Original Lender, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the documentation which it executes on becoming a Party as a Lender; and

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(i)	where the Borrower is a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of that date; or

(ii)	where the Borrower is not a Borrower as at the date on which that UK Treaty Lender becomes a Party as a Lender, is filed with HM Revenue & Customs within 30 days of the date on which the Borrower becomes an Additional Borrower.

French Qualifying Lender means:

(a)	a Lender which fulfils the conditions imposed by French tax law in force on the relevant date (subject to completion of any necessary procedural formalities) in order for payments under the Finance Documents not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(b)	a French Treaty Lender.

French Treaty Lender means a Lender which:

(a)	is treated as a resident of a FrenchTreaty State for the purposes of the French Treaty;

(b)	does not carry on a business in France through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c)	is acting from a Facility Office situated in its jurisdiction of residency; and

(d)	fulfils all other conditions which must be fulfilled under the relevant French Treaty by residents of the French Treaty State for such residents to obtain full exemption from Tax imposed by France on payments made under this Agreement, subject to the completion of any necessary procedural formalities.

French Treaty State means a jurisdiction having a double taxation agreement in force with France (a French Treaty).

Irish Qualifying Lender means a Lender which is beneficially entitled to the interest payable to that Lender in respect of an advance under a Finance Document and:

(a)	which is a bank, which is carrying on a bona fide banking business in Ireland for the purposes of section 246(3)(a) TCA and whose Facility Office is located in Ireland, or

(b)	which is a company;

(i)	which, is resident for the purposes of Tax in a Relevant Territory (residence for these purposes is to be determined in accordance with the laws of the Relevant Territory of which the Lender claims to be resident) where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by companies from sources outside that Relevant Territory; or

(ii)	where interest is payable to it under a Finance Document which:

(A)	is exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction that is in force on the date the relevant interest is paid; or

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(B)	would be exempted from the charge to Irish income tax pursuant to the terms of a double taxation treaty entered into between Ireland and another jurisdiction signed on or before the date on which the relevant interest is paid but not in force on that date, assuming that treaty had the force of law on that date;

provided that, in the case of both (i) and (ii) above, such company does not provide its commitment in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or

(c)	which is a U.S. corporation that is incorporated in the U.S.A. and is subject to U.S. Federal income tax on its worldwide income provided that such U.S. corporation does not provide its commitment in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or

(d)	which is a U.S. LLC, where the ultimate recipients of the interest payable to that LLC satisfy the requirements set out in (b) or (c) above and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided that such LLC and the ultimate recipients of the relevant interest do not provide their commitment in connection with a trade or business which is carried on in Ireland by it through a branch or agency in Ireland; or

(e)	which is a company;

(i)	which advances money in the ordinary course of a trade which includes the lending of money;

(ii)	in whose hands any interest payable in respect of money so advanced is taken into account in computing the trading income of that company;

(iii)	which has complied with the notification requirements set out in Section 246(5)(a) of the TCA; and

(iv)	whose Facility Office is located in Ireland; or

(f)	which is a qualifying company (within the meaning of section 110 of the TCA) and whose Facility Office is located in Ireland; or

(g)	which is an investment undertaking (within the meaning of Section 739B of the TCA) and whose Facility Office is located in Ireland; or

(h)	which is an Irish Treaty Lender.

Irish Treaty Lender means a Lender other than a Lender falling within paragraph (b), (c) or (d) of the definition of Irish Qualifying Lender set out above which is on the date of any relevant payment is made entitled under a double taxation agreement with Ireland (an Irish Treaty) in force on that date (subject to the completion of any procedural formalities) to that payment without any Tax Deduction.

Protected Party means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document (other than a Transfer Certificate or Assignment Agreement).

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Qualifying Lender means:

(a)	a French Qualifying Lender;

(b)	an Irish Qualifying Lender;

(c)	a UK Qualifiying Lender; or

(d)	a US Qualifiying Lender.

Relevant Territory means:

(a)	a member state of the European Communities (other than Ireland); or

(b)	to the extent not a member state of the European Communities, a jurisdiction with which Ireland has entered into a double taxation treaty that either has the force of law by virtue of section 826(1) of the TCA or which will have the force of law on completion of the procedures set out in section 826(1) of the TCA.

Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

Tax Credit means a credit against, relief or remission for, or repayment of, any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 18.2 (Tax gross up) or a payment under Clause 18.3 (Tax indemnity).

TCA means the Taxes Consolidation Act, 1997 of Ireland.

Treaty Lender means:

(a)	a French Treaty Lender;

(b)	an Irish Treaty Lender; or

(c)	a UK Treaty Lender.

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UK Non-Bank Lender means, where a Lender becomes a Party after the day on which this Agreement is entered into, a Lender which gives a Tax Confirmation in the documentation which it executes on becoming a Party.

UK Qualifying Lender means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Finance Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance, or is a bank that would be within such charge as respects the payments of interst apart from section 18A of the CTA; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

I.	a company so resident in the United Kingdom; or

II.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the ITA) making an advance under a Finance Document.

UK Treaty Lender means a Lender which:

(a)	is treated as a resident of a UK Treaty State for the purposes of the UK Treaty;

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(b)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(c)	fulfils all other conditions which must be fulfilled under the relevant UK Treaty by residents of the UK Treaty State for such residents to obtain full exemption from Tax imposed by the United Kingdom for any payments of interest under this Agreement, subject to the completion of any necessary procedural formalities.

UK Treaty State means a jurisdiction having a double taxation agreement in force with the United Kingdom (a UK Treaty) which makes provision for full exemption from Tax imposed by the United Kingdom on interest payments.

US Qualifying Lender means a Lender that is:

(a)	a United States person that has supplied to the Agent for transmission to the Obligor making payments two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that such Lender is exempt from US federal backup withholding tax;

(b)	a Lender eligible for the benefits of a tax treaty with the United States of America that has supplied to the Agent for transmission to the Obligor making payments two original copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any deduction or withholding in respect of United States federal income taxes under such tax treaty;

(c)	entitled to receive such payments without deduction or withholding of any United States federal income taxes as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States and has supplied to the Agent for transmission to the Obligor making such payments two original copies of IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that such payments are effectively connected with the conduct by that Lender of a trade or business within the United States;

(d)	entitled to receive such payments without deduction or withholding of any United States federal income taxes under the "portfolio interest" exemption under Section 881(c) of the Code and that has supplied to the Agent for transmission to the Obligor making such payments two original copies of IRS Form W-8BEN or W-8BEN-E (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of such payments under the portfolio interest exemption, along with a statement certifying that such Lender (A) is not a "bank" for purposes of section 881(c)(3)(A) of the Code, (B) is not a "10 - percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (C) is not a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code with respect to which the Borrower is a "United States shareholder"; or

(e)	entitled to receive such payments without deduction or withholding of any United States federal income taxes under another applicable exemption and that has supplied to the Administrative Agent for transmission to the Obligor making such payments two original copies of such other applicable form prescribed by the IRS certifying as to such Lender's entitlement to exemption from United States withholding tax with respect to such payments;

and for purposes of this definition, in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under the Code, the term "Lender" shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof).

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US Tax Borrower means a Borrower that is a United States Person within the meaning of section 7701(a)(30) of the Code.

18.2	Tax gross up

(a)	Each Obligor shall make all payments to be made by it under each Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Obligors’ Agent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification, it must notify the affected Parties promptly. Similarly, a Lender or Issuing Bank shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Lender or Issuing Bank. If the Agent receives such notification from a Lender or Issuing Bank it shall notify the Parent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the United Kingdom if, on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was, or had not ceased to be, a UK Qualifying Lender, but on that date that Lender is not, or has ceased to be, a UK Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(ii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of "UK Qualifying Lender" and:

(A)	an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of the ITA which relates to the payment and that Lender has received from the Obligor making the payment or from the Company a certified copy of that Direction; and

(B)	the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)	the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of "UK Qualifying Lender" and:

(A)	the relevant Lender has not given a Tax Confirmation to the Company; and

(B)	the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Company, on the basis that the Tax Confirmation would have enabled the Company to have formed a reasonable belief that the payment was an "excepted payment" for the purpose of section 930 of the ITA; or

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(iv)	the relevant Lender is a UK Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (j) or (k) (as applicable) below.

(e)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by France if:

(i)	on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a French Qualifying Lender but on that date that Lender is not, or has ceased to be, a French Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority;

(ii)	the Tax Deduction is required because payments to the relevant Lender is made to an account opened in the name or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction; or

(iii)	the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (j) below.

(f)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Ireland if:

(i)	on the date on which the payment falls due, the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been an Irish Qualifying Lender but on that date that Lender is not, or has ceased to be, an Irish Qualifying Lender other than as a result of any change after the date on which it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority;

(ii)	the Tax Deduction would not have been required if the Lender had complied with its obligations under paragraph (j) below.

(g)	A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by the US in respect of a Loan to: (i) a US Tax Borrower or (ii) a Borrower that is not US Tax Borrower, if such Borrower identifies itself as a US Tax Obligor in writing to the Agent at the time it becomes a Borrower hereunder, if on the date on which the payment falls due the payment could have been made to the relevant Lender without such Tax Deduction if the Lender had been a US Qualifying Lender, but on that date that Lender is not or has ceased to be a US Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or treaty or any published practice or published concession of any relevant taxing authority.

(h)	If an Obligor is required to make a Tax Deduction by law, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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(i)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the relevant Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(j)	(i)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled must co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(ii)	(A)	A UK Treaty Lender which is an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Part 2 of Schedule 1 (The Original Parties); and

(B)	A UK Treaty Lender which is not an Original Lender and that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the documentation which it executes on becoming a Party as a Lender, and, having done so, that Lender shall be under no obligation pursuant to paragraph (i) above.

(k)	If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with paragraph (j)(ii) above and:

(i)	a Borrower making a payment to that Lender has not made a Borrower DTTP Filing in respect of that Lender; or

(ii)	a Borrower making a payment to that Lender has made a Borrower DTTP Filing in respect of that Lender but:

(A)	that Borrower DTTP Filing has been rejected by HM Revenue & Customs; or

(B)	HM Revenue & Customs has not given the Borrower authority to make payments to that Lender without a Tax Deduction within 60 days of the date of the Borrower DTTP Filing,

(C)	HMRC gave but subsequently withdrew authority for that Borrower to make payments to that Lender without a Tax Deduction or such authority has otherwise terminated or expired or is due to otherwise terminate or expire within the next three months.

and in each case, the Borrower has notified that Lender in writing, that Lender and the Borrower shall co-operate in completing any additional procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(l)	If a UK Treaty Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with paragraph (j)(ii) above, no Obligor shall make a Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender's Commitment(s) or its participation in any Utilisation unless the Lender otherwise agrees.

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(m)	A Borrower shall, promptly on making a Borrower DTTP Filing, deliver a copy of that Borrower DTTP Filing to the Agent for delivery to the relevant Lender.

(n)	A UK Non-Bank Lender shall promptly notify the Obligors’ Agent and the Agent if there is any change in the position from that set out in the Tax Confirmation.

(o)	Any Lender which receives a payment from an Obligor incorporated under Irish law shall, on written request from such Obligor, provide such information which is required to enable that Obligor to comply with its tax reporting obligations.

18.3	Tax indemnity

(a)	The Obligors’ Agent shall (or shall procure that an Obligor will) within three Business Days of demand by the Agent pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party reasonably determines (in good faith) will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes or in which it has a permanent establishment to which income under this Agreement is attributed in respect of amounts received or receivable in that jurisdiction; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 18.2 (Tax gross up) or a payment under Clause 18.6 (Stamp taxes) or a payment under Clause 18.7 (VAT);

(B)	would have been compensated for by an increased payment under Clause 18.2 (Tax gross up) but was not so compensated solely because one of the exclusions in those clauses applied;

(C)	would have been compensated for by an increased payment under Clause 18.6 (Stamp taxes) or a payment under Clause 18.7 (VAT) but was not so compensated because the exclusions in those clauses applied;

(D)	relates to a FATCA Deduction required to be made by a Party; or

(E)	is attributable to any Bank Levy (or any payment attributable to a Bank Levy).

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(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 18.3, notify the Agent.

18.4	Tax Credit

(a)	If an Obligor makes a Tax Payment and the relevant Finance Party reasonably determines (in good faith) that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

(b)	If an Obligor makes a Tax Deduction in respect of a payment of interest to a Treaty Lender, and Clause 18.2 (Tax gross-up) applies to increase the amount of the payment due to that Treaty Lender from the Obligor, that Obligor must promptly provide the Treaty Lender with a tax deduction certificate evidencing the Tax Deduction. The Treaty Lender must, within a reasonable period following receipt of the certificate, if it reasonably determines that it is entitled to a refund of such Tax Deduction, apply to the relevant tax authority for a refund of the amount of the Tax Deduction and on receipt by the Treaty Lender of the amount from the relevant tax authority, that refund (net of reasonable expenses in obtaining such refund) will be considered a Tax Credit and this Clause will apply to the extent that the refund is attributable to the increase in the amount paid by the relevant Obligor under clause 18.2 (Tax gross-up).

18.5	Lender Status Confirmation

(a)	Each Original Lender confirms for the benefit of the Agent and without liability to any Obligor that it is a Qualifying Lender with respect to each Borrower as of the date of this Agreement.

(b)	Each Lender which becomes a Party to this Agreement after the Signing Date shall indicate, in the Transfer Certificate, Assignment Agreement, Increase Confirmation or Additional Facility Notice or other documentation which it executes on becoming a Party, and for the benefit of the Agent and, subject to paragraph (c) below, without liability to any Obligor which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a French Qualifying Lender (other than a French Treaty Lender);

(iii)	an Irish Qualifying Lender (other than an Irish Treaty Lender);

(iv)	a UK Qualifying Lender (other than a UK Treaty Lender);

(v)	a US Qualifying Lender;

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(vi)	a French Treaty Lender;

(vii)	an Irish Treaty Lender; or

(viii)	a UK Treaty Lender.

(c)	If such a Lender fails to indicate its status in accordance with this Clause 18.5, then such Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Agent which category applies (or which categories apply) (and the Agent, upon receipt of such notification, shall inform the Obligors’ Agent). For the avoidance of doubt, the documentation which a Lender executes on becoming a Party shall not be invalidated by any failure of a Lender to comply with this Clause 18.5.

(d)	Such Lender shall also specify, in the documnentation which it executes upon becoming a Party, whether it is incorporated or acting through a Facility Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, the documentation which a Lender executes on becoming a Party shall not be invalidated by any failure of a Lender to comply with this paragraph (d).

(e)	If a Lender becomes aware that it is not, or ceases to be, a Qualifying Lender, it shall as soon as is reasonably practicable notify the Agent. If the Agent receives such notification from a Lender it shall as soon as is reasonably practicable notify the Obligors’ Agent.

18.6	Stamp taxes

The Parent shall (or shall procure that an Obligor will) pay and, within three Business Days of demand by the Agent (or the Security Agent, in relation to any Transaction Security Document), indemnify each Finance Party against any cost, loss or liability that such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (provided that this Clause 18.6 shall not apply in respect of any stamp duty, registration or similar taxes payable in respect of an assignment or transfer by a Finance Party of any of its rights or obligations under a Finance Document pursuant to Clause 29 (Changes to the Lenders)), except for:

(a)	any such Tax payable in connection with the entry into an Assignment Agreement or in respect of a Transfer Certificate; and

(b)	any registration duties (droits d'enregistrement) payable in the case of voluntary registration of the Finance Documents by a Finance Party or registration of the Finance Documents to the extent such registration was not necessary to enforce, establish or evidence any rights of a Finance Party under the Finance Documents).

18.7	VAT

(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

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(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration),

(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 18.7 to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply or, where appropriate, as receiving the supply, under VAT grouping rules provided for in Article 11 of Council Directive 2006/112/EC (or as implemented the relevant European member state) or any other similar provision in any jurisdiction which is not a member state of the European Union, so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of such group or unity (or fiscal unity) at the relevant time (as the case may be).

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

(f)	Where a Finance Party has an option available to it under applicable VAT law whether or not to subject a supply or service to VAT it shall not subject such supply or service to VAT without the prior written consent of the recipient of such supply or service (such consent not to be unreasonably withheld).

18.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

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(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) of this Clause 18.8 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party, or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party; until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)	If a Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall:

(i)	where an Original Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)	where a Borrower is a US Tax Obligor on a date on which any other Lender becomes a Party as a Lender, the relevant Transfer Date;

(iii)	the date a new US Tax Obligor accedes as a Borrower; or

(iv)	where a Borrower is not a US Tax Obligor, on the date of a request from the Agent,

supply to the Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form certifying its status as a FATCA Exempt Party; or

(B)	any withholding statement or other document, authorization or waiver as the Agent may require to certify or establish its status of such Lender under FATCA or that other law or regulation.

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(f)	The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the relevant Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)	The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

18.9	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Obligors’ Agent and the Agent, and the Agent shall notify the other Finance Parties.

19.	Increased Costs

19.1	Increased costs

(a)	Subject to Clause 19.3 (Exceptions), if the introduction of, or a change in, or a change in the interpretation, administration or application of, any law, regulation or treaty occurring after the date on which a Finance Party becomes a party to this Agreement, or compliance with any law, regulation or treaty made after the date on which a Finance Party becomes a party to this Agreement, or the implementation or application of (or compliance with) Basel III or CRD IV or any law or regulation that implements Basel III or CRD IV, results in a Finance Party (a Claiming Party) or any Affiliate of it incurring any Increased Cost (as defined in paragraph (c) below) the Claiming Party will notify the Borrower and the Agent of the event giving rise to that Increased Cost as soon as reasonably practicable after becoming aware of it and will as soon as reasonably practicable provide a certificate confirming the amount of that Increased Cost with (to the extent available) appropriate supporting evidence; and

(b)	within five Business Days of demand by the Claiming Party under paragraph (a) above, the Borrower will pay to the Claiming Party the amount of any Increased Cost incurred by it (or any Affiliate of it)

(c)	In this Agreement Increased Costs means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

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(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document or Letter of Credit.

19.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 19.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

19.3	Exceptions

(a)	Clause 19.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a change in the Tax (whether of basis, timing or otherwise) on the overall net income of the Claiming Party (or any Affiliate of it) or of the branch or office through which it lends the relevant Loan;

(ii)	attributable to a Tax Deduction;

(iii)	attributable to a FATCA Deduction;

(iv)	compensated for by Clause 18.3 (Tax indemnity), Clause 18.6 (Stamp taxes) or 18.7 (VAT) (or would have been compensated for under those clauses but was not so compensated solely because any of the exclusions in those clauses applied);

(v)	attributable to the wilful breach by the Claiming Party or its Affiliates of any law or regulation or treaty or the terms of any Finance Document;

(vi)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 (Basel II) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its affiliates), in the form existing on the Signing Date (but excluding any amendment arising out of Basel III, any amendment to Basel III or any further guidance or standards published by the Basel Committee relating to Basel III) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, a Finance Party or any of its Affiliates);

(vii)	attributable to any Bank Levy (or any payment attributable to, or liability arising as a consequence of, a Bank Levy); or

(viii)	attributable to the implementation or application of, or compliance with, Basel III or CRD IV to the extent that a Finance Party knew (or could reasonably be expected to have known about) the Increased Cost on or prior to the date on which it became a Finance Party.

(b)	In this Clause 19 reference to a Tax Deduction has the same meaning given to the term in Clause 18.1 (Definitions).

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20.	Other Indemnities

20.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Mandated Lead Arranger and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

20.2	Other indemnities

(a)	The Obligors’ Agent shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Mandated Lead Arranger and each other Secured Party against any cost, loss or liability incurred by it as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 34 (Sharing Among the Finance Parties);

(iii)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	issuing or making arrangements to issue a Letter of Credit requested by the Obligors’ Agent or a Borrower in a Utilisation Request but not issued by reason of the operation of any one or more of the provisions of this Agreement; or

(v)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors’ Agent.

(b)	The Obligors’ Agent shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an Indemnified Person), against any cost, loss or liability incurred by that Finance Party or its Affiliate (or officer or employee of that Finance Party or Affiliate) in connection with or arising out of the Acquisition (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition, except (i) to the extent such loss or liability is caused by the gross negligence or wilful misconduct of that Finance Party or its Affiliate (or employee or officer of that Finance Party or Affiliate) and (ii) any consequential damages or loss of profit incurred in connection with the Facilities and any losses, liabilities or expenses connected with syndicating or attempting to syndicate the Facilities; and provided that the Indemnified Persons together shall instruct only one legal counsel in any one jurisdiction at any one time (unless it is reasonably determined they have a conflict as between themselves). Any Affiliate or any officer or employee of a Finance Party or its Affiliate may rely on this Clause 20.2 subject to Clause 10 (Third Party Rights) and the provisions of the Third Parties Act.

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20.3	Indemnity to the Agent

(a)	The Obligors’ Agent shall within five (5) Business Days of demand indemnify the Agent against:

(i)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(A)	investigating any event which it reasonably believes is an Event of Default;

(B)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement, and

(ii)	any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents.

(b)	This indemnity given by the Obligors’ Agent under or in connection with this Agreement is a continuing obligation, independent of the Obligors’ Agent's other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

21.	Mitigation by the Lenders

21.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in:

(i)	any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 11.1 (Illegality), Clause 18 (Tax Gross Up and Indemnities), Clause 19.1 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office; or

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(ii)	any amount payable under a Finance Document by a French Obligor becoming not deductible from that Obligor's taxable income for French tax purposes by reason of that amount being:

(A)	paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction; or

(B)	paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction,

including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

21.2	Limitation of liability

(a)	The Obligors’ shall promptly indemnify (or procure for the indemnification) each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 21.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 21.1 (Mitigation) if it is not legally permitted or if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

22.	Costs and Expenses

22.1	Transaction expenses

The Obligors’ Agent shall, promptly on demand, pay (or procure the payement of) the Agent, the Mandated Lead Arrangers, the Issuing Bank and the Security Agent the amount of all reasonable costs and out-of-pocket expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection (in each case subject to any agreed caps or limits) of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the Signing Date,

provided that:

(i)	the Closing Date occurs (other than in respect of reasonable legal fees, notarial fees and security costs);

(ii)	the Obligors’ Agent has received evidence that such costs and expenses have been incurred by the party claiming the same;

(iii)	any costs incurred by the Security Agent or any Receiver or Delegate under this Clause 22.1 relating to Transaction Security Documents, or related actions taken, are in relation to Transaction Security Documents entered into and actions taken in accordance with the Agreed Security Principles);

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(iv)	the amount payable under this Clause 22.1 in respect of legal fees, notarial fees and security costs may be capped at an amount to be agreed between the Obligors’ Agent and the Agent; and

(v)	the amount payable in respect of other costs and out-of-pocket expenses incurred by the Agent and the Mandated Lead Arrangers relating to the Finance Documents signed on or about the Signing Date may be capped at an amount to be agreed between the Obligors’ Agent and the Agent.

22.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 35.10 (Change of currency),

the Obligors’ Agent shall, within three (3) Business Days of demand, reimburse (or procure the reimbursement of) each of the Agent and the Security Agent for the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Agent (and, in the case of the Security Agent, by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

22.3	Enforcement and preservation costs

The Company shall, within three (3) Business Days of demand, pay (or procure the payement of) to the Mandated Lead Arrangers and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of or the preservation of any rights under any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

22.4	No deal, no fees

(a)	Notwithstanding anything to the contrary in the Finance Documents, no fees, costs or expenses will be payable to the Finance Parties in connection with the Facility B1 and the Facility B2 unless the Refinancing Closing Date occurs other than reasonable legal costs (subject to any pre-agreed caps) pursuant to Clause 22.1 (Transaction expenses).

(b)	Notwithstanding anything to the contrary in the Finance Documents, no fees, costs or expenses will be payable to the Finance Parties in connection with the Facility B3 unless the Acquisition Closing Date occurs other than reasonable legal costs (subject to any pre-agreed caps) pursuant to Clause 22.1 (Transaction expenses).

23.	Guarantee and Indemnity

23.1	Guarantee and indemnity

With effect from the Refinancing Closing Date, each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each other Obligor of all that Obligor's obligations under the Finance Documents;

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(b)	undertakes with each Finance Party that whenever another Obligor does not pay any amount when due (allowing for any applicable grace period) under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 23 if the amount claimed had been recoverable on the basis of a guarantee.

23.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

23.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 23 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

23.4	Waiver of defences

(a)	The obligations of each Guarantor under this Clause 23 will not be affected by an act, omission, matter or thing which, but for this Clause 23, would reduce, release or prejudice any of its obligations under this Clause 23 (without limitation and whether or not known to it or any Finance Party) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or increase in any facility or the addition of any new facility under any Finance Document or other document or security;

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(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)	any insolvency or similar proceedings.

23.5	Guarantor Intent

(a)	Without prejudice to the generality of Clause 23.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

(b)	Each Obligor with its centre of main interest or incorporated in Spain expressly confirms that, for the purposes or article 135.2 and paragraph 9 of the additional section fourth of the Spanish Insolvency Law, its obligations under the Finance Documents shall not be affected in any way by the terms of the settlement agreement (convenio) or workout homologation agreement (homologación de un acuerdo de refinanciación) that may be agreed in the context of the insolvency proceedings of any other Obligor under the Spanish Insolvency Law (nor shall they be deemed amended as a consequence of the approval of that settlement agreement or as a result of any Finance Party voting in favour of, voting against or acceding to the settlement agreement) that each of the Finance Parties has approved/acceded to or irrespective of the fact that has not approved/acceded to, that settlement agreement (convenio) or workout homologation agreement (homologación de un acuerdo de refinanciación).

23.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 23. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary. Without limiting the foregoing, any Spanish Guarantor acknowledges that, in connection with the guarantee and undertaking set out in this Clause 23, the benefits of preference (excusión), order (orden) and division (división) shall not be applicable and waives them expressly.

23.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

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(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 23.

23.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 23:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any Guarantor or other guarantor of any Obligor's obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 23.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for or in a separate account for the benefit of the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 35 (Payment Mechanics).

23.9	Release of Guarantors' right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor or any of its Holding Companies (other than the Obligors’ Agent) then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

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23.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

23.11	French Guarantor Limitation

(a)	Notwithstanding anything to the contrary in this Clause 23 (Guarantee and Indemnity) and the other Finance Documents, the obligation and liability of each French Guarantor in its capacity as a Guarantor under the Finance Documents:

(i)	will not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L. 225-216 of the French Commercial Code;

(ii)	with respect to any Obligor that is not a Subsidiary of that French Guarantor (the Guaranteed Obligor), will be limited at any time to an amount equal to the aggregate of all amounts borrowed directly or indirectly under the Agreement by that Guaranteed Obligor to the extent directly or indirectly on-lent or otherwise made available by the Guaranteed Obligor to that French Guarantor or its Subsidiaries under any inter-company loan agreement or similar arrangement and which is outstanding on the date on which that French Guarantor must pay under this Clause (it being specified that any payment made by a French Guarantor under this Clause in respect of the obligations of any Guaranteed Obligor shall reduce pro tanto the outstanding amount of the intercompany loans (if any) due by such French Guarantor to that Guaranteed Obligor under the intercompany loan agreements referred to above); and

(iii)	with respect to any Obligor that is its Subsidiary, will not, in relation to any amount due by that Obligor as Borrower, be limited and will therefore include all amounts due by that Obligor as Borrower and, in relation to any amount due by that Obligor as Guarantor of another Obligor (the Subsidiary Guaranteed Obligor), will be limited at any time to an amount equal to the aggregate of all amounts borrowed directly or indirectly under this Agreement by the Subsidiary Guaranteed Obligor to the extent directly or indirectly on-lent or otherwise made available by it to that French Guarantor or its Subsidiaries under any inter-company loan agreement or similar arrangement and which is outstanding on the date on which that French Guarantor must pay under this Clause.

(b)	Notwithstanding any other provision of this Clause 23 (Guarantee and Indemnity), no French Guarantor shall secure liabilities under the Agreement which would result in such French Guarantor not complying with French financial assistance rules as set out in Article L. 225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L. 241-3 or L. 242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts.

(c)	As far as the relationship between each Borrower and each French Guarantor hereof is concerned, it is acknowledged that each French Guarantor is acting solely as a caution solidaire and not as a co-obligé solidaire within the meaning of article 1318 of the French Civil Code.

23.12	Limitation in relation to French thin capitalisation rules

(a)	Notwithstanding anything to the contrary in the Finance Documents, the aggregate obligations and liabilities of guarantors and security providers (taken together) under the Finance Documents (other than by way of a Qualifying Security) shall not exceed, for each relevant French Borrower, the Permitted Secured Amount for such French Borrower.

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(b)	The Permitted Secured Amount for each relevant French Borrower and on any relevant date shall be determined by reference to:

(i)	the net equity (fonds propres) (or the share capital if the latter is higher if the relevant French Borrower is in compliance with article L. 223-42 of the French Commercial Code) of the relevant French Borrower whose obligations and liabilities under the Finance Documents are the subject of the relevant guarantee and / or Security; and

(ii)	the amount of Total (Deemed) Affiliate Debt outstanding,

(c)	in each case as at the last day of the Financial Year ending immediately prior to the day on which such determination is required to be made except that for any determination required to be made on a day falling in the Financial Year in which the first Utilisation Date occurs, the amount of net equity for this purpose shall be as determined by the Company (acting reasonably and in good faith) and the amount of Affiliate Debt outstanding shall be the amount of Affiliate Debt outstanding on that day.

(d)	Any amount received (either by actual payment or by way enforcement) (directly or indirectly) in respect of the obligations of any French Borrower under the Finance Documents shall reduce pro tanto the Permitted Secured Amount.

(e)	For the purpose of this Clause 23.12:

Affiliate Debt means any amounts owed by the relevant French Borrower to an Affiliate (including under any intra-Group loans) on the relevant date.

Permitted Secured Amount means, for each relevant French Borrower, the total aggregate amount that is equal to the amount by which X exceeds Y where:

X is the total aggregate amount of Permitted Thin Cap Debt; and

Y is the total aggregate amount of Affiliate Debt.

Permitted Thin Cap Debt means the total aggregate amount of Total (Deemed) Affiliate Debt where the owing, guaranteeing and/or securing of such Total (Deemed) Affiliate Debt would not trigger the application, in whole or in part, of the interest deductibility limitation to the relevant French Borrower (“thin capitalisation rules”) prescribed by § II of Article 212 of the French Tax Code (Code général des impôts) (as applicable on the relevant date) on the sole basis of the thin-capitalisation test referred to under § II-1(a) of such Article 212 (as applicable on the relevant date).

Qualifying Security means

(a)	in respect of security interests given by Franklin Ireland Bidco Limited:

(i)	securities account pledge over the shares of Legendre Holdings 45 SAS to secure the obligations of Legendre Holdings 45 SAS as Borrower under the Agreement;

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(ii)	any pledge over any shareholder loan granted to Legendre Holdings 45 SAS to secure the obligations of Legendre Holdings 45 SAS as Borrower under the Agreement;

(iii)	any pledge over any intra-group receivable against Legendre Holdings 45 SAS to secure the obligations of Legendre Holdings 45 SAS as Borrower under the Agreement;

(b)	in respect of security interests given by Legendre Holdings 45 SAS:

(i)	securities account pledge over the shares of Premier Tax Free SAS to secure the obligations of Legendre Holdings 45 SAS under the Agreement;

(ii)	pledge of Legendre Holdings 45 SAS bank accounts to secure its obligations under the Agreement;

(iii)	pledge and/or security assignment over any intercompany receivables (including, for the avoidance of doubt, the on-loans), to secure the obligations of Legendre Holdings 45 SAS under the Agreement;

Total (Deemed) Affiliate Debt means the aggregate of:

(a)	any amounts owing by the relevant French Borrower under the Finance Documents that are guaranteed and/ or secured (other than by way of Qualifying Security) by any Affiliate of that French Borrower; and

(b)	the Affiliate Debt of the relevant French Borrower.

23.13	German Guarantor Limitation

(a)	To the extent that the guarantee or indemnity created under this Clause 23 (the Guarantee and Indemnity) is granted by an Obligor incorporated or registered in Germany as a limited liability company (Gesellschaft mit beschränkter Haftung) (each, a German Guarantor) and relates to obligations of an affiliated company (verbundenes Unternehmen) of such German Guarantor within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) which is a direct or indirect shareholder of that German Guarantor or Subsidiary of such shareholder (to the extent they are not wholly-owned Subsidiaries of that German Guarantor), the Guarantee and Indemnity of the German Guarantor shall be subject to certain limitations as set out in the following paragraphs of this Clause 23.13.

(b)	Subject to paragraphs (B) and (C) below, a Finance Party shall not be entitled to enforce the Guarantee and Indemnity to the extent that such enforcement has the effect of:

(i)	reducing the German Guarantor's net assets (Nettovermögen) (the Net Assets) to an amount less than its stated share capital (Stammkapital) (Begründung einer Unterbilanz); or

(ii)	(if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced (Vertiefung einer Unterbilanz),

and thereby affects the German Guarantor's assets which are required for the obligatory preservation of its stated share capital according to sections 30, 31 of the German Act on Companies with Limited Liabilities (Gesetz betreffend die Gesellschaften mit beschränkter Haftung, GmbH-Act) (the Limitation on Enforcement or Limitation Event).

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(A)	The value of the Net Assets shall be determined in accordance with the general applicable accounting principles pursuant to the provisions of the German Commercial Code (Handelsgesetzbuch, HGB) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss) according to section § 42 of the GmbH Act, sections 242, 264, 266 of the HGB in the previous years, save that:

I.	the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the Signing Date without the consent of the Agent, which is (x) made out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln), (y) not fully paid up or (z) not permitted by the terms of the relevant Finance Documents, shall be deducted from the stated share capital registered at that time;

II.	loans and other liabilities incurred by the German Guarantor in violation of the provisions of any Finance Document shall be disregarded; and

III.	amounts which may not be distributed pursuant to Section 268(8) of the HGB shall be deducted from the assets.

(B)	The Limitation on Enforcement shall only apply if and to the extent that the managing director(s) (Geschäftsführer) of the relevant German Guarantor on behalf of the relevant German Guarantor have confirmed in writing to the Agent within 10 Business Days following the Agent's demand under the Guarantee and Indemnity, to what extent the demanded payment would lead to the occurrence of a Limitation Event (the Management Determination). Such confirmation shall comprise an up-to-date balance sheet of the relevant German Guarantor showing its Net Assets (taking into account the relevant adjustments set out under paragraph (A) above).

(C)	If the Agent, acting reasonably, disagrees with the Management Determination, the German Guarantor shall instruct (in consultation with the Agent and at its cost and expense) a firm of auditors of international standing and reputation to determine within 40 Business Days (or such longer period as has been agreed between the German Guarantor and the Agent) from the date the Agent has contested the Management Determination the amount of the German Guarantor's Net Assets, which the German Guarantor is able to pay (the Auditor's Determination). The amounts determined in the Auditor's Determination shall be (except for manifest error) binding on all Parties.

(D)	If and to the extent that the Guarantee and Indemnity has been enforced without regard to the Limitation on Enforcement because (1) the Auditor's Determination was not delivered within the required time frame or (2) the amount payable under the Guarantee and Indemnity resulting from the Auditor's Determination is lower than the respective amount resulting from the Management Determination, the Finance Parties shall upon demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay any amount in the case of (1) above, which the Agent would not have been entitled to enforce if the Auditor's Determination had been delivered in time, and in case of (2) above the difference between the amount paid and the amount payable resulting from the Auditor's Determination calculated as of the date the demand under the Guarantee and Indemnity was made, provided that such demand for repayment is made to the Agent within six months from the date the Guarantee and Indemnity has been enforced.

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(E)	If the enforcement of the Guarantee and Indemnity leads to the occurrence of a Limitation Event, then the German Guarantor shall, promptly upon the request of the Agent, realise its assets that are shown in its balance sheet with a book value (Buchwert) which is significantly lower than their market value to the extent that such assets are not operationally necessary (operativ nicht betriebsnotwendig) for the relevant German Guarantor's business and to the extent that such realisation is necessary to satisfy the amount owed under the Guarantee and Indemnity (as limited by paragraph (A) above).

(F)	The Limitation on Enforcement does not affect the right of the Finance Parties to claim again any outstanding amount at a later point in time if and to the extent that this paragraph (F) would allow this at that later point.

(c)	The Limitation on Enforcement does not apply:

(i)	in relation to amounts that correspond to funds that have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries, to the extent that any such amount is still outstanding at the time the demand under the Guarantee and Indemnity is made against such German Guarantor;

(ii)	if, at the time of enforcement of the Guarantee and Indemnity a domination agreement (Beherrschungsvertrag) and/or a profit transfer agreement (Gewinnabführungsvertrag) (either directly or through an unbroken chain of domination and/or profit transfer agreements) is effective between the relevant German Guarantor on the date of the enforcement of the Guarantee and Indemnity, and:

(A)	in case that German Guarantor is a Subsidiary of the relevant affiliate whose obligations are secured by the relevant Guarantee and Indemnity, that affiliate; or

(B)	in case the German Guarantor and the relevant affiliate whose obligations are secured by the relevant Guarantee and Indemnity are both Subsidiaries of a joint (direct or indirect) holding, such holding as dominating entity (beherrschendes Unternehmen), unless the existence of such domination agreement (Beherrschungsvertrag) and/or profit transfer agreement (Gewinnabführungsvertrag) does not result in the inapplicability of the relevant restrictions set out under sections 30, 31 of the GmbH-Act; or

(iii)	to the extent any payment of the Guarantee and Indemnity demanded by the Security Agent from, and due to be made by, a German Guarantor is covered (gedeckt) by means of a fully recoverable claim for consideration of return (vollwertiger Gegenleistungs- oder Rückgewähranspruch) of the relevant German Guarantor against the affiliate whose obligations are secured by the Guarantee and Indemnity;

(d)	If after the Signing Date jurisprudence of the Federal Supreme Court (Bundesgerichtshof) comes into force holding that the relevant time for making the determination whether or not the granting of a guarantee, a surety (Bürgschaft) or a similar assurance against loss pursuant to which a limited liability company (Gesellschaft mit beschränkter Haftung) secures the indebtedness of its direct or indirect shareholder(s) or of a subsidiary of such shareholder has caused a violation of section 30 of the GmbH-Act, is not the date of the enforcement of such guarantee, surety or similar assurance against loss but the date on which the relevant guarantee, surety or similar assurance against loss has been granted, the application of paragraphs (a) to (c) of this Clause 23.13 shall be subject to the following modifications:

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(i)	the enforcement limitations set forth in paragraph (b) above shall

(A)	only apply if (x) the granting or enforcement of the Guarantee and Indemnity would otherwise trigger a violation of sentence 1 of paragraph 1 of section 30 of the GmbH-Act and/or (y) any managing director of the German Guarantor is personally liable pursuant to section 43 of the GmbH-Act solely because of the restrictions contained in the Finance Documents on the ability of the German Guarantor to claim payment under and to enforce or request the granting of any security interest for its indemnity claim resulting from the granting of the Guarantee and Indemnity; and

(B)	in any event allow an enforcement in an amount which is the higher of:

I.	the difference of the German Guarantor’s Net Assets and its respective registered share capital (Stammkapital) as of the Signing Date or, if the German Guarantor is an Additional Guarantor, as of the date it became a Guarantor (such Net Assets being the Initial Net Assets); and

II.	the difference of the German Guarantor’s Net Assets and its respective registered share capital (Stammkapital) as of the date the relevant demand for payment under the Guarantee and Indemnity is made;

(ii)	The calculation adjustments set out in paragraph (b)(ii)(A) above (other than paragraph (b)(ii)(A)(II) and, for the avoidance of doubt, the realisation duty set out in paragraph (b)(ii)(E) of this Clause 23.13) shall not apply in relation to the Initial Net Assets; and

(iii)	the Management Determination and the Auditor's Determination must contain determinations and calculations in relation to the Initial Net Assets as well as to the Net Assets.

23.14	Italian Guarantor Limitation

(a)	In this Subclause 23.14:

Acquisition Facility means, in relation to an Italian Guarantor, any Facility (including, without limitation, Facility B1 and Facility B2) or utilisation under this Agreement whose purpose is, or whose proceeds are applied towards, in each case either directly or indirectly, the financing or the refinancing of the acquisition of, or the subscription for, shares in that Italian Guarantor and/or any entity of which that Italian Guarantor is a Subsidiary;

Intercompany Loan means any loan made available in any form by a member of the Group to another member of the Group;

Non-Acquisition Facility means any Facility or utilisation under this Agreement which is not an Acquisition Facility; and

Subsidiary means a direct or indirect subsidiary of the Italian Guarantor pursuant to article 2359 of the Italian Civil Code.

(b)	Notwithstanding any provision to the contrary under this Agreement or any other Finance Document the obligations of each Italian Guarantor under this Clause 23 (Guarantee and Indemnity) shall at any time:

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(i)	for the purposes of article 1938 of the Italian Civil Code, not exceed, in any case, the overall amount of EUR 630,000,000 of the principal amount of the Total Commitments (or the equivalent in any other currency);

(ii)	exclude, and not extend to, any amount made available to any Obligor under the Acquisition Facilities and any obligation owed by any Obligor in relation to the Acquisition Facilities (including, without limitation, the obligation to pay interest, fees or other remuneration or indemnities); and

(iii)	in relation to any obligations in respect of any Non-Acquisition Facilities owed by any Obligor (not being a Subsidiary of that Italian Guarantor), be limited to (I) the aggregate of amount outstanding at the time the demand of payment under this Clause 23 (Guarantee and Indemnity) is made against such Italian Guarantor of any Loan advanced or otherwise made available from time to time to that Italian Guarantor or any of its direct or indirect Subsidiaries as Borrower (without double counting); and (II) the aggregate amount outstanding at the time the demand of payment under this Clause 23 (Guarantee and Indemnity) is made against such Italian Guarantor of any Intercompany Loan or other financial support in any form advanced or otherwise made available (directly or indirectly) from time to time to that Italian Guarantor or any of its direct or indirect Subsidiaries, by any Obligor by using, either directly or indirectly, the proceeds of any utilisation made available under this Agreement, it being agreed that, notwithstanding any provision to the contrary under this Agreement or any other Finance Document, each Italian Guarantor shall be fully entitled to exercise any rights of set-off, recourse or other similar rights it may have by reason of any payment made by it under this Clause 23 (Guarantee and Indemnity) in respect of any obligations owed by any Obligor (not being a Subsidiary of that Italian Guarantor) under any Non-Acquisition Facilities, against the payment obligations of the relevant Italian Guarantor under the relevant Intercompany Loan (if any) granted to it by the relevant Obligor.

23.15	Irish Guarantor Limitation

The guarantee contained in this Clause 23 (Guarantee and Indemnity) and the obligations and liability of each Irish guarantor in its capacity as a Guarantor under the Finance Documents does not apply to any liability to the extent (but only to such extent) that it would result in such guarantee being illegal, in breach of law or regulation, or constitutes unlawful financial assistance within the meaning of Section 82 of the Irish Companies Act, 2014.

23.16	CFTC

(a)	Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds as may be needed from time to time by each other Obligor to honour all of its obligations under this Clause 23 in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor will only be liable under this Clause 23 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Clause 23, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Clause 23 will remain in full force and effect full until the discharge or release of the guarantee pursuant to the terms of the Finance Documents. Each Qualified ECP Guarantor intends that this paragraph (a) constitute, and this paragraph (a) will be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each Non-Qualified ECP Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the CEA.

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(b)	If, notwithstanding paragraph (a) above, there exists at any time any Non-Qualified ECP Guarantor that is providing a guarantee or granting security with respect to any Swap Obligation, any guarantee or security provided by such Non-Qualified ECP Guarantor will not constitute a guarantee or security for Excluded Swap Obligations, and any reference in any Finance Document with respect to such Non-Qualified ECP Guarantor providing a guarantee or security for Swap Obligations will be deemed to be all Swap Obligations other than the Excluded Swap Obligations (and each Party hereto hereby relinquishes, waives and releases any rights to enforce such guarantee or security in respect of such Excluded Swap Obligations).

(c)	For the purposes of this Clause (d), the following terms have the following meanings:

CEA means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) (as amended) and any successor statute;

CFTC means the Commodity Futures Trading Commission;

ECP means an "eligible contract participant" as defined in the CEA and the applicable rules issued by the CFTC;

Excluded Swap Obligations means, with respect to any Non-Qualified ECP Guarantor, any obligation (each a Swap Obligation) to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the CEA if, and to the extent that, all or a portion of the guarantee of such Non-Qualified ECP Guarantor of, or the grant by such Non-Qualified ECP Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the CEA or any rule, regulation, or order of the CFTC (or the application or official interpretation of any thereof) by virtue of such Non-Qualified ECP Guarantor's failure for any reason to constitute an ECP at the time the guarantee of such Non-Qualified ECP Guarantor, or grant by such Non-Qualified ECP Guarantor of a security interest, becomes effective with respect to such Swap Obligation;

Non-Qualified ECP Guarantor means, in respect of any Swap Obligation, a Guarantor that is not a Qualified ECP Guarantor at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation;

Qualified ECP Guarantor means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding USD 10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or otherwise constitutes an ECP and can cause another person to qualify as an “eligible contract participant” at such time by entereing into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.

Swap Obligation has the meaning given to it in the definition of "Excluded Swap Obligation".

23.17	Spanish Guarantor Limitation

Any guarantee, security, indemnity, obligation or liability incurred or undertaken under any Transaction Document by the Original Guarantor incorporated under the laws of Spain shall not extend to the Facility B1.

In addition:

(a)	The obligations and liabilities under this Clause 23 (Guarantee and Indemnity) of any Spanish Guarantor incorporated or organised as a sociedad anónima (S.A.) under the laws of Spain (a Spanish SA Guarantor) shall be deemed not to be undertaken or incurred by a Spanish SA Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 150 of the Spanish Capital Companies Law.

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(b)	The obligations undertaken under this Agreement by any Spanish Guarantor incorporated or organised as a sociedad limitada (S.L.) under the laws of Spain (a Spanish SL Guarantor) shall be deemed not to be undertaken or incurred by a Spanish SL Guarantor to the extent that the same would constitute unlawful financial assistance within the meaning of article 143 of the Spanish Capital Companies Law.

23.18	US Guarantor Limitations

(a)	Notwithstanding any term or provision of this Agreement, no Specified Entity (as defined below) shall guarantee the obligations of, or pledge any of its assets as security for the obligations of, any Borrower whose jurisdiction of organization is a state or territory of the US (a US Obligor), and no more than 65% of the total combined voting power of all classes of all voting stock or voting shares, or any other voting equity interest in any Specified Entity, shall guarantee or be pledged as security for the obligations of any US Obligor to the extent it would result in any such US Obligor being taxable on a material amount of income as determined under section 956 of the Code. For these purposes, a Specified Entity means (i) any "controlled foreign corporation" (a CFC) (within the meaning of Section 957 of the Code), (ii) any direct or indirect subsidiary of a CFC, or (iii) any entity substantially all of the assets of which constitute the equity interests in one or more CFCs.

(b)	Notwithstanding any term or provision of this Agreement, no Obligor shall guarantee or pledge any of its assets as security for the obligations of a US Obligor if (i) such Obligor is a "related person" (as defined in Section 267(b) or Section 707(b)(1) of the Code) to such US Obligor, (ii) such Obligor is not a United States person and (iii) such US Obligor does not own a "controlling interest" (as defined in Section 163(j) of the Code) in such Obligor, if such guarantee or pledge would cause such US Obligor to be disallowed, for US federal income Tax purposes, a material amount of current deduction (or any portion thereof) for interest expense paid.

(c)	Each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 23 hereby confirms that it is its intention that the guarantee under this Clause 23 shall not constitute a fraudulent transfer or conveyance for purposes of any bankruptcy, insolvency or similar law, the Uniform Fraudulent Conveyance Act or any similar federal, state or foreign law. To effectuate the foregoing intention, each US Obligor and each Finance Party (by its acceptance of the benefits of the guarantee under this Clause 23) hereby irrevocably agrees that the maximum aggregate amount of the obligations for which such US Obligor shall be liable under such guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such US Obligor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for equitable contribution among such US Obligor and the other Obligors, result in such obligations of such US Obligor not constituting a fraudulent transfer or conveyance.

23.19	Guarantee Limitations - general

(a)	This guarantee does not apply to any liability to the extent that it would result in this guarantee being illegal or constituting unlawful financial assistance in any relevant jurisdiction concerning the financial assistance by that company for the acquisition of, or subscription for, shares or concerning the protection of shareholders' capital.

(b)	The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in the Accession Deed applicable to such Additional Guarantor and agreed with the Agent (acting reasonably in accordance with the Agreed Security Principles).

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24.	Representations

Each Obligor makes the representations and warranties set out in this Clause 24 to each Finance Party for itself and, if applicable, each of its Subsidiaries. In respect of Fintrax US Acquisition Subsidiary, Inc.. only, the representations and warranties in this Clause 24 shall be deemed to be qualified by the factual and legal information which are referred to in the executive summaries of the Reports and by any disclosures made in the Merger Agreement.

24.1	Status

(a)	It is a corporation or limited liability corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.

(b)	Each of its Material Subsidiaries is a limited liability corporation, duly incorporated (or, as the case may be, organised) and validly existing under the law of its jurisdiction of incorporation (or, as the case may be, organisation).

(c)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business in all material respects as it is being conducted.

(d)	None of the circumstances set out in Articles 2446, 2447, 2482-bis or 2482-ter of the Italian Civil Code have arisen in respect of any Italian Obligor.

24.2	Binding obligations

Subject to the Legal Reservations and the Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable; and

(b)	(without limiting the generality of paragraph (a) above), each of the Transaction Security Documents to which it is party creates the security interests which that Transaction Security Document purports to create and those security interests are valid and effective.

24.3	Non-conflict with other obligations

Subject to the Legal Reservations the entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party do and will not conflict with:

(a)	any law or regulation applicable to it ;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any member of the Group to an extent or in a manner which would have or would be reasonably likely to have a Material Adverse Effect.

24.4	Power and authority

(a)	It has the power to enter into, perform and deliver each Transaction Document to which it is a party, and has taken or will have taken prior to the entry into of those documents all necessary action to authorise its entry into, performance and delivery of, each Transaction Document to which it is a party or will be a party and the transactions contemplated by those Transaction Documents.

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(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

24.5	Validity and admissibility in evidence

(a)	Subject to the Legal Reservations and Perfection Requirements (except for any Perfection Requirements which will be satisfied promptly after execution of the relevant documents and in any event within applicable time limits pursuant to the Agreed Security Principles) (or will be promptly, and within any applicable time periods, obtained or effected)), all Authorisations required:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business and trade in the ordinary course and ordinary activities of members of the Group have been obtained or effected and are in full force and effect where failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

24.6	Governing law and enforcement

Subject to the Legal Reservations:

(a)	the choice of governing law of the Finance Documents as expressed in such Finance Document will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in relation to a Finance Document to which it is a party in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

24.7	Insolvency

No corporate action, legal proceeding, creditors' process or other procedure or step described in Clause 28.6 (Insolvency) to Clause 28.8 (Creditors' process) has been taken or, to the best of the Obligors’ Agent's knowledge and belief) threatened in writing in relation to a Material Company and none of such circumstances applies to a Material Company.

24.8	No filing or stamp taxes

Under the laws of its Relevant Jurisdiction (subject to the Legal Reservations and the Perfection Requirements) it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents except:

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(a)	any filing, recording or enrolling which is referred to in any legal opinion delivered to the Finance Parties and which will be made within the period allowed by applicable law or the relevant Finance Document;

(b)	any filing, recording or enrolling or any Tax or fee payable in relation to the Transaction Security which is necessary to perfect the same and which (subject to the Agreed Security Principles) will be made within the period if any referred to in the relevant Transaction Security Documents, it being agreed that the representations and warranties made in this Clause do not extend to assignments and transfers made pursuant to Clause 29 (Changes to the Lenders).

24.9	No default

(a)	No Event of Default is continuing or would reasonably be expected to result from the making of any Utilisation or the entry into or the performance of any Finance Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries which has or is reasonably likely to have a Material Adverse Effect.

24.10	No misleading information

Save as disclosed in writing to the Agent and the Mandated Lead Arrangers prior to the Signing Date:

(a)	all factual written information relating to the Group contained in the Base Case Model and the Reports was true and accurate in all material respects (to the best of the Obligors’ Agent's knowledge, information and belief) as at the date of the Base Case Model or the relevant Report (or, if different as at the date such written information was expressed to be given) (as applicable);

(b)	to the best of the knowledge, information and belief of the Obligors’ Agent, the Information Memorandum (taken as a whole) do not omit to disclose any matter and that no event or circumstances has occurred or arisen where failure to disclose would result in the information, opinions, intentions, forecasts or projections contained in the Information Memorandum being misleading in any material respect;

(c)	the Structure Memorandum contains all material steps in relation to the implementation of the debt and equity structure in relation to the Transaction;

(d)	the Base Case Model has been prepared on a basis which is consistent with the Accounting Principles; and

(e)	any financial projections relating to the Group contained in the Base Case Model have been prepared on the basis of recent historical information and are based on assumptions believed by the Obligors’ Agent to be reasonable (as at the date of the Base Case Model or other document containing the projection or forecast), it being understood that the projections are subject to significant uncertainties and contingencies and there is no certainty that such financial projections will be achieved.

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24.11	Financial Statements

(a)	The Original Financial Statements:

(i)	were prepared in accordance with the applicable Accounting Principles consistently applied; and

(ii)	give a true and fair view of the Group's financial condition and results of operations for the period to which they relate,

unless, in each case, expressly disclosed to the Agent in writing to the contrary prior to the Signing Date subject to year-end adjustments and save as otherwise set out in those financial statements.

(b)	Its most recent Annual Financial Statements and Quarterly Financial Statements delivered pursuant to Clause 25 (Information Undertakings):

(i)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements (to the extent appropriate in the context of such accounts) save as expressly disclosed in writing to the Agent prior to the date of delivery of those financial statements or as otherwise set out in those financial statements; and

(ii)	give a true and fair view of (if audited) or fairly represent (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate subject to year-end adjustments and save as otherwise set out in those financial statements.

(c)	The Budget most recently supplied under this Agreement (other than as part of the Base Case Model or the Reports) was arrived at after careful consideration and has been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared.

24.12	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations or Environmental Claim of, or before, any court, arbitral body or agency which, are reasonably likely to be adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect have been started or, so far as the Obligors’ Agent is aware, threatened against any member of the Group.

24.13	Compliance with laws

It and each of its Subsidiaries is in compliance with all laws and regulations applicable to it in its Relevant Jurisdiction where non-compliance has or is reasonably likely to have a Material Adverse Effect.

24.14	Environmental laws

(a)	It has not (and none of its Subsidiaries has) breached any Environmental Law which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	To the best of its knowledge and belief, there are no circumstances which may reasonably be expected to prevent or interfere with it or any of its Subsidiaries being in compliance with any Environmental Law including, without limitation, obtaining or being in compliance with any Environmental Permits in the future where failure to so comply would reasonably be expected to have a Material Adverse Effect.

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24.15	Taxation

Save for claims being contested in good faith and in respect of which proper provision has been made in accordance with Accounting Principles:

(a)	no claims are being asserted against it (or as far as the Obligors’ Agent is aware against any other Material Companies) with respect to Taxes which are reasonably likely to be determined adversely to it and which, if so adversely determined, would have or could reasonably be expected to have a Material Adverse Effect;

(b)	all material reports and returns on which such Taxes are required to be shown have been filed within any applicable time limits (other than where being overdue in such filing could not reasonably be expected to have a Material Adverse Effect); and

(c)	all Taxes required to be paid have been paid (except in relation to any bona fide tax dispute for which proper provision has been made in accordance with Accounting Principles) within any applicable time limit (taking into account any extension or grace period), where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.16	Pari passu ranking

Subject to any applicable Legal Reservations, the payment obligations of each Obligor under the Finance Documents rank at least pari passu in right and priority of payment with all its other present and future unsecured and unsubordinated indebtedness except indebtedness preferred by laws of general application.

24.17	Good title to assets

It and each of its Subsidiaries has good, valid and marketable title to, or valid leases or licences of, or is otherwise entitled to use, the material assets necessary for the conduct of its business as it is presently being conducted, where failure to do so would reasonably be expected to have a Material Adverse Effect.

24.18	Shares

(a)	Save and except for Permitted Security, it and each of its Material Subsidiaries is the sole legal and beneficial owner of the respective shares in any Material Subsidiaries over which it purports to grant Transaction Security.

(b)	The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights other than any option to purchase or similar rights the exercise of which is permitted under this Agreement and the Transaction Security Documents, or pursuant to any blocking provision (blokkeringsregeling) under the articles of association of any Obligor incorporated in The Netherlands). As from the Closing Date, the constitutional documents of such members of the Group will not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security, other than to the extent such restrictions or inhibitions are required by applicable law.

24.19	Intellectual Property

(a)	The Intellectual Property required in order to conduct the business of the Group:

(i)	is beneficially owned by or licensed to members of the Group, free from any licences to third parties which are prejudicial to the use of that Intellectual Property in the business of the Group and will not be adversely affected by the transactions contemplated by the Finance Documents, in each case to an extent which could reasonably be expected to have a Material Adverse Effect; and

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(ii)	has not lapsed or been cancelled in any respect and all steps have been taken to protect and maintain such Intellectual Property, including, without limitation, paying renewal fees, in each case to an extent which could reasonably be expected to have a Material Adverse Effect; and

(b)	The Company does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect.

24.20	Group Structure Chart

The factual information relating to the structure of the Group contained in the Group Structure Chart accurately records in all material respects the structure of the Group.

24.21	Holding Companies

Each of Parent and the Company is a holding company and:

(a)	has not traded, other than by entering into the Transaction Security Documents, documents evidencing and relating to the Existing Debt, the provision of administrative services to other members of the Group and any other activity which is a Permitted Holding Company Activity;

(b)	does not own any asset, other than loans and money received by it which are in each case permitted by the terms of the Transaction Documents, rights arising under the Transaction Documents, the shares in the capital of its Subsidiaries and any other ownership or rights which is a Permitted Holding Company Activity;

(c)	does not have liabilities to any person, other than (i) pursuant to the Transaction Documents; (ii) prior to the Refinancing Closing Date, pursuant to the documents evidencing and relating to the Existing Debt and (iii) in respect of payment of Acquisition Costs, legal fees, auditors fees and other similar fees and expenses, and other matters which constitute Permitted Holding Company Activities.

24.22	Insurance

The insurances required by Clause 27.23 (Insurance) are in full force and effect as required by this Agreement and no event or circumstance has occurred (and no failure to disclose a fact) which would entitle any insurer to reduce or avoid its liability under any such insurance where such event, circumstance or failure would reasonably be expected to have a Material Adverse Effect.

24.23	Sanctions

(a)	No member of the Group, nor any of its respective directors or officers or, to the best knowledge of the relevant member of the Group (after due and careful inquiry), any of such member of the Group's employees, Affiliates, agents or representatives:

(i)	is a Sanctioned Person;

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(ii)	is a person who is otherwise the target of Sanctions such that the entry into, or performance, of this Agreement or any other Finance Document would be prohibited for a Lender or would cause such Lender to breach applicable law;

(iii)	is currently engaging in any transaction, activity or conduct that could reasonably be expected to result in a violation of applicable sanctions; or

(iv)	is owned or controlled by (including, without limitation, by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Finance Document would be prohibited under applicable law.

(b)	In relation to an Obligor incorporated or established in Germany (each a German Obligor), the representations in this Clause 24.23 (Sanctions)are given to the extent that the making of and the compliance with these representations does not result in a violation of or conflict with Council Regulation (EC) No. 2271/96 of 22 November 1996 (the EU Blocking Regulation) and/or section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation by such German Obligor.

(c)	To the best of the Obligors’ Agent's knowledge, the Obligor and any Material Subsidiary have taken reasonable measures to ensure compliance with applicable Sanctions.

24.24	Anti-Corruption Laws

The Company and any member of the Group has, in the past five (5) years, conducted its businesses in compliance with Anti-Corruption Laws and has instituted and maintains policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws.

24.25	Anti-money Laundering

Neither the Company nor any member of the Group, any of their directors or officers, or, to the best of the Company's knowledge, any of its respective Affiliates, any of its (or its respective Affiliates) agent or employee has engaged in any activity or conduct which would breach anti-money laundering laws in any jurisdiction where they apply and the Obligors’ Agent will promptly institute and subsequently maintains policies and procedures designated to prevent any violation of such laws, regulations or rules.

24.26	Acquisition Documents

On the Acquisition Closing Date only, the Acquisition Documents as provided to the Agent under this Agreement contain all the material terms of the Acquisition.

24.27	Centre of main interests

For the purposes of The Council of the European Union Regulations No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the Regulations) Parent and each Obligor whose jurisdiction of incorporation is in a member state of the European Union has its centre of main interests (as that term is used in Article 3(1) of the Regulations) situated in its jurisdiction of incorporation has no "establishment" (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

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24.28	Accounting Reference Date

The accounting reference date for the purposes of preparing the Annual Financial Statements of the Parent is the Accounting Reference Date.

24.29	Security, Indebtedness and Guarantees

(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Indebtedness outstanding other than as permitted by this Agreement.

(c)	No member of the Group has granted any guarantees other than as permitted by this Agreement.

24.30	Pension scheme

It is and each of its Material Subsidiaries is in compliance with all applicable laws and terms of contracts relating to the pension schemes (if any) for the time being operated by it or its Subsidiaries or in which it or its Material Subsidiaries participate(s), and each such pension scheme is funded on the basis of reasonable actuarial assumptions and to at least the extent required by local law and practice, except in each case where failure to do so does not, or is not reasonably likely to, result in a Material Adverse Effect.

24.31	Obligors incorporated in Ireland

In respect of each Obligor incorporated in Ireland:

(a)	that in entering into the Finance Documents to which it is a party and complying with its obligations thereunder, that a valid summary approval procedure (where required) has been carried out in accordance with section 202 and 203 of the Irish Companies Act 2014 and that it will not be providing unlawful financial assistance as prohibited by section 82 of the Irish Companies Act 2014; and

(b)	no notice pursuant to section 1002 of the Taxes Consolidation Act 1997 has been served on it by the Irish Revenue Commissioners.

24.32	Margin Stock

No part of the proceeds of any Loan or other extension of credit under this Agreement will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, for the purpose of purchasing or carrying Margin Stock in violation of either Regulation.

24.33	Times when representations made

(a)	All the representations and warranties in this Clause 24 are made by Parent (where applicable) and each Original Obligor on the Signing Date and the relevant Closing Date other than:

(i)	the representations in paragraphs (b) and (c) of Clause 24.11 (Financial Statements) above which are made on the date of delivery of the relevant financial statements or Budget (as applicable); and

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(ii)	the representations set out in Clause 24.10 (No misleading information), to the extent relating to the Information Memorandum, which shall be made only on the date of approval by the Obligors’ Agent and on the last day on the primary syndication period and not repeated thereafter.

(b)	The Repeating Representations are deemed to be made by Parent (where applicable) and each Obligor on each Utilisation Date and on the first date of each Interest Period and are deemed to be made by each Additional Obligor on the day on which it becomes an Additional Obligor.

(c)	Each representation or warranty deemed to be made after the Signing Date shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

(d)	It is acknowledged that, notwithstanding anything to the contrary contained herein or in any other Finance Documents, each French Obligor only gives representations and warranties relating to it and its Subsidiaries or Material Subsidiaries, as relevant.

25.	Information Undertakings

(a)	The undertakings in this Clause 25 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)	It is acknowledged that, notwithstanding anything to the contrary contained herein or in any other Finance Documents, each French Obligor undertakes only in relation to itself and its Subsidiaries.

In this Agreement:

Annual Financial Statements means the consolidated audited financial statements of Topco for a Financial Year delivered pursuant to paragraph (a) (Annual Accounts) of Clause 25.2 (Financial statements).

Monthly Financial Statements means the consolidated unaudited management accounts of Topco and the Group delivered pursuant to paragraph (c) (Monthly Management Accounts) of Clause 25.2 (Financial statements).

Quarterly Financial Statements means the consolidated unaudited financial statements of Topco and the Group delivered pursuant to paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements).

25.2	Financial statements

(a)	Annual Accounts

The Parent shall, within 150 days after the end of each Financial Year, deliver to the Agent the Annual Financial Statements for such Financial Year and the related auditor's reports.

(b)	Quarterly Accounts

The Parent shall within 60 days after the end of each Financial Quarter commencing with the first full Financial Quarter ending after the Closing Date, deliver to the Agent:

(i)	the Quarterly Financial Statements for such period accompanied by management commentary and a comparison with budgeted performance and performance for the corresponding period in the previous Financial Year. Each set of Quarterly Financial Statements and Annual Financial Statements shall include a profit and loss statement, balance sheet and cashflow statement; and

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(ii)	unless the Financial Quarter under consideration ends on 31 December, an unaudited compliance certificate indicating the level of the Leverage Ratio for the 12-months period ending on the last day of the Financial Quarter under consideration.

(c)	Monthly Management Accounts

The Parent shall within 45 days after the end of each monthly accounting period commencing with the second full month ending after the Refinancing Closing Date, deliver to the Agent the Monthly Financial Statements for such period accompanied by management commentary and a comparison with budgeted performance for the corresponding period in the previous year.

(d)	The Parent may satisfy its obligation to deliver information under paragraphs (a) to (c) to those Lenders who agree by posting such information onto an electronic website.

(e)	The Parent shall deliver Compliance Certificates which demonstrate in reasonable detail, computations as to compliance with Clause 26.2(Financial condition), a confirmation of the Margin, and amount of Excess Cashflow and any other calculation of Consolidated EBITDA, Consolidated Pro Forma EBITDA or the Consolidated Net Leverage relied on for any purpose of this Agreement during the preceding Relevant Period.

25.3	Compliance Certificate

The Parent shall ensure that each set of financial statements delivered by it in respect of a period ending on the last day of any Relevant Period referred to in Clause 26.2 (Financial condition) pursuant to paragraph (a) (Annual Accounts) or paragraph (b) (Quarterly Accounts) of Clause 25.2 (Financial statements) is accompanied by a Compliance Certificate signed by the chief financial officer of the Group setting out:

(a)	if the Revolving Facility Financial Condition is met, in reasonable detail calculations of the financial covenants under Clause 26.2 (Financial condition) and certifying that the Group is in compliance with such financial covenants as at the date the relevant financial statements or, as applicable, management accounts were drawn up;

(b)	whether a Default or Event of Default has occurred or, if there is a Default or Event of Default, providing details of the same and of any actual and proposed remedial action;

(c)	in the case of a Compliance Certificate delivered under paragraph (a) (Annual Accounts) of Clause 25.2 (Financial statements), confirmation:

(i)	explaining the computation showing the Leverage Ratio for the last four Financial Quarters for the purposes of determining the Margins applicable to the relevant Utilisations pursuant to the Margin ratchets applicable to the relevant Facilities;

(ii)	as to the Material Companies, Guarantor Coverage ratio, the Excess Cashflow and total Net Proceeds generated during the Financial Year under consideration; and

(iii)	from its Auditors (to the extent the Auditors generally still provide them to the lenders to the companies that they audit and provided that (if required) the Lenders have entered into engagement letters with the Auditors and the cost of providing such certificate is not disproportionate to the benefit derived from such certificate by the Lenders) as to the correct extraction of the numbers and the arithmetic accuracy of the calculations and confirming the amount of Excess Cashflow;

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(d)	in the case of the first Compliance Certificate delivered on or after the first anniversary of the Closing Date, details of any new bank accounts opened by and any new intercompany loans owing to the Original Obligors since the Closing Date; and

(e)	in the case of the Compliance Certificate delivered with each set of Annual Financial Statements, details of any new bank accounts opened by and any new intercompany loans owing to the Obligors since the date of the last Compliance Certificate.

No Compliance Certificate shall be required with respect to the Annual Financial Statements for the Financial Year ending on 31 December 2017.

25.4	Budget

The Parent shall within 60 days of the beginning of the Financial Year to which it relates, deliver to the Agent an annual Budget prepared by reference to each Financial Quarter in respect of such Financial Year of the Group and commencing with the Budget for the Financial Year ending 31 December 2017.

25.5	Annual management and other presentations

The Parent shall make available senior officers and representatives of the Parent and appropriate members of the Group, during normal business hours and upon reasonable notice (provided this does not unduly interfere with the Parent's and the relevant members of the Group's normal course of business) to attend and make a presentation to the Lenders regarding the business, financial performance and prospects of the Group and such other matters as any Finance Party (through the Agent) may reasonably request, once in each Financial Year commencing with the Financial Year ending on 31 December 2018, if so requested by the Agent.

25.6	Accounting Principles

All accounts of Topco or of the Parent and the Budgets (other than the Base Case Model) delivered under this Agreement to the Agent shall be prepared in accordance with the Accounting Principles, and consistent with the application of these principles in the Base Case Model (and taking into account any change in the Accounting Principles as to the treatment of Finance Leases). The Base Case Model has been prepared on a basis which is substantially consistent with the adjustments which are described in the Accountant's Report and the Accounting Principles used in the preparation of the Original Financial Statements. If there is a change in the Accounting Principles and that change is material or impacts upon the manner provided in this Agreement for determining the Excess Cashflow and the Margin or impacts upon the ability of the Lenders to determine compliance with the financial covenant contained in Clause 26.2 (Financial condition):

(a)	the Obligors’ Agent shall promptly so notify the Agent (unless the Agent has been notified of the relevant change in relation to a previous set of financial statements) and the Obligors’ Agent shall deliver to the Agent a statement containing:

(i)	a description of any change necessary for those financial statements to reflect in all material respects the Accounting Principles, accounting practices and reference periods used as a basis for the preparation of the Base Case Model; and

(ii)	sufficient information (to the extent not addressed by the description referred to in paragraph (i) above):

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(A)	to enable the Lenders to determine whether Clause 26.2 (Financial condition) has been complied with, the Margin and the amount of any prepayments to be made from Excess Cashflow under Clause 12.2 (Disposal, Insurance and Excess Cashflow), provided that, for the avoidance of doubt and unless otherwise agreed pursuant to this Clause 25, the financial covenant contained in Clause 26.2 (Financial condition) shall continue to be calculated in all material respects in accordance with the original Accounting Principles (subject to any adjustments made by or in accordance with this Agreement); and

(B)	to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model;

(b)	following request by the Agent or the Obligors’ Agent, the Obligors’ Agent and the Agent shall negotiate in good faith with a view to agreeing whether or not the change might result in any alteration in the commercial effect of any of the terms of this Agreement and if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in either the Finance Parties being in a worse position in relation to the determination of the Margin, their respective rights and obligations under Clause 12.2 (Disposal, Insurance and Excess Cashflow) and compliance with Clause 26.2 (Financial condition) and related definitions than if the change had not been made;

(c)	if amendments are agreed by the Obligors’ Agent and the Agent within 30 days of that notification to the Agent, those amendments shall take effect in accordance with the terms of that agreement and will be binding on all Parties; and

(d)	if the Agent and the Obligors’ Agent cannot agree what (if any) amendments are necessary within 30 days then, within 15 days after the end of that 30 day period, the Obligors’ Agent shall either:

(i)	deliver to the Agent, in reasonable detail and in a form satisfactory to the Agent (acting reasonably), details of any adjustments which need to be made to the relevant accounts in order to bring them into line with the original Accounting Principles (or, as applicable, the most recent revised Accounting Principles in respect of which either:

(A)	a change to (1) the financial covenants under Clause 26.2 (Financial condition), (2) Clause 12.2 (Disposal, Insurance and Excess Cashflow) or (3) the Margin computations set out in the definition of Margin was agreed under paragraph (b) above; or

(B)	no such change was needed under this Clause); or

(ii)	ensure that the relevant accounts are prepared in accordance with the original Accounting Principles (or, as applicable, the most recent revised Accounting Principles in respect of which either:

(A)	a change to (1) the financial covenants under Clause 26.2 (Financial condition), (2) Clause 12.2 (Disposal, Insurance and Excess Cashflow) or (3) the Margin computations set out in the definition of Margin was agreed under paragraph (b) above; or

(B)	no such change was needed under this Clause).

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This Clause 25.6 shall not apply to any chage in Accounting Principles as to the treatment of Finance Leases under the IFRS 16.

25.7	Other Information

Subject to any applicable confidentiality undertaking or stock exchange or other regulatory restriction, and without giving rise to any material cost, the Obligors’ Agent shall deliver or notify to the Agent (save as otherwise disclosed in the Acquisition Documents or the Reports):

(a)	promptly, details of any litigation, arbitration, administrative or regulatory proceedings, Environmental Claim relating to it or any member of the Group which if adversely determined would be reasonably likely to have a Material Adverse Effect;

(b)	promptly once dispatched to other creditors, any document sent by the Company to Parent or any other document or information sent by or on behalf of an Obligor to its creditors generally (or any class of them) (excluding for this purpose creditors which are members of the Group);

(c)	as soon as is reasonably practicable, any other information relating to the financial condition or assets of the Group and/or any member of the Group which the Agent may from time to time reasonably request;

(d)	notification of any continuing Default or Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless the Obligors’ Agent is aware that a notification has already been provided by another Obligor);

(e)	promptly upon being aware of it, the occurrence of an Exit Event; and

(f)	a certificate signed by the Obligors' Agent certifying that no Default or Event of Default is continuing (or if a Default or Event of Default is continuing, specifying the Default or Event of Default and the steps, if any, being taken to remedy it) promptly upon the request of the Agent.

25.8	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Signing Date; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, Parent and/or each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

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(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Obligors’ Agent shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 31 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Obligors’ Agent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

26.	Financial Covenants

26.1	Financial definitions

In this Agreement:

Buy-Back means any Debt Purchase Transaction entered into by any member of the Group.

Capital Expenditure shall have the same meaning as in the Accounting Principles but excluding any non-cash expenditure.

Cashflow means, without double counting, Consolidated EBITDA of the Group for the Relevant Period:

(a)	plus any Tax rebate or credit received in cash, or minus any Tax paid in cash and/or which fell due for payment, during that Relevant Period:

(b)	plus any cash receipt in respect of any disposal (other than a disposal of Cash Equivalents) of any assets, undertaking or business of any member of the Group during that Relevant Period (except to the extent that such cash is retained by the Group (whether or not in a cash collateral account) pending its application in prepayment of the Facilities or reinvestment in accordance with the mandatory prepayment provisions under Clause 12 (Mandatory Prepayment and Cancellation));

(c)	plus Acceptable Funding Sources to the extent utilised in that Relevant Period towards financing or refinancing:

(i)	any Capital Expenditure, any Permitted Acquisition, any investment in any Permitted Joint Venture and/or any other use permitted by the reinvestment provisions in this Agreement;

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(ii)	any set up or start-up costs or losses or losses of discontinued operations and/or any restructuring charges, in each case that is deducted in determining Cashflow;

(iii)	any payment referred to under paragraph (f) below; and

(iv)	the costs, charges or expenses under paragraph (l) below in relation to the incurrence of that borrowing,

in each case, that is deducted in determining Consolidated EBITDA or Cashflow in that Relevant Period;

(d)	plus the amount of any dividends or other profit distributions received in cash by any member of the Group during that Relevant Period from entities which are not members of the Group to the extent not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(e)	plus the amount of any decrease or minus the amount of any increase in Working Capital during that Relevant Period;

(f)	minus the amount of any Permitted Payment, Permitted Distribution or other payment of dividends or other profit distributions paid in cash made to a person who is not a member of the Group during the Relevant Period and not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(g)	minus the amount of any start-up losses for new entities or operations, set up or start-up costs or and losses of discontinued operations, in each case to the extent having a cash impact during that Relevant Period (except to the extent already deducted in determining EBITDA);

(h)	minus restructuring charges paid in cash during that Relevant Period relating to employee terminations, closings of facilities and/or relocations of plant, property and equipment (except to the extent already deducted in determining EBITDA);

(i)	minus the amount of any cash consideration paid during that Relevant Period for any Permitted Acquisition;

(j)	minus any cash investments in Permitted Joint Ventures made during that Relevant Period;

(k)	minus all Capital Expenditure paid in cash or contractually falling due (without double counting for previous Relevant Periods) by a member of the Group during that Relevant Period;

(l)	minus all costs, expenses or charges incurred in connection with any actual or attempted incurrence or issuance of debt or equity in that Relevant Period;

(m)	excluding the effects of all cash movements associated with the Acquisition and any Acquisition Costs during that Relevant Period;

(n)	excluding any cash outflows from the Group during that Relevant Period to the extent that the Group has a right to indemnification or compensation in respect thereof (and has made a claim and expects to receive payment within 180 days of that cash outflow) under the Acquisition Documents or the agreements governing any Permitted Acquisition (or that outflow has otherwise been taken into account in determining the purchase price for the Acquisition or, as applicable, any Permitted Acquisition) and excluding any cash inflows during that Relevant Period under those arrangements;

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(o)	excluding gains and losses due to currency fluctuations not received/paid in cash in that Relevant Period;

(p)	plus all cash receipts and minus all payments in cash during that Relevant Period in relation to any post-employment benefit scheme to the extent that those cash payments are not already taken into account in calculating Consolidated EBITDA for that Relevant Period;

(q)	to the extent not otherwise taken into account, minus all non-cash credits and release of provisions and plus all non-cash debits and other non-cash charges and provisions included in determining Consolidated EBITDA for that Relevant Period; and

(r)	minus Pension Items;

(s)	plus any positive and minus any negative items received or paid in cash by the Group (including business interruption insurance cash receipts in respect of claims not previously taken into account in any Relevant Period under paragraph (i) of the definition of Consolidated EBITDA) during that Relevant Period that are either components of the operating profit of the Group or exceptional, extraordinary, unusual or non-recurring items, but which, in each case, are not taken into account in calculating Consolidated EBITDA or Total Debt Service for that Relevant Period (nor, in the case of any business interruption insurance cash receipts, in any prior Relevant Period), provided that, for the avoidance of doubt, Net Proceeds applied in mandatory prepayment of the Facilities and any amounts received or payments made by the Group in respect of or arising from any Buy-Back shall not be included in the calculation of Cashflow.

Consolidated EBITDA for the Relevant Period means, without duplication, the Consolidated Net Income of the Group for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Net Interest Expense;

(b)	Consolidated Income Taxes;

(c)	consolidated depreciation expense;

(d)	consolidated amortization or impairment expense;

(e)	any expenses, charges or other costs related to any issuance of share capital, listing of share capital, investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business and any expenses, charges or other costs related to deferred or contingent payments, provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposals, recapitalization or the incurrence of any Indebtedness permitted by the Finance Documents (whether or not successful) (including any such fees, expenses or charges related to the Transactions (including any expenses in connection with related due diligence activities)), in each case, as determined in good faith by the Obligors’ Agent;

(f)	any minority interest expense (whether paid or not) consisting of income attributable to minority interests of third parties in such period or any net earnings, income or share of profit of any Joint Venture, except to the extent of dividends declared or paid on, or other cash payments in respect of, share capital held by such third parties;

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(g)	the amount of management, monitoring, consulting and advisory fees and related expenses paid in such period to the extent permitted by the Finance Documents;

(h)	other non-cash charges, write-downs or items reducing Consolidated Net Income (excluding any such non-cash charge, write-down or item to the extent it represents an accrual of or reserve for cash charges expected to be paid in any future period) or other items classified by the Obligors’ Agent as special, extraordinary, exceptional, unusual or nonrecurring items less other non-cash items of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to paragraphs (a) through (m) of the definition of "Consolidated Net Income" and excluding any such non-cash item of income increasing Consolidated Net Income (other than non-cash items increasing Consolidated Net Income pursuant to paragraphs (a) through (m) of the definition of "Consolidated Net Income" and excluding any such non-cash item of income to the extent it represents a receipt of cash expected to be paid in any future period);

(i)	the proceeds of any business interruption insurance received during such period to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; and

(j)	payments received or that become receivable with respect to, expenses that are covered by the indemnification provisions in any agreement entered into by such person in connection with an acquisition to the extent such expenses were included in computing Consolidated Net Income.

Consolidated Income Taxes means Taxes or other payments, including deferred taxes, based on income, profits or capital of any of the Group whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

Consolidated Leverage means the sum of the outstanding Net Debt.

Consolidated Net Income means, for any period, the net income (loss) of the Group determined on a consolidated basis on the basis of the Accounting Principles; provided, however, that there will not be included in such Consolidated Net Income:

(a)	any net income (loss) of any person if such person is not a member of the Group, except that any Obligors' equity in the net income of any such person for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash or Cash Equivalents actually distributed by such person during such period to a member of the Group as a dividend or other distribution or return on investment;

(b)	any net gain (or loss) realized upon the sale or other disposal of any asset or disposed operations of a member of the Group (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Obligors’ Agent);

(c)	any extraordinary, one-off, non-recurring, exceptional or unusual gain, loss, expense or charge, including any charges or reserves in respect of any restructuring, redundancy, relocation, integration or severance or other postemployment arrangements, signing, retention or completion bonuses, transaction costs (including costs related to the Transactions or any investments), acquisition costs, business optimization, information technology implementation costs, or development costs, costs related to governmental investigations and curtailments or modifications to pension or post-retirement benefits schemes, litigation or any asset impairment charges or the financial impacts of natural disasters (including fire, flood and storm and related events);

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(d)	the cumulative effect of a change in the Accounting Principles (other than in respect of a change in treatment of operating leases or Finance Leases);

(e)	any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards, any non-cash deemed finance charges in respect of any pension liabilities or other provisions, any non-cash net after tax gains or losses attributable to the termination or modification of any employee pension benefit plan and any charge or expense relating to any payment made to holders of equity based securities or rights in respect of any dividend sharing provisions of such securities or rights to the extent such payment was a Permitted Payment;

(f)	all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or Treasury Transactions and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)	any unrealized gains or losses in respect of Treasury Transactions or other financial instruments or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Treasury Transactions;

(h)	any unrealized foreign currency transaction gains or losses in respect of Indebtedness or other obligations of the Group denominated in a currency other than the functional currency of such person and any unrealized foreign exchange gains or losses resulting from remeasuring assets and liabilities denominated in foreign currencies;

(i)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Group owing to the Group;

(j)	any one-time non-cash charges or any amortization or depreciation, in each case to the extent related to the Transactions or any acquisition of another person or business or resulting from any reorganisation or restructuring involving the Group;

(k)	any goodwill or other intangible asset amortization charge, impairment charge or write-off or write-down;

(l)	the impact of capitalized, accrued or accreting or pay-in-kind interest or principal on Shareholder Loans;

(m)	any deduction for any CVAE (Cotisation sur la Valeur Ajoutée des Entreprises) charge; or

(n)	any gains or losses as a result of Debt Purchase Transactions.

Consolidated Net Interest Expense means, for any period (in each case, determined on the basis of the Accounting Principles), the consolidated net interest income (expense) of the Group, whether paid or accrued, plus or including (without duplication) any interest consisting of:

(a)	interest (but not capital) expense attributable to Finance Leases;

(b)	amortization of original issue discount (but not including deferred financing fees, debt issuance costs, commissions, fees and expenses);

(c)	costs associated with Treasury Transactions (excluding amortization of fees or any non-cash interest expense attributable to the movement in mark-to-market valuation of such obligations);

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(d)	Consolidated Net Income (other than the income referred to in paragraph (l) of such definition); and

(e)	interest, costs or charges actually paid by the any member of the Group under any guarantee of Indebtedness or other obligation of any other person.

Excess Cashflow means, without double counting, the result (if positive) of Cashflow for a Financial Year:

(a)	less Total Debt Service (and any agency costs) for that Financial Year;

(b)	less the amount of all prepayments made under any Indebtedness during that Financial Year (if not included in Total Debt Service);

(c)	to the extent the relevant proceeds are included in Cashflow, less the aggregate amount of mandatory prepayments applied under Clause 12 (Mandatory Prepayment and Cancellation) during that Financial Year but excluding for the avoidance of doubt any prepayments made in respect of Excess Cashflow from the immediately preceding Financial Year;

(d)	less Tax accrued during such Financial Year but not paid and adding back Tax accrued prior to that Financial Year but not paid during that Financial Year and deducted in the calculation of Excess Cashflow for the prior Financial Year;

(e)	less amounts to repay borrowings of Original Revolving Facility Loans made to account for any original issue discount fee that are implemented pursuant to the flex provisions under the Commitment Letter, in each case made (without duplication) during the relevant Financial Year or, at the option of the relevant Original Borrower, thereafter prior to the related Excess Cashflow prepayment date;

(f)	less any amount forming part of Cashflow and permitted to be retained pursuant to the provisions of this Agreement governing Disposal Proceeds and Insurance Proceeds (whether under the de minimis baskets, carve outs, reinvestment mechanisms or otherwise including any Waived Amount retained pursuant to Clause 13.8 (Prepayment elections)) in that Financial Year;

(g)	less any Permitted Carry Forward Amount for that Financial Year which the Obligors’ Agent elects to deduct; and

(h)	to the extent included in Cashflow, less the aggregate amount of Acceptable Funding Sources utilised for any of the purposes specified in paragraph(c) of the definition of Cashflow; and

(i)	plus the amount (if any) of Permitted Carry Forward Amount deducted from Excess Cashflow in the preceding Financial Year and not spent in the current Financial Year.

Leverage Ratio means, in relation to any Relevant Period, the ratio of Consolidated Leverage as at the last day of that Relevant Period, to Consolidated EBITDA for that Relevant Period (each as set out in the applicable Compliance Certificate for the Relevant Period).

Net Debt means, at any time, the sum of the aggregate principal or capital amount of all outstanding Indebtedness of the Group calculated on a consolidated basis less the Cash and Cash Equivalents of the Group, except that:

(a)	in the case of any Finance Lease only the capitalised value of that Finance Lease will be included;

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(b)	Indebtedness in respect of any Treasury Transaction will be excluded;

(c)	any guarantee referred to in the definition of Indebtedness will not be included to the extent it relates to Indebtedness of another member of the Group already included in the calculation of Net Debt;

(d)	the amount of any liability of pension obligations will be excluded; and

(e)	all Shareholder Loans of Parent and all Indebtedness between members of the Group will be excluded.

Permitted Carry Forward Amount means, in relation to any Financial Year the amount of Capital Expenditure or Permitted Acquisition expenditure incurred or committed to be incurred by any member of the Group during that Financial Year which is payable in cash in a subsequent Financial Year, save to the extent that at the time of determination of Excess Cashflow in respect of that Financial Year, the Obligors’ Agent has elected in writing to reduce the amount of the Permitted Carry Forward Amount.

Relevant Period means each period of 12 months ending on or about the last day of each Financial Quarter.

Total Debt Service means the aggregate of:

(a)	Consolidated Net Interest Expense paid, accrued or payable for the Relevant Period; and

(b)	all scheduled repayments of principal under the terms of any Indebtedness of any member of the Group paid during that Relevant Period including all scheduled capital payments falling due in relation to any Finance Lease, but, in each case, excluding any Indebtedness between members of the Group , any mandatory or voluntary prepayment, the repayment of any Indebtedness as part of the Acquisition or any Permitted Acquisition, the refinancing of any Indebtedness and the repayment of any Indebtedness that is capable of being reborrowed or could have been but for any voluntary cancellation.

Treasury Transaction means any currency or interest or commodity purchase, cap or collar agreement, forward rate agreements, interest rate or currency or commodity future or option contract, foreign exchange or currency purchase or sale agreement, interest rate swap, currency swap or combined interest rate and currency and/or commodity swap agreement and any other hedging agreement or derivative transaction.

Working Capital means in relation to the Group, its trade and other debtors in relation to operating items, its prepayments in relation to operating items and its stock less its trade and other creditors in relation to operating items, its accrued expenses and accrued costs in relation to operating items, but excluding its Taxes, its liabilities and claims in relation to the Acquisition or any Permitted Acquisition, the results of any adjustments (however structured) to the consideration for the Acquisition or any Permitted Acquisition and the non-cash effects of purchase accounting and translation gains.

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26.2	Financial condition

Leverage Ratio:

If the Revolving Facility Financial Condition is met at the end of any Relevant Period, the Obligors’ Agent shall ensure that the Leverage Ratio (as set out in the applicable Compliance Certificate) in respect of that Relevant Period shall not exceed 7.00:1.

26.3	Financial testing

(a)	Clause 26.2 shall only be in effect at a time when the Revolving Facility Financial Condition is met.

(b)	If the Leverage Ratio is breached but subsequently satisfied when tested at the end of the next Relevant Period any Default or Event of Default arising as a result of the first breach will be deemed to have been waived and remedied and no further action may be taken by the Agent or the Lenders as a result of first breach unless a notice of acceleration has been served by the Agent prior to the subsequent test in accordance with Clause 28.19 (Acceleration and Cancellation – Original Revolving Facility),

(c)	Notwithstanding anything to the contrary in Clause 26.2 (Financial condition) the first Relevant Period in respect of which the Leverage Ratio set out in Clause 26.2 (Financial condition) are tested shall be:

(i)	if the Refinancing Closing Date is on or prior to 31 December 2017, the Relevant Period ending 30 June 2018; or

(ii)	if the Refinancing Closing Date is following 31 December 2017, the Relevant Period ending on the first Quarter Date falling at least 6 months after the Closing Date.

(d)	Subject to paragraph (e) below, the Leverage Ratio set out in Clause 26.2 (Financial condition) shall be calculated in accordance with the Accounting Principles and tested by reference to each Compliance Certificate delivered pursuant to Clause 25.3 (Compliance Certificate) and (subject to paragraph (a) above) each corresponding set of the financial statements delivered pursuant to paragraphs (a) and (b) of Clause 25.2 (Financial statements) in respect of any Relevant Period referred to in Clause 26.2 (Financial condition) above.

(e)	For the purpose of Clause 26.2 (Financial condition) (but not for the purposes of calculating Excess Cashflow) for each of the Relevant Periods ending on a date which is less than 12 months after the Closing Date:

(i)	the methodology for calculating the Leverage Ratio shall follow that in the Base Case Model;

(ii)	the Consolidated EBITDA of the Group shall be calculated on a pro forma LTM basis, taking into account the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA mutatis mutandis) generated by the Target Group from the date falling on the beginning of the Relevant Period until (and including) the date of Completion, provided that the Group shall provide to the Agent copies of the relevant unaudited management accounts of the Group in respect of the Consolidated EBITDA generated from the start of that Relevant Period until the date of Completion to the extent such Consolidated EBITDA is included in the calculation of the financial covenants in Clause 26.2 (Financial condition).

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(f)	In respect of any Relevant Period, the exchange rates used in relation to calculating Net Debt shall be the weighted average exchange rates used for determining Consolidated EBITDA for that period, provided that if any member of the Group has entered into a Treasury Transaction in respect of any Indebtedness, the currency and amount of that Indebtedness shall be determined by first taking into account the effects of that Treasury Transaction.

26.4	Pro Forma Basis

(a)	The definitions in Clause 26.1 (Financial definitions) shall be calculated for all purposes in this Agreement (including the controls on Permitted Acquisitions and the right to incur any Additional Facility pursuant to Clause 2.3 (Additional Facility) or any Refinancing Facility pursuant to Clause 2.4 (Refinancing Facility) but not for the purpose of calculating Excess Cashflow) as follows:

(i)	there shall be included in determining Consolidated EBITDA for any Relevant Period:

(A)	the consolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) for the Relevant Period (including the portion thereof occurring prior to the relevant acquisition) of any entity, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group to a third party during such Relevant Period (each such entity or business acquired and not subsequently disposed of an Acquired Entity or Business); and

(B)	an adjustment in respect of each Acquired Entity or Business acquired during such Relevant Period equal to the amount of the Pro forma Adjustment with respect to such Acquired Entity or Business for such Relevant Period;

(ii)	there shall be excluded in determining Consolidated EBITDA for any Relevant Period the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA, mutatis mutandis) of any entity, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such Relevant Period (including the portion thereof occurring prior to such sale, transfer or disposal);

(iii)	In addition, for purposes of calculating the Leverage Ratio:

(A)	any person that is a Subsidiary on the calculation date will be deemed to have been a Subsidiary at all times during such reference period;

(B)	any person that is not a Subsidiary on the calculation date will be deemed not to have been a Subsidiary at any time during such reference period; and

(C)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness), and if any Indebtedness is not denominated in the Obligors’ Agent's functional currency, that Indebtedness for purposes of the calculation of Consolidated Leverage shall be treated in accordance with the Accounting Principles.

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(b)	For the purpose of this Clause:

Pro forma Adjustment means in relation to an Acquired Entity or Business, for any Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, the pro forma increase in Consolidated EBITDA reasonably projected by the Obligors’ Agent as a result of cost savings or cost synergies which are reasonably likely to be realisable at any time during the period of 18 months from the date of the relevant acquisition or investment as a result of combining the operations of such Acquired Entity or Business with the operations of the Group, such that, in each case, it may be assumed that such cost savings or cost synergies will be realisable during the entire Relevant Period that includes any of the four Financial Quarters first following the acquisition of or investment in an Acquired Entity or Business, provided that for the purpose of projecting Consolidated EBITDA any such pro forma increase to Consolidated EBITDA shall be without duplication for cost savings or cost synergies actually realised during such period and already included in such Consolidated EBITDA.

(c)	To the extent that any Pro forma Adjustments are included in relation to an Acquired Entity or Business in any calculations made in connection with Clause 26.2 (Financial condition), by no later than the date that the applicable Compliance Certificate is delivered for that Relevant Period:

(i)	if the relevant cost savings and costs synergies for an individual acquisition is no greater than 5% of the combined pro forma Consolidated EBITDA of the enlarged Group, the chief financial officer of the Group will provide to the Agent a certificate confirming the reasonableness of the aggregate amount of the relevant cost savings and costs synergies; and

(ii)	if the relevant cost savings and costs synergies for an individual acquisition exceeds 5% of the combined pro forma Consolidated EBITDA of the enlarged Group, a reputable accounting firm or a reputable industry specialist shall provide commentary to the Obligors’ Agent (which may be provided in any accompanying due diligence report) that the relevant cost savings and cost synergies in respect of that acquisition are not unreasonable and the Obligors’ Agent will provide a copy of such commentary to the Agent (subject to the Agent and/or the Lenders signing any relevant confidentiality, hold harmless and/or similar letters required by such firm).

(d)	There shall be no cap on any pro forma increases in Consolidated EBITDA, except that the aggregate amount of any pro forma cost saving or cost synergy adjustments made pursuant to this Clause 26.4 in respect of an Acquired Entity or Business that are included in Consolidated EBITDA for any Relevant Period, shall not exceed 10% of the combined pro forma Consolidated EBITDA of the enlarged Group for that Relevant Period (when taken together).

26.5	Equity Cure Right

(a)	The Parent may cure or prevent a breach of the financial covenants under Clause 26.2 (Financial condition) in respect of any Relevant Period if, no later than and including twenty (20) Business Days after the latest date on which the Compliance Certificate in respect of such Relevant Period is required to be delivered (the Cure Period), the Parent receives from the Parent the cash proceeds of any Permitted Additional Equity (a Cure Amount), following which the financial covenants under Clause 26.2 (Financial condition) shall be recalculated for that Relevant Period (and for the three (3) subsequent Relevant Periods) by giving effect to the election of the Parent:

(i)	a deemed reduction in Consolidated Leverage for that Relevant Period by an amount equal to the Cure Amount; or

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(ii)	on two occasions only during the life of the Facilities, a deemed increased in Consolidated EBITDA for that Relevant Period by an amount equal to the Cure Amount (an EBITDA Cure).

(b)	If, after giving effect to the foregoing recalculations, the Parent would then be in compliance with all requirements of Clause 26.2 (Financial condition), the Parent shall be deemed to have satisfied the requirements of such financial covenants under Clause 26.2 (Financial condition) for all purposes of the Finance Documents.

(c)	The contribution of a Cure Amount may only be made on a maximum of five (5) occasions during the life of the Facilities, and not in two (2) successive Financial Quarters.

(d)	There shall be no restriction on a Cure Amount being greater than the minimum amount needed to cure or prevent a breach of the financial covenants under Clause 26.2 (Financial condition).

(e)	For the avoidance of doubt there shall be no requirement to apply any Cure Amount in prepayment of the Facilities.

27.	General Undertakings

(a)	The general undertakings in this Clause 27 remain in force from the Signing Date for so long as any amount is outstanding under the Finance Documents or any Commitment or any obligation of the Finance Parties under the Finance Documents is in force.

(b)	It is acknowledged that, notwithstanding anything to the contrary contained herein or in any other Finance Documents, each Obligor undertakes only in relation to itself and its Subsidiaries as the case may be relevant.

27.2	Authorisations

Each Obligor shall (and the Parent shall ensure that each member of the Group will) promptly apply for, obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any applicable law or regulation to:

(a)	enable it to enter into, and perform its obligations under the Finance Documents and the Acquisition Documents to which it is a party;

(b)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and

(c)	carry on its business, trade and ordinary activities where failure to do so has or could reasonably be expected to result in a Material Adverse Effect.

27.3	Compliance with laws

Each Obligor shall (and the Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or could reasonably be expected to result in a Material Adverse Effect.

27.4	Environmental compliance

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	comply with all Environmental Laws applicable to it; and

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(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits,

where failure to do so has or could reasonably be expected to result in a Material Adverse Effect.

27.5	Taxation

(a)	Each Obligor shall (and the Parent shall ensure that each Material Company shall) make all material Tax filings within applicable time limits and pay and discharge all Taxes imposed upon it or its assets within the time period allowed unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 25.2 (Financial statements); and

(iii)	such payment can be lawfully withheld,

where failure to pay those Taxes does not have and is not reasonably expected to result in a Material Adverse Effect.

(b)	Each Obligor will remain resident for Tax purposes only in the jurisdiction of its incorporation or (as the case may be) organisation.

27.6	Merger

No Obligor shall (and the Parent shall ensure that no member of the Group will) enter into any amalgamation, demerger, merger, transformation, consolidation or corporate reconstruction other than a Permitted Reorganisation, a Permitted Acquisition, a Permitted Disposal or a Permitted Transaction.

27.7	Change of business

The Parent shall ensure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on by the Group at the Signing Date.

27.8	Acquisitions

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them) or incorporate a company.

(b)	Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or an undertaking (or, in each case, any interest in any of them) or the incorporation a company which is a Permitted Acquisition, a Permitted Joint Venture a Permitted Transaction or a Permitted Share Issue.

27.9	Joint ventures

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will):

(i)	enter into, invest in or acquire any shares or other interest in any Joint Venture; or

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(ii)	transfer assets or lend to, or guarantee or give Security for the obligations of, a Joint Venture.

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Joint Venture, a Permitted Transactions, a Permitted Disposal, a Permitted Security or a Permitted Loan.

27.10	Holding Companies

Parent and the Company shall not trade, carry on business or incur liabilities except for any Permitted Holding Company Activity and Permitted Transactions.

27.11	Centre of main interests

No Obligor shall (and the Parent shall ensure that no Obligor whose jurisdiction of incorporation is a member state of the European Union will) take any step which would (i) change (or which could reasonably be expected to change) its centre of main interest (as that term is used in Article 3(1) of the Regulations) from that of its jurisdiction of incorporation or (ii) create (or which could reasonably be expected to create) an "establishment" (as that term is used in Article 2(h) of the Regulation) in any jurisdiction other than its jurisdiction of incorporation.

27.12	Preservation of assets

Each Obligor shall (and the Parent shall ensure that each other member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary for the conduct of its business, where failure to do so would has or is reasonably likely to have a Material Adverse Effect.

27.13	Pari passu ranking

Subject to any applicable Legal Reservations, each Obligor will ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

27.14	Negative pledge

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Obligors’ Agent shall ensure that no member of the Group will) create or permit to subsist any Security or Quasi-Security over any of its assets.

(b)	Paragraph (a) above does not apply to any Security or (as the case may be) Quasi-Security, which is Permitted Security or a Permitted Transaction.

27.15	Disposals

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Obligors’ Agent shall ensure that no other member of the Group will) sell, lease, transfer or otherwise dispose of any asset (whether as a result of a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary).

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(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Transaction.

27.16	Arm's length basis

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any transaction or arrangement with another person other than on an arm's length basis except where such transaction or arrangement is:

(a)	one which arises under the Transaction Documents (including any Permitted Transaction and any Permitted Payment); or

(b)	intra-Group loans constituting Permitted Loans.

27.17	Loans or credit

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) be a creditor in respect of any Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan or a Permitted Transaction.

27.18	No Guarantees or indemnities

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) grant or permit to subsist any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee which is a Permitted Guarantee, a Permitted Loan or a Permitted Transaction.

27.19	Dividends and share redemption

(a)	Except as permitted under paragraph (b) below,

(i)	the Parent and the Company shall not:

(A)	pay, make or declare any dividend, return on capital, repayment of capital contributions or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(B)	repay or distribute any dividend or share premium reserve;

(C)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so; or

(D)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any shareholders of the Company; and

(ii)	the Obligors’ Agent shall ensure that no member of the Group will pay any fee to a Sanctioned Person.

(b)	Paragraph (a) above does not apply to a Permitted Disposal, a Permitted Payment or a Permitted Transaction.

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27.20	Indebtedness

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no member of the Group will) incur or allow to remain outstanding any Indebtedness.

(b)	Paragraph (a) above does not apply to Indebtedness which is Permitted Indebtedness or a Permitted Transaction.

27.21	Share issue

(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Parent shall ensure that no other member of the Group will) issue any shares.

(b)	Paragraph (a) above does not apply to a Permitted Share Issue, a Permitted Acquisition or a Permitted Transaction.

27.22	Shareholder Loan Agreements

(a)	Except as permitted under paragraph (b) below, the Parent shall not (and the Parent will ensure that no member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Shareholder Loan Agreement;

(ii)	pay any interest, fee or charge accrued or due under any Shareholder Loan Agreement; or

(iii)	purchase, redeem, defease or otherwise discharge any debt under any Shareholder Loan Agreement.

(b)	Paragraph (a) above does not apply to a Permitted Payment, a Permitted Disposal or a Permitted Transaction.

27.23	Insurance

Each Obligor shall (and the Parent shall ensure that each member of the Group will) effect and maintain insurances on and in relation to its business and assets with an insurance companies or underwriters against those material risks (including business interruption risks) and to the extent as is usual for companies carrying on the same or substantially similar business in the same or similar locations where in any such case failure to do so has or is reasonably likely to have a Material Adverse Effect.

27.24	Pensions

Each Obligor shall (and the Parent shall ensure that each other member of the Group will):

(a)	make all statutory pension and social contributions required by law, regulations or terms of contract;

(b)	fund such pension scheme on the basis of reasonable actuarial assumptions and to at least the extent required by local law and practice,

where failure to do so has or could reasonably be expected to result in a Material Adverse Effect.

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27.25	Intellectual Property

Each Obligor shall (and the Parent shall ensure that each member of the Group will):

(a)	take all reasonable action to preserve and maintain the subsistence and validity of the Intellectual Property required to conduct, the business of the Group;

(b)	use reasonable endeavours to prevent any infringement in any respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect; and

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of the Intellectual Property which may affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property, where failure to do so, in the case of paragraphs (a), (b) and (c) above or, in the case of paragraph (d) above, such use, permission to use or omission has or is reasonably likely to have a Material Adverse Effect.

27.26	Treasury Transactions

(a)	No Obligor shall (and the Parent shall ensure that no member of the Group will) enter into any Treasury Transaction, other than a Permitted Treasury Transaction.

(b)	The Parent shall ensure that the interest rate hedging arrangements required by the Hedging Letter are implemented in accordance with the terms of the Hedging Letter and that such arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders), save as permitted by the Intercreditor Agreement.

27.27	Guarantor coverage

(a)	The Parent shall ensure that, subject to the Agreed Security Principles:

(i)	following Completion, those entities constituting Material Subsidiaries under paragraph (a)(i) and (b) of the definition thereof (but excluding the Excluded Guarantor Companies) will become Additional Guarantors in accordance with Clause 31.4 (Additional Guarantors) within 90 days after the date of Completion;

(ii)	each member of the Group which is or becomes a Material Subsidiary (but excluding the Excluded Guarantor Companies) shall as soon as reasonably practicable (and in any event within 90 days of (i) (by reference to the Compliance Certificate delivered with the most recent Annual Financial Statements) delivery of a Compliance Certificate for the relevant Financial Year demonstrating that it has become a Material Subsidiary) or (ii) completion of the acquisition, in respect of any target company which has become a Material Subsidiary pursuant to a Permitted Acquisition, become an Additional Guarantor;

(iii)	following a Permitted Reorganisation which involves a Guarantor which is not the surviving entity (the Not Surviving Entity), if the surviving entity (the Surviving Entity) is a Material Subsidiary (following such Permitted Reorganisation) it shall as soon as reasonably practicable (and in any event within 90 days of the occurrence of the relevant Permitted Reorganisation), become an Additional Guarantor and if the shares of the Not Surviving Entity were pledged pursuant to a Transaction Security Document in favour of the Finance Parties, the shares of the Surviving Entity shall also be pledged in favour of the Finance Parties in accordance with the Agreed Security Principles; and

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(iv)	within 90 days of the latest date on which the Compliance Certificate relating to the Annual Financial Statements are required to be delivered to the Agent in each Financial Year, by reference to such Annual Financial Statements, the aggregate (without double counting) earnings before interest, tax, depreciation and amortisation (calculated on the same basis as Consolidated EBITDA but on an unconsolidated basis and excluding goodwill, intra-group items and investments in Subsidiaries (each as applicable)) of the Guarantors (Guarantor EBITDA) is equal to or exceeds 80% of Consolidated EBITDA as adjusted pursuant to this Clause (the Guarantor Coverage) provided that, if on the relevant test date the Guarantor Coverage is not satisfied, within 90 days of such test date, subject to:

(A)	the Agreed Security Principles (in relation to such other members of the Group incorporated a jurisdiction of an Original Obligor); or

(B)	the Agreed Security Principles and limitation language to be negotiated in good faith between the Parties (in relation to other members of the Group incorporated in any other jurisdiction),

such other members of the Group shall accede as Additional Guarantors in accordance with Clause 31.4 (Additional Guarantors) to ensure that the Guarantor Coverage test is satisfied (calculated as if such Additional Guarantors had been Guarantors for the purposes of the relevant test and provided that, subject to the Agreed Security Principles, if the Guarantor Coverage is satisfied within such time period, no Default, Event of Default or other breach of the Finance Documents shall arise in respect thereof).

(b)	Where any member of the Group is not eligible to be a Guarantor pursuant to the Agreed Security Principles and for any Excluded Guarantor Company, its EBITDA shall not be included in the Consolidated EBITDA of the Group for the calculation of the Guarantor Coverage and as long as members of the Group representing 100 per cent of the Consolidated EBITDA are not eligible to be Guarantors as a result of the foregoing, the Guarantor Coverage shall be deemed to be satisfied.

(c)	For the purposes of the foregoing:

(i)	the full Guarantor EBITDA of a Guarantor shall be taken into account, notwithstanding the fact that it may only guarantee part of the obligations under the relevant Facility and that, due to the applicable limitations, the amount so guaranteed is equal to zero; and

(ii)	if the shares of any member of the Group which is not a Guarantor are subject to Transaction Security, it shall be treated as a Guarantor.

(d)	For the purpose of calculating the Guarantors' contribution to the Guarantor Coverage above, any Guarantor having negative EBITDA shall be treated as having zero EBITDA for that purpose only.

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27.28	Further assurance

(a)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties, Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Transaction Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)	Subject to the Agreed Security Principles, each Obligor shall (and the Parent shall procure that each other member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

27.29	Access

While an Event of Default is continuing, each Obligor shall (and the Parent shall ensure that each member of the Group will) permit the Agent and/or the Security Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at reasonable times and on reasonable notice at the cost of the Obligors’ Agent to inspect and take copies and extracts from the books and records of each member of the Group to the extent necessary to investigate the Event of Default provided that all information obtained as a result of any investigations shall be subject to the confidentiality restrictions set out in this Agreement.

27.30	Sanctions

(a)	Parent and the Company, and following the Closing Date, each Obligor undertakes that it will not (and shall ensure that no member of the Group will), directly or indirectly, use the proceeds of the Facility, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Country, or (ii) in any manner that would result in a violation of Sanctions by any party to the Finance Documents, whether as underwriter, advisor, investor, or otherwise.

(b)	Parent and the Company, and following the Closing Date, each Obligor shall ensure that (i) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by a Borrower to any Lender in connection with the Facility, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of the Facility.

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(c)	Parent and the Company, and following the Closing Date, each Obligor shall (and shall ensure that each member of the Group will) implement and maintain appropriate safeguards reasonably designed to prevent any action that would be contrary to paragraph (a) or (b) above.

(d)	Parent or the Company, and following the Closing Date, each Obligor shall promptly upon becoming aware of the same, supply to the Agent details of any claim, action, suit, proceedings or investigation against it or any member of the Group with respect to Sanctions.

(e)	Parent and the Company, and following the Closing Date, each Obligor undertakes that it will not (and it shall ensure that no member of the Group will) directly or indirectly, engage in any transaction, activity or conduct that would violate Sanctions applicable to them.

(f)	In relation to a German Obligor, paragraphs (a) to (e) above apply only if and to the extent that the making of or compliance with such undertakings does not result in a violation of, or conflict with the EU Blocking Regulation and/or section 7 of the German Foreign Trade Ordinance (Verordnung zur Durchführung des Außenwirtschaftsgesetzes) or any similar applicable anti-boycott law or regulation.

27.31	Anti-corruption Law and Anti-money Laundering

(a)	Neither Parent and the Company nor any member of the Group shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977, the Irish Prevention of Corruption Act 1889 – 2010, the Irish Criminal Justice (Corruption) Bill 2012 (once enacted into Irish law), the Irish Protected Disclosures Act 2014 or Anti-Corruption Laws.

(b)	Parent and each of the Company and any member of the Group shall:

(i)	conduct its businesses in compliance with Anti-Corruption Laws and anti-money laundering laws or regulations; and

(ii)	establish and subsequently maintain policies and procedures reasonably designed to promote and achieve compliance with such laws or regulations.

27.32	Rating

(a)	The Obligors’ Agent will use its best efforts to:

(i)	obtain provisional ratings, as soon as practicable after the Signing Date; and

(ii)	maintain a private rating for the Facilities from S&P and Moody's.

(b)	For the avoidance of doubt, there shall be no minimum rating requirement applicable at any time.

27.33	Syndication

The Parent shall provide reasonable assistance to the Mandated Lead Arrangers in the preparation of the Information Memorandum and the primary syndication of the Facilities (including, without limitation, by making the senior management of the Target Group available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

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27.34	Condition Subsequent

(a)	To the extent that Completion has occurred, the Obligors’ Agent shall deliver to the Agent, as soon as reasonably practicable, a copy of the share certificate of Target showing Fintrax International Holdings Limited as sole shareholder.

(b)	The Parent shall procure that, on the Refinancing Closing Date, the following Transaction Security Documents are entered into (and, to the extent subject to Spanish law, duly notarised by means of Spanish Public Document) and that the relevant legal opinions relating thereto are delivered in the form agreed prior to the Refinancing Closing Date:

Obligor/Security Provider	Transaction Security

Premier Tax Free BV	German law governed share pledge over shares issued by Premier Tax Free GmbH. Spanish law governed share pledge over shares issued by Premier Tax Free S.A.U. and irrevocable power of attorney.

Premier Tax Free Ltd	German law governed share pledge over shares issued by Premier Tax Free GmbH.

Fintrax Group Holdings Ltd	Dutch law governed notarial deed of pledge over the shares of Premier Tax Free BV.

Premier Tax Free S.A.U.	Spanish law governed bank accounts pledge. Irrevocable Power of Attorney.

28.	Events of Default

28.1	Failure to Pay

An Obligor fails to pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	in the case of principal or interest, its failure to pay is caused by

(i)	administrative or technical error; or

(ii)	a Disruption Event,

and payment is made within 3 Business Days of its due date; or

(b)	in the case of other amounts not constituting principal or interest, payment is made within 5 Business Days of its due date.

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28.2	Financial covenants

Subject to the equity cure provisions in Clause 26.5 (Equity Cure Right) and the expiry of the equity cure period, the Obligors’ Agent fails to comply with the financial covenant under Clause 26.2 (Financial condition) above when required to comply in accordance with its terms and provided that there will only be a Default or Event of Default in respect of the Original Revolving Facility in respect of which only the Original Revolving Facility Lenders may take action and no Default or Event of Default will occur with respect to the other Facilities and no other Lender may take any action in respect of such breach until the date on which the Original Revolving Facility Loans have been accelerated or the Original Revolving Facility Commitments cancelled in each case by the Majority Original Revolving Facility Lenders in accordance with Clause 28.19 (Acceleration and Cancellation – Original Revolving Facility) and provided further that no action shall be taken by the Agent or the Lenders in any event during the Cure Period.

28.3	Other obligations

(a)	An Obligor fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause 28.1 (Failure to Pay) and Clause 28.2 (Financial covenants) above.

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Obligors' Agent receiving written notice from the Agent or (ii) the Obligors' Agent becoming aware of the failure to comply.

(c)	Notwithstanding the provision of paragraph (b) above, no grace period shall apply to the breach of any undertaking under Clause 27.34 (Condition Subsequent).

28.4	Misrepresentation

(a)	Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor or Parent under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)	No Event of Default under paragraph (a) above will occur if the circumstance giving rise to that misrepresentation is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Obligors' Agent receiving written notice from the Agent or (ii) the Obligors' Agent becoming aware of the misrepresentation.

28.5	Cross default

(a)	Any Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any creditor of any member of the Group is entitled to declare any Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

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(d)	No Event of Default will occur under this Clause if the aggregate outstanding amount of Indebtedness or commitment for Indebtedness falling within paragraphs (a) to (c) above is less than EUR3,500,000 (or its equivalent in another currency).

(e)	For the purpose of this clause, Indebtedness shall not include:

(i)	Indebtedness under the Finance Documents; or

(ii)	any intra Group loan, any Indebtedness supported by a letter of credit or any letter of credit or bank guarantee issued under an Ancillary Facility; or

(iii)	in respect of the Target Group, until and including the date falling 90 days after the Acquisition Closing Date, any Existing Target Debt of the Target Group which is intended to be refinanced from the proceeds of the Facilities within 90 days of the Acquisition Closing Date.

28.6	Insolvency

(a)	A Material Company is unable or admits its inability to pay its debts as they fall due, is declared to be insolvent under applicable law, in each case (other than solely as a result of balance sheet liabilities exceeding its balance sheet assets, unless this is a compulsory winding up event or a mandatory ground for immediate filing for an insolvency in any Relevant Jurisdiction), suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Finance Parties in such capacity) with a view to rescheduling any of its indebtedness.

(b)	A moratorium or equivalent event in other jurisdiction is declared in respect of any indebtedness of any Material Company.

28.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other formal procedure or formal step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, receivership, examinship or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), insolvency or insolvency proceedings of any Material Company;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Material Company by reason of, or with a view to avoiding, actual or anticipated financial difficulties (other than with the Finance Parties acting in such capacity);

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, Examiner, compulsory manager or other similar officer in respect of any Material Company; or

(iv)	enforcement of any Security over any assets of any Material Company which would reasonably be expected to result in a Material Adverse Effect,

or any analogous legal proceeding, procedure or formal step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:

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(i)	any proceeding, procedure, appointment or formal step which is frivolous or vexatious or contested in good faith and is discharged, stayed or dismissed within 30 Business Days of commencement; or

(ii)	any step or procedure relating to the solvent liquidation or reorganisation of a Material Company permitted under this Agreement (including pursuant to a Permitted Reorganisation).

28.8	Creditors' process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a Material Company having an aggregate value of €1,500,000 unless such process is discharged within 30 Business Days after commencement.

28.9	Unlawfulness, invalidity

(a)	Subject to the Legal Reservations and the Perfection Requirements, any provision of a Finance Document is or becomes invalid or unenforceable for any reason or is repudiated or the validity or the enforceability of any provision of any Finance Document at any time is contested by any Obligor and this, individually or cumulatively, could reasonably be expected to materially adversely affect the interests of the Finance Parties (taken as a whole) under the Finance Documents, provided that in the case of any impairment of Transaction Security the relevant Obligors will have the right to remedy such impairment providing replacement or alternative Transaction Security satisfactory to the Security Agent (acting reasonably) within 15 Business Days;

(b)	Subject to the Legal Reservations and the Perfection Requirements, it is or becomes unlawful in any applicable jurisdiction for an Obligor to perform any of its obligations under the Finance Documents or any provision of a Finance Document ceases to be in full force and effect in each case in a manner which materially and adversely affects the interests of the Finance Parties (taken as a whole) under the Finance Document;

(c)	Subject to the Legal Reservations and the Perfection Requirements, any obligation of any Obligor under a Finance Document ceases to be legal, valid, binding and enforceable to the extent material and adverse to the interests of the Finance Parties (as a whole) under the Finance Documents.

28.10	Rescission/repudiation

Subject to the Legal Reservations and the Perfection Requirements:

(a)	an Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security; or

(b)	a party to the Intercreditor Agreement (other than a Finance Party) rescinds or repudiates or purports to repudiate the Intercreditor Agreement in whole or in part,

and the rescission or repudiation individually or cumulatively have or is likely to have a material adverse effect on the interests of the Lenders as a whole under the Finance Documents and, if capable of remedy, is not remedied within 15 Business Days of the earlier of (i) the Obligors' Agent receiving written notice from the Agent and (ii) the Obligors' Agent becoming aware of the repudiation or rescission.

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28.11	Intercreditor Agreement

Any party to the Intercreditor Agreement (other than a Finance Party) fails to comply with the provisions of, or does not perform its obligations under, the Intercreditor Agreement except to the extent it does not materially and adversely affect the interests of the Finance Parties (as a whole) under the Finance Documents and if the non-compliance or circumstances giving rise to the failure to comply is capable of remedy, it is not remedied within 15 Business Days of the earlier of (i) the Obligors' Agent receiving written notice from the Agent and (ii) the Obligors' Agent becoming aware of the failure to comply.

28.12	Cessation of business

The Group (taken as a whole) suspends or ceases to carry on all or substantially all of its business except as a result of a sale constituting a full mandatory prepayment event.

28.13	Audit qualification

The Auditors qualify their report on the audited consolidated financial statements of the Group in any way which is likely to have a Material Adverse Effect.

28.14	Expropriation

All or part of the assets of any member of the Group are seized, naturalised expropriated or compulsorily acquired, naturalised, expropriated or compulsory acquired by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets which in any case has or is reasonably likely to have a Material Adverse Effect.

28.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents or against any member of the Group or its assets which in each case are likely to be adversely determined and if so adversely determined has or is reasonably likely to have a Material Adverse Effect.

28.16	Material adverse change

Any event or circumstance occurs which is not otherwise specified in Clauses 28.1 (Failure to Pay) to 28.15 (Litigation) and which has a Material Adverse Effect.

28.17	Non-compliance with judgments

Any member of the Group fails to comply with or to pay any sum due by it under any final judgment or final court order made by any court of competent jurisdiction within the time provided by law or by such judgment or order, which failure is likely to be adversely determined and if so adversely determined has or is reasonably likely to have a Material Adverse Effect.

28.18	Acceleration and Cancellation

(a)	If an Event of Default has occurred and is continuing, the Agent (acting on the instructions of the Majority Lenders) may by written notice to the Obligors’ Agent:

(i)	cancel the Total Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

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(ii)	declare that all or any part of the Utilisations, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders);

(iv)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable;

(v)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is payable on demand, at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders;

(vi)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable;

(vii)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent (on the instructions of the Majority Lenders); and/or

(viii)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

(b)	If any Borrower becomes subject to a proceeding under the US Bankruptcy Code:

(i)	the Total Commitments in relation to such Borrower shall immediately be cancelled; and

(ii)	all of the Loans made to such Borrower, accrued interest thereon, and any other sum then payable under this Agreement and any of the other Finance Documents by such Borrower shall be immediately due and payable, in each case automatically and without any direction, notice, declaration or other act.

(c)	A Declared Default may be revoked with the consent of the Majority Lenders.

28.19	Acceleration and Cancellation – Original Revolving Facility

If an Event of Default has occurred and is continuing under Clause 26.2 (Financial condition), the Agent (acting on the instructions of the Majority Original Revolving Facility Lenders) may by written notice to the Obligors’ Agent:

(a)	cancel the Total Original Revolving Facility Commitments and/or Ancillary Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or any part of the Original Revolving Facility Loans, together with accrued interest thereon, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

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(c)	declare that all or part of the Original Revolving Facility Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent (on the instructions of the Majority Original Revolving Facility Lenders);

(d)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is immediately due and payable, at which time it shall become immediately due and payable;

(e)	declare that cash cover in an amount equal to the outstanding amount in respect of each Letter of Credit is payable on demand, at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Original Revolving Facility Lenders;

(f)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(g)	declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent (on the instructions of the Majority Original Revolving Facility Lenders).

28.20	Clean-Up Period

(a)	Notwithstanding any other provision of any Finance Document:

(i)	any breach of representation or warranty made or deemed to have been made or repeated under Clause 24 (Representations) (except in relation with any representation set out in Clauses 24.23 (Sanctions), 24.24 (Anti-Corruption) and 24.25 (Anti-money Laundering));

(ii)	any breach of any undertakings specified in Clause 27 (General Undertakings) (except in relation with any undertaking set out in Clauses 27.30 (Sanctions) and 27.31 (Anti-corruption Law and Anti-money Laundering)); or

(iii)	any Event of Default (except in relation with any representation set out in Clauses 24.23 (Sanctions) , 24.24 (Anti-Corruption) and 24.25 (Anti-money Laundering) or undertaking set out in Clauses 27.30 (Sanctions) and 27.31 (Anti-corruption Law and Anti-money Laundering)), will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(A)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to: (1) in relation to the Acquisition, any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group) or (2) in relation to a Permitted Acquisition, the acquired person, business, undertakings or any member of the relevant target group (or any obligation to procure or ensure in relation to a member of such target group);

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(B)	it is notified by the Obligors' Agent to the Agent as soon as reasonably practicable;

(C)	it is capable of remedy within the Clean-Up Period and reasonable steps are being taken to remedy it;

(D)	the circumstances giving rise to it have not been procured or approved by the Parent (in relation to the Acquisition) or any member of the Group following the Acquisition Closing Date and/or in relation to a Permitted Acquisition; and

(E)	it does not have or is not reasonably likely to have a Material Adverse Effect.

(b)	Notwithstanding the above, if the relevant circumstances are continuing on or after the last day of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be (and without prejudice to any rights and remedies of the Finance Parties).

(c)	The Obligors’ Agent shall promptly notify the Agent upon becoming aware of the occurrence or existence of any event or circumstance which, but for this Clause 28.20 would constitute an Event of Default and the steps, if any, being taken to remedy it.

29.	Changes to the Lenders

29.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 29 and Clause 30 (Debt Purchase Transactions), a Lender (the Existing Lender) may assign or transfer any of its rights or transfer (including by way of novation) any of its rights and obligations under any Finance Document to any person with the Obligors’ Agent's prior written consent (such consent not to be unreasonably withheld and consent shall be deemed to have been given if not declined within seven (7) Business Days), provided that such consent is not required if such transfer is:

(i)	to another Lender or an Affiliate of a Lender or, in the case of a Lender which is a fund, a Related Fund of such Lender and which is authorised to make available the relevant Facility to the Borrowers of such Facility in accordance with the laws (as at the transfer date) applicable to each such Borrower which is a Borrower hereunder on the transfer date;

(ii)	made while an Event of Default is continuing; or

(iii)	to any bank, financial institution, trust, fund or vehicle or other entity (in each case which is engaged in or established for the making of or purchasing or investing in loans and/or securities) which is identified on the White List, such transferee referred to in this paragraph (a) being the New Lender.

(b)	No transfers are permitted to (i) an Industry Competitor (unless it is listed in the White List or with the prior consent of the Obligors’ Agent in its absolute discretion) or (ii) a Defaulting Lender.

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(c)	Notwithstanding the above, no assignment, transfer, sub participation or sub-contracting in relation to a Utilisation by a French Borrower may be effected to a New Lender, sub participant or subcontractor incorporated, domiciled or acting through a Facility Office situated in a Non-Cooperative Jurisdiction without the prior consent of the Obligors’ Agent, such consent not to be unreasonably withheld or delayed provided that, for the avoidance of doubt, it shall not be unreasonable to withhold or delay consent where the Obligors’ Agent has made reasonable requests for information about the proposed transferee, assignee, sub-participant or subcontractor and that information has not been provided or is not satisfactory to the Obligors’ Agent. In the same way, no Lender may change its Facility Office to a Non-Cooperative Jurisdiction. A Lender must notify the Agent promptly following a change of Facility Office and the Agent shall notify the Obligors’ Agent as soon as is reasonably practicable of having received notice from any Lender of a change in that Lender's Facility Office.

(d)	The long-term corporate credit rating of any New Lender under the Original Revolving Facility which is not identified on the White List must be equal to or better than BBB- or Baa3 (as applicable) according to at least two of Moody's, S&P and Fitch as at the time it becomes an Original Revolving Facility Lender unless transfer is made (i) to an Original Revolving Facility Lender or an Affiliate of an Original Revolving Facility Lender, for which no minimum credit rating would apply or (ii) with the prior consent of the Obligors’ Agent in its absolute discretion.

29.2	Stapling

(a)	Any transfer of assignement of any participation in a Facility B1 Loan or in a Facility B2 Loan (as the case may be) shall only be effective if the Existing Lender also transfers or assigns to the same relevant New Lender of:

(i)	in the case of a Facility B1 Loan, the same proportion of a Facility B2 Loan; and

(ii)	in the case of a Facility B2 Loan, the same proportion of a Facility B1 Loan,

in each case as the portion of participation in the Facility B1 Loan or in the Facility B2 Loan (as the cas may be) to be so transferred or assigned.

(b)	The Existing Lender and the New Lender shall provide to the Agent any information the Agent reasonably requires for the purposes of ensuring compliance with this Clause 29.2.

29.3	Conditions of assignment or transfer

(a)	Any transfer, assignment or sub-participation which transfers any voting control (a Transfer or Voting Sub-Participation) will constitute a transfer for the purposes of Clause 29.1 (above).

(b)	The White List may be updated from time to time upon the mutual agreement of the Obligors’ Agent and the Agent (acting on the instruction of the Majority Lenders), provided that (notwithstanding the foregoing), the Obligors’ Agent may remove a name from the White List without the consent of the Agent if that entity:

(i)	is or becomes (or would, upon becoming a Lender, be) a Defaulting Lender or an Industry Competitor, and shall notify the Agent of such removal provided that the Agent may reverse such removal if the Obligors’ Agent agrees (acting reasonably) that entity has ceased to be (or would upon becoming a Lender, cease to be) a Defaulting Lender or an Industry Competitor; or

(ii)	has been acquired by, has merged with or has otherwise combined its operations with, a person who is not included in the White List .

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The Agent shall notify each Lender as soon as reasonably practicable after any change to the White List becomes effective.

(c)	For the avoidance of doubt, any Lender may sub-participate or sub-contract any of its obligations under any Finance Document without the consent of the Obligors’ Agent, provided it is not a Transfer or Voting Sub-Participation.

(d)	Except in relation to an assignment or transfer which relates to the entire amount of a Lender's participation in the Facilities, an assignment or transfer of part of a Lender's participation in the Facilities must be in a minimum amount of EUR1,000,000 and in an amount such that the Base Currency Amount of that Lender's remaining participation in the Facilities and the amount of the New Lender's participation (in each case when aggregated with the participations of the relevant Lender's Affiliates and Related Funds) in the Facilities is in a minimum amount of EUR2,000,000 (unless, in each case, the Obligors’ Agent agrees to any lesser amount).

(e)	Other than in the case of an assignment permitted by paragraph (b) of Clause 30.1 (Permitted Debt Purchase Transactions)) an assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender;

(ii)	the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(iii)	the performance by the Agent of all necessary know your customer or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(f)	A transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Agreement and if the procedure set out in Clause 29.6 (Procedure for transfer) is complied with.

(g)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 18 (Tax Gross Up and Indemnities) or Clause 19.1 (Increased costs), then the New Lender or Lender acting through its new Facility Office is entitled to receive payment under those Clauses but only to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

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(i)	Subject to any adjustment on transfer made in accordance with Clause 11.6 (Right of cancellation and repayment in relation to a single Lender or Issuing Bank), Clause 21.1 (Mitigation) and Clause 41.10 (Replacement or Prepayment of Lender), no Obligor or other member of the Group shall bear any costs, fees, Taxes or other amounts payable in connection with any re-taking, re-notarisation, perfection, presentation, novation or re-registration of any Security in connection with an assignment or transfer.

(j)	If any transfer or assignment is completed in breach of the provisions of this Clause 29.3 the right to vote in respect of the Commitments so transferred or assigned shall be suspended and such Commitments shall be excluded when determining decisions requiring a vote by some or all of the Lenders, or a class of Lenders, until such time as the conditions set out in this clause have been complied with.

29.4	Assignment or transfer fee

(a)	Unless the Agent otherwise agrees and excluding an assignment or transfer (A) to a Related Fund or (B) made in connection with primary syndication of the Facilities, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €3,000, provided that the amount of this fee will be subject to review by the Agent from time to time:

(i)	to ensure that it is consistent with market price; or

(ii)	in the case of any restructuring of the Facilities which generates a substantial additional workload for the Agent in respect of assignments.

(b)	If any New Lender fails to pay any assignment fee payable by it hereunder on the due date therefore, the Agent may at any time deduct an amount equal to such assignment fee from any moneys from time to time held by the Agent for account of such New Lender.

29.5	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor or any other member of the Group of its obligations under the Transaction Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender, the other Finance Parties and the Secured Parties that it:

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(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 29; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Transaction Documents or otherwise.

29.6	Procedure for transfer

(a)	Subject to the conditions set out in Clauses 29.2 (Stapling) and 29.3 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement) on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Transaction Security each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Transaction Security and their respective rights against one another under the Finance Documents and in respect of the Transaction Security shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor or other member of the Group and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

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(iii)	the Agent, each Mandated Lead Arranger, the Security Agent, the New Lender, the other Lenders, the Issuing Bank and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves and in respect of the Transaction Security as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, each Mandated Lead Arranger, the Security Agent, the Issuing Bank and any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a "Lender".

29.7	Procedure for assignment

(a)	Subject to the conditions set out in Clauses 29.2 (Stapling) and 29.3 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary know your customer or similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 29.11 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender its rights under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released from the obligations (the Relevant Obligations) expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(iii)	the New Lender shall become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 29.7 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 29.6 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clauses 29.2 (Stapling) and 29.3 (Conditions of assignment or transfer).

(e)	For the purposes of article 1407, paragraph 1 of the Italian Civil Code, each of the Parties provides its consent to the transfer (“cessione”), in whole or in part, by any Existing Lender of its contractual position (i.e. its rights and obligations) under this Agreement and the other Finance Documents (including as a secured creditor (“creditore garantito”) under the Security Documents governed by Italian law) in favour of any New Lender in accordance with the provisions of this Clause 29 (Changes to the Lenders) and agrees that upon such transfer, in accordance with an Assignment Agreement and this Clause 29 (Changes to the Lenders), the guarantees and security interests created under the Finance Documents shall be preserved, without novation (“novazione”), for the benefit of any New Lender. Each Obligor acknowledges and agrees that the notice to be sent by the Agent to it or the Company pursuant to this Clause 29 (Changes to the Lenders) shall constitute an adequate notice of the transfer for the purposes of article 1407, paragraph 1 of the Italian Civil Code

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29.8	Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice, Refinancing Facility Notice or Lender Accession Agreement to the Obligors’ Agent

The Agent shall, as soon as reasonably practicable, send to the Obligors’ Agent a copy of any Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice, Refinancing Facility Notice or Lender Accession Agreement.

29.9	Accession of Hedge Counterparties

Any person which becomes a party to the Intercreditor Agreement as a Hedge Counterparty (other than any Other Hedge Counterparty) shall, at the same time, become a Party to this Agreement as a Hedge Counterparty in accordance with clause 20.10 (Creditor Accession Undertaking) of the Intercreditor Agreement.

29.10	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 29, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank (including the European Central Bank) or any state agency or state owned entity or to any domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

29.11	Pro rata interest settlement

(a)	If the Agent has notified the Lenders that it is able to distribute interest payments on a "pro rata basis" to Existing Lenders and New Lenders then (as between the relevant Existing Lender and New Lender) (in respect of any transfer pursuant to Clause 29.6 (Procedure for transfer) or any assignment pursuant to Clause 29.7 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

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(i)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender (as shall any interest that may become payable in respect thereof under Clause 14.3 (Default ) if they are not then paid); and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 29.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this Clause 29.11 references to Interest Period shall be construed to include a reference to any other period for accrual of fees.

29.12	Acceding Lender

(a)	Any person that is not an Existing Lender and provides Additional Facility Commitments or an Additional Facility Loan pursuant to Clause 2.3 (Additional Facility), shall become a party to the Intercreditor Agreement as a Senior Lender and shall, at the same time become a Party to this Agreement as a Lender by executing a Lender Accession Agreement.

(b)	Any person that is not an existing Lender and provides Refinancing Facility Commitments or a Refinancing Facility Loan pursuant to Clause 2.4 (Refinancing Facility), shall become a party to the Intercreditor Agreement as a Lender and shall, at the same time become a Party to this Agreement as a Lender by executing a Lender Accession Agreement.

29.13	Sub-participation and sub-contracts

Subject to Clause 29.1 (Assignments and transfers by the Lenders), Clause 29.2 (Stapling) and paragraph (a) of Clause 29.3 (Conditions of assignment or transfer), nothing in this Agreement shall restrict the ability of a Lender to sub-participate or sub-contract any or all of its obligations under any Finance Document so long as such Lender remains liable under this Agreement in relation to those obligations.

29.14	French law provisions

In the event of any assignment, transfer, novation or disposal of part or all of its rights and obligations by any Existing Lender under each and any of the Finance Documents to which such Existing Lender is a party, Parent and each Obligor hereby expressly consent to the retention and maintenance of, all rights and Security under the Finance Documents for the benefit of the New Lender in accordance with the provisions of article 1334 of the French Civil Code so that any Security created under any Transaction Security Documents governed by French law and the obligations of each French Guarantor under this agreement will continue in full force for the benefit of the then Lenders following any transfer by way of novation under this Agreement. A novation under this Clause 29 is a novation (novation) within the meaning of articles 1329 et seq. of the French Civil Code.

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29.15	Spanish law provisions

Subject to the terms of this Agreement, the obligations of each Obligor and each security provider will continue in full force and effect following any novation under this Clause 29. A novation under this Clause 29 is a novation (novación) within the meaning of Article 1203.3º of the Spanish Civil Code. In the event of an assignment, transfer, novation or disposal of all or part of the rights and obligations by any Lender made in accordance with this Clause 29:

(a)	each such Lender expressly reserves the rights, powers, privileges and actions that it enjoys under any Transaction Security Document governed by Spanish law in favour of its assignees or, as the case may be, its successors, in accordance with the provisions of Article 1212 of the Spanish Civil Code; and

(b)	each Party expressly acknowledges and agrees that any Transaction Security Document governed by Spanish law (together with all rights and remedies arising thereunder) shall be maintained in full force and effect, and preserved for the benefit of the New Lender.

30.	Debt Purchase Transactions

30.1	Permitted Debt Purchase Transactions

(a)	The Obligors’ Agent shall not, and shall procure that each other member of the Group shall not (i) enter into any Debt Purchase Transaction other than in accordance with the other provisions of this Clause 30.1 or (ii) beneficially own all or any part of the share capital of a company that is a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of Debt Purchase Transaction.

(b)	Any member of the Group (a Purchaser) may purchase by way of assignment, pursuant to Clause 29 (Changes to the Lenders), a participation in any Term Loan and any related Commitment where:

(i)	such purchase is made for a consideration of less than par; and

(ii)	the consideration for such purchase is funded from Permitted Additional Equity or Retained Excess Cashflow; and

(iii)	such purchase is made using one of the processes set out at paragraphs (c) and (d) below.

(c)	A Debt Purchase Transaction referred to in paragraph (b) above may be entered into pursuant to a solicitation process (a Solicitation Process) which is carried out as follows.

(i)	Prior to 11.00 a.m. on a given Business Day (the Solicitation Day) the Obligors’ Agent or a financial institution acting on its behalf (the Purchase Agent) will approach at the same time each Lender which participates in the relevant Term Facilities to enable them to offer to sell to the relevant Purchaser an amount of their participation in one or more relevant Term Facilities. Any Lender wishing to make such an offer shall, by 11.00 a.m. on the second Business Day following such Solicitation Day, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell and the price at which it is offering to sell such participations. Any such offer shall be irrevocable until 11.00 a.m. on the third Business Day following such Solicitation Day and shall be capable of acceptance by the Obligors’ Agent on behalf of the relevant Purchaser on or before such time by communicating its acceptance in writing to the Purchase Agent or, if it is the Purchase Agent, the relevant Lenders. The Purchase Agent (if someone other than the Obligors’ Agent) will communicate to the relevant Lenders which offers have been accepted by 12 noon on the third Business Day following such Solicitation Day. In any event by 5.00 p.m. on the fourth Business Day following such Solicitation Day, the Obligors’ Agent shall notify the Agent of the amounts of the participations purchased through the relevant Solicitation Process, the identity of the Term Facilities to which they relate and the average price paid for the purchase of participations in each relevant Term Facility. The Agent shall promptly disclose such information to the Lenders.

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(ii)	Any purchase of participations in the Term Facilities pursuant to a Solicitation Process shall be completed and settled on or before the fifth Business Day after the relevant Solicitation Day.

(iii)	In accepting any offers made pursuant to a Solicitation Process the Obligors’ Agent shall be free to select which offers and in which amounts it accepts but on the basis that in relation to a participation in a particular Term Facility it accepts offers in inverse order of the price offered (with the offer or offers at the lowest price being accepted first) and that if in respect of participations in a particular Term Facility it receives two or more offers at the same price it shall only accept such offers on a pro rata basis.

(d)	A Debt Purchase Transaction referred to in paragraph (b) above may also be entered into pursuant to an open order process (an Open Order Process) which is carried out as follows.

(i)	The Obligors’ Agent (on behalf of the relevant Purchaser) may by itself or through another Purchase Agent place an open order (an Open Order) to purchase participations in one or more of the relevant Term Facilities up to a set aggregate amount at a set price by notifying at the same time all the Lenders participating in the relevant Term Facilities of the same. Any Lender wishing to sell pursuant to an Open Order will, by 11.00 a.m. on any Business Day following the date on which the Open Order is placed but no earlier than the first Business Day, and no later than the fifth Business Day, following the date on which the Open Order is placed, communicate to the Purchase Agent details of the amount of its participations, and in which Term Facilities, it is offering to sell. Any such offer to sell shall be irrevocable until 11.00 a.m. on the Business Day following the date of such offer from the Lender and shall be capable of acceptance by the Obligors’ Agent on behalf of the relevant Purchaser on or before such time by it communicating such acceptance in writing to the relevant Lender.

(ii)	Any purchase of participations in the Term Facilities pursuant to an Open Order Process shall be completed and settled by the relevant Purchaser on or before the fourth Business Day after the date of the relevant offer by a Lender to sell under the relevant Open Order.

(iii)	If in respect of participations in a Term Facility the Purchase Agent receives on the same Business Day two or more offers at the set price such that the maximum amount of such Term Facility to which an Open Order relates would be exceeded, the Obligors’ Agent shall only accept such offers on a pro rata basis.

(iv)	The Obligors’ Agent shall, by 5.00 p.m. on the sixth Business Day following the date on which an Open Order is placed, notify the Agent of the amounts of the participations purchased through such Open Order Process and the identity of the Term Facilities to which they relate. The Agent shall disclose such information to the Lenders.

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(e)	For the avoidance of doubt, there is no limit on the number of occasions a Solicitation Process or an Open Order Process may be implemented.

(f)	In relation to any Debt Purchase Transaction entered into by a member of the Group pursuant to this Clause 30.1, notwithstanding any other term of this Agreement or the other Finance Documents:

(i)	on completion of the relevant assignment pursuant to Clause 29 (Changes to the Lenders), the portions of the Term Loans to which it relates shall be extinguished and any related Repayment Instalments will be reduced pro rata accordingly, unless (1) the Obligors’ Agent elects not to extinguish such portions in order to mitigate material Tax costs in the Group or (2) such portions are not extinguished as a result of any mandatory legal provision;

(ii)	if (1) or (2) in sub-paragraph (i) above applies the provisions of Clause 30.3 (Disenfranchisement on Debt Purchase Transactions) below shall apply mutatis mutandis to the member of the Group which has purchased such portions;

(iii)	such Debt Purchase Transaction and the related extinguishment referred to in sub-paragraph (i) above shall not constitute a prepayment of the Facilities;

(iv)	the Purchaser which is the assignee shall be deemed to be an entity which fulfils the requirements of Clause 29.1 ((Assignments and transfers by the Lenders) to be a New Lender;

(v)	no member of the Group shall be deemed to be in breach of any provision of Clause 27 (General Undertakings) solely by reason of such Debt Purchase Transaction;

(vi)	Clause 34 (Sharing Among the Finance Parties) shall not be applicable to the consideration paid under such Debt Purchase Transaction;

(vii)	for the avoidance of doubt, any extinguishment of any part of the Term Loans shall not affect any amendment or waiver which prior to such extinguishment had been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement; and

(viii)	for the avoidance of doubt, no profit will be recognized within Consolidated EBITDA for the purpose of the Clause 26.2 (Financial condition) as a result of a member of the Group buying back debt under the Facilities.

30.2	Conditions to Debt Purchase Transactions

All Commitments owned by Sponsor Affiliates, the members of the Group or a Holding Company of the Group shall not exceed at any time twenty per cent. (20%) of the Total Commitments. The Sponsor Affiliates or members of the Group or Holding Company of the Group will waive the benefit of any Security granted under a Transaction Security Document and shall provide a release in relation thereto to that effect.

30.3	Disenfranchisement on Debt Purchase Transactions

(a)	For so long as a Sponsor Affiliate, the members of the Group or a Holding Company of the Group beneficially owns a Commitment or has entered into a Transfer or Voting Sub-Participation which has not been terminated, in ascertaining:

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(i)	the Majority Lenders or the Super Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero and such Sponsor Affiliate or the person with whom it has entered into a Transfer or Voting Sub-Participation shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above (except that the Sponsor Affiliate shall retain a consent right in respect of an increase of its Commitments or a reduction in the payment due to it in relation to its Commitments).

(b)	Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Sponsor Affiliate, the members of the Group or a Holding Company of the Group (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with a Sponsor Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 14 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each member of the Group, Holding Company of the Group or each Sponsor Affiliate that is a Lender agrees that:

(i)	in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)	in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Agent or one or more of the Lenders.

30.4	Notification to other Lenders of Debt Purchase Transaction

Each member of the Group, Holding Company of the Group or any Sponsor Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5:00 p.m. on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Agent of the extent of the Total Commitments or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

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31.	Changes to the Obligors

31.1	Assignment and transfers by Obligors

No Obligor or any other member of the Group may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

31.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 ("Know your customer" checks), the Parent may request that any of its Subsidiaries becomes a Borrower under any Facility (other than Facility B1, Facility B2 or Facility B3). That Subsidiary shall become a Borrower if:

(i)	it is incorporated (x) in an Approved Jurisdiction or (y) in a jurisdiction where a Borrower is already incorporated or otherwise all the Lenders participating in the relevant Facility (acting reasonably) approve such member of the Group becoming a Borrower under that Facility;

(ii)	the Obligors’ Agent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed;

(iii)	in accordance with the Agreed Security Principles, that Subsidiary is (or becomes) a Guarantor simultaneously with or prior to becoming a Borrower;

(iv)	the Obligors’ Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent).

(c)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

31.3	Resignation of a Borrower

(a)	The Obligors’ Agent may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the other Finance Parties of its acceptance if:

(i)	the Obligors’ Agent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	the Borrower is under no actual or Contingent Obligations as a Borrower under any Finance Documents; and

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(iii)	where the Borrower is also a Guarantor (unless its resignation has been accepted in accordance with Clause 31.5 (Resignation of a Guarantor)), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect (subject to the Legal Reservations) and the amount guaranteed by it as a Guarantor is not decreased (and the Obligors’ Agent has confirmed this is the case).

(c)	Upon notification by the Obligors’ Agent of its acceptance of the resignation of a Borrower, that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents as a Borrower.

31.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 25.8 ("Know your customer" checks), the Obligors’ Agent may request that any of its Subsidiaries becomes a Guarantor.

(b)	The Obligors’ Agent shall ensure that a Subsidiary which is a Material Subsidiary on the Closing Date (on a Pro Forma Basis), shall, subject to the Agreed Security Principles, become a Guarantor within 90 Business Days following the Closing Date and shall grant the relevant Transaction Security as per the Agreed Security Principles.

(c)	The Obligors’ Agent shall ensure that if a new Subsidiary is to be acquired by way of a Permitted Acquisition which on a Pro Forma Basis is a Material Subsidiary, then, subject to the Agreed Security Principles, such Material Subsidiary shall become a Guarantor within 90 Business Days following the date of such Permitted Acquisition and shall grant the relevant Transaction Security as per the Agreed Security Principles.

(d)	The Obligors’ Agent shall ensure that if a member of the Group which is not a Material Subsidiary is to accede as a Guarantor, no Transaction Security is required other than, if such Subsidiary is incorporated in an Approved Jurisdiction only, a pledge over the shares in that Guarantor (for the avoidance of doubt, including by way of third party security).

(e)	For the purposes of the foregoing, a member of the Group shall be deemed to be a Guarantor provided that it has acceded to the Finance Documents in such capacity, notwithstanding the fact that it may only guarantee part of the obligations under the relevant Facility and that, due to the applicable limitations, the amount so guaranteed is equal to zero.

(f)	A member of the Group shall become an Additional Guarantor if:

(i)	the Obligors’ Agent and the proposed Additional Guarantor deliver to the Agent a duly completed and executed Accession Deed; and

(ii)	the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(g)	The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it all the documents and other evidence listed in Part 3 of Schedule 2 (Documentary Conditions Precedent)) in relation to that Additional Guarantor.

(h)	Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

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31.5	Resignation of a Guarantor

(a)	The Obligors’ Agent may at any time request that a Guarantor (other than the Parent or the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter if:

(i)	that Guarantor is being disposed of by way of a Third Party Disposal and the Obligors’ Agent has confirmed this is the case;

(ii)	that Guarantor is subject to a Permitted Reorganisation pursuant to which it will cease to exist; or

(iii)	subject to clause 3.3 (Restriction on amendments and waivers: SFA guarantee) of the Intercreditor Agreement, all the Lenders have consented to the resignation of that Guarantor.

(b)	Subject to clause 20.13 (Resignation of a Debtor) of the Intercreditor Agreement, the Agent shall accept a Resignation Letter and notify the Obligors’ Agent and the Lenders of its acceptance if Clause 31.8 (Other Releases) applies or if:

(i)	the Obligors’ Agent has confirmed that no Default is continuing or would result from the acceptance of the Resignation Letter;

(ii)	no payment is due from the Guarantor under Clause 23.1 (Guarantee and indemnity);

(iii)	where the Guarantor is also a Borrower, it is under no actual or Contingent Obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 31.3 (Resignation of a Borrower); and

(iv)	the Obligors’ Agent has confirmed that it shall ensure that the proceeds of the disposal of that Guarantor will be applied in accordance with Clause 12.2 (Disposal, Insurance and Excess Cashflow).

(c)	The resignation of that Guarantor shall not be effective until the date of the relevant Third Party Disposal at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents as a Guarantor.

31.6	Repetition of Representations

Delivery of an Accession Deed constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

31.7	Resignation and release of security on disposal

If a Borrower or Guarantor is or is proposed to be the subject of a Third Party Disposal (or otherwise resigns as an Obligor in accordance with Clause 31.5 (Resignation of a Guarantor)) then:

(a)	where that Borrower or Guarantor created Transaction Security over any of its assets or business in favour of the Security Agent, or Transaction Security in favour of the Security Agent was created over the shares (or equivalent) of that Borrower or Guarantor, the Security Agent may, at the cost and request of the Obligors’ Agent, release those assets, business or shares (or equivalent) from the relevant Transaction Security and issue certificates of non-crystallisation; and

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(b)	any resignation of that Borrower or Guarantor and related release of Transaction Security referred to in paragraph (a) above shall become effective only on the making of that disposal.

31.8	Other Releases

The Security Agent is authorised by each other Secured Party to release an Obligor (or any assets of that Obligor) from any Transaction Security and/or guarantees provided under this Agreement where:

(a)	the Super Majority Lenders have consented to that release;

(b)	that release is required to implement a Structural Adjustment or is permitted pursuant to Clauses 2.3 (Additional Facility) or 2.4 (Refinancing Facility) and, subject to the Agreed Security Principles, the relevant Transaction Security and/or guarantees (as applicable) are subsequently retaken as soon as reasonable practicable; or

(c)	those assets are, or are proposed to be, disposed of by way of a Permitted Disposal or a Permitted Transaction.

32.	Role of the Agent, the Mandated Lead Arrangers, the Issuing Bank and Others

32.1	Appointment of the Agent

(a)	Each of the Mandated Lead Arrangers, the Lenders and the Issuing Bank appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Mandated Lead Arrangers, the Lenders and the Issuing Bank authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	In relation to the Finance Documents governed by Italian law, Each of the Mandated Lead Arrangers, the Lenders and the Issuing Bank irrevocably:

(i)	appoints the Agent (and, in respect of the Transaction Security Documents governed by Italian law, the Security Agent) to be its agent (“mandatario con rappresentanza”) for the purpose of executing in its name and on its behalf any Finance Document (and, in the case of the Security Agent, any Transaction Security Document governed by Italian law) which is expressed to be governed by Italian law;

(ii)	grants the Agent the powers to negotiate and approve the terms and conditions of such Finance Documents (and, in the case of the Security Agent, such Transaction Security Documents governed by Italian law), execute any other agreement or instruments, give or receive any notice and take any other action in relation to the creation, perfection, maintenance, confirmation, extension, enforcement and release, in whole or in part, of the security created thereunder, in each case in the name and on behalf of it and the other Finance Parties;

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(iii)	consents to the Agent and Security Agent acting as its agent (“mandatario con rappresentanza”) in all cases of conflict of interest and self-dealing, in accordance with Article 1394 of the Italian Civil Code and execute each Finance Document (and, in the case of the Security Agent, each Transaction Security Document governed by Italian law) expressed to be executed by the Agent or, as applicable, the Security Agent on its behalf, including to execute any document with itself (“contratto con se stesso”) in accordance with Article 1395 of the Italian Civil Code.

(d)	Each of the Lenders relieves the Agent from the restrictions of section 181 of the German Civil Code (and any equivalent restriction under any other applicable law) to the extent legally possible and the Agent is authorised to delegate its power of attorney, including the exemption from section 181 of the German Civil Code (and any equivalent restriction under any other applicable law). At the request of the Agent, each other Finance Party shall grant special powers of attorney to the Agent to enter into any Finance Document, or any amendments thereof, on their behalf. Any Lender which is barred by its constitutional documents or by-laws from granting such exemption shall promptly notify the Agent accordingly.

32.2	Instructions

(a)	The Agent shall:

(i)	unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	the Super Majority Lenders if the relevant Finance Documents stipulates the matter is a Super Majority Lenders decision; and

(C)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)	The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification that it has requested.

(c)	Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)	The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

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(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent may execute on behalf of the Lenders amendments to the Finance Documents which are required to allow an Additional Borrower to become a Party to this Agreement and the Intercreditor Agreement, as contemplated in Clause 31.2 (Additional Borrowers).

(g)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

32.3	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 29.8 (Copy of Transfer Certificate, Assignment Agreement, Increase Confirmation, Additional Facility Notice, Refinancing Facility Notice or Lender Accession Agreement to the Obligors’ Agent) and paragraph (e) of Clause 7.4 (Cash collateral by Non-Acceptable L/C Lender and Borrower's option to provide cash cover), paragraph (b) above shall not apply to any Transfer Certificate, any Assignment Agreement, any Increase Confirmation, any Additional Facility Notice or any Refinancing Facility Notice.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, each Mandated Lead Arranger or the Security Agent) under this Agreement, it shall promptly notify the other Finance Parties.

(g)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4	Role of the Mandated Lead Arrangers

Except as specifically provided in the Finance Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

32.5	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent, the Mandated Lead Arrangers or the Issuing Bank as a trustee or fiduciary of any other person.

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(b)	None of the Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

32.6	Business with the Group

The Agent, the Mandated Lead Arrangers, the Issuing Bank and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

32.7	Rights and discretions

(a)	The Agent and the Issuing Bank may:

(i)	rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to paragraphs (b) or (c) of Clause 30.2 (Conditions to Debt Purchase Transactions)) believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 28.1 (Failure to Pay));

(ii)	any right, power, authority or discretion vested in any Party or any group of Lenders has not been exercised;

(iii)	any notice or request made by the Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)	no Notifiable Debt Purchase Transaction:

(A)	has been entered into;

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(B)	has been terminated; or

(C)	has ceased to be with a Sponsor Affiliate.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)	Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)	The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for, any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Obligors’ Agent or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Obligors’ Agent and to the other Finance Parties.

(i)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Mandated Lead Arrangers or the Issuing Bank is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)	Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

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32.8	Responsibility for documentation

None of the Agent, the Mandated Lead Arrangers, the Issuing Bank or any Ancillary Lender is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Mandated Lead Arrangers, the Issuing Bank, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the Information Memorandum or the Reports or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

32.9	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

32.10	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Issuing Bank or any Ancillary Lender), none of the Agent, the Issuing Bank, nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

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(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)	No Party (other than the Agent, the Issuing Bank or an Ancillary Lender (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender, in respect of any claim it might have against the Agent, the Issuing Bank or an Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Document and any officer, employee or agent of the Agent, the Issuing Bank or any Ancillary Lender may rely on this Clause subject to Clause 1.9 (Third party rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Mandated Lead Arrangers.

(e)	Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

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32.11	Lenders' indemnity to the Agent

(a)	Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 35.11 (Disruption to Payment Systems etc), notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Obligors’ Agent shall immediately on demand reimburse (or procure reimbursement of) any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

(d)	This indemnity given by each Lender under or in connection with this Agreement is a continuing obligation, independent of the relevant Lender's other obligations under or in connection with this Agreement or any other Finance Document and survives after this Agreement or that Finance Document is terminated. It is not necessary for a person to pay any amount or incur any expense before enforcing an indemnity under or in connection with this Agreement or any other Finance Document.

32.12	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom or France as successor by giving notice to the Lenders and the Obligors’ Agent.

(b)	Alternatively the Agent may resign by giving 30 days' notice to the Lenders and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent which must not be incorporated, established, domiciled or acting through an office situated in a Non-Cooperative Jurisdiction.

(c)	If any amount payable under a Finance Document by a French Obligor ceases to be deductible from that Obligor's taxable income for French tax purposes by reason of that amount:

(i)	being paid or accrued to an Agent incorporated, domiciled, established or acting through an office situated in a Non-Cooperative Jurisdiction; or

(ii)	paid to an account opened in the name of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction,

the Obligors’ Agent may, by no less than 30 days' prior notice to the Agent replace the Agent by requiring the Lenders to appoint a replacement Agent. In this case, the Agent shall resign and a replacement Agent shall be appointed by the Majority Lenders within 30 days after notice of replacement was given.

(d)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent (acting through an office in the United Kingdom or France).

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(e)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (d) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(f)	The retiring Agent shall make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Obligors’ Agent shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(g)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(h)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (f) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(i)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (d) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 18.8 (FATCA Information) and the Obligors’ Agent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 18.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Obligors’ Agent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Obligors’ Agent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Obligors’ Agent or that Lender, by notice to the Agent, requires it to resign.

32.13	Replacement of the Agent

(a)	After consultation with the Obligors’ Agent, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom, or France).

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(b)	The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 20.3 (Indemnity to the Agent) and this Clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

32.15	Relationship with the Lenders

(a)	Subject to Clause 29.11 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, and (where communication by electronic mail or other electronic means is permitted under Clause 37.6 (Electronic communication) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 37.2 (Addresses) and paragraph (a)(ii) of Clause 37.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

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32.16	Credit appraisal by the Lenders, Issuing Bank and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender, Issuing Bank and Ancillary Lender confirms to the Agent, each Mandated Lead Arranger, the Issuing Bank and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Lender, Issuing Bank or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of the Reports and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property.

32.17	Agent's management time

(a)	Any amount payable to the Agent under Clause 20.3 (Indemnity to the Agent), Clause 22 (Costs and Expenses) and Clause 32.11 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Obligors’ Agent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 17 (Fees and Payments).

(b)	Any cost of utilising the Agent's management time or other resources shall include, without limitation, any such costs in connection with Clause 30.3 (Disenfranchisement on Debt Purchase Transactions).

32.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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32.19	Reliance and engagement letters

Each Finance Party and Secured Party confirms that each of the Mandated Lead Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by each Mandated Lead Arranger or the Agent) the terms of any reliance letter or engagement letters relating to the Reports or any other reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those Reports or any other reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

32.20	Role of Base Reference Banks

(a)	No Base Reference Bank is under any obligation to provide a quotation or any other information to the Agent.

(b)	No Base Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Base Reference Bank) may take any proceedings against any officer, employee or agent of any Base Reference Bank in respect of any claim it might have against that Base Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Base Reference Bank may rely on this Clause 32.20 subject to Clause 1.9 (Third party rights) and the provisions of the Third Parties Act.

32.21	Third party Base Reference Banks

A Base Reference Bank which is not a Party may rely on Clause 32.20 (Role of Base Reference Banks), paragraph (a) of Clause 41.6 (Other exceptions) and Clause 43 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to Clause 1.9 (Third party rights) and the provisions of the Third Parties Act.

32.22	Register

The Agent, acting solely for this purpose as a non-fiduciary agent for the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of the Lenders, and the principal and interest amount owing to each Lender, pursuant to the terms hereof from time to time (the Register). Any transfer pursuant to Clause 29 shall be effective only upon recordation of such transfer in the Register, and the Borrower may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The right to the principal of, and interest on, the Loan may be transferred or assigned only if such transfer or assignment is recorded in the Register. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time upon reasonable prior notice.

33.	Conduct of Business by the Finance Parties

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

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(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

34.	Sharing Among the Finance Parties

34.1	Payments to Finance Parties

(a)	Subject to paragraph (b) below, if a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 35 (Payment Mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(ii)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 35 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 35.6 (Partial payments).

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Issuing Bank or an Ancillary Lender in respect of any cash cover provided for the benefit of that Issuing Bank or that Ancillary Lender.

34.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 35.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

34.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

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(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5	Exceptions

(a)	This Clause 34.5 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings;

(ii)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings; and

(iii)	the claim of the other Finance Party is qualified as "subordinated claim" in an insolvency scenario for that Lender being considered an specially related person (persona especialmente relacionada) pursuant to the Spanish Insolvency Law.

34.6	Ancillary Lenders

(a)	This Clause 34.6 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 28.18 (Acceleration and Cancellation).

(b)	Following service of notice under Clause 28.18 (Acceleration and Cancellation), this Clause 34.6 shall apply to all receipts or recoveries by Ancillary Lenders, except to the extent that the receipt or recovery represents a reduction from the Designated Gross Amount for an Ancillary Facility to its Designated Net Amount.

35.	Payment Mechanics

35.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) but, in any case in a jurisdiction other than a Non-Cooperative Jurisdiction and with such bank as the Agent, in each case, specifies.

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35.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 35.3 (Distributions to an Obligor) and Clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account, in any case in a jurisdiction other than a Non-Cooperative Jurisdiction, as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

35.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 36 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4	Clawback and pre-funding

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)	If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Obligors’ Agent of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)	the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 35.1 (Payments to the Agent) may instead either:

(i)	pay that amount direct to the required recipient(s); or

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(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).

In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 35.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 32.13 (Replacement of the Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 35.2 (Distributions by the Agent).

(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

35.6	Partial payments

(a)	If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Issuing Bank (other than any amount under Clause 7.2 (Claims under a Letter of Credit) or, to the extent relating to the reimbursement of a claim (as defined in Clause 7 (Letters of Credit)), Clause 7.3 (Indemnities)) or the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under those Finance Documents and any amount due but unpaid under Clause 7.2 (Claims under a Letter of Credit) and Clause 7.3 (Indemnities); and

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(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

35.7	Set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.8	Business Days

(a)	Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated, pursuant to this Agreement, on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated, pursuant to this Agreement, when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

35.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

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(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

35.11	Disruption to Payment Systems etc

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Obligors’ Agent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Obligors’ Agent, consult with the Obligors’ Agent with a view to agreeing with the Obligors’ Agent such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Obligors’ Agent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Obligors’ Agent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 41 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 35.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

36.	Set-Off

(a)	Subject to an Event of Default having occurred and being continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)	Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

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37.	Notices

37.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email or letter.

37.2	Addresses

The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Obligors’ Agent:

Franklin UK Midco Limited

Address: 47-49 London Road, Redhill Surrey, RH1 1LU, U.K.

Telephone number: +44 203 53 04 100

Email: enquiries@fintrax.com

Attention: Chief Financial Officer, Fintrax Group

(b)	in the case of each Lender, the Issuing Bank, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent or the Security Agent:

The Royal Bank of Scotland plc

Syndicated Loans Agency/Term Finance/Non-Personal Products

Adress: Ground floor, 250 Bishopsgate, London, EC2M 4AA, U.K.

Telephone number: +44 207 67 80 912

Email: manuel.caseiro@rbs.com

Attention: Manuel Caseiro

or any substitute address, email or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

37.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 37.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or Security Agent's signature below (or any substitute department or officer as the Agent or Security Agent shall specify for this purpose).

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(c)	All notices from or to an Obligor or the Parent shall be sent through the Agent.

(d)	To the extent permitted under any applicable law, any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause 37.3 will be deemed to have been made or delivered to each of the Obligors.

(e)	Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above after 6.00 p.m. local time in the place of receipt, shall be deemed only to become effective on the following day.

37.4	Notification of address and email

Promptly upon receipt of notification of an address or email or change of address or email pursuant to Clause 37.2 (Addresses) or changing its own address or email, the Agent shall notify the other Parties.

37.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

37.6	Electronic communication

(a)	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)	Any such electronic communication as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication.

(c)	Any such electronic communication as specified in paragraph (a) above made between any two Parties will be effective only when actually received (or made available) in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(d)	Any electronic communication which becomes effective, in accordance with paragraph (c) above, after 6:00 p.m. local time in the place in which the Party to whom the relevant communication is sent, or made available, shall be deemed only to become effective on the following day.

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(e)	Any reference in a Finance Document to a communication being sent or received shall be construed to include that communication being made available in accordance with this Clause 37.6.

37.7	Use of websites

The Obligors’ Agent acknowledges and agrees that any information under this Agreement may be delivered to Lenders (through the Agent) on to an electronic website (the Designated Website) if:

(a)	the Agent and those Lenders (the Website Lenders) agree;

(b)	the Agent appoints a website provider and designates the Designated Website for this purpose;

(c)	the Designated Website is used for communication between the Agent and the Website Lenders;

(d)	the Agent notifies the Website Lenders of the address and password for the Designated Website;

(e)	the information can only be posted on the Designated Website by the Agent; and

(f)	the information posted is in a format agreed between the Obligors’ Agent and the Agent.

The cost of the website shall be borne by the Obligors’ Agent, subject to such cost being agreed by the Obligors’ Agent beforehand.

Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website; The Obligors’ Agent shall at its own cost comply with any such request within ten Business Days.

37.8	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Transaction Security Document.

38.	Calculations and Certificates

38.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

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38.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

39.	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40.	Remedies, Waivers And Hardship

40.1	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

40.2	No hardship

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Finance Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

41.	Amendments and Waivers

41.1	Intercreditor Agreement

This Clause 41 is subject to the terms of the Intercreditor Agreement.

41.2	Required consents

(a)	Subject to Clause 41.3 (Reserved matters) to Clause 41.6 (Other exceptions) (inclusive) and to Clause 41.8 (Technical Amendments), any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors’ Agent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 41.

(c)	Each Obligor agrees to any such amendment or waiver permitted by this Clause 41 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (c), require the consent of all of the Obligors.

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(d)	No consent of any Lender is required in connection with the introduction of an Additional Facility or a Refinancing Facility (and any mechanical or technical amendments necessary for their implementation).

41.3	Reserved matters

(a)	Any amendment to the Finance Documents pursuant to Clauses 2.2 (Increase), 2.3 (Additional Facility) and 2.4 (Refinancing Facility) (and any mechanical or technical amendments necessary for the implementation of the same) does not require any consent of any Finance Party other than the relevant Increase Lenders and/or Additional Facility Lenders and/or Refinancing Facility Lenders (as applicable).

(b)	An amendment and waiver (i) under Clause 26.2 (Financial condition) or (ii) of any Default or Event of Default resulting from a failure to comply with the Leverage Ratio shall require only the consent of the Original Revolving Facility Majority Lenders and the Obligors’ Agent.

(c)	Any amendment or waiver applicable to a particular Facility or class of Lenders (and to the extent not materially and adversely affecting the rights or interest of the Senior Lenders in respect of other Facilities or other class of Lenders) shall only need the consent of the relevant Lenders or the relevant Majority Lenders (as applicable). For the avoidance of doubt in the context of a waiver in relation to a Utilisation of a Facility shall only require the relevant Lender or Majority Lender vote of Lenders under that Facility.

(d)	Release of all or substantially all the Security and Guarantors (other than automatic release for Permitted Transactions) will need the approval of the Super Majority Lenders.

41.4	Structural Adjustments

(a)	Notwithstanding the foregoing and anything else (express or implied) in the Finance Documents to the contrary, subject to paragraph (c) below, a Structural Adjustment may be approved only with the consent of each Lender directly and adversely affected by or participating in, the Structural Adjustment.

(b)	A Structural Adjustment means any amendment, waiver or variation of the terms of any Finance Document that results in:

(i)	the introduction of any additional tranche or facility in the Finance Documents, ranking pari passu with or subordinated to the Facilities;

(ii)	a reduction or deferral in the Margin (other than by way of the applicable Margin ratchet), the conversion of cash pay interest under any of the Finance Documents into non-cash pay interest, or a reduction in the amount of any payment of principal, interest, fees or commission payable under any of the Finance Documents;

(iii)	any increase in or addition of any commitment (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an increase of any commitment of any Senior Lender), any extension of a commitment's availability or the redenomination of a commitment into another currency and any extension of the date for, or maturity of, or redenomination of, or a reduction (other than as set out under paragraph (c) below) of any principal, interest or fees (including any Margin but it being understood that waivers of default interest, defaults or events of defaults shall not constitute a reduction of interest for this purpose and any change in the definitions of any ratio used in the calculation of such rate of any such interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) arising under the Finance Documents (in each case not arising as a result of any change to any partial mandatory prepayment provision or related definitions);

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(iv)	the accession of an Additional Borrower in connection with such Structural Adjustment; and

(v)	all changes to the Finance Documents (including changes to, the taking of, or the release coupled with the immediate retaking of security) consequential on or required by reason of applicable law effectively to implement any of the foregoing provided that when legally possible, any structural adjustments including retaking of the security as set above will be carried out by the taking of second or lower ranking security interests, provided that any amendment, waiver, change or other step taken under or pursuant to Clauses 2.2 (Increase), 2.3 (Additional Facility) or 2.4 (Refinancing Facility) shall not constitute a Structural Adjustment.

(c)	A Structural Adjustment that has the effect of changing or which relates to an increase of the Total Commitment or the creation of additional Commitments or the introduction of any additional tranche or facility in the Finance Documents (ranking pari passu with or subordinated to the Facilities) which, in each case, results in a net increase in amounts drawn and undrawn will require the consent of the Majority Lenders and of the affected Lender(s) (in each case other than as required in order to give effect to an Additional Facility or a Refinancing Facility or an extension) (provided that no Lenders' consent shall be required for changes that are of an administrative nature).

41.5	All Lender matters

Subject to the above, an amendment, waiver or consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of Change of Control, Listing, Majority Lenders, Super Majority Lenders in Clause 1.1 (Definitions) or the definition of Structural Adjustment in this Clause 41 (Amendments and Waivers) or the definition of Exit Event in Clause 12.1 (Exit);

(b)	the order of priority or subordination under the Intercreditor Agreement;

(c)	Clause 2.5 (Finance Parties' rights and obligations), Clause 29 (Changes to the Lenders), clause 34 (Sharing Among the Finance Parties) or this Clause 41 (Amendments and Waivers);

(d)	any change to the pro rata sharing rules under Clause 12.4 (Application of mandatory prepayments and cancellations);

(e)	change to any provision which expressly requires the consent of all the Lenders;

(f)	any change to the applicable law and jurisdiction of a Finance Documents;

(g)	any change to the Borrowers or Guarantors (subject to Permitted Reorganisations); and

(h)	any change to the manner in which the enforcement proceeds or guarantee amounts are distributed (other than as a consequence of a Structural Adjustment),

shall not be made, or given, without the prior consent of all Lenders.

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41.6	Other exceptions

(a)	An amendment or waiver which relates to the specific rights or obligations of the Agent, any Mandated Lead Arranger, the Issuing Bank, the Security Agent, any Ancillary Lender or a Hedge Counterparty or a Base Reference Bank (each in their capacity as such) may not be effected without the consent of the Agent, that Mandated Lead Arranger, the Issuing Bank, the Security Agent, that Ancillary Lender, or, as the case may be, that Hedge Counterparty or that Base Reference Bank.

(b)	Any amendment which relates to the rights of the Lenders to waive prepayment of Facility B under Clause 13.8 (Prepayment elections) shall not be effected without the consent of the Lenders under Facility B.

(c)	Any amendment or waiver (other than an amendment or waiver to which Clauses 2.2 (Increase), 2.3 (Additional Facility) and 2.4 (Refinancing Facility) applies or, would, but for this paragraph (b), apply) which:

(i)	relates only to the rights or obligations applicable to a particular Utilisation, Facility or class of Lender; and

(ii)	does not adversely affect the rights or interests of Lenders in respect of any other Utilisation or Facility or another class of Lender,

may be made in accordance with this Clause 41 but as if references in this Clause 41 to the specified proportion of Lenders (including, for the avoidance of doubt, all the Lenders) whose consent would, but for this paragraph (b), be required for that amendment or waiver were to that proportion of the Lenders participating in that particular Utilisation or Facility or forming part of that particular class.

41.7	Replacement of Screen Rate

Subject to paragraph (a) of Clause 41.6 (Other exceptions), if any Screen Rate is not available for a currency which can be selected for a Loan, any amendment or waiver which relates to providing for another benchmark rate to apply in relation to that currency in place of that Screen Rate (or which relates to aligning any provision of a Finance Document to the use of that other benchmark rate) may be made with the consent of the Majority Lenders and the Obligors’ Agent.

41.8	Technical Amendments

Notwithstanding Clause 41.2 (Required consents) above and unless a contrary indication appears in that Finance Document, the Agent and the Obligors’ Agent shall be entitled to make any amendments to a Finance Document which correct a manifest error on the face of that Finance Document, which amendments or corrections shall (for the avoidance of doubt) bind all Parties.

41.9	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within fifteen (15) Business Days of that request being made, unless, the Obligors’ Agent and the Agent agree to a longer time period in relation to any request:

(a)	its Commitment shall not be included for the purpose of calculating the Total Commitments under the relevant Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

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(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

41.10	Replacement or Prepayment of Lender

(a)	If:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (e) below);

(ii)	an Obligor becomes obliged to repay any amount in accordance with Clause 11.1 (Illegality) or to pay additional amounts pursuant to Clause 19.1 (Increased costs), Clause 18.2 (Tax gross up) or Clause 18.3 (Tax indemnity) to any Lender; or

(iii)	any amount payable to any Lender by any Obligor under a Finance Document is not, or will not be, (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction; and/or

(iv)	any Lender becomes a Defaulting Lender,

then, subject to complying with paragraph (c) below, the Obligors’ Agent may, on giving prior written notice to the Agent and such Lender no more than 75 days after (A) (in the case of paragraph (a)(i) the later of (x) the Non-Consenting Lender's refusal to the requested consent, waiver or amendment and (y) the Majority Lenders' consent being provided in respect of the relevant consent, waiver or amendment, being notified to the Obligors’ Agent; (B) (in the case of paragraph (a)(ii) above) the date that such obligation arises; and (iii) (in the case of paragraph (a)(iv) above) the date that the Obligors’ Agent becomes aware that the relevant Lender is a Defaulting Lender:

(A)	replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 29 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to any person other than an Investor or a Sponsor Affiliate or if that person is a member of the Group the purchase at par is funded by Permitted Additional Equity or if the Leverage Ratio is below the Reference Leverage Ratio, Retained Net Proceeds and/or Retained Excess Cashflow (a Replacement Lender) selected by the Obligors’ Agent, which is, in the case of any transfer of an Original Revolving Facility Commitment or Additional Revolving Facility Commitment or a Refinancing Revolving Facility Commitment (as applicable) acceptable to the Issuing Bank and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 29 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest and/or Letter of Credit fees (to the extent that the Agent has not given a notification under Clause 29.11 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents in which case such transfer will be deemed to have been completed, subject to the provisions of paragraph (c) below, five (5) Business Days after the relevant Replacement Lender has delivered a Transfer Certificate executed by it to the relevant transferor and paid the corresponding cash amount to the Agent; or

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(B)	in a case where paragraph (a)(i) above applies in respect of a Non-Consenting Lender, prepay that Lender's participation in the Facilities in full and cancel all of its Commitments.

(b)	Should a Lender not deliver a Transfer Certificate in accordance with subparagraph (a)(A) above, such Lender shall be excluded from both the numerator and the denominator in calculating the aggregate Commitments and participations of Lenders in respect of any relevant Facility, Utilisation and/or class of Lender and the proportions that have voted for or against such consent, waiver or approval until such transfer is effected.

(c)	The replacement of a Lender pursuant to this Clause 41.10 shall be subject to the following conditions:

(i)	the Obligors’ Agent shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Obligors’ Agent to find a Replacement Lender;

(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 75 days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)	in no event shall a Lender replaced under Clause 41.10 be required to pay or surrender to a Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)	the replaced Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.

(d)	A Lender shall perform the checks described in paragraph (c)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Agent and the Obligors’ Agent when it is satisfied that it has complied with those checks.

(e)	In the event that the Obligors’ Agent or the Agent (at the request of the Obligors’ Agent) has requested the Lenders to give a consent in relation to, or to agree to a consent, waiver or amendment of, any provisions of a Finance Document for which the Super Majority Lenders' consent or the unanimous consent of the Lenders was required and the Majority Lenders have consented or agreed to such consent, waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment within ten (10) Business Days of the relevant request being made to it (or if longer, such period specified in the Obligors’ Agent’s request) shall be deemed a Non-Consenting Lender. For the avoidance of doubt, a Lender whose Commitments are excluded due to the operation of the provisions of Clause 41.9 (Excluded Commitments) shall not be considered as a Non-Consenting Lender.

41.11	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

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(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or

(B)	the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 41.11, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of Defaulting Lender has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

42.	Confidentiality

42.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 42.2 (Disclosure of Confidential Information) and Clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

42.2	Disclosure of Confidential Information

Any Finance Party may, disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent and, in each case, to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (b) of Clause 32.15 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 29.10 (Security over Lenders' rights);

(viii)	who is a Party; or

(ix)	with the consent of the Obligors’ Agent,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking, except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

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(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Obligors’ Agent and the relevant Finance Party; and

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

42.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	Signing Date;

(v)	Governing Law;

(vi)	the names of the Agent and the Mandated Lead Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of, and names of, the Facilities (and any tranches);

(ix)	amount of Total Commitments;

(x)	currencies of the Facilities;

(xi)	type of Facilities;

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(xii)	ranking of Facilities;

(xiii)	Termination Date for Facilities;

(xiv)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xiii) above; and

(xv)	such other information agreed between such Finance Party and the Obligors’ Agent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Obligors’ Agent represents that none of the information set out in paragraphs (a)(i) to (xv) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Obligors’ Agent and the other Finance Parties of:

(e)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(f)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

42.4	Entire agreement

This Clause 42 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

42.5	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

42.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Obligors’ Agent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 42.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 42.

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42.7	Continuing obligations

The obligations in this Clause 42 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 24 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

43.	Confidentiality of Funding Rates and Reference Bank Quotations

43.1	Confidentiality and disclosure

(a)	The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:

(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the relevant Borrower pursuant to Clause 14.4 (Notification of rates of interest); and

(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:

(i)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)	any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

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(iii)	any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotations is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be.

(d)	The Agent's obligations in this Clause 43 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under Clause 14.4 (Notification of rates of interest) and Clause 16 (Changes to the Calculation of Interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

43.2	Related obligations

(a)	The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Base Reference Bank or Alternative Reference Bank, as the case may be:

(i)	of the circumstances of any disclosure made pursuant to paragraph (c)(ii) of Clause 43.1 (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43.

43.3	No Event of Default

No Event of Default will occur under Clause 28.3 (Other obligations) by reason only of an Obligor's failure to comply with this Clause 43.

44.	Disclosure of Lender details by Agent

44.1	Supply of Lender details to the Obligors’ Agent

The Agent shall provide to the Obligors’ Agent, within five (5) Business Days of a request by the Obligors’ Agent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and email (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the transmission of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

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44.2	Supply of Lender details at Parent's direction

(a)	The Agent shall, at the request of the Obligors’ Agent, disclose the identity of the Lenders and the details of the Lenders' Commitments to any:

(i)	other Party or any other person if that disclosure is made to facilitate, in each case, a refinancing of the Indebtedness arising under the Finance Documents or a material waiver or amendment of any term of any Finance Document; and

(ii)	member of the Group.

(b)	Subject to paragraph (c) below, the Obligors’ Agent shall procure that the recipient of information disclosed pursuant to paragraph (a) above shall keep such information confidential and shall not disclose it to anyone and shall ensure that all such information is protected with security measures and a degree of care that would apply to the recipient's own confidential information.

(c)	The recipient may disclose such information to any of its officers, directors, employees, professional advisers, auditors and partners as it shall consider appropriate if any such person is informed in writing of its confidential nature, except that there shall be no such requirement to so inform if that person is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by duties of confidentiality in relation to the information.

44.3	Supply of Lender details to other Lenders

(a)	If a Lender (a Disclosing Lender) indicates to the Agent that the Agent may do so, the Agent shall disclose that Lender's name and Commitment to any other Lender that is, or becomes, a Disclosing Lender.

(b)	The Agent shall, if so directed by the requisite Lenders, request each Lender to indicate to it whether it is a Disclosing Lender.

45.	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

46.	USA PATRIOT ACT

Each Lender notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56), and its implementing regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the provisions of that Act.

47.	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

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48.	Enforcement

48.1	Jurisdiction of English courts

(a)	The English courts shall have exclusive jurisdiction in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this Agreement including, without limitation disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

(b)	This Clause 48.1 is for the benefit of the Finance Parties and Secured Parties only. As a result, no Finance Party or Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts (including the Federal and State courts in and of the State of New York to whose jurisdiction each Obligor irrevocably submits) with jurisdiction. To the extent allowed by law, the Finance Parties and Secured Parties may take concurrent proceedings in any number of jurisdictions.

(c)	EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

48.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)	irrevocably appoints the Parent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Obligors’ Agent (on behalf of all the Obligors) must immediately (and in any event within ten (10) Business Days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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